Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of August 13, 2025 is among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower listed on the signature pages hereto (the “Subsidiary Guarantors”), the lenders listed on the signature pages hereto as 2025 Refinancing Term Lenders, the lenders listed on the signature pages hereto as 2025 Refinancing Revolving Credit Lenders, the Letter of Credit Issuers party hereto and JEFFERIES FINANCE LLC (“Jefferies”), as Fronting Bank (as defined below), the Swingline Lender, administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of December 19, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to, but not including, the date hereof, the “Credit Agreement”; the Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”), among Holdings, the Borrower, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Amended Credit Agreement);

WHEREAS, the Borrower has requested that the Credit Agreement be amended as set forth herein so as to, among other things, (i) provide for Refinancing Term Loans denominated in U.S. Dollars (the “2025 Refinancing Term Loans”; the commitments with respect to the 2025 Refinancing Term Loans, the “2025 Refinancing Term Commitment”) having terms as set forth in this Amendment and the Amended Credit Agreement, which 2025 Refinancing Term Loans will be used to refinance (the “Existing Term Loan Refinancing”) in full all of the 2024 Refinancing Term Loans that are outstanding under the Credit Agreement immediately prior to the effectiveness of this Amendment (the “Existing Term Loans”), (ii) provide for New Refinancing Revolving Credit Commitments denominated in U.S. Dollars (the “2025 Refinancing Revolving Credit Commitments”; and the loans made pursuant thereto, “2025 Refinancing Revolving Loans” and the lenders with a 2025 Revolving Credit Commitment, a “2025 Refinancing Revolving Credit Lender”) having terms as set forth in this Amendment and the Amended Credit Agreement, which 2025 Refinancing Revolving Credit Commitments will be used to refinance (the “Existing Revolver Refinancing”) in full all of the Revolving Credit Commitments that are outstanding under the Credit Agreement immediately prior to the effectiveness of this Amendment (the “Existing Revolving Credit Commitments”) and all Revolving Loans, outstanding under the Credit Agreement immediately prior to the effective of this Amendment (the “Existing Revolving Loans”) and (iii) make other amendments to certain provisions of the Credit Agreement upon the terms and subject to the conditions set forth below;

WHEREAS, each Lender holding Existing Term Loans under the Credit Agreement immediately prior to effectiveness of this Amendment (each, an “Existing Term Lender”) executing and delivering a notice of participation in the 2025 Refinancing Term Loans in the form attached as Exhibit A hereto (a “2025 Refinancing Participation Notice”) and electing the cashless settlement option therein (each such Existing Term Lender in such capacity and with respect to the Existing Term Loans so elected (or such lesser amount as determined by Jefferies, a “Converting Lender” and, together with each other Person executing and delivering a 2025 Refinancing Participation Notice or otherwise providing 2025 Refinancing Term Loans, the “2025 Refinancing Term Lenders”) shall be deemed to have exchanged (the “Cashless Roll”) on the Second Amendment Effective Date the aggregate outstanding principal amount of its Existing Term Loans under the Credit Agreement for an equal aggregate (or such lesser amount as determined by Jefferies) principal amount of 2025 Refinancing Term Loans under the Amended Credit Agreement;

WHEREAS, Jefferies Finance LLC agrees to act as fronting bank for the syndication of the 2025 Refinancing Term Loans (in such capacity, the “Fronting Bank”), and the Fronting Bank will purchase, and the Existing Term Lenders that execute and deliver a 2025 Refinancing Participation Notice and elect the cash settlement option therein (the “Non-Converting Lenders”) will sell to the Fronting Bank, immediately prior to effectiveness of this Amendment, the Existing Term Loans then held by the Non-Converting Lenders (the Existing Term Loans described in this recital, the “Participating Cash Settlement Term Loans”);

WHEREAS, the Fronting Bank will fund, on the Second Amendment Effective Date, an aggregate principal amount of 2025 Refinancing Term Loans equal to the aggregate outstanding principal amount of the Existing Term Loans of Existing Term Lenders that do not execute and deliver a 2025 Refinancing Participation Notice (the “Non-Participating Lenders”), plus the aggregate principal amount of any Existing Term Loans of Converting Lenders’ Existing Term Loans not subject to the Cashless Roll the proceeds of which shall be used on the Second Amendment Effective Date to refinance such outstanding Existing Term Loans of the Non-Participating Lenders and Converting Lenders (if any) (the Existing Term Loans described in this recital, the “Non-Participating Cash Settlement Term Loans” and, together with the Participating Cash Settlement Term Loans, the “Reallocated Term Loans”);

WHEREAS, (a) to the extent there exist (1) any Participating Cash Settlement Term Loans, the Fronting Bank shall be deemed to exchange on the Second Amendment Effective Date such Participating Cash Settlement Term Loans on a cashless settlement basis for an equal aggregate principal amount of 2025 Refinancing Term Loans under the Amended Credit Agreement and (2) any Non-Participating Cash Settlement Term Loans, the Fronting Bank shall apply on the Second Amendment Effective Date proceeds of 2025 Refinancing Term Loans in an aggregate amount equal to the aggregate amount of such Non-Participating Cash Settlement Term Loans to the repayment of such Non-Participating Cash Settlement Term Loans and (b) the 2025 Refinancing Term Loans exchanged for or applied to the repayment of such Reallocated Term Loans shall promptly (but not later than 30 days following the Second Amendment Effective Date (or such later date as may be agreed to by the Fronting Bank in its sole discretion)) thereafter be purchased by the applicable 2025 Refinancing Term Lenders (such 2025 Refinancing Term Lenders, other than Existing Term Lenders, the “New Lenders”), Non-Converting Lenders, and Existing Term Lenders that have elected to purchase additional 2025 Refinancing Term Loans, each in accordance with such 2025 Refinancing Term Lenders’ respective 2025 Refinancing Participation Notice and/or as allocated by Jefferies in its capacity as a Lead Arranger (in each case, subject to the prior written consent of the Borrower);

WHEREAS, (i) after giving effect to the making of the 2025 Refinancing Term Loans (including pursuant to the Cashless Roll), the 2025 Refinancing Term Lenders shall constitute 100% of Term Lenders and (ii) after giving effect to the extension of the 2025 Refinancing Revolving Credit Commitments and making of the 2025 Refinancing Revolving Loans, the 2025 Refinancing Revolving Credit Lenders shall constitute 100% of Revolving Lenders; and

WHEREAS, each Credit Party party hereto expects to realize substantial direct and indirect benefits as a result of this Amendment becoming effective and the consummation of the transactions contemplated hereby and agrees to reaffirm its obligations under the Amended Credit Agreement, the Security Documents, and the other Credit Documents to which it is a party;

WHEREAS, Jefferies Finance LLC, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Securities, LLC, Capital One, National Association, RBC Capital Markets*, Mizuho Bank, Ltd., Fifth Third Bank, National Association, First-Citizens Bank & Trust Company, KKR Capital Markets LLC, and Sumitomo Mitsui Banking Corporation have agreed to act as joint lead arrangers and joint bookrunners with respect to the 2025 Refinancing Term Loans and 2025 Refinancing Revolving Credit Commitments (in such capacities, the “Lead Arrangers”);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Exchange of Existing Term Loans; Agreement to Make 2025 Refinancing Term Loans. Subject only to the satisfaction or waiver of the conditions set forth in Section 4 hereof, on the Second Amendment Effective Date (the “Term Loan Refinancing”):

(a)            Other than as set forth herein or in the Amended Credit Agreement, for all purposes under the Amended Credit Agreement and the other Credit Documents, the 2025 Refinancing Term Loans shall have the same terms as the Existing Term Loans under the Credit Agreement and shall be treated the same for purposes of voluntary and mandatory prepayments (including for scheduled principal payments) and all other terms as Existing Term Loans under the Credit Agreement.

(b)            Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits and schedules thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and the Amended Credit Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Lead Arrangers or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and/or the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform all of the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Lender, as the case may be, in each case, in accordance with the terms thereof as set forth in the Credit Agreement and (v) acknowledges and agrees that this Amendment and its respective 2025 Refinancing Participation Notice constitutes a Refinancing Amendment for purposes of the Credit Agreement. Each 2025 Refinancing Term Lender acknowledges and agrees that it shall become a “2025 Refinancing Term Lender”, a “Term Loan Lender” and a “Lender” under, and for all purposes of, the Amended Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof.

(c)            The commitments of the 2025 Refinancing Term Lenders are several and not joint and no such 2025 Refinancing Term Lender will be responsible for any other 2025 Refinancing Term Lender’s failure to make or acquire the 2025 Refinancing Term Loans, by exchange, cash settlement, cashless roll or otherwise.

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

(d)            Exchange Mechanics:

(i)            On the Second Amendment Effective Date, upon the satisfaction or waiver (by the Lead Arrangers) of the conditions set forth in Section 4 hereof, the outstanding principal amount of Existing Term Loans of each Converting Lender exchanged pursuant to this Amendment shall be deemed to be exchanged for an equal outstanding principal amount of 2025 Refinancing Term Loans under the Amended Credit Agreement. Such exchange shall be effected by book entry in such manner, and with such supporting documentation, as may be reasonably determined by the Administrative Agent in its sole discretion in consultation with the Borrower. It is acknowledged and agreed that each Converting Lender has agreed to accept as satisfaction in full of its right to receive payment on the outstanding amount of Existing Term Loans of such Converting Lender the conversion of its Existing Term Loans into 2025 Refinancing Term Loans in accordance herewith, in lieu of the prepayment amount that would otherwise be payable by the Borrower pursuant to the Amended Credit Agreement in respect of the outstanding amount of Existing Term Loans of such Converting Lender.

(ii)            (A) To the extent there exist (1) any Participating Cash Settlement Term Loans, the Fronting Bank shall be deemed to exchange on the Second Amendment Effective Date such Reallocated Term Loans on a cashless settlement basis for an equal aggregate principal amount of 2025 Refinancing Term Loans under the Amended Credit Agreement and (2) any Non-Participating Cash Settlement Term Loans, the Fronting Bank shall apply on the Second Amendment Effective Date proceeds of 2025 Refinancing Term Loans in an aggregate amount equal to the aggregate amount of such Non-Participating Cash Settlement Term Loans to the repayment of such Non-Participating Cash Settlement Term Loans and (B) promptly following the Second Amendment Effective Date (but not later than 30 days following the Second Amendment Effective Date (or such later date as may be agreed to by the Fronting Bank in its sole discretion)), each New Lender, each Non-Converting Lender and each Existing Term Lender purchasing 2025 Refinancing Term Loans shall purchase from the Fronting Bank the 2025 Refinancing Term Loans exchanged for or applied to the repayment of such Reallocated Term Loans as directed by Jefferies in its capacity as Lead Arranger hereunder, in accordance with such 2025 Refinancing Term Lender’s 2025 Refinancing Participation Notice and/or as allocated by Jefferies in its capacity as a Lead Arranger hereunder. Purchases and sales of Reallocated Term Loans and 2025 Refinancing Term Loans shall be without representations from the Fronting Bank other than as provided for in the relevant Assignment and Assumption.

(e)            The parties hereto acknowledge and agree that, for the avoidance of doubt, with respect to the 2025 Refinancing Term Loans, this Agreement shall constitute a “Refinancing Amendment” under the Credit Documents. The Borrower’s execution and delivery of this Agreement to the Administrative Agent shall constitute notice to the Administrative Agent by the Borrower requesting the 2025 Refinancing Term Loans pursuant to Section 2.14(h) of the Credit Agreement, and, for the avoidance of doubt, shall satisfy such notice requirement set forth in Section 2.14(h) of the Credit Agreement in connection with the Refinancing (as defined below).

Section 2. Exchange of Existing Revolving Loans and Existing Revolving Credit Commitments; Agreement to Make 2025 Revolving Loans and 2025 Revolving Credit Commitments. Subject only to the satisfaction or waiver of the conditions set forth in Section 4 hereof, on the Second Amendment Effective Date (the “Revolver Refinancing” and together with the Term Loan Refinancing, the “Refinancing”):

(a)            Each 2025 Refinancing Revolving Credit Lender severally agrees to make 2025 Refinancing Revolving Loans to the Borrower from time to time, on any Business Day during the period from and including the Second Amendment Effective Date until the Revolving Credit Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such 2025 Refinancing Revolving Credit Lender’s 2025 Refinancing Revolving Credit Commitments.

(b)            On the Second Amendment Effective Date, after giving effect to the establishment of the 2025 Refinancing Revolving Credit Commitments, the refinancing of the Existing Revolving Credit Commitments therewith and the reallocation of Revolving Loans and Revolving Commitments described in Section 2.14(h)(iv) of the Credit Agreement, all Revolving Loans under all Revolving Commitments, and all participations in Letters of Credit and Swingline Loans, will be held by all Revolving Lenders with Revolving Commitments (including Lenders providing such 2025 Refinancing Revolving Credit Commitments) ratably in accordance with all of their respective Revolving Commitments of all Classes (after giving effect to the establishment of such 2025 Refinancing Revolving Credit Commitments).

(c)            Each of the parties hereto agrees that after giving effect to this Amendment, each Letter of Credit (the “Existing Letters of Credit”) issued under the Credit Agreement on or prior to the Second Amendment Effective Date shall be deemed to constitute a Letter of Credit issued under the Amended Credit Agreement and thereafter shall be governed by the terms of the Amended Credit Agreement.

(d)            Each 2025 Refinancing Revolving Credit Lender (i) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (ii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

(e)            The 2025 Refinancing Revolving Loans shall be deemed to be “Revolving Credit Loans”, “Refinancing Revolving Credit Loans,” “Revolving Loans” and “Loans” and the 2025 Refinancing Revolving Credit Commitments shall be deemed to be a “Revolving Credit Commitment”, “Revolving Commitment”, “New Refinancing Revolving Credit Commitment” and a “Commitment”. Each 2025 Refinancing Revolving Credit Lender providing 2025 Refinancing Revolving Credit Commitments shall be deemed to be a “Lender”, a “Refinancing Revolving Credit Lender” and a “Revolving Credit Lender”.

(f)            The parties hereto agree and acknowledge that, for the avoidance of doubt, with respect to the 2025 Refinancing Revolving Credit Commitments, this Amendment shall constitute a “Refinancing Amendment” under the Credit Documents.

(g)            The Borrower’s execution and delivery of this Amendment to the Administrative Agent shall constitute the Refinancing Loan Request with respect to the 2025 Refinancing Revolving Credit Commitments delivered pursuant to Section 2.14(h) of the Credit Agreement, and, for the avoidance of doubt, shall satisfy such notice requirement set forth in Section 2.14(h) of the Credit Agreement.

Section 3. Amendments to the Credit Agreement. Subject only to the satisfaction or waiver (by the Lead Arrangers) of the conditions set forth in Section 4 hereof, immediately upon giving effect to the Refinancing set forth in Sections 1 and 2 above on the Second Amendment Effective Date:

(a)            The Credit Agreement shall hereby be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached hereto as Exhibit B.

(b)            Schedule 1.1(b) to the Credit Agreement is hereby restated in its entirety in the form of Schedule 1.1(b) attached to this Amendment.

Section 4. Effectiveness. This Amendment shall become effective as of the date hereof (the “Second Amendment Effective Date”) so long as each of the following conditions precedent shall have been satisfied, or waived by the Lead Arrangers:

(a)            Amendment. The Administrative Agent shall have received this Amendment executed and delivered by a duly authorized officer of the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent, the 2025 Refinancing Term Lenders, the 2025 Refinancing Revolving Credit Lenders, the Letter of Credit Issuers and the Swingline Lender.

(b)            Closing Certificate. The Administrative Agent shall have received a certificate on behalf of each Credit Party and signed by an Authorized Officer of each Credit Party, dated as of the Second Amendment Effective Date, with appropriate assertions and attaching (A) a copy of the resolutions of the applicable governing body of each Credit Party (or a duly authorized committee thereof) authorizing (x) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (y) in the case of the Borrower, the extensions of credit contemplated hereunder to be made on the Second Amendment Effective Date, (B) the applicable Organizational Documents of each Credit Party (or, if applicable, a certification that no change has been made to the applicable Organizational Documents since the First Amendment Effective Date or the date such Credit Party became a Guarantor, as applicable) and, to the extent applicable in the jurisdiction of organization of such Credit Party, a certificate as to its good standing as of a recent date from an applicable Governmental Authority in such jurisdiction of organization and (C) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party.

(c)            Representations and Warranties. As of the Second Amendment Effective Date (immediately after giving effect to this Amendment), the representations and warranties set forth in Section 5 hereof shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(d)            No Events of Default. No Event of Default shall exist or would result from the making of the 2025 Refinancing Term Loans or 2025 Refinancing Revolving Loans and the application of the proceeds therefrom.

(e)            Opinions. The Administrative Agent (or its counsel) shall have received an executed legal opinion, in customary form, from (i) Ropes & Gray LLP, as counsel to the Credit Parties, (ii) McDermott Will & Emery LLP, as Florida counsel to the Credit Parties, (iii) Gordon Rees Scully Mansukhani, LLP, as Montana counsel to the Credit Parties and (iv) Holland & Knight LLP, as Tennessee counsel to the Credit Parties.

(f)            Fees and Expenses. All fees required to be paid on the Second Amendment Effective Date to the Lead Arrangers and any reasonable and documented out-of-pocket expenses required to be paid on the Second Amendment Effective Date, in each case to the extent invoiced at least three (3) Business Days prior to the Second Amendment Effective Date, shall have been paid, or shall be paid substantially concurrently with, the Borrowings hereunder (which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans).

(g)            Patriot Act, Know Your Customer Regulation. The Administrative Agent shall have received (at least two (2) Business Days prior to the Second Amendment Effective Date) all documentation and other information about each Credit Party as has been reasonably requested in writing at least ten (10) Business Days prior to the Second Amendment Effective Date by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(h)            Borrowing Notice; Notice of Prepayment. The Administrative Agent (or its counsel) shall have received (i) a Notice of Borrowing with respect to the 2025 Refinancing Term Loans to be made on the Second Amendment Effective Date meeting the requirements set forth in Section 2.3 of the Amended Credit Agreement and (ii) (x) a Notice of Prepayment with respect to the Existing Revolving Loans meeting the requirements of Section 5.1(a) of the Credit Agreement and (y) notice of termination of Commitments with respect to the Existing Revolving Credit Commitments meeting the requirements of Section 4.2 of the Credit Agreement.

(i)            Solvency Certificate. On the Second Amendment Effective Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer of the Borrower (or other officer of the Borrower with similar responsibilities) to the effect that after giving effect to the making of the 2025 Refinancing Term Loans and transactions contemplated herein, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent (or, at the sole option and discretion of the Borrower, a third party opinion as to the solvency of the Borrower and its Subsidiaries on a consolidated basis issued by a nationally recognized firm).

(j)            Accrued Interest and Commitment Fees. The Administrative Agent shall have received from the Borrower, for and on behalf of each Lender holding Existing Term Loans or Existing Revolving Loans, payment in cash of all accrued and unpaid interest and commitment fees on or prior to the Second Amendment Effective Date with respect to the Existing Term Loans and Existing Revolving Loans of such Lender.

Section 5. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of the Borrower and Holdings represent and warrant to each of the 2025 Refinancing Term Lenders, each of the 2025 Refinancing Revolving Credit Lenders and the Administrative Agent that, as of the Second Amendment Effective Date and immediately after giving effect to the amendments to occur on the Second Amendment Effective Date, as follows:

(a)            Each Credit Party (other than NSH California, LLC, a California limited liability company and NSH Management of California, LLC, a California limited liability company, collectively the “California LLCs”) has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Amendment. Each Credit Party has duly executed and delivered the Amendment and constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

(b)            The representations and warranties of each Credit Party (other than the California LLCs) set forth in the Credit Documents are, immediately after giving effect to this Amendment on such date, true and correct in all material respects on and as of the Second Amendment Effective Date with the same effect as though made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

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(c)            Immediately after giving effect to this Amendment, no event shall have occurred and be continuing that would constitute an Event of Default.

Section 6. Reference to and Effect on Credit Documents.

(a)            Except as specifically amended herein, all Credit Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b)            The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender, the Administrative Agent or the Collateral Agent under any of the Credit Documents, nor constitute a waiver of any provision of the Credit Documents or in any way limit, impair or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Documents.

(c)            The Borrower and the other parties hereto acknowledge and agree that, on and after the Second Amendment Effective Date, this Amendment shall constitute a Credit Document for all purposes of the Amended Credit Agreement.

(d)            On and after the Second Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Amended Credit Agreement shall be read together and construed as a single instrument.

(e)            Nothing herein shall be deemed to entitle Holdings, the Borrower or any other Credit Party to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Credit Document in similar or different circumstances.

(f)            On and after the Second Amendment Effective Date, (i) the 2025 Refinancing Term Loan Commitments shall constitute “Term Loan Commitments”, “Refinancing Term Loan Commitments” and “Commitments”, in each case, under and as defined in the Amended Credit Agreement, (ii) the 2025 Refinancing Term Loans shall constitute “Term Loans”, “Refinancing Term Loans” and “Loans”, in each case, under and as defined in the Amended Credit Agreement, (iii) the 2025 Refinancing Term Lenders shall each constitute a “Term Loan Lender”, “Refinancing Term Lender” and a “Lender”, in each case, under and as defined in the Amended Credit Agreement, (iv) the 2025 Refinancing Revolving Credit Commitments shall constitute “Revolving Credit Commitments”, “Refinancing Revolving Credit Commitments” and “Commitments”, in each case, under and as defined in the Amended Credit Agreement, (v) the 2025 Refinancing Revolving Loans shall constitute “Revolving Credit Loans”, “Revolving Loans”, “Refinancing Revolving Credit Loans” and “Loans”, in each case, under and as defined in the Amended Credit Agreement and (vi) the 2025 Refinancing Revolving Credit Lenders shall each constitute a “Revolving Credit Lender”, “Refinancing Revolving Credit Lender” and a “Lender”, in each case, under and as defined in the Amended Credit Agreement.

Section 7. Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

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Section 8. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

Section 10. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11. Reaffirmation. Each of the Credit Parties party to the Guarantee, the Security Documents and the other Credit Documents, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time, hereby (i) reaffirms each Lien granted by such Credit Party to the Collateral Agent for the benefit of the Secured Parties and reaffirms the guaranties made pursuant to the Guarantee and (ii) acknowledges and agrees that the grants of security interests by and the guarantees of the Credit Parties contained in the Guarantee, the Security Documents and the other applicable Credit Documents are, and shall remain, in full force and effect after giving effect to this Amendment. This Amendment shall not constitute a modification of the Credit Agreement, except as specified under Section 3 hereto, or a course of dealing with any Agent or any Lender at variance with the Amended Credit Agreement such as to require further notice by any Agent or any Lender to require strict compliance with the terms of the Amended Credit Agreement and the other Credit Documents in the future, except as expressly set forth herein. The Agents and the Lenders reserve all rights, privileges and remedies under the Credit Documents. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations.

Section 12. Entire Agreement. The terms and provisions hereof, the Amended Credit Agreement and the other Credit Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

Section 13. Recordation of 2025 Refinancing Term Loans. Upon execution and delivery hereof, and the funding of the 2025 Refinancing Term Loans, the Administrative Agent will record in the Register the 2025 Refinancing Term Loans made by the 2025 Refinancing Term Lenders as “Term Loans”.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SURGERY CENTER HOLDINGS, INC.

By:	/s/ David T. Doherty
	Name:	David T. Doherty
	Title:	President and Chief Financial Officer

SP HOLDCO I, INC.

By:	/s/ David T. Doherty
	Name:	David T. Doherty
	Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

SUBSIDIARY GUARANTORS:

A&S MANAGEMENT, LLC
AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, LLC
AMBULATORY RESOURCE CENTRES OF WASHINGTON, LLC
AMBULATORY RESOURCE CENTRES OF WILMINGTON, LLC
ANESTHESIOLOGY PROFESSIONAL SERVICES, INC.
APS OF JONESBORO, LLC
ARC DEVELOPMENT, LLC
ARC FINANCIAL SERVICES, LLC
COMMUNITY HOSPITAL HOLDING COMPANY, LLC
COMMUNITY HOSPITAL MANAGEMENT COMPANY, LLC
JENKINS COUNTY HOSPITAL, LLC
NATIONAL SURGICAL HOSPITALS, LLC
NEOSPINE SURGERY, LLC
NOVAMED ACQUISITION COMPANY, LLC
NOVAMED MANAGEMENT OF KANSAS CITY, LLC
NOVAMED MANAGEMENT SERVICES, LLC
NOVAMED OF BETHLEHEM, LLC
NOVAMED OF LAREDO, INC.
NOVAMED OF LEBANON, LLC
NOVAMED OF SAN ANTONIO, LLC
NOVAMED OF TEXAS, LLC
NOVAMED OF WISCONSIN, LLC
NOVAMED, LLC
NSH BRYAN HOSPITAL, INC.
NSH CALIFORNIA, LLC
NSH DURHAM, INC.

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

NSH EL PASO INC.
NSH EL PASO SPECIALTY HOSPITAL, INC.
NSH GEORGIA, LLC
NSH LOUISIANA, LLC
NSH MANAGEMENT OF ARIZONA, LLC
NSH MANAGEMENT OF CALIFORNIA, LLC
NSH MESA, LLC
NSH MICHIGAN, INC.
NSH NORTH IDAHO, LLC
NSH SAN ANTONIO SURGICAL HOSPITAL, LLC
NSH TEXAS, LLC
NSH WISCONSIN, LLC
PSC DEVELOPMENT COMPANY, LLC
PSC OPERATING COMPANY, LLC
QUAHOG HOLDING COMPANY, LLC
RIVERSIDE BILLING AND MANAGEMENT COMPANY, LLC
SARC/ASHEVILLE, LLC
SARC/FT. MYERS, INC.
SARC/GEORGIA, INC.
SARC/KENT, LLC
SARC/LARGO ENDOSCOPY, LLC
SARC/LARGO, INC.
SARC/PROVIDENCE, LLC
SARC/ST. CHARLES, INC.
SCREVEN COUNTY FAMILY HEALTH CENTER, LLC
SCREVEN COUNTY HOSPITAL, LLC
SGRY HOLDINGS, LP
SGRY, LLC
SMBI DOCS, LLC
SMBI GREAT FALLS, LLC

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

SMBI HAVERTOWN, LLC
SMBI IDAHO, LLC
SMBI LHH, LLC
SMBI PORTSMOUTH, LLC
SMBI STLWSC, LLC
SMBIMS BIRMINGHAM, LLC
SMBIMS DURANGO, LLC
SMBIMS FLORIDA I, LLC
SMBIMS KIRKWOOD, LLC
SMBIMS STEUBENVILLE, INC.
SMBIMS WICHITA, LLC
SMBISS BEVERLY HILLS, LLC
SMBISS CHESTERFIELD, LLC
SMBISS ENCINO, LLC
SMBISS IRVINE, LLC
SP GAINESVILLE MANAGEMENT, LLC
SP LOUISIANA, LLC
SP MANAGEMENT SERVICES, INC.
SP MOUNTAIN MANAGEMENT SERVICES, LLC
SP NORTH DAKOTA, LLC
SP PRACTICE MANAGEMENT, LLC
SURGERY PARTNERS ACQUISITION COMPANY, LLC
SURGERY PARTNERS OF CORAL GABLES, LLC
SURGERY PARTNERS OF LAKE MARY, LLC
SURGERY PARTNERS OF LAKE WORTH, LLC
SURGERY PARTNERS OF MERRITT ISLAND, LLC
SURGERY PARTNERS OF MILLENIA, LLC
SURGERY PARTNERS OF PARK PLACE, LLC
SURGERY PARTNERS OF SARASOTA, LLC
SURGERY PARTNERS OF WEST KENDALL, L.L.C.
SURGERY PARTNERS OF WESTCHASE, LLC
SURGERY PARTNERS, LLC

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

SYMBION AMBULATORY RESOURCE CENTRES, LLC
SYMBIONARC SUPPORT SERVICES, LLC
SYMBION HOLDINGS, LLC
TAMPA PAIN RELIEF CENTER, INC.
UNIPHY HEALTHCARE OF JOHNSON CITY VI, LLC
VASC, LLC
VH NAPLES HOLDINGS, LLC
VH SEFL HOLDINGS, LLC
VH SPRINGFIELD HOLDINGS, LLC
VH VILLAGES HOLDINGS, LLC
VILLAGE SURGICENTER, LLC

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

GREAT FALLS CLINIC, LLC

By:	/s/ Jennifer B. Baldock
Name:	Jennifer B. Baldock
Title:	Authorized Signatory

GREAT FALLS CLINIC SURGERY CENTER, L.L.C.

By:	CMSC, LLC, as its sole member

By:	MONTANA HEALTH PARTNERS, LLC, as sole member of CMSC, LLC

By:	SMBI Great Falls, LLC, as sole member of Montana Health Partners, LLC

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

CMSC, LLC

By:	Montana Health Partners, LLC, as its sole member

By:	SMBI Great Falls, LLC, as sole member of Montana Health Partners, LLC

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

MONTANA HEALTH PARTNERS, LLC

By:	SMBI Great Falls, LLC, as its sole member

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

RIVERSIDE SPINE & PAIN PHYSICIANS, LLC
SP NEW YORK MANAGEMENT, LLC
NUEHEALTH EQUITY II, LLC
NUEHEALTH MANAGEMENT SERVICES II, LLC
SAN JOSE ASC HOLDINGS, LLC
EASTSIDE ALLIANCE SUPPORT SERVICES, LLC

By:	Surgery Center Holdings, Inc., as its sole member

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

SPACE COAST SURGERY CENTER, LLC

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	Manager

EL PASO SPECIALTY HOSPITAL, LTD.

By:	NSH El Paso Specialty Hospital, Inc., its general partner

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

PSHS ALPHA PARTNERS, LLC

By:	SURGERY PARTNERS OF LAKE WORTH, LLC, its general partner

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

NOVAMED SURGERY CENTER OF MADISON, LIMITED PARTNERSHIP

By:	NovaMed Acquisition Company, Inc., its general partner

By:	/s/ David T. Doherty
Name:	David T. Doherty
Title:	President and Chief Financial Officer

[Signature Page to Second Amendment]

JEFFERIES FINANCE LLC

As Administrative Agent, Collateral Agent, Fronting Bank, a 2025 Refinancing Term Lender, a 2025 Refinancing Revolving Credit Lender and the Swingline Lender

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Managing Director

[Signature Page to Second Amendment]

[Lender signature pages on file with Administrative Agent]

[Signature Page to Second Amendment]

SCHEDULE 1.1(b)

On file with the Administrative Agent.

Schedule 1.1(b)

EXHIBIT A
Form of 2025 Refinancing Participation Notice

Jefferies Finance LLC

520 Madison Avenue

New York, New York 10022

Attention:	Account Manager – Surgery Center Holdings, Inc.
Email:	jfin.admin@jefferies.com

SURGERY CENTER HOLDINGS, INC.
2025 Refinancing Participation Notice

Ladies and Gentlemen:

Reference is made to the Second Amendment (the “Amendment”) to that certain Credit Agreement, dated as of December 19, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”) and JEFFERIES FINANCE LLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”). Unless otherwise specified herein, capitalized terms used but not defined herein are used as defined in the Amendment.

By delivery of this letter agreement (this “2025 Refinancing Participation Notice”), each of the undersigned (each a “2025 Refinancing Term Lender”), hereby irrevocably consents to the Amendment and the amendment of the Credit Agreement contemplated thereby and (check as applicable):

Name of 2025 Refinancing Term Lender:

_____________________________________________

Amount of Existing Term Loans of such 2025 Refinancing Term Lender:

$____________________

☐	Cashless Settlement Option. Hereby (i) elects, upon the Second Amendment Effective Date, to exchange the full amount (or such lesser amount allocated to such Converting Lender by Jefferies as a Lead Arranger) of the outstanding Existing Term Loans of such 2025 Refinancing Term Lender for an equal outstanding amount of 2025 Refinancing Term Loans under the Amended Credit Agreement and (ii) represents and warrants to the Administrative Agent that it has the organizational power and authority to execute, deliver and perform its obligations under this 2025 Refinancing Participation Notice and the Amendment (including, without limitation, with respect to any exchange contemplated hereby) and has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this 2025 Refinancing Participation Notice and the Amendment.

☐	Cash Settlement Option. Hereby (i) elects to have the full amount (or such lesser amount allocated to such Converting Lender by Jefferies as a Lead Arranger) of the outstanding Existing Term Loans of such 2025 Refinancing Term Lender repaid or purchased and agrees to promptly (but in any event, on or prior to the date that is 30 days following the Second Amendment Effective Date) purchase (via assignment and assumption) an equal amount of 2025 Refinancing Term Loans and (ii) represents and warrants to the Administrative Agent that it has the organizational power and authority to execute, deliver and perform its obligations under this 2025 Refinancing Participation Notice and the Amendment (including, without limitation, with respect to any exchange contemplated hereby) and has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this 2025 Refinancing Participation Notice and the Amendment.

[Signature Page Follows]

Very truly yours,

____________________________,

By:
Name:
Title:

By:[1]
Name:
Title:

1 NTD: Include if a second signature is required.

EXHIBIT B

Amended Credit Agreement

(Attached)

Exhibit B

Exhibit A to ~~First~~Second Amendment to Credit Agreement

CREDIT AGREEMENT

Dated as of December 19, 2023

by and among

SP HOLDCO I, INC.,

as Holdings,

SURGERY CENTER HOLDINGS, INC.,
as the Borrower,

the several Lenders and Letter of Credit Issuers from time to time parties hereto,

JEFFERIES FINANCE LLC,
as the Administrative Agent and the Collateral Agent,

and

Jefferies Finance LLC,
Barclays Bank PLC,
JPMorgan Chase Bank, N.A.,
BANK OF AMERICA, N.A.,
Wells Fargo SECURITIES, LLC,
Capital One, National Association,
RBC Capital Markets*,
Mizuho Corporate Bank, Ltd.,
Fifth Third Bank, National Association,
~~Silicon Valley~~First-Citizens Bank & Trust Company,
KKR Capital Markets LLC, and
Sumitomo Mitsui Banking Corporation,
as Lead Arrangers and Bookrunners

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page

Section 1 Definitions
1.1	Defined Terms	7
1.2	Other Interpretive Provisions	107
1.3	Accounting Terms	109
1.4	Rounding	~~107~~110
1.5	References to Agreements, Laws, Etc.	~~107~~116
1.6	Exchange Rates	110
1.7	Rates	111
1.8	Times of Day	111
1.9	Timing of Payment or Performance	111
1.10	Certifications	111
1.11	Compliance with Certain Sections	112
1.12	Pro Forma and Other Calculations	113
1.13	Letter of Credit Amounts	~~114~~117
1.14	Alternative Currencies under Revolving Credit Commitments	117
1.15	Effect of Certain Inaccuracies	117

Section 2 Amount and Terms of Credit
2.1	Commitments	~~115~~118
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	121
2.3	Notices of Borrowing	121
2.4	Disbursement of Funds	123
2.5	Repayment of Loans; Evidence of Debt	123
2.6	Conversions and Continuations	125
2.7	Pro Rata Borrowings	126
2.8	Interest	126
2.9	Interest Periods	126
2.10	Increased Costs, Illegality, Etc.	127
2.11	[Reserved]	130
2.12	Change of Lending Office	130
2.13	Notice of Certain Costs	130
2.14	Incremental Facilities; Extensions; Refinancing Facilities	131
2.15	Permitted Debt Exchanges	146
2.16	Defaulting Lenders	147
2.17	Designation of Additional Borrowers	149
2.18	Resignation of Additional Borrowers	150

Section 3 Letters of Credit
3.1	Letters of Credit	151
3.2	Letter of Credit Requests	153
3.3	Letter of Credit Participations	155
3.4	Agreement to Repay Letter of Credit Drawings	156
3.5	Increased Costs	158
3.6	New or Successor Letter of Credit Issuer	159

3.7	Role of Letter of Credit Issuer	160
3.8	Cash Collateral	161
3.9	Governing Law; Applicability of ISP and UCP	162
3.10	Conflict with Issuer Documents	162
3.11	Letters of Credit Issued for Subsidiaries	162
3.12	Provisions Related to Extended Revolving Credit Commitments	162
3.13	Reporting	162
3.14	Existing Letters of Credit	163

Section 4 Fees and Commitment Reductions
4.1	Fees	163
4.2	Voluntary Reduction or Termination of Commitments	164
4.3	Mandatory Reduction or Termination of Commitments	165

Section 5 Payments
5.1	Voluntary Prepayments	~~160~~165
5.2	Mandatory Prepayments	166
5.3	Method and Place of Payment	174
5.4	Net Payments	174
5.5	Computations of Interest and Fees	178
5.6	Limit on Rate of Interest	178

Section 6 Conditions Precedent to Initial Borrowing
6.1	Conditions Precedent	179

Section 7 Conditions Precedent to All Credit Events after the Closing Date
7.1	Conditions Precedent to Certain Credit Events after the Closing Date	182

Section 8 Representations and Warranties
8.1	Corporate Status	182
8.2	Corporate Power and Authority	183
8.3	No Violation	183
8.4	Litigation	183
8.5	Margin Regulations	183
8.6	Governmental Approvals	183
8.7	Investment Company Act	183
8.8	True and Complete Disclosure	184
8.9	Financial Condition; Financial Statements	184
8.10	Compliance with Laws	184
8.11	Tax Matters	184
8.12	Compliance with ERISA	185
8.13	Subsidiaries	185
8.14	Intellectual Property	185
8.15	Environmental Laws	185
8.16	Properties	185
8.17	Solvency	185

8.18	Patriot Act; Anti-Corruption Laws; Anti-Terrorism Laws	186
8.19	Security Interest in Collateral	186
8.20	Anti-Terrorism Laws; Anti-Corruption Laws	186
8.21	Use of Proceeds	186

Section 9 Affirmative Covenants
9.1	Information Covenants	187
9.2	Books, Records, and Inspections	189
9.3	Maintenance of Insurance	190
9.4	Payment of Taxes	191
9.5	Preservation of Existence; Consolidated Corporate Franchises	191
9.6	Compliance with Statutes, Regulations, Etc.	191
9.7	Unrestricted Subsidiaries	191
9.8	Maintenance of Tangible Properties	191
9.9	Changes to Fiscal Year	191
9.10	Affiliate Transactions	192
9.11	Additional Guarantors and Grantors	194
9.12	Pledge of Additional Stock and Evidence of Indebtedness	195
9.13	Use of Proceeds	196
9.14	Further Assurances	196
9.15	Maintenance of Ratings	197
9.16	Lines of Business	197

Section 10 Negative Covenants
10.1	Limitation on Indebtedness	~~190~~197
10.2	Limitation on Liens	205
10.3	Limitation on Fundamental Changes	~~198~~206
10.4	Limitation on Sale of Assets	207
10.5	Limitation on Restricted Payments	208
10.6	Limitation on Subsidiary Distributions; No Further Negative Pledges	217
10.7	Organizational and Subordinated Indebtedness Documents	219
10.8	Permitted Activities	220
10.9	First Lien Net Leverage Ratio	220

Section 11 Events of Default
11.1	Payments	221
11.2	Representations, Etc.	221
11.3	Covenants	222
11.4	Default Under Other Agreements	222
11.5	Bankruptcy, Etc.	223
11.6	ERISA	223
11.7	Guarantee	223
11.8	Pledge Agreement	223
11.9	Security Agreement	224
11.10	Judgments	224
11.11	Change of Control	224
11.12	Remedies Upon Event of Default	224
11.13	Application of Proceeds	225

11.14	Equity Cure	227

Section 12 The Agents
12.1	Appointment	228
12.2	Delegation of Duties	229
12.3	Exculpatory Provisions	229
12.4	Reliance by Agents	229
12.5	Notice of Default	230
12.6	Non-Reliance on Administrative Agent, Collateral Agent, Other Agents and Other Lenders	230
12.7	Indemnification	231
12.8	Agents in Their Individual Capacities	232
12.9	Successor Agents	232
12.10	Withholding Tax	234
12.11	Collateral and Guarantee Matters	234
12.12	Right to Realize on Collateral and Enforce Guarantee	236
12.13	Intercreditor Agreements Govern	236
12.14	Certain ERISA Matters	237

Section 13 Miscellaneous
13.1	Amendments, Waivers, and Releases	238
13.2	Notices	245
13.3	No Waiver; Cumulative Remedies	245
13.4	Survival of Representations and Warranties	245
13.5	Payment of Expenses; Indemnification	246
13.6	Successors and Assigns; Participations and Assignments	247
13.7	Replacements of Lenders Under Certain Circumstances	255
13.8	Adjustments; Setoff	256
13.9	Counterparts	257
13.10	Severability	257
13.11	Integration	257
13.12	GOVERNING LAW	257
13.13	Submission to Jurisdiction; Waivers	257
13.14	Acknowledgments	258
13.15	WAIVERS OF JURY TRIAL	259
13.16	Confidentiality	260
13.17	Direct Website Communications	261
13.18	USA PATRIOT Act	262
13.19	Payments Set Aside	262
13.20	No Fiduciary Duty; Interested Creditors	263
13.21	Judgment Currency	264
13.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	264
13.23	Acknowledgment Regarding Any Supported QFCs	264

SCHEDULES

Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Disposition Assets
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 9.10	Closing Date Affiliate Transactions
Schedule 9.14	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A-1	Junior Lien Intercreditor Agreement
Exhibit A-2	Pari Intercreditor Agreement
Exhibit B-1	Assignment and Acceptance (Non-Affiliated Lender)
Exhibit B-2	Assignment and Acceptance (Affiliated Lender)
Exhibit C	Guarantee
Exhibit D	Intercompany Note
Exhibit E	[Reserved]
Exhibit F	Letter of Credit Request
Exhibit G	Pledge Agreement
Exhibit H	Security Agreement
Exhibit I-1	Promissory Note (Term Loans)
Exhibit I-2	Promissory Note (Revolving Loans)
Exhibit J	Notice of Borrowing or Notice of Conversion or Continuation
Exhibit K-1 to K-4	Non-Bank Tax Certificates
Exhibit L	Notice of Prepayment

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 19, 2023, by and among SP Holdco I, Inc., a Delaware corporation (“Holdings”), Surgery Center Holdings, Inc., a Delaware corporation (the “Borrower”), the lending institutions from time to time parties hereto as lenders (each, a “Lender” and, collectively, the “Lenders”), the Letter of Credit Issuers from time to time party hereto and Jefferies Finance LLC, as the Administrative Agent, the Collateral Agent, the Swingline Lender and a Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble or the recitals below having the meaning provided in Section 1.1).

WHEREAS, in connection with the foregoing, (i) the Borrower has requested that the Lenders extend credit in the form of (a) Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $1,400,000,000 and (b) Revolving Credit Loans made available to the Borrower at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $703,750,000, less the sum of (1) the aggregate Letters of Credit Outstanding at such time and (2) the aggregate principal amount of all Swingline Loans outstanding at such time, (ii) the Borrower has requested the initial Letter of Credit Issuers to issue Letters of Credit at any time and from time to time on and after the Closing Date and prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of the Letter of Credit Commitment and (iii) the Borrower has requested the Swingline Lender to extend credit in the form of Swingline Loans at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the Swingline Commitment;

WHEREAS, the Borrower shall use the proceeds of the Initial Term Loans, together with certain proceeds of Revolving Credit Loans, if any, and certain cash on hand (i) to consummate the Closing Date Refinancing, (ii) to pay the Transaction Expenses and (iii) for general corporate purposes; and

WHEREAS, the Lenders and the Letter of Credit Issuers are willing to make available to the Borrower the term loan, revolving credit and letter of credit facilities described herein upon the terms and subject to the conditions set forth herein;

WHEREAS, the 2024 Refinancing Term Lenders are willing to make available to the Borrower the 2024 Refinancing Term Loans on the First Amendment Effective Date upon the terms and subject to the conditions set forth in the First Amendment;

WHEREAS, the 2025 Refinancing Term Lenders are willing to make available to the Borrower the 2025 Refinancing Term Loans on the Second Amendment Effective Date upon the terms and subject to the conditions set forth in the Second Amendment;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1
Definitions

1.1          Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“2024 Refinancing Term Lenders” shall mean a Lender with a 2024 Refinancing Term Loan Commitment or an outstanding 2024 Refinancing Term Loan.

“2024 Refinancing Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the First Amendment Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s 2024 Refinancing Term Loan Commitment. The aggregate amount of the 2024 Refinancing Term Loan Commitments as of the Second Amendment Effective Date is $0.

“2024 Refinancing Term Loan Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“2024 Refinancing Term Loans” shall mean the Term Loans borrowed on the First Amendment Effective Date pursuant to Section 2.1(a)(ii). The aggregate principal amount of the 2024 Refinancing Term Loans as of the ~~First~~Second Amendment Effective Date after giving effect to the Refinancing (as defined in the Second Amendment) is $~~1,400,000,000~~0.

“2025 Refinancing Term Lenders” shall mean a Lender with a 2025 Refinancing Term Loan Commitment or an outstanding 2025 Refinancing Term Loan.

“2025 Refinancing Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Second Amendment Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s 2025 Refinancing Term Loan Commitment.

“2025 Refinancing Term Loan Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“2025 Refinancing Term Loans” shall mean the Term Loans borrowed on the Second Amendment Effective Date pursuant to Section 2.1(a)(iii). The aggregate principal amount of the 2025 Refinancing Term Loans as of the Second Amendment Effective Date is $1,382,500,000.

“2032 Unsecured Notes” shall mean the 7.250% senior unsecured notes due 2032 issued by the Borrower on April 10, 2024 in an initial aggregate principal amount of $800,000,000.

“2032 Unsecured Notes Indenture” shall mean that certain Indenture, dated as of April 10, 2024, by and among the Borrower, the Guarantors (as defined therein) party thereto from time to time and Wilmington Trust, National Association, a national banking association, as trustee, governing the 2032 Unsecured Notes and the related note guarantees, as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time in accordance therewith.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the Term SOFR applicable to a Borrowing of Term SOFR Loans for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR applicable to a Borrowing of Term SOFR Loans shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR applicable to a Borrowing of Term SOFR Loans, as the case may be. If ABR shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Borrower” shall mean any Wholly-Owned Restricted Subsidiary of the Borrower incorporated under the laws of a Qualified Jurisdiction that becomes an additional co-borrower (together with one or more other borrowers) and/or a sole borrower of one or more Credit Facilities under this Agreement after the Closing Date pursuant to Section 2.17.

“Additional Lender” shall mean any Person (other than a natural Person) that is not an existing Lender and that has agreed to provide Refinancing Commitments pursuant to Section 2.14(h) (including any Affiliated Lender).

“Additional Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Additional Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“Additional Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“Administrative Agent” shall mean Jefferies, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or by contract. For purposes of this Agreement and the other Credit Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies and its Affiliates.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than Holdings, the Borrower or any other Subsidiary of the Borrower, or any Bona Fide Debt Fund).

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Lead Arrangers.

“Agreement” shall mean this Credit Agreement, as amended by the First Amendment, by the Second Amendment, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Currency” shall have the meaning provided in Section 13.21.

“AHYDO Payment” shall mean any mandatory prepayment or redemption pursuant to the terms of any Indebtedness in an amount that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“Alternative Currency” shall mean currencies (other than Dollars) mutually agreed by the Borrower, the Administrative Agent and each applicable Revolving Credit Lender from time to time.

“Annual Cumulative Excess Asset Sale Proceeds” shall have the meaning provided in the definition of “Asset Sale Prepayment Event”.

“Annual Cumulative Excess Casualty Proceeds” shall have the meaning provided in the definition of “Casualty Prepayment Event”.

“Applicable Margin” shall mean a percentage per annum equal to:

(i)            for ~~2024~~2025 Refinancing Term Loans: (1) for Term SOFR Loans, ~~2.75~~2.50% and (2) for ABR Loans, ~~1.75~~1.50%.

(ii)           for Revolving Credit Loans: (1) for Term SOFR Loans, ~~3.25~~2.50% and (2) for ABR Loans, ~~2.25~~1.50%.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Term Loans or Extended Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of New Term Loans or any Class of Incremental Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitments shall be the applicable percentages per annum set forth in the Incremental Amendment or other documentation establishing such Class of New Term Loans or Class of Incremental Revolving Credit Loans, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant amendment agreement, (d) the Applicable Margin in respect of any Class of Refinancing Term Loans or Refinancing Revolving Credit Loans made pursuant to any Refinancing Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and (e) in the case of the ~~2024~~2025 Refinancing Term Loans (or any other Class of Term Loans to which the relevant provisions of Section 2.14 apply), the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“Applicable Period” shall have the meaning provided in Section 1.15.

“Approved Foreign Bank” shall have the meaning provided in clause (x) of the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(i)            the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each, a “disposition”) of the Borrower or any Restricted Subsidiary, or

(ii)           the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred Capital Stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case under the foregoing clauses (i) and (ii), other than:

(a)           (x) any disposition of (I) Cash Equivalents or Investment Grade Securities, (II) obsolete, negligible, uneconomical, worn out or surplus property or (III) other property (including any leasehold property interest) that is no longer (A) economically practical in its business, (B) commercially desirable to maintain or (C) used or useful in its business, (y) any disposition in the ordinary course of business of goods, inventory, or other assets and (z) any disposition of immaterial assets;

(b)           (i) the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2, (ii) any disposition or any issuance or sale of Equity Interests of any Restricted Subsidiary that is permitted by Section 10.3 or (iii) any disposition or any issuance or sale of Equity Interests of any Restricted Subsidiary that would constitute the making of (x) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 10.5 or (y) any Permitted Investment;

(c)           (i) any disposition of assets or any issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value not in excess of the greater of (x) $65,125,000 and (y) 12.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such disposition or issuance or sale, as applicable, and (ii) any other disposition of assets or any issuance or sale of Equity Interests of any Restricted Subsidiary, in an aggregate Fair Market Value for all such dispositions or issuances or sales of Equity Interests of any Restricted Subsidiary in any calendar year under this clause (c)(ii) not in excess of the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA (it being understood that the Fair Market Value of any such disposition shall be determined at the time of such disposition or issuance or sale of Equity Interests of any Restricted Subsidiary); provided that, without duplication, unused amounts in any calendar year (including unused amounts previously carried over under this sub-clause) under this clause (c)(ii) shall be automatically carried over to succeeding calendar years and shall be deemed to increase the capacity under this clause (c)(ii) on a dollar for dollar basis;

(d)           any disposition of property or assets or issuance of securities (1) by a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(e)           to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(f)            any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(g)           foreclosures, condemnation, expropriation or any similar action on assets or other dispositions required by a Governmental Authority or casualty or insured damage to assets (including, for the avoidance of doubt, any Casualty Prepayment Event);

(h)           any disposition or discount of (i) Receivables Assets in connection with any Receivables Facility and (ii) Securitization Assets in connection with any Qualified Securitization Financing;

(i)            any financing with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(j)            the Borrower and any Restricted Subsidiary may: (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith; (ii) convert any intercompany Indebtedness to Equity Interests or any Equity Interests to intercompany Indebtedness; (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary; (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary; (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of the Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns; or (vi) surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other disposition of assets in connection therewith);

(k)           the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l)            (i) the sale, assignment, transfer, licensing, sub-licensing of, grant of other rights under, or other disposition of Intellectual Property or other general intangibles (1) in the ordinary course of business, (2) which do not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole, or (3) pursuant to any Intercompany License Agreement, or (ii) the statutory expiration of any Intellectual Property;

(m)          the settlement or unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(n)           any sale, transfer or other disposition of Investments in any joint venture, or any sale, transfer or disposition to any joint ventures, in each case, to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)           the lapse or abandonment of Intellectual Property rights (1) in the ordinary course of business or (2) which in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(p)           the issuance of directors’ qualifying shares and shares issued to non-U.S. nationals as required by applicable law;

(q)           any disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property (excluding any boot thereon) that is purchased within 270 days thereof or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 270 days thereof);

(r)            (i) leases, assignments, transfer, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license and rights granted (and terminations thereof), in each case, in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (ii) Intercompany License Agreements;

(s)           (1) any disposition of non-core assets acquired in connection with any Permitted Acquisition or any other Investment permitted hereunder or (2) any disposition required to obtain anti-trust approval of a Permitted Acquisition or other Investment permitted hereunder;

(t)            any disposition of assets that do not constitute Collateral;

(u)           any disposition of any assets that are set forth on Schedule 1.1(c);

(v)           any sale, transfer and other disposition of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(w)          any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower;

(x)           any disposition in connection with a Permitted Reorganization;

(y)          dispositions in connection with any cash pooling arrangement in the ordinary course of business;

(z)           samples provided to customers or prospective customers or de minimis amounts of equipment provided to employees; and

(aa)         any issuance or sale of additional Equity Interest by a Restricted Subsidiary that is a Non-Wholly Owned Subsidiary to a Person other than the Borrower or other Restricted Subsidiary so long as (i) such issuance or sale is made to existing holders of such Equity Interest such that after giving effect thereto, the Borrower’s or another Restricted Subsidiary’s percentage of ownership in such Restricted Subsidiary shall not decrease and (ii) any Investments made by the Borrower or other Restricted Subsidiary in such Restricted Subsidiary shall be permitted under Section 10.5 (including any Permitted Investment).

“Asset Sale Prepayment Event” shall mean any Asset Sale made pursuant to the provisions of Section 10.4 outside the ordinary course of business, in each case, constituting fixed asset Collateral and generating Net Cash Proceeds in a single transaction or series of related transactions in excess of the Asset Sale/Casualty Individual De Minimis Amount; provided that with respect to any such Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of the excess of the Net Cash Proceeds from each such Asset Sale Prepayment Event (after deducting the Asset Sale/Casualty Individual De Minimis Amount in each case) in any fiscal year of the Borrower (such aggregate excess amount, the “Annual Cumulative Excess Asset Sale Proceeds”), together with the Annual Cumulative Excess Casualty Proceeds at such time for such fiscal year, exceeds the Asset Sale/Casualty Annual De Minimis Amount, determined at the time of such Asset Sale Prepayment Event, at which time the sum of the Annual Cumulative Excess Asset Sale Proceeds and the Annual Cumulative Excess Casualty Proceeds in excess of the Asset Sale/Casualty Annual De Minimis Amount shall be applied in accordance with Section 5.2.

“Asset Sale/Casualty Annual De Minimis Amount” shall mean an amount equal to the sum of (i) the greater of $157,500,000 and 30% of Consolidated EBITDA for the most recently ended Test Period at the time of the applicable Asset Sale or Casualty Event plus (ii) any unused Asset Sale/Casualty Annual De Minimis Amount from preceding calendar years.

“Asset Sale/Casualty Individual De Minimis Amount” shall mean an amount equal to the greater of $78,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period at the time of the applicable Asset Sale or Casualty Event.

“Assignment and Acceptance” shall mean (i) an assignment and acceptance entered into by a Lender and an assignee that is not an Affiliated Lender (with the consent of any party whose consent is required by Section 13.6), in the form of Exhibit B-1 or any other form approved by the Administrative Agent and the Borrower, (ii) an assignment and assumption entered into by a Lender and an assignee that is an Affiliated Lender (with the consent of any party whose consent is required by Section 13.6), in the form of Exhibit B-2 or any other form approved by the Administrative Agent and the Borrower and (iii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Assignment/Participation Limitations” shall mean (i) no Person and its Affiliates (provided that for purposes of this definition, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equity holders of such Person) shall, collectively, beneficially or on the record own, directly or indirectly, through assignment, participation, swap or other instruments, (x) more than 10% of the economic or voting interests in respect of all Term Loans at the time of acquisition unless such Person has delivered a written notice to the Borrower identifying such Person and its Affiliates and (y) more than 20% of such economic or voting interests in respect of all Term Loans at the time of acquisition unless such Person has received a written consent from the Borrower and (ii) the limitation set forth in clause (i) above shall be included in any assignment (including the Assignment and Acceptance), participation, swap or other transaction documents in respect all Term Loans and the Borrower shall be deemed a third party beneficiary thereof.

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by the Borrower or any Subsidiary thereof (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.6(h); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Australian Dollars” shall mean the lawful currency of Australia.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer of such Person), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller, the General Counsel, a Senior Vice President, an Executive Vice President, a Vice President or other similar officer or agent with express authority to act on behalf of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Credit Party.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Additional Basket” shall have the meaning provided in Section 10.5(a).

“Available Additional Debt Basket” shall have the meaning provided in Section 10.1(ii)(x).

“Available Amount Growing Prong” shall have the meaning provided in Section 10.5(a)(4)(A).

“Available Amount Starter Prong” shall have the meaning provided in Section 10.5(a)(4)(G).

“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the aggregate Revolving Credit Commitments over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans (but not Swingline Loans) then outstanding and (b) the Revolving Credit Commitment Percentage of the aggregate Letters of Credit Outstanding at such time attributable to all Lenders with Revolving Credit Commitments at such time.

“Available RP Capacity Basket” shall mean, at any time of determination, 200.0% of the sum of the amount of Restricted Payments that may be made at such time pursuant to the General Restricted Payments Basket (prior to giving effect to any re-allocation of the General Subordinated Payments Basket to the General Restricted Payments Basket), the Management Equity RP Basket and the IPO Restricted Payment Basket; provided that an amount equal to 50.0% of any outstanding principal amount of Indebtedness incurred, and Investments or prepayments of Subordinated Indebtedness made, under the Available RP Capacity Basket pursuant to the General Restricted Payments Basket, the Management Equity RP Basket and the IPO Restricted Payment Basket shall be deemed to utilize capacity under such applicable Basket. The Borrower may elect to allocate or reallocate from time to time the Available RP Capacity Basket Usage to each Basket set forth above, so long as after giving effect to such allocation or reallocation, the availability under each such Basket shall not then be less than zero.

“Available RP Capacity Basket Usage” shall mean, at any time of determination, the sum of (i) 50.0% of the principal amount of outstanding Indebtedness incurred pursuant to Section 10.1(ii)(z) pursuant to the Available RP Capacity Basket, (ii) 50.0% of the amount of Restricted Debt Payments pursuant to Section 10.5(b)(19)(y)(2) pursuant to the Available RP Capacity Basket and (iii) 50.0% of the aggregate outstanding amount of Investments made pursuant to clause (xxvii) of the definition of “Permitted Investments” in each case immediately prior to the time of such determination.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bain” shall mean Bain Capital Private Equity, LP.

“Bank of America” shall mean Bank of America, N.A.

“Bank Product Agreement” shall mean any agreement or arrangement to provide Bank Products described in the definition thereof.

“Bank Product Provider” shall mean (i) any Person that, at the time it enters into a Bank Product Agreement, is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender, (ii) with respect to any Bank Product Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender on the Closing Date or (iii) any other Person from time to time designated in writing by the Borrower to the Administrative Agent; provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 15 and 26 of the Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the Security Agreement, in each case, as if it were a Lender.

“Bank Products” shall mean, collectively, any services or facilities (other than Cash Management Services or any Borrowing under this Agreement) on account of (i) credit and debit cards, including “commercial credit cards” and (ii) purchase cards, stored value cards and other card payment products.

“Bankruptcy Code” shall mean, Title 11 of the United States Code entitled “Bankruptcy”, as may be amended and any successor replacement statute.

“Bankruptcy Law” shall mean the Bankruptcy Code, or any other US or other foreign law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, winding-up, dissolution, reorganization, administration or relief of debtors in effect in its jurisdiction of organization or incorporation, in each case as now or hereafter in effect, or any successor thereto.

“Barclays” shall mean Barclays Bank PLC.

“Base Rate Term SOFR Determination Day” shall have the meaning provided in the definition of “Term SOFR”.

“Basket” shall mean any “basket”, amount, threshold, exception, condition or value (including by reference to the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, Consolidated EBITDA or Consolidated Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, disposition or other sale of property or assets, Investment, Restricted Payment, prepayment or redemption of Indebtedness, Affiliate transaction or any other transaction or action under any provision in this Agreement or any other Credit Document.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(d).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event or an Early Opt-in Election, as applicable, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that in no event shall Benchmark Replacement be less than the Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3)            in the case of an Early Opt-in Election, the date jointly elected by the Administrative Agent and the Borrower and specified by the Administrative Agent by notice to the Borrower and Lenders.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by or on behalf of the administrator of the then current Benchmark (or the published component used in the calculation thereof), the regulatory supervisor for the administrator of such Benchmark (or such component), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as contemplated by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“BHC Act Affiliate” shall have the meaning provided in Section 13.23(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” shall mean any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings or Bain; provided that in no event shall (x) any natural Person or (y) Holdings, the Borrower or any Subsidiary thereof be a “Bona Fide Debt Fund.”

“Borrower” shall have the meaning provided in the preamble to this Agreement; provided that, as the context requires, the term “Borrower” shall include any Additional Borrower.

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrowing” shall mean (i) Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other applicable law requiring similar registration.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a Term SOFR Loan, any fundings, disbursements, settlements, and payments in respect of any such Term SOFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Term SOFR Loan, such day shall be a day which is a U.S. Government Securities Business Day.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Finance Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including capital expenditures relating to license and Intellectual Property payments, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses and conducting any activities or business incidental thereto (it being understood and agreed that, without limitation, activities which are relevant or appropriate to qualify as an insurance or risk-bearing entity for tax or regulatory purposes shall be considered “activities or business incidental thereto”).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. If applicable, Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent or any unaffiliated financial institution designated by the Administrative Agent.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more Letter of Credit Issuers or Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash, deposit account balances, or certificates of deposit or, if the Administrative Agent and the applicable Letter of Credit Issuer shall agree in their sole discretion, other credit support or reimbursement agreements.

“Cash Equivalents” shall mean:

(i)            Dollars,

(ii)           (a) Euros, Pounds Sterling, Canadian Dollars, Australian Dollars or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iii)          securities issued or directly and fully and unconditionally guaranteed or insured by the United States government, Canada, the United Kingdom or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(iv)          certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the equivalent thereof as of the date of determination) in the case of non-U.S. banks,

(v)           repurchase obligations for underlying securities of the types described in clauses (iii) and (iv) above and clause (ix) below entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vi)          commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 24 months after the date of creation thereof,

(vii)         marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(viii)        readily marketable direct obligations issued by any state, commonwealth, or territory of the United States, Canada, the United Kingdom, the European Union or any political subdivision or taxing authority of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(ix)          Indebtedness or preferred Capital Stock issued by Persons with a rating of “A” (or the equivalent thereof) or higher from S&P or “A2” (or the equivalent thereof) or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(x)           solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by entities for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xi)          in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of non-U.S. obligors, which investments have ratings described in such clauses or equivalent ratings from comparable non-U.S. rating agencies, and

(xii)         investment funds investing all or substantially all of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within fifteen (15) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender, (ii) with respect to any Cash Management Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender on the Closing Date or (iii) any other Person from time to time designated by the Borrower in writing to the Administrative Agent; provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 15 and 26 of the Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the Security Agreement, in each case, as if it were a Lender.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (a) ACH transactions, (b) treasury and/or cash management services, including controlled disbursement services, depository, overdraft and electronic funds transfer services, (c) non-U.S. exchange facilities, (d) deposit and other accounts, (e) merchant services (other than those constituting a line of credit) and (f) supply chain finance services. For the avoidance of doubt, Cash Management Services do not include Hedging Obligations.

“Cashless Roll Settlement Letter” means that certain letter agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, the Administrative Agent, Jefferies, as Fronting Lender (as defined therein), and the Existing Term Lenders (as defined therein) party thereto.

“Casualty Prepayment Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any fixed asset Collateral (including any improvements thereon) generating in one loss event or related events Net Cash Proceeds in excess of the Asset Sale/Casualty Individual De Minimis Amount; provided that, with respect to any such Casualty Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of the excess of the Net Cash Proceeds from each such Casualty Prepayment Event (in each case after deducting the Asset Sale/Casualty Individual De Minimis Amount) in any fiscal year of the Borrower (such aggregate excess amount, the “Annual Cumulative Excess Casualty Proceeds”), together with the Annual Cumulative Excess Asset Sale Proceeds at such time for such fiscal year, exceeds the Asset Sale/Casualty Annual De Minimis Amount, determined at the time of such Casualty Prepayment Event, at which time the sum of the Annual Cumulative Excess Asset Sale Proceeds and the Annual Cumulative Excess Casualty Proceeds in excess of the Asset Sale/Casualty Annual De Minimis Amount shall be applied in accordance with Section 5.2.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Domestic Subsidiary of the Borrower that has no material assets (as determined by the Borrower in good faith) other than (i) the equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (x) Foreign Subsidiaries that are CFCs or (y) other CFC Holding Companies, (ii) debt issued by one or more (x) Foreign Subsidiaries that are CFCs or (y) other CFC Holding Companies and (iii) cash and Cash Equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clauses (i) and (ii) of this definition; provided that, for the avoidance of doubt, a Subsidiary that would otherwise qualify as a CFC Holding Company will not fail to so qualify due to the temporary receipt of cash payments in respect of equity interests or debt in a CFC or other CFC Holding Company so long as such Subsidiary promptly distributes such cash.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or non-U.S. regulatory authorities pursuant to Basel III, in each case solely to the extent adopted, issued, promulgated or implemented after the Closing Date and otherwise satisfying the requirements of clauses (i), (ii) or (iii) above.

“Change of Control” shall mean and be deemed to have occurred if, at any time after the Closing Date

(a) (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), but excluding any employee benefit plan of such Person or “group” and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the aggregate voting power of the outstanding Voting Stock of Holdings and the percentage of aggregate voting power so held is greater than the percentage of the aggregate voting power represented by the Voting Stock of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, in the case of this clause (a) of this definition of “Change of Control” , the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors (or analogous governing body) of Holdings; or

(b) Holdings shall cease to beneficially directly own 100% of the issued and outstanding Capital Stock of the Borrower;

provided that (x) for purposes of this definition the phrase “Person” or “group” shall exclude any employee benefit plan of such “Person” or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (A) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of the Borrower directly or indirectly owned by Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (B) a Person or group shall be deemed not to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the securities in connection with the transactions contemplated by such agreement, (C) a Person or group will be deemed not to beneficially own the Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the Voting Stock of such Person’s parent and (D) the right to acquire Voting Stock or any veto power in connection with the acquisition or disposition of Voting Stock or specified transactions or events will not cause a party to be a beneficial owner of Voting Stock prior to the acquisition of the applicable Voting Stock.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Additional Revolving Credit Loans, Refinancing Revolving Credit Loans (of the same series), Initial Term Loans, 2024 Refinancing Term Loans, 2025 Refinancing Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Replacement Series), Extended Revolving Credit Loans (of the same Extension Series) or Refinancing Term Loans (of the same Refinancing Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Credit Commitment, a Revolving Credit Commitment, an Incremental Revolving Credit Commitment (of the same Series), an Extended Revolving Credit Commitment (of the same Extension Series), a Refinancing Revolving Credit Commitment (of the same Refinancing Series), an Initial Term Loan Commitment, a 2024 Refinancing Term Loan Commitment, a 2025 Refinancing Term Loan Commitment, a New Term Loan Commitment (of the same Series), a Replacement Term Loan Commitment (of the same Replacement Series), a commitment in respect of any Extended Term Loan (of the same Extension Series) or a Refinancing Term Loan Commitment (of the same Refinancing Series).

“Closing Date” shall mean the first date on which the conditions precedent set forth in Section 6.1 have been satisfied (or waived by the Lead Arrangers). The Closing Date has occurred on December 19, 2023.

“Closing Date Refinancing” shall mean the payment in full (or the termination, discharge or defeasance in full (or arrangements reasonably satisfactory to the Lead Arrangers for the termination, discharge or defeasance in full)) of all outstanding Indebtedness of Holdings and its Subsidiaries under (including the release of all Liens, security interests, pledges, mortgages and other encumbrances with respect thereto) that certain Credit Agreement, dated as of August 31, 2017, among Holdings, the Borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time, Jefferies, as administrative agent and Jefferies and KKR Corporate Lending (TN) LLC, as issuing banks (the “Existing Credit Agreement”) .

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired, pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Jefferies, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9 and any Affiliate or designee of Jefferies that acts as the Collateral Agent under any Security Document.

“Commitment Fee” shall have the meaning provided in Section 4.1(b).

“Commitment Fee Rate” shall mean a rate per annum equal to, the rate per annum set forth in the table below based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1(d) (or, until delivery of the first Compliance Certificate to the Administrative Agent after the Closing Date pursuant to Section 9.1(d) that sets forth a calculation of the First Lien Net Leverage Ratio, 0.375%):

Pricing Level	First Lien Net Leverage Ratio	Commitment Fee Rate
I	> 2.50 to 1.00	0.50%
II	≤ 2.50 to 1.00 but > 2.25 to 1.00	0.375%
III	≤ 2.25 to 1.00	0.25%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.1(d).

Notwithstanding the foregoing, (a) the Commitment Fee Rate in respect of any Class of Extended Revolving Credit Commitments shall be the applicable rate per annum set forth in the relevant Extension Amendment, (b) the Commitment Fee Rate in respect of any Class of Incremental Revolving Credit Commitments shall be the applicable rate per annum set forth in the Incremental Amendment or other documentation establishing such Class of Incremental Revolving Credit Commitments and (c) the Commitment Fee Rate in respect of any Class of Refinancing Revolving Credit Commitments shall be the applicable rate per annum set forth in the relevant Refinancing Amendment.

In addition, at the option of the Required Facility Lenders in respect of the applicable Revolving Commitments or Revolving Loans, as applicable, at any time during which an Event of Default exists as a result of the Borrower having failed to deliver any of the Section 9.1 Financials, as of the first Business Day following the date on which such Compliance Certificate was required to have been delivered but was not delivered “Pricing Level I” shall be deemed to apply for purposes of determining the Commitment Fee Rate in respect of such Revolving Commitments or Revolving Loans, as applicable (and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level with respect to such Revolving Commitments or Revolving Loans, as applicable, otherwise determined in accordance with this definition shall apply)).

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitments, New Revolving Credit Commitment, Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Refinancing Revolving Credit Commitment, Initial Term Loan Commitment, 2024 Refinancing Term Loan Commitment, 2025 Refinancing Term Loan Commitment, New Term Loan Commitment, Replacement Term Loan Commitment, Refinancing Term Loan Commitment, or commitment in respect of Extended Term Loans.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” shall have the meaning provided in Section 13.17.

“Compliance Certificate” shall mean a certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(d) for the applicable Test Period.

“CONA” shall mean Capital One, National Association.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Conforming Changes” shall mean, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides, with the consent of the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (with the consent of the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, with the consent of the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, with the consent of the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, Capital Expenditures, Capitalized Software Expenditures or costs, amortization of expenditures relating to software, license and Intellectual Property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(i)            increased by (without duplication):

(a)            (1) provision for taxes based on income or profits or capital, including U.S. federal, state, non-U.S., franchise, excise, property, value added, and similar taxes and non-U.S. withholding taxes of such Person and its Restricted Subsidiaries paid, expected to be paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income, (2) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person in respect of such period in accordance with Section 10.5(b)(15) (which, for purposes of this clause (a), shall be included as though such amounts had been paid as income taxes directly by such Person) and (3) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”, to the extent such adjustment is made on an after-tax basis, plus

(b)            Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net payments and losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities), together with items excluded from the definition of “Consolidated Interest Expense” (other than pursuant to clause (o) thereof) and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)            Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d)            any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, plus

(e)            any other non-cash charges, fees, expenses, expenditures, costs, losses, accruals or reserves of any kind (collectively, “Charges”) and any changes in reserves, including any non-cash expense relating to the vesting of warrants, non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans, non-cash compensation charges, non-cash translation loss, non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f)            [reserved], plus

(g)            the amount of (x) board fees, management, monitoring, consulting, advisory and other fees (including termination, guaranty and transaction fees) and indemnities, costs and expenses paid or accrued in such period to the Sponsor or any of its Affiliates or any Permitted Holders (or any of their respective Affiliates) or otherwise to any member of the board of directors (or similar body) of Holdings, the Borrower or any parent company and (y) the amount of any fees and other compensation paid to the members of the board of directors (or similar body) of the Borrower or any parent company, plus

(h)           Charges related to internal software development that are expensed (and therefore reduce Consolidated Net Income) but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

(i)            the amount of “run-rate” cost savings, operating expense reductions and synergies (including cost, revenue, margin and reimbursement synergies) resulting from, or related to, mergers and other business combinations, acquisitions, Investments, dispositions or other sales of assets, discontinuance of activities or operations and other Specified Transactions, restructurings, cost savings initiatives, business initiatives and operating and other initiatives and improvements (including, for the avoidance of doubt, any such actions or transactions occurring prior to the Closing Date) that are projected by the Borrower in good faith to result from actions either taken, or with respect to which substantial steps have been taken or are expected to be taken, in each case under this clause (i), calculated (1) net of the amount of actual benefits realized prior to, or during, such period from such actions and (2) on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies (including cost, revenue and reimbursement synergies) had been realized on the first day of such period and for the entirety of such period; provided that in the good faith judgment of an Authorized Officer of the Borrower, such cost savings, operating expense reductions and synergies (including cost, revenue, margin and reimbursement synergies) are reasonably identifiable; provided further that it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action or transactions either taken, or with respect to which substantial steps have been taken or are expected to be taken, plus

(j)            the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing, plus

(k)            any costs, expenses, or charges incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (or any direct or indirect parent company thereof) (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clauses (A) through (H) of Section 10.5(a) and have not been relied on for purposes of any outstanding incurrence of Indebtedness pursuant to the Contribution Debt Basket, plus

(l)            the amount of Charges relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, plus

(m)          with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(n)           losses generated by any new (or newly re-opened) or acquired facility, clinic or center, or resulting from the opening, re-opening or acquisition of any facility, clinic or center on or prior to the later of (x) the date that is 12 months after the end of the Test Period in which Medicare certification is received in respect of such facility, clinic or center and (y) 12 months after the end of the Test Period in which such facility, center or clinic is opened, re-opened, or acquired, plus

(o)           cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(p)           to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, charges, losses or expenses to the extent paid for, reimbursed, indemnified or reimbursed through insurance or a third party, in each case, by a Person other than the Borrower and the Restricted Subsidiaries (or reasonably expected to be so paid, reimbursed, indemnified or reimbursed through insurance or a third party), but with respect to charges, losses or expenses reimbursable through insurance or a third party or indemnified charges, losses or expenses, only to the extent that such amount is in fact reimbursed within one (1) year after the end of such period (with a deduction for any amount so added back to the extent not so paid or reimbursed within one (1) year), plus

(q)           payments by the Borrower and the Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness), plus

(r)            the “run-rate” Consolidated EBITDA increase or contribution that is projected by the Borrower in good faith to result from (i) new contracts signed during the applicable Test Period, (ii) increased pricing or reimbursement rates in existing contracts or third party payor arrangements and/or reduced pricing in supplier arrangements effected or committed during the applicable Test Period (or that is projected by the Borrower in good faith to result), and (iii) projects and business, operating and other initiatives commenced prior to, or during, the applicable Test Period (or as to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower)), in each case under this clause (r), (1) calculated net of the amount of actual benefits realized during such Test Period from such actions, (2) calculated on a pro forma basis as though such Consolidated EBITDA increase or contribution had been realized for the entirety of the Test Period and (3) “run-rate” means the full recurring benefit for a period that is associated with any action or transaction either taken, or with respect to which substantial steps have been taken or are expected to be taken, plus

(s)           letter of credit fees, plus

(t)            any net loss from disposed, abandoned, transferred, closed or discontinued operations or assets (or from facilities no longer used or useful in the conduct of the business of the Borrower or its Restricted Subsidiaries) (subject to Section 1.12(h), excluding held for sale discontinued operations or assets until actually disposed of), plus

(u)           the amount of any noncash foreign currency losses (or gains) attributable to intercompany loans, accounts receivable and accounts payable, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(v)           any fees, costs and expenses incurred in connection with the implementation of ASC 606 or ASC 842 and any non-cash losses or charges resulting from the application of ASC 606 or ASC 842, plus

(w)          positive adjustments (A) evidenced by or contained in (or of the type contained in) a due diligence quality of earnings report made available to the Administrative Agent prepared by (x) a “big four” accounting firm or any other nationally or regionally recognized accounting or financial advisory firm or (y) any other accounting or financial advisory firm that shall be reasonably acceptable to the Administrative Agent, (B) contained in (or of the type contained in) the Lender Presentation or (C) consistent with Regulation S-X of the Securities Act (as in effect on December 31, 2021), plus

(x)            with respect to any Non-Wholly Owned Restricted Subsidiary that has any outstanding note(s) issued to the Borrower or any other Restricted Subsidiary that is a Guarantor, the least of (i) the minority interest share of Net Income of such Restricted Subsidiary attributable to third party’s minority Equity Interests in such Non-Wholly Owned Restricted Subsidiary, (ii) the outstanding amount of all note(s) issued by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that is a Guarantor and (iii) the amount of the Consolidated EBITDA of such Restricted Subsidiary for such Test Period that is not otherwise included in the calculation of Consolidated EBITDA for such period,

(ii)           decreased by (without duplication):

(a)           non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein, plus

(b)           any net income from disposed, abandoned, transferred, closed or discontinued operations (subject to Section 1.12(h), excluding held for sale discontinued operations or assets until actually disposed of), plus

(c)           the amount of gain on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretation, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA and (iii) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA and Consolidated Net Income shall refer to the Consolidated EBITDA or Consolidated Net Income, as applicable, of the Borrower and the Restricted Subsidiaries.

“Consolidated First Lien Secured Debt” shall mean, as at any time of determination, Consolidated Total Debt as of such time that is secured in whole or in part by Liens on the Collateral ranking on an equal or senior priority basis (but without regard to control of remedies) to the Liens on the Collateral securing the First Lien Obligations.

“Consolidated Interest Expense” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)           consolidated cash interest expense (including attributable to Finance Lease Obligations) of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2)           any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (i) of the proviso below relating to Funded Debt that were amortized or accrued in a previous period; less

(3)            cash interest income for such period (other than interest income on customer deposits and other restricted cash);

provided that the following shall in all cases be excluded from Consolidated Interest Expense:

(a)            any one-time cash costs associated with breakage in respect of Hedge Agreements to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b)            all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP;

(c)            any “additional interest” owing pursuant to a registration rights agreement;

(d)            non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e)            any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f)            deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(g)            agency or trustee fees paid to any administrative agent, collateral agent, trustee or Person acting in any similar capacity under any credit facilities or other debt instruments or documents;

(h)            costs associated with obtaining Hedge Agreements;

(i)            the accretion or accrual of discounted liabilities;

(j)            non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815;

(k)            any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition;

(l)             commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Securitization Facility;

(m)           any prepayment premium or penalty;

(n)            any interest expense or other fees or charges incurred with respect to any Escrowed Obligations (for the avoidance of doubt, so long as such Escrowed Obligations are held in escrow);

(o)            any lease, rental or other expense in connection with a Non-Finance Lease Obligation; and

(p)            solely for purposes of calculating the Interest Coverage Ratio, any portion of the interest expense, cash payments or cash interest income for such period under clause (1), (2) or (3) above, as applicable, of any Non-Wholly Owned Restricted Subsidiary that corresponds to the equity interest share of third parties in such Non-Wholly Owned Restricted Subsidiary.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest deemed applicable to such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate amount of the Net Income of such Person, its Restricted Subsidiaries and its Equity Affiliates for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(i)            any after-tax effect of (a) extraordinary, exceptional, infrequently occurring, non-recurring, or unusual gains or losses (less all fees and Charges relating thereto), Charges (including relating to the Transactions) or special items, (b) director fees and expenses, severance, recruiting, retention and relocation Charges, (c) signing, completion and stay bonuses (including management bonus pools) and related Charges, including payments made to employees or producers who are subject to non-compete agreements, stock options and other equity-based compensation Charges, Charges incurred in connection with any strategic or cost savings initiatives, business initiatives, transition costs, contract termination Charges, Charges in connection with one-time rate changes, management transition costs and advertising costs, (d) Charges incurred in connection with curtailments or modifications to pension and post-employment employee benefits plans, (e) start-up, transition, strategic initiative (including any multi-year strategic initiative and one-time technology licensing and setup costs and overlapping replacement costs with respect to replacing or exiting transitional services), separation costs (including all costs associated with establishing standalone operations), consolidation and closing costs for facilities, integration costs (including any rebranding costs) and duplicative Charges (f) restructuring Charges or reserves, (g) Charges related to acquisitions and investments prior to, on or after the Closing Date and to the start-up, pre-opening, opening, closure, and/or consolidation of operations, offices and facilities and contract termination costs, facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), (h) business optimization costs, Charges (including relating to systems design, upgrade and implementation costs), (i) Charges incurred in connection with new product design, development and introductions, (j) costs and expenses incurred in connection with Intellectual Property development and new systems design, (k) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (l) any Charges relating to any governmental investigation or any litigation, arbitration or other dispute (including all judgments, settlements, liabilities, obligations, liquidated damages or other damages of any kind, settlement amounts, losses, fines, costs, fees, expenses, penalties and interest and other Charges in connection with any actual or threatened investigation, lawsuit or other proceeding against such Person and its Restricted Subsidiaries (including legal fees and expenses)), (m) any exit, separation, transition and stand-alone Charges or special items associated with the separation of facilities disposed of (or to be disposed of), directly or indirectly, by the Borrower or any Subsidiary in a transaction outside the ordinary course of business (as determined in good faith by the Borrower) from the consolidated business of the Borrower and its Subsidiaries, (n) Transaction Expenses, (o) write-downs of receivables initially recorded on the balance sheet prior to such Test Period (and increases in allowances for doubtful accounts for such receivables) and (p) one-time compensation Charges, in each case, shall be excluded,

(ii)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period and any out-of-period adjustments,

(iii)           any net after-tax gains or losses on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed, or discontinued operations or assets shall be excluded,

(iv)           any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors (or analogous governing body) of the Borrower, shall be excluded,

(v)           (a) the Net Income for such period of any Person (other than any Equity Affiliate) that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries) to the Borrower or a Restricted Subsidiary in respect of such period and (b) the Net Income for such period of any Equity Affiliate of the Borrower or any Restricted Subsidiary in excess of the Borrower’s or such Restricted Subsidiary’s direct or indirect non-controlling interest in such Equity Affiliate as determined in accordance with the Equity Affiliate Organization Documents of such Equity Affiliate shall be excluded,

(vi)          solely for the purpose of determining Excess Cash Flow, the Net Income for such period of any Restricted Subsidiary (other than any Credit Party) or Equity Affiliate shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary or Equity Affiliate of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or Equity Affiliate, as applicable, or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (i) has been legally waived or otherwise released or (ii) is imposed pursuant to the 2032 Unsecured Notes Indenture, this Agreement or any other Credit Documents, Permitted Debt Exchange Notes, Incremental Loans, Permitted Other Indebtedness, or any other permitted Indebtedness secured by a Lien on the Collateral that ranks on a pari passu or senior basis to the Lien on the Collateral securing the Obligations (without regard to control of remedies); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(vii)         effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting, acquisition method accounting or recapitalization accounting (including adjustments required or permitted by Financial Accounting Standards Codification No. 805 – Business Combinations and No. 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) (and related pronouncements)), including in relation to the Transactions and any acquisition or investment that is consummated prior to or after the Closing Date or the amortization or write-off of any amounts thereof, in either case net of taxes, shall be excluded,

(viii)        (a) any after-tax effect of any income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and any net gain or loss resulting in such period from Hedging Obligations pursuant to Financial Accounting Standards Codification Topic No. 815—Derivatives and Hedging (ASC 815) (or any successor provision) and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of non-U.S. currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded

(ix)           any impairment Charge or asset write-off or write-down, or any bad debt expense, including impairment Charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or inventory or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(x)            (a) any non-cash compensation expense recorded from grants of equity appreciation, profit interests or similar rights, phantom equity, equity options units, restricted equity, or other rights to officers, directors, managers, or employees, (b) non-cash income (loss) attributable to deferred compensation plans or trusts and (c) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, in each case shall be excluded,

(xi)          any Charges incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition (including any Permitted Acquisition), Restricted Payment, Investment, recapitalization, asset sale, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Equity Interests, Change of Control, refinancing transaction or amendment, negotiation, forbearance, extension, modification or waiver in respect of the documentation relating to any such transaction (whether or not such transaction is consummated and whether or not permitted under this Agreement), in the case of each such transaction described in this clause (xi), including any such transaction undertaken or consummated prior to the Closing Date, the Transactions and any such transaction undertaken but not completed and including, for the avoidance of doubt, (1) the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic No. 805—Business Combinations, (2) such Charges related to the incurrence or issuance, as applicable, of the Credit Facilities, the 2032 Unsecured Notes, the 2032 Unsecured Notes Indenture and the Loans hereunder, and all Transaction Expenses, (3) such Charges related to the entering into or offering of the Credit Documents, the 2032 Unsecured Notes, the 2032 Unsecured Notes Indenture and any other credit facilities or debt issuances or the entering into of any Hedge Agreement, and (4) any amendment, modification or waiver in respect of any Credit Facility, the 2032 Unsecured Notes, the 2032 Unsecured Notes Indenture or other Indebtedness and any Charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xii)         (a) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within 24 months after the Closing Date that are so required to be established as a result of the Transactions or (y) established or adjusted within 24 months after the closing of any Permitted Acquisition or any other acquisition or Investment (other than any such other acquisition or Investment in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition or Investment, in each case, in accordance with GAAP, or (b) Charges, accruals and reserves as a result of adoption or modification of accounting policies, rules and standards, shall be excluded,

(xiii)        Charges to the extent paid for, reimbursed (including through insurance) or indemnified, in each case, by a Person other than the Borrower and the Restricted Subsidiaries (or reasonably expected to be so paid, reimbursed or indemnified), but only with respect to Charges reimbursable through insurance or indemnified Charges to the extent that such amount is in fact reimbursed within one (1) year after the end of such period (with a deduction for any amount so added back to the extent not so paid or reimbursed within one (1) year), shall be excluded,

(xiv)        any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,

(xv)         [reserved],

(xvi)        any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded,

(xvii)       any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded,

(xviii)      earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions or other Investment permitted hereunder whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded, and

(xix)         the Net Income of any Restricted Subsidiary that constitutes a Non-Wholly Owned Subsidiary shall not include the portion of Net Income of such Non-Wholly Owned Subsidiary that corresponds to the equity interest share of third parties in such Non-Wholly Owned Subsidiary.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance (or third party or governmental payments of a similar nature or replacing lost revenue) or government support payments (other than loans, to the extent not forgivable).

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Net Income shall refer to the Consolidated Net Income of the Borrower and the Restricted Subsidiaries.

“Consolidated Total Assets” shall mean, as of any time of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (or, if such date of determination is a date prior to the time any such consolidated balance sheet has been so delivered pursuant to Section 9.1, on the latest balance sheet delivered pursuant to Section 6.1(d) (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith)).

“Consolidated Total Debt” shall mean, as at any time of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries that would be reflected on a consolidated balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of (x) any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition or Investment permitted under this Agreement and (y) any provisions allowing for any debt or liabilities to be valued at “fair value”) consisting solely of Indebtedness for borrowed money (and excluding, for the avoidance of doubt, Finance Lease Obligations, Hedging Obligations, Bank Products, and Cash Management Services and intercompany debt owed by the Borrower to a Restricted Subsidiary, by a Restricted Subsidiary to the Borrower or by a Restricted Subsidiary to another Restricted Subsidiary, obligations in respect to surety bonds, performance bonds and similar instruments or obligations under any Qualified Securitization Financing or Receivables Facility); provided that Consolidated Total Debt shall not include Letters of Credit or any other letter of credit, except, solely with respect to any standby Letter of Credit or other standby letter of credit, to the extent of unreimbursed obligations in respect of any such drawn standby Letter of Credit or other drawn standby letter of credit (provided that any unreimbursed obligations in respect of any such drawn standby Letter of Credit or other drawn standby letter of credit shall not be included as Consolidated Total Debt until three (3) Business Days after such amount is due and payable by the Borrower or any of its Restricted Subsidiaries); provided, further, that Consolidated Total Debt shall not include, with respect to any Non-Wholly Owned Restricted Subsidiary, such portion of the applicable Indebtedness of such Non-Wholly Owned Restricted Subsidiary that corresponds to the Equity Interest share of third parties in such Non-Wholly Owned Restricted Subsidiary.

“Consolidated Working Capital” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in Section 5.2(a)(ii)(VII).

“Contractual Requirement” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Debt Basket” shall have the meaning provided in Section 10.1(l)(i).

“Covered Entity” shall have the meaning provided in Section 13.23(b).

“Covered Party” shall have the meaning provided in Section 13.23(a).

“Credit Documents” shall mean this Agreement, the First Amendment, the Second Amendment, each Extension Amendment, each Refinancing Amendment, each Incremental Amendment, each Letter of Credit Request, the Guarantee, the Security Documents, any promissory notes issued by the Borrower pursuant hereto and any other document, agreement or letter agreed in writing by the Borrower and the Administrative Agent to be a Credit Document; provided that in no event shall Bank Product Agreements, Cash Management Agreements and Hedge Agreements be Credit Documents.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean any of Holdings, the Borrower and any other Guarantors.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount equal to (x) the cumulative amount of Excess Cash Flow (which shall not be less than zero in any Excess Cash Flow Period and which shall not include Retained Declined Proceeds) of the Borrower and the Restricted Subsidiaries, minus (y) the amount that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 5.2(a)(ii) (but, for the avoidance of doubt, this clause (y) shall be determined after giving effect to any reduction in the ECF Payment Percentage and all other deductions and exceptions.

“Cure Amount” shall have the meaning provided in Section 11.14.

“Cure Period” shall have the meaning provided in Section 11.14.

“Cure Right” shall have the meaning provided in Section 11.14.

“Current Assets” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current assets” (or similar term) at such date of determination, other than amounts related to current or deferred Taxes based on income, profits or capital gains, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or Investment.

“Current Liabilities” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current liabilities” at such date of determination (including the amount of short-term deferred revenue of the Borrower and the Restricted Subsidiaries in accordance with GAAP), other than (a) the current portion of any Funded Debt and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) any liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility (including Revolving Loans), (f) the current portion of any Finance Lease Obligation, (g) the current portion of any other long-term liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) gift card liabilities, (k) any deferred management, monitoring, consulting, advisory and other fees payable to the Sponsor, and (l) any current liabilities related to items covered by clause (i) of the definition of “Consolidated Net Income,” and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or Investment.

“Customary Bridge Loans” shall mean (i) any bridge loans that are exchangeable or convertible (or that “rollover”) into long-term indebtedness upon its maturity or a specified date, (ii) any interim credit facilities entered into concurrently with the receipt of committed financing for long-term indebtedness or any interim credit facilities intended to be refinanced or replaced with long-term indebtedness or (iii) without limitation of the last paragraph of the definition of “Indebtedness”, any long-term indebtedness, the net proceeds of which are held in escrow (it being understood that such indebtedness constituting Escrowed Proceeds may be subject to related prepayment and redemption provisions), in each case, so long as, (A) the Weighted Average Life to Maturity of the applicable long-term indebtedness would satisfy the applicable Weighted Average Life to Maturity requirement and (B) the final maturity date of the applicable long-term indebtedness would satisfy the applicable maturity requirement, in each case above, as determined by the Borrower in good faith.

“Debt Fund Affiliate” shall mean any affiliate of a Disqualified Lender that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such Disqualified Lender, and for which no personnel involved with the investment of such Disqualified Lender (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Borrower or any entity that forms a part of the Borrower’s business (including subsidiaries of the Borrower); it being understood and agreed that the term “Debt Fund Affiliate” shall not include any Person that is separately identified to the Lead Arrangers in accordance with clause (i) of the definition of “Disqualified Lenders”.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition set forth in Section 11 that with notice or lapse of time, or both, as set forth in such Section 11 would (unless cured or waived hereunder) constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Default Right” shall have the meaning provided in Section 13.23(b).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Net Cash Proceeds Amount” shall have the meaning provided in Section 5.2(a)(i)(II).

“Deferred Net Cash Proceeds Election” shall have the meaning provided in Section 5.2(a)(i)(II).

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided in Section 5.2(a)(i)(II).

“Derivative Counterparties” shall have the meaning provided in Section 13.16.

“Designated Alternative Security Indebtedness” shall mean any Indebtedness that is guaranteed or incurred by any Subsidiary of the Borrower that is not a Credit Party and/or secured by assets of the Borrower or its Subsidiaries that do not constitute Collateral.

“Designated Funding Commitments” shall mean any commitment to make loans or extend credit on a revolving basis (including commitments under a revolving credit facility) or delayed draw basis to the Borrower or any Restricted Subsidiary by any Person other than the Borrower or any Restricted Subsidiary, or any commitment by any Person other than the Borrower or any Restricted Subsidiary to purchase Disqualified Stock or preferred Capital Stock issued by the Borrower or any Restricted Subsidiary on a delayed basis, in each case, that have been specifically designated as a Designated Funding Commitment pursuant to a certificate executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent, in each case, until such time as the Borrower delivers a certificate executed by an Authorized Officer of the Borrower specifically designating such Designated Funding Commitment as no longer constituting a Designated Funding Commitment for purposes of this Agreement.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of, or collection on, or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with this Agreement.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by any Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an officer’s certificate executed by an Authorized Officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clauses (A) through (H) of Section 10.5(a).

“disposition” shall have the meaning assigned such term in the definition of “Asset Sale”.

“Disqualified Lenders” shall mean (i) those particular banks, financial institutions, institutional lenders and other Persons (including persons primarily engaged in private equity, mezzanine financing or venture capital) (or related funds of any such persons) identified in writing to the Administrative Agent by the Borrower or the Sponsor either (x) prior to the Closing Date or (y) on or after the Closing Date from time to time (provided that, in the case of the foregoing sub-clause (y), the Administrative Agent shall have consented to those banks, financial institutions, institutional lenders and other Persons identified to it (such consent not to be unreasonably withheld, conditioned or delayed)), and any Affiliates of such banks, financial institutions, lenders or other Persons that are reasonably identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower or the Sponsor from time to time, (ii) competitors of the Borrower or any of its Subsidiaries identified to the Administrative Agent in writing by the Borrower or the Sponsor from time to time on or after the Closing Date, and any Affiliates (other than Debt Fund Affiliates primarily investing in loans that represent in their respective marketing materials that they do not share information with their Affiliates that are competitors of the Borrower or any of its Subsidiaries) of such competitors that are reasonably identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent from time to time in writing by the Borrower or the Sponsor from time to time, (iii) any competitor of the Sponsor (and any Affiliate of such competitor) (including any debt platform or an affiliated debt platform) identified in writing to the Administrative Agent by the Borrower or Sponsor on or after the Closing Date that the Borrower or Sponsor reasonably believes does not have customary sufficient barriers in place regarding not sharing information with Affiliates that are competitors of the Sponsor as of the appropriate date of designation under this clause (iii) (and any Affiliates of such Persons that are reasonably identifiable as Affiliates by virtue of their name) and (iv) Excluded Affiliates; provided that no such identification after the Closing Date pursuant to clause (i), (ii) or (iii) above shall apply retroactively to disqualify any Person that has previously acquired a valid assignment or participation of an interest in any of the Credit Facilities with respect to amounts of Commitments, Loans and participations previously acquired by such Person.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event (i) matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the Latest Term Loan Maturity Date hereunder as of the date of issuance of such Capital Stock; provided that if such Capital Stock is issued to any plan for the benefit of any employee, officer, director, manager or consultant of the Borrower or its Subsidiaries or by any such plan to such employee, officer, director, manager or consultant, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower, any of its direct or indirect parent companies or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.

“Distressed Person” shall have the meaning provided in the definition of the term “Lender-Related Distress Event.”

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Domestic Wholly-Owned Restricted Subsidiary” shall mean a Subsidiary of the Borrower that is both a Domestic Subsidiary and a Wholly-Owned Restricted Subsidiary.

“Early Opt-in Election” shall mean the delivery of a notification by the Administrative Agent (at the request of the Borrower) to each of the other parties hereto that (a) US dollar-denominated syndicated credit facilities are being executed or amended, as applicable, at such time, to incorporate or adopt a new benchmark interest rate to replace Term SOFR (and such syndicated credit facilities are identified in such notice and are publicly available for review) and (b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from Term SOFR; provided that upon such joint election to trigger a fallback from Term SOFR, the Administrative Agent shall deliver a written notice of such election to the Lenders.

“ECF Deduction” shall have the meaning provided in Section 5.2(a)(ii).

“ECF Deduction Overage” shall have the meaning provided in Section 5.2(a)(ii).

“ECF Payment Amount” shall have the meaning provided in Section 5.2(a)(ii).

“ECF Payment Percentage” shall have the meaning provided in Section 5.2(a)(ii).

“ECF Threshold” shall have the meaning provided in Section 5.2(a)(ii).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield determined in accordance with generally accepted financial practices, taking into account the applicable interest rate margins, (which interest rate margins, if subject to a pricing grid, shall be determined based on the applicable pricing level in effect on such date of determination after giving effect to the transactions), any interest rate floors, any credit spread adjustments or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (1) the remaining Weighted Average Life to Maturity of such Indebtedness and (2) four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding (i) any arrangement, syndication, underwriting, structuring, unused line, consent, amendment, success, advisory, exit, ticking and commitment fees and prepayment premium or penalty payable in connection therewith (regardless of whether shared or paid, in whole or in part, with or to any or all lenders), (ii) other fees payable in connection therewith that are not generally paid to all relevant lenders providing such Indebtedness of such type and (iii) if applicable, consent or waiver fees for an amendment paid generally to consenting or waiving lenders. With respect to any benchmark rate that includes a “credit spread adjustment” component or a “floor”, (A) to the extent that the applicable benchmark rate (together with any “credit spread adjustment”) on the date that the Effective Yield is being calculated is less than the “floor”, the amount of such difference shall be deemed added to the effective yield for such Indebtedness for the purpose of calculating the Effective Yield and (B) to the extent that the applicable benchmark rate (together with any credit spread adjustment) on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield. With respect to any series of Indebtedness and any fungible increase in such series of Indebtedness that result in there not being a uniform amount of OID or upfront fees across one or more fungible increases thereof after the initial incurrence, the amount of OID and upfront fees shall be determined on a weighted average basis in respect thereof. Any determination by the Administrative Agent and the Borrower of the Effective Yield shall be conclusive and binding on all Lenders, and neither the Administrative Agent nor the Borrower shall have any liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Election to Participate” shall have the meaning provided in Section 2.17(a)(i).

“Engagement Letter” shall mean that certain Engagement Letter, dated as of December 4, 2023, by and among Jefferies, Barclays, JPMorgan, Bank of America, Wells Fargo, CONA, Royal Bank, Mizuho, Fifth Third, SVB, KKR, SMBC and the Borrower.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Affiliate” shall mean, with respect to any Person, any other Person that is not a Subsidiary of such Person but is accounted for by such Person using the equity method of accounting in accordance with GAAP, including joint ventures in which such Person has a non-controlling interest.

“Equity Affiliate Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any foreign jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security or instrument that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code or with the terms of such Plan; (ii) any Reportable Event; (iii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iv) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vi) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien on the assets of any Credit Party in favor of the PBGC or any Pension Plan; (vii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice to terminate any Pension Plan under Section 4042(a) of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042(b)(1) of ERISA; (viii) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to its withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (ix) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or terminated (within the meaning of Section 4041A of ERISA).

“Escrow” shall have the meaning provided in the definition of “Indebtedness.”

“Escrowed Obligations” shall have the meaning provided in the definition of “Indebtedness.”

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful single currency of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(i)            the sum, without duplication, of:

(a)           Consolidated Net Income for such period,

(b)           an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, but excluding any non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(c)           decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such decreases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(d)           an amount equal to the aggregate net non-cash loss on asset sales by the Borrower and the Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(e)           cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income; minus

(ii)           the sum, without duplication, of:

(a)           an amount equal to the amount of all non-cash gains or credits (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of any acquisition or Investment permitted hereunder) included in arriving at such Consolidated Net Income in such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve describe in clause (i)(b) above), cash charges, losses, costs, fees or expenses to the extent excluded in arriving at such Consolidated Net Income during such period, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(b)           the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries, including (1) the principal component of payments in respect of Finance Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5 or other First Lien Obligations permitted hereunder, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) (or mandatory prepayment of other First Lien Obligations pursuant to a similar provisions) permitted hereunder to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (A) all other prepayments of Term Loans and (B) all prepayments of Revolving Loans, Swingline Loans and any other revolving loans made during such period (unless there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid), other than intercompany loans made to effect the underlying transaction,

(c)            an amount equal to the aggregate net non-cash gain on asset sales by the Borrower and the Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(d)            increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such increases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(e)            payments by the Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(f)            the amount of Restricted Payments paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries (other than Restricted Payments made pursuant to clauses (2), (3) and (17) of Section 10.5(b)), to the extent such Restricted Payments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid), other than intercompany loans made to effect the underlying transaction,

(g)            the aggregate amount of expenditures (1) actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income or (2) paid by the Borrower or a Restricted Subsidiary during such period that is reimbursable by a seller or other transaction party in a Permitted Acquisition or other Investment permitted hereunder but which has not been so reimbursed as of the end of such period to the extent the same is not deducted in determining the Consolidated Net Income for such period,

(h)            the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(i)            the amount of net income (but not, for purposes of this clause (i), any net loss) with respect to any Equity Affiliate to the extent included in determining Consolidated Net Income for such period, in each case under this clause (i), minus the aggregate amount of dividends or distributions in respect of such net income for such period that is actually paid in cash or Cash Equivalents by such Equity Affiliate to the Borrower or any Restricted Subsidiary during such period,

(j)            the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 10.5(b)(15) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(k)            cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income; and

(l)            any cash fees, costs and expenses incurred in connection with the implementation of ASC 606 or ASC 842 during such fiscal year to the extent not deducted in arriving at Consolidated Net Income.

Notwithstanding anything else provided in this Agreement, (x) the amounts deducted under clause (ii) above shall in no event be duplicative of amounts deducted under the ECF Deductions and (y) to the extent an amount is eligible to be deducted under either clause (ii) above or the ECF Deductions, such amounts shall be deemed to have been deducted under the ECF Deductions (and not, for the avoidance of doubt, clause (ii) above).

“Excess Cash Flow Period” shall mean (a) the fiscal year of the Borrower ending on or about December 31, 2024 and (b) each fiscal year of the Borrower ended thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Affiliates” shall have the meaning provided in Section 13.16.

“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital and (ii) the sale (other than to a Restricted Subsidiary of the Borrower or to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case designated from time to time as Excluded Contributions, which are excluded from the calculation set forth in Section 10.5(a)(B).

“Excluded Information” shall have the meaning provided in Section 13.6.

“Excluded Property” shall mean, unless otherwise elected by the Borrower in its sole discretion, (i) any property of a Credit Party with respect to which the creation of a security interest or Lien therein by such Credit Party pursuant to the applicable Security Agreement or any other Security Document in such Credit Party’s right, title or interest therein could result in adverse tax, regulatory or accounting consequences (that are not de minimis) to the Borrower or its Subsidiaries or any direct or indirect parent or any of its or their respective equity holders, as reasonably determined by the Borrower (in consultation with the Administrative Agent); (ii) any vehicles, airplanes and other assets subject to certificates of title; (iii) Letter-of-Credit Rights (as defined in the UCC) except to the extent constituting Supporting Obligations (as defined in the UCC); (iv) any property subject to a purchase money security interests, Finance Lease (or any capital lease), Sale Leaseback or similar arrangement permitted under this Agreement to the extent the creation of a security interest therein is prohibited thereby or creates a right of termination or payment in favor of any other party thereto or otherwise requires third party consent thereunder (other than from a Credit Party or any other Restricted Subsidiary); (v) (x) all leasehold interests in real property, unless otherwise elected by the Borrower in its sole discretion (including, for the avoidance of doubt, any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters in respect of such leasehold interests) and (y) all fee interests in real properties; (vi) any “intent-to-use” trademark or service mark application filed in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed with, and accepted by, the United States Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark or service mark application or any registration issuing therefrom under federal law; (vii) any charter, permit, franchise, authorization, lease, license or agreement (and the assets subject thereto, to the extent applicable, at the time of the acquisition of such assets), in each case, only to the extent that the grant of a security interest therein by the applicable Credit Party (x) would violate, or would invalidate, such charter, permit, franchise, authorization, lease, license, or agreement or result in the creation of a security interest thereunder or (y) would give any party (other than a Credit Party or other Restricted Subsidiary of the Borrower) to any such charter, permit, franchise, authorization, lease, license or agreement the right to terminate its obligations or (z) is permitted under such charter, permit, franchise, lease, license or agreement only with consent of the parties thereto (other than consent of a Credit Party or other Subsidiary of the Borrower) and such necessary consents to such grant of a security interest have not been obtained (it being understood and agreed that the applicable Security Agreement does not create any obligation to obtain such consents) other than, in each case referred to in clauses (x) and (y) and (z), as would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction (or other similar law, rule or regulation); (viii) any Commercial Tort Claim (as defined in the UCC); (ix) cash and Cash Equivalents and Deposit Accounts, Commodities Accounts and Securities Accounts (including securities entitlements and related assets credited thereto) (each as defined in the UCC) (A) held in any payroll, healthcare, employee wage and benefits accounts, tax accounts (including sales tax accounts), any tax benefits accounts, any escrow accounts, fiduciary and trust accounts and any account holding solely cash collateral subject to a Permitted Lien and (B) all other cash and Cash Equivalents and Deposit Accounts, Commodities Accounts and Securities Accounts (including securities entitlements and related assets credited thereto) except, in the case of this clause (B), to the extent constituting Cash Collateral with respect to Letters of Credit pursuant to this Agreement or proceeds of Collateral that are not otherwise Excluded Property; (x) any Excluded Stock and Stock Equivalents; (xi) any assets with respect to which, the Borrower and the Administrative Agent reasonably determines the burden or cost (including adverse tax, regulatory, accounting or other consequences (that are not de minimis)) of granting or perfecting a security interest in favor of the Secured Parties under the Security Documents outweighs the benefits to be obtained by the Secured Parties therefrom; (xii) [reserved]; (xiii) without limitation of the Excluded Subsidiary Joinder Exception and except as set forth in this Agreement with respect to any Foreign Subsidiary that becomes an Additional Borrower pursuant to Section 2.17, as applicable, any assets located or titled outside of the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required with respect to any Credit Party); and (xiv) any property or assets with respect to which granting a security interest in such assets (x) is prohibited by (A) law (including all applicable laws and regulations restricting assignments of, and security interests in, government receivables) or (B) agreement binding on, or relating to, such property or asset (provided that with respect to this subclause (B) such prohibition existed on the Closing Date or at the time of acquisition of such asset and was not incurred in contemplation thereof (other than in respect of property subject to a purchase money security interest, Finance Lease (or any capital lease) or similar arrangement permitted under this Agreement), or which would require obtaining the consent, approval, license or authorization of any Governmental Authority or other third party pursuant to such agreement (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or create a right of termination or payment in favor of any such governmental or third party, in each case after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction (or other similar law, rule or regulation)) or (y) could result in adverse accounting or regulatory consequences, as reasonably determined by the Borrower; provided that with respect to clauses (vii) and (xiv), such property shall be Excluded Property only to the extent and for so long as such prohibition, violation, invalidation or consent right, as applicable, is in effect; provided further that the Proceeds (as defined in the Security Agreement) of and products from any and all of the foregoing that would otherwise constitute Excluded Property shall also not be deemed Collateral and the Proceeds (as defined in the applicable Security Agreement) and products from any and all of the foregoing that do not otherwise constitute Excluded Property shall be deemed Collateral.

“Excluded Stock and Stock Equivalents” shall, unless otherwise elected by the Borrower in its sole discretion, mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost or other consequences (including adverse tax, regulatory or accounting consequences (that are not de minimis)) of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents outweighs the benefits to be obtained by the Lenders therefrom as reasonably determined by the Borrower and the Administrative Agent, (ii) (A) solely in the case of any pledge of Capital Stock and Stock Equivalents of any CFC or any CFC Holding Company, in each case, owned directly by a Credit Party, any Capital Stock or Stock Equivalents of any class of such CFC or such CFC Holding Company in excess of 65% of the outstanding Capital Stock of such class and (B) any Capital Stock or Stock Equivalents of any CFC or CFC Holding Company not directly owned by a Credit Party, (iii) any Capital Stock or Stock Equivalents to the extent and for so long as the pledge thereof would violate any applicable Requirement of Law (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent, approval or license)), in each case, after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law, (iv) in the case of any Capital Stock or Stock Equivalents of any Subsidiary subject to a Lien permitted by clause (viii) or clause (ix) of the definition of “Permitted Liens,” any Capital Stock or Stock Equivalents of each such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement, (B) any Contractual Requirement prohibits such a pledge without the consent of any other party and for so long as such Contractual Requirement or replacement or renewal thereof is in effect (provided that this clause (B) shall not apply if (I) such other party is a Credit Party or Wholly-Owned Subsidiary or (II) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)), or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (in each case, other than customary anti-nonassignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents could result in adverse tax, regulatory or accounting consequences (that are not de minimis) (including as a result of the operation of Section 956 of the Code) to the Borrower or any Subsidiary or any direct or indirect parent thereof as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary, (viii) any Capital Stock and Stock Equivalents of any Unrestricted Subsidiary, any Captive Insurance Subsidiary, any Broker-Dealer Subsidiary, any not-for-profit Subsidiary and any special purpose entity (including any Receivables Subsidiary and any Securitization Subsidiary), (ix) [reserved] and (x) any Capital Stock and Stock Equivalents of any Non-Wholly Owned Subsidiary of the Borrower or any Capital Stock and Stock Equivalents of a Person (other than an Unrestricted Subsidiary) owned by a Credit Party that is not a Subsidiary of the Borrower (including Equity Affiliates), in each case to the extent (A) the organization documents or other agreements with respect to such Capital Stock issued by such Person with other equityholders therein prohibit or restrict the pledge of such capital stock or requires any consent of such third party thereunder that has not been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) or (B) the pledge of such Capital Stock is otherwise prohibited by any other agreement with a third party (other than Holdings, the Borrower or any of their respective Restricted Subsidiaries) or would result in a change of control, repurchase obligations or other adverse consequence (as reasonably determined by the Borrower), in each case of clauses (A) and (B), after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction (or other similar law, rule or regulation) ; provided that Excluded Stock and Stock Equivalents shall not include the Proceeds (as defined in the Security Agreement) of the foregoing property to the extent otherwise constituting Collateral; provided further that the Credit Party holding such Excluded Stock and Stock Equivalents, as applicable, in its sole discretion, may elect to cause (A) one or more shares, units or equivalent or issuances of Excluded Stock and Stock Equivalents to become Collateral and (B) any Collateral that is Excluded Stock and Stock Equivalents (including any Excluded Stock and Stock Equivalents that became Collateral pursuant to the foregoing clause (A)) to be released from such security interest or pledge thereof in accordance with the terms of this Agreement.

“Excluded Subsidiary” shall mean each (a) Unrestricted Subsidiary, (b) Wholly-Owned Restricted Subsidiary that is not a Material Subsidiary, (c) Foreign Subsidiary other than any Foreign Subsidiary that is or becomes a Guarantor pursuant to the definition of “Guarantor,” (d) direct or indirect Domestic Subsidiary of (i) a Foreign Subsidiary or (ii) a CFC Holding Company, (e) CFC Holding Company, (f) Domestic Subsidiary of a Credit Party with respect to which a Guarantee could result in adverse tax, regulatory or accounting consequences (that are not de minimis) to the Borrower or any of its Subsidiaries or any direct or indirect parent thereof (including as a result of the operation of Section 956 of the Code) as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) Captive Insurance Subsidiary, (h) non-profit Subsidiary, (i) joint venture and Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a Non-Wholly-Owned Restricted Subsidiary), (j) special purpose entity, including any Receivables Subsidiary and any Securitization Subsidiary, (k) Broker-Dealer Subsidiary, (l) Subsidiary for which Guarantees or granting Liens to secure the Obligations are (I) prohibited by law (including as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (subject to clause (m) below, to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or (II) contractually prohibited (including any requirement to obtain the consent of any third party (other than Holdings, the Borrower or any Restricted Subsidiary) (it being understood that there shall be no requirement to obtain such consent) on the Closing Date or, following the Closing Date, the date of acquisition (so long as such prohibition was in effect on the date of such acquisition and was not created in contemplation of such acquisition), (m) Subsidiary of the Borrower where the burden or cost of obtaining a Guarantee (including any adverse tax, regulatory or accounting consequences (that are not de minimis)) outweighs the benefit to the Lenders, as determined by the Borrower in good faith in consultation with the Administrative Agent, (n) Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement with assumed Indebtedness, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations, (o) any Subsidiary that is an obligor with respect to any Sale Leaseback, so long as such Subsidiary holds no material assets other than the properties that are the subject of such Sale Leaseback, (p) any Wholly-Owned Restricted Subsidiary as to which an Authorized Officer of the Borrower represents in writing to the Administrative Agent that the Borrower intends in good faith to syndicate the Equity Interests of such Restricted Subsidiary to Strategic Investors (provided that, any Restricted Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (q) if the Borrower no longer intends to syndicate the Equity Interests of such Restricted Subsidiary to Strategic Investors) and (r) Subsidiary listed on Schedule 1.1(d); provided further that the Borrower in its sole discretion and in accordance with the provisions of the definition of “Guarantors”, may elect to cause (A) one or more Excluded Subsidiaries organized or existing under the laws of the United States, any state thereof or the District of Columbia or any other jurisdiction reasonably acceptable to the Administrative Agent to be designated as not being Excluded Subsidiaries by written notice to the Administrative Agent and, following such designation, may (so long as at such time no Event of Default shall have occurred and be continuing or would result therefrom and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent and (B) any Guarantor that becomes an Excluded Subsidiary (including any Excluded Subsidiary that became a Guarantor pursuant to the foregoing clause (A)) to be released from its Guarantee (the “Excluded Subsidiary Joinder Exception”).

“Excluded Subsidiary Joinder Exception” shall have the meaning provided in the definition of “Excluded Subsidiary.”

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (i) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by any such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (ii) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Credit Party as specified in any agreement between the relevant Credit Parties and Hedge Bank counterparty to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income (however denominated), net profits, or branch profits (in each case, however denominated and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of US state or local law), and franchise (and similar) Taxes, in each case (A) imposed by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (B) that are Other Connection Taxes, (ii) any branch profits Taxes imposed by the United States, (iii) in the case of a Lender other than an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of a recipient pursuant to applicable Requirements of Law in effect at the time such recipient acquires an interest in the applicable Commitment or, if such recipient did not fund an applicable Loan pursuant to a prior Commitment, at the time such recipient acquires the applicable interest in such Loan (or designates a new lending office), except to the extent that such Lender was entitled, immediately prior to the designation of such new lending office, or such Lender’s assignor (if any) was entitled immediately prior to the assignment to such Lender, to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iv) any Taxes attributable to a recipient’s failure to comply with Section 5.4 (e), (v) any withholding Taxes imposed under FATCA, or (vi) penalties, interest and additions to Tax relating to any of the foregoing.

“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Credit Agreement” shall have the meaning provided in the definition of “Closing Date Refinancing”.

“Existing Letters of Credit” shall mean any letter of credit issued under the Existing Credit Agreement outstanding on the Closing Date.

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Term Lender” means an Initial Term Loan Lender which is also an “Existing Term Lender”, as defined in the Cashless Roll Settlement Letter, and which has elected a “Cashless Settlement Option” referred to in the Cashless Roll Settlement Letter.

“Existing Term Loan” has the meaning specified in the Cashless Roll Settlement Letter.

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).

“Expiring Credit Commitment” shall have the meaning provided in Section 2.1(f).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).

“Extension” shall mean the extension of a Loan or a Commitment pursuant to Section 2.14(g) and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” shall mean a Term Loan Extension Request or a Revolving Credit Loan Extension Request, as the context requires.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and (c) any intergovernmental agreements (and related legislation, rules or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Fifth Third” shall mean Fifth Third Bank, National Association.

“Finance Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.3(c)), is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Financial Covenant” shall have the meaning provided in Section 10.9.

“Financial Covenant Cross Default” shall have the meaning provided to it in Section 11.3(a).

“Financial Covenant Event of Default” shall have the meaning provided to it in Section 11.3(a).

“Financial Incurrence Test” shall have the meaning provided in Section 1.11(b).

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, among Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent.

“First Amendment Effective Date” shall mean June 20, 2024.

“First Citizens” shall mean First-Citizens Bank & Trust Company.

“First Lien Net Leverage Ratio” shall mean, as of any time of determination, the ratio of (i) Consolidated First Lien Secured Debt as of such time of determination, minus Unrestricted Cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to (ii) the Consolidated EBITDA of the Borrower for the Test Period then last ended.

“First Lien Obligations” shall mean any Indebtedness that is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans, the 2024 Refinancing Term Loans, the 2025 Refinancing Term Loans or any Obligations that are secured by the Collateral on a pari passu first lien basis with the Initial Term Loans ~~and~~, the 2024 Refinancing Term Loans and the 2025 Refinancing Term Loans, in addition to any other collateral (if any), and, for the avoidance of doubt, including the Initial Term Loans, the 2024 Refinancing Term Loans, the 2025 Refinancing Term Loans and Revolving Credit Loans.

“Fitch” shall mean Fitch Ratings Inc.

“Fixed Amounts” shall have the meaning provided in Section 1.11(b).

“Fixed Basket” shall have the meaning provided in Section 1.11(b).

“Fixed Charges” shall mean, as of any Test Period, the sum of (a) the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such Test Period, plus (b) all scheduled cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Borrower or any Restricted Subsidiary during such Test Period.

“Floor” shall mean 0.00% per annum.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is contributed to, but not sponsored or maintained, by any Credit Party or any of its Subsidiaries, other than an arrangement that is maintained by or to which contributions are mandated by a Governmental Authority.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, but that is not subject to ERISA) that is not subject to US law and is maintained or sponsored by any Credit Party or any of its Subsidiaries, other than a plan that is maintained by or to which contributions are mandated by a Governmental Authority.

“Foreign Plan Event” shall mean (i) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or any Foreign Benefit Arrangement required to be registered, or (ii) the failure of any Foreign Plan to comply in any material respect with any provisions of applicable law or regulations or with the terms of such Foreign Plan.

“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Forward-Looking Information” shall have the meaning provided in Section 8.8(a).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to any Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans and 2032 Unsecured Notes.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect from time to time (and all references herein to an applicable ASC provision shall be construed to mean the corresponding IFRS provision); provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of IFRS as in effect from time to time and (2) from and after such election, all ratios, computations, and other determinations based on GAAP contained in this Agreement shall still be required to be computed in conformity with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“General Debt Basket” shall have the meaning provided in Section 10.1(l)(ii).

“General Debt Basket Reallocated Amount” shall mean any amount that, at the sole option of the Borrower, has then been reallocated from the General Debt Basket to increase the Non-Ratio Based Incremental Basket of the Maximum Incremental Facilities Amount (subject to reallocation back to the General Debt Basket from the Maximum Incremental Facilities Amount from time to time at the sole option of the Borrower); provided that the outstanding amount of Indebtedness incurred under the General Debt Basket Reallocated Amount shall be deemed to utilize capacity under the General Debt Basket on a dollar for dollar basis.

“General Investments Basket” shall have the meaning provided in clause (xii) of the definition of “Permitted Investments.”

“General Restricted Payments Basket” shall have the meaning provided in Section 10.5(b)(11).

“General Subordinated Payments Basket” shall have the meaning provided in Section 10.5(b)(19).

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (i) the Guarantee entered into by Holdings, the Borrower, the other Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C and (ii) with respect to any guarantee provided by any Foreign Subsidiary, at the option of the Borrower, separate guarantee agreement customary for the applicable jurisdiction.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “guarantee obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition or other conveyance of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings, the Borrower and each Subsidiary of the Borrower that becomes a party to the Guarantee on the Closing Date or pursuant to Section 9.11 or otherwise; provided, for the avoidance of doubt, (x) unless otherwise expressly agreed by the Borrower, no Subsidiary that is an Excluded Subsidiary shall be a Guarantor until and unless it ceases to be an Excluded Subsidiary (including by means of designation as such by the Borrower pursuant to the definition of “Excluded Subsidiary”), and (y) the Borrower may cause any Restricted Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to become a Guarantor under the Guarantee and a grantor under the applicable Security Documents (including, in the case of a Foreign Subsidiary that has been designated as a Guarantor pursuant to this clause (y), Security Documents governed by applicable foreign law and reasonably acceptable to the Collateral Agent) in accordance with Section 9.11 (so long as, in the case of a Foreign Subsidiary, the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent and such Foreign Subsidiary shall have entered into Security Documents governed by the applicable foreign law reasonably acceptable to the Collateral Agent), and any such Restricted Subsidiary shall be a Guarantor hereunder and under the other Credit Documents for all purposes until such Restricted Subsidiary is released as a Guarantor in accordance herewith. Notwithstanding anything set forth above, with respect to any New Term Loans, Refinancing Term Loans and Extended Term Loans constituting Designated Alternative Security Indebtedness, the Borrower and the Administrative Agent shall be entitled to enter into any Guarantee and Security Document to the extent contemplated under the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment, without offering such benefit to the other Obligations.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, per-or polyfluoroalkyl substances and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate or branch of a Lender or an Agent, (ii) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate or branch of a Lender or an Agent on the Closing Date, and (iii) any other Person from time to time designated in writing by the Borrower to the Administrative Agent; provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 15 and 26 of the Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the Security Agreement, in each case, as if it were a Lender.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Financial Statements” shall mean (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022 and December 31, 2021 and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal quarter ending on or about September 30, 2023 and the related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ending on or about September 30, 2023.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (“Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Capital Stock of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c) if reasonably requested by the Administrative Agent, a customary opinion of counsel shall be delivered on behalf of the Borrower to the Administrative Agent, (d) [reserved], (e) (x) subject to Section 1.12(f), no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default and (y) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), (f) no Change of Control shall occur, (g) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree) of the proposed transaction and Previous Holdings, New Holdings and the Borrower shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (h) New Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (i) if reasonably requested by the Administrative Agent, the Credit Parties shall execute and deliver amendments, supplements and other modifications to all applicable Credit Documents necessary for such New Holdings to be made a party to this Agreement and to guarantee the Obligations pursuant to the Guarantee, in each case in form and substance substantially consistent with the applicable agreements previously delivered in respect thereof or reasonably satisfactory to the Administrative Agent; provided that, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, delayed or denied), such amendments, supplements, modifications, instruments and/or agreements may be executed and delivered following such substitution and shall not constitute a condition to the effectiveness of New Holdings’ substitution for Holdings and (j) the security interest of the Secured Parties in the Collateral granted by the Credit Parties under the Security Documents shall not be materially impaired as a result of such substitution; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall refer to New Holdings.

“IFRS” shall mean International Financial Reporting Standards, as adopted by the International Accounting Standards Board and/or the European Union, as in effect from time to time.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental Amendment” shall have the meaning provided in Section 2.14(a).

“Incremental Amounts” shall have the meaning provided in Section 10.1(m).

“Incremental Delayed Draw Term Loan Commitment” shall have the meaning provided in the definition of “Maximum Incremental Facilities Amount”.

“Incremental Delayed Draw Term Loan Commitment Incurrence Election Provision” shall have the meaning provided in the definition of “Maximum Incremental Facilities Amount”.

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Ratio Basket” shall have the meaning provided in clause (iv)(z) of the definition of “Maximum Incremental Facilities Amount.”

“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Loan Lenders” shall have the meaning provided in Section 2.14(b).

“Indebtedness” shall mean, with respect to any Person,

(i)            any indebtedness (including principal and premium) of such Person (a) in respect of borrowed money, (b) evidenced by bonds, notes or debentures, (c) constituting all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such reimbursement obligations being equal, for purposes of this clause (c), to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments, plus the aggregate amount of drawings thereunder that have not been reimbursed) (except reimbursement obligations under trade payables or trade or commercial letters of credit), (d) representing the balance of deferred and unpaid purchase price of any property (including Finance Lease Obligations), or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness under this clause (i) (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded,

(ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) above of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) above of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include:

(1)            Contingent Obligations incurred in the ordinary course of business,

(2)            obligations under or in respect of Receivables Facilities and Securitization Facilities,

(3)            prepaid or deferred revenue arising in the ordinary course of business,

(4)            purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset,

(5)            trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course of business,

(6)            any earn-out obligation until 60 days after such obligation has become due and payable in cash and has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP,

(7)            customary obligations under employment agreements and deferred compensation,

(8)            Non-Finance Lease Obligations or

(9)            any liabilities in respect of appraisal and dissenter rights of current or former equity holders at such time.

The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, (A) the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (B) obligations constituting non-recourse Indebtedness of the Borrower and the Restricted Subsidiaries shall only constitute “Indebtedness” for purposes of Section 10.1 and not for any other purpose hereunder and (C) the Indebtedness of any Person shall not include, with respect to any Non-Wholly Owned Subsidiary, such portion of the Indebtedness (or guarantee obligations in respect of obligations) of such Non-Wholly Owned Subsidiary that corresponds to the equity interest share of third parties in such Non-Wholly Owned Subsidiary.

Notwithstanding the foregoing, other than in connection with making an LCT Election, Indebtedness will be deemed not to include obligations (“Escrowed Obligations”) incurred or otherwise outstanding in advance of, and the proceeds of which are to be applied in connection with, a transaction (including any repayment, prepayment or redemption as to which a notice thereof has been delivered to the applicable holders thereof), solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose (it being understood that in any event, any such proceeds held in such Escrow shall be not deemed to represent unrestricted cash for purposes of calculating the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio); provided that upon the release of the proceeds of Escrowed Obligations from such Escrow such obligations, to the extent outstanding after such release, shall constitute Indebtedness that is incurred on such date.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Persons” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Independent Financial Advisor” shall mean an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.

“Initial Issuer” shall mean SP Finco, LLC, a Delaware limited liability company and wholly owned direct subsidiary of Borrower.

“Initial Term Loan” shall have the meaning provided in Section 2.1(a)(i). The aggregate amount of the Initial Term Loans as of the First Amendment Effective Date after giving effect to the Refinancing (as defined in the First Amendment) is $0.

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the First Amendment Effective Date is $0.

“Initial Term Loan Lenders” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Inside Maturity Basket” shall mean, (a) at the option of the Borrower (in its sole discretion), Indebtedness incurred in reliance on this clause (a) with a final maturity date prior to the earliest maturity date otherwise expressly required under this Agreement with respect to such Indebtedness and/or a Weighted Average Life to Maturity shorter than the minimum Weighted Average Life to Maturity otherwise expressly required under this Agreement with respect to such Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (x) $521,000,000 and (y) 100% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period, (b) Indebtedness incurred in connection with a Permitted Acquisition or other investment, (c) Indebtedness that constitutes a customary term “A” loan facility as reasonably determined by the Borrower in good faith and (d) Indebtedness that constitutes Customary Bridge Loans (provided that, for the avoidance of doubt, any Indebtedness incurred or established under the General Debt Basket Reallocated Amount (or any Refinancing Indebtedness or Refinancing Loans or other Indebtedness or commitments, as applicable, that directly or indirectly refinances or replaces such Indebtedness or commitments incurred under the General Debt Basket Reallocated Amount) shall be permitted under the Inside Maturity Basket and shall be deemed not to utilize capacity under clause (a) of the Inside Maturity Basket).

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean any and all intellectual property arising under applicable law, including (i) (a) patents, inventions, industrial designs, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, and re-examinations.

“Intercompany License Agreement” shall mean any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, marketing agreement, development agreement, services agreement, Intellectual Property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Borrower and any Restricted Subsidiary thereof.

“Intercompany Note” shall mean any intercompany note substantially in the form of Exhibit D.

“Interest Coverage Ratio” shall mean, as of any time of determination, the ratio of (i) Consolidated EBITDA of the Borrower for the Test Period then last ended to (ii) the Consolidated Interest Expense of the Borrower in respect of any Indebtedness that would be included in Consolidated Total Debt (net of cash interest income) for such Test Period.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interested Creditors” shall have the meaning provided in Section 13.20(b).

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantee obligations), advances, or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person, investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property or the purchase or other acquisition, in one transaction or a series of related transactions, of all or substantially all of the assets of another Person or assets constituting a business unit, line of business or division of such Person; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, (i) accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to officers, directors, managers and employees, in each case made in the ordinary course of business and (ii) intercompany loans, advances, or Indebtedness made to or owing by the Borrower or a Restricted Subsidiary having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided further that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Borrower or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

For purposes of the definition of “Unrestricted Subsidiary” and Section 10.5, (i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration). An Investment will be deemed to have been made at the time of making any such loans, advance or capital contribution, purchase or other acquisition for consideration of Indebtedness, Equity Interests or other securities.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” shall mean:

(i)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)            debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii)            investments in any fund that invests all or substantially all of its assets in investments of the type described in clauses (i) and (ii) above which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv)            corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“IP Security Agreement” shall mean one or more Intellectual Property security agreements by and among one or more of the Credit Parties and the Collateral Agent executed in accordance with the Security Agreement, in substantially the form set forth as Annex B to the Security Agreement.

“ISDA CDS Definitions” shall have the meaning provided in Section 13.1.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement, and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Jefferies” shall mean Jefferies Finance LLC.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“Judgment Currency” shall have the meaning provided in Section 13.21.

“Junior Lien Intercreditor Agreement” shall mean any of (i) an intercreditor agreement substantially in the form of Exhibit A-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent and the Borrower may agree.

“Junior Lien Obligations” shall mean any Indebtedness that is secured by all or a portion of the Collateral on a junior basis to the Liens on the Collateral securing the Initial Term Loans, the 2024 Refinancing Term Loans, the 2025 Refinancing Term Loans or any Obligations that are secured by the Collateral on a pari passu basis with the Initial Term Loans ~~and~~, the 2024 Refinancing Term Loans and the 2025 Refinancing Term Loans, in addition to any other collateral (if any), excluding any Third Lien Obligations.

“KKR” shall mean KKR Corporate Lending (TN) LLC.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on or prior to the applicable Reimbursement Date or refinanced on the applicable Reimbursement Date as a Borrowing of Revolving Loans pursuant to the terms of this Agreement.

“L/C Credit Extension” shall mean, with respect to any letter of credit issued hereunder, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Facility Maturity Date” shall mean the date that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Class of Revolving Commitments (or, if such day is not a Business Day, the next preceding Business Day); provided that the L/C Facility Maturity Date in respect of a Letter of Credit may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit (including any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 and Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any 2024 Refinancing Term Loan, any 2025 Refinancing Term Loan, any New Term Loan, any Extended Term Loan, any Refinancing Term Loan or any Replacement Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning provided in Section 1.12(f).

“LCT Test Date” shall have the meaning provided in Section 1.12(f).

“Lead Arrangers” shall mean the institutions named as Lead Arrangers and Bookrunners (i) on the cover page of this Agreement, (ii) in the First Amendment and (iii) in the Second Amendment.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure, (ii) the failure of any Lender to pay over to the Administrative Agent, the Swingline Lender, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified the Borrower, any Letter of Credit Issuer, the Swingline Lender and the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent, the Borrower and, in the case of a Revolving Lender, any Letter of Credit Issuer, or Swingline Lender, that it will comply with its funding obligations under this Agreement, or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a) that such Distressed Person is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) that such Distressed Person becomes the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1 (including Existing Letters of Credit).

“Letter of Credit Commitment” shall mean $50,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to any Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to any Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (i) on the Closing Date, each of Jefferies, Barclays, JPMorgan, Bank of America, Wells Fargo, CONA, Royal Bank, Mizuho, Fifth Third, ~~SVB~~First Citizens, KKR and SMBC, (ii) any other Lender (other than the foregoing entity) which has agreed in writing to be an additional Letter of Credit Issuer under any Class of Revolving Commitments and is reasonably acceptable to the Administrative Agent and (iii) any of the foregoing entities’ respective Affiliates, branches or designees approved by the Borrower (such approval not to be unreasonably withheld); provided that (a) Jefferies, Fifth Third and Royal Bank, in their capacity as a Letter of Credit Issuer, shall not, in any case, be required to issue Letters of Credit in any currency other than Dollars and shall not, in any case, be required to issue any trade letter of credit and (b) Barclays, in its capacity as a Letter of Credit Issuer, shall not, in any case, be required to issue any trade letter of credit. Jefferies will cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies for all purposes under the Credit Documents.

“Letter of Credit Percentage” shall mean, with respect to (x) each Letter of Credit Issuer as of the Closing Date, the percentage set forth opposite such Letter of Credit Issuer’s name on Schedule 1.1(b) under the caption “Letter of Credit Percentage” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto (in each case, as may be reduced to reflect any percentage allocated to another Letter of Credit Issuer pursuant to the definition of “Letter of Credit Issuer” or increased as agreed by the Borrower and such Letter of Credit Issuer) and (y) any other Letter of Credit Issuer, a percentage to be agreed between the Borrower and such Letter of Credit Issuer.

“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit F or another form which is acceptable to the applicable Letter of Credit Issuer and the Borrower, each in its reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication and in accordance with Section 1.13, (i) the aggregate Stated Amount of all outstanding Letters of Credit (including any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided that in no event shall an operating lease (or other lease in respect of a Non-Finance Lease Obligation) or a license to use Intellectual Property be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition, other permitted acquisition or permitted Investment (in each case including any such transaction that is subject to a letter of intent or purchase agreement) whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (iii) any disposition or other sale or conveyance of assets or property and (iv) any Restricted Payment.

“Loan” shall mean any Revolving Loan, Swingline Loan or Term Loan or any other loan made by any Lender hereunder.

“LTM Determination Notification” shall mean a written notification delivered to the Administrative Agent, at the Borrower’s option, no later than three (3) Business Days (or such shorter period of time as agreed by the Administrative Agent in its reasonable discretion) prior to any LCT Test Date (a) informing the Administrative Agent that the Borrower intends to make the calculations of the ratios, tests or baskets set forth in Section 1.12(f) on the basis of the Borrower’s financial performance over the last twelve fiscal months and not on the basis of the Borrower’s financial performance over the last four fiscal quarters and (b) if not previously delivered to the Administrative Agent, including monthly financials for each fiscal month in such twelve month period.

“Management Equityholders” shall mean any current or former director, officer, employee or member of management of the Borrower or any of its Subsidiaries or any direct or indirect parent company thereof who is an equityholder (including with respect to warrants and options) in the Borrower or any direct or indirect parent thereof and, in each case, any Related Person of such Person.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Market Capitalization” shall mean an amount equal to the product of (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower or the applicable direct or indirect parent company thereof, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 10.5(b)(9) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” shall have the meaning provided in the definition of “Hedge Agreement.”

“Material Adverse Effect” shall mean a material and adverse effect on (i) the business, results of operations or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) the material remedies (taken as a whole) of the Administrative Agent and the Lenders under the Credit Documents.

“Material Intellectual Property” shall mean Intellectual Property owned by the Borrower or its Restricted Subsidiaries as of the Closing Date and the loss of which would have a material and adverse effect on the business of the Borrower and its Restricted Subsidiaries (taken as a whole).

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (together with its Restricted Subsidiaries) (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were greater than 5.00% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were greater than 5.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Restricted Subsidiaries that are Excluded Subsidiaries other than by virtue of clause (b) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period greater than 10.00 % of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period greater than 10.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, within 45 days after the date on which Section 9.1 Financials for the last quarter of such Test Period are delivered pursuant to this Agreement (or such longer period as the Administrative Agent agrees in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable; provided further that any such Restricted Subsidiary so designated that constitutes a Material Subsidiary shall become a Guarantor solely to the extent required by Section 9.11.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, the 2024 Refinancing Term Loan Maturity Date, the 2025 Refinancing Term Loan Maturity Date, the Revolving Credit Maturity Date or the maturity date of a New Term Loan, an Extended Term Loan, a Replacement Term Loan, a Refinancing Term Loan, an Extended Revolving Credit Loan, an Additional Revolving Credit Loan or a Refinancing Revolving Credit Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any time of determination, an aggregate principal amount equal to the sum of:

(i)            the sum of (A)(1) the greater of (x) $521,000,000 and (y) 100.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recent Test Period then ended, plus (2) the General Debt Basket Reallocated Amount, minus (B) in each case, subject to the last sentence in the penultimate paragraph of this definition, and without duplication, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (i), and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (i), plus

(ii)           the sum of (I) the aggregate principal amount of (x) voluntary prepayments, redemptions, repurchases and buybacks of Term Loans (including purchases of Term Loans at or below par and payments through Dutch auction procedures) and payments of Term Loans utilizing Section 13.7 or any other analogous “yank-a-bank” provision (in each case, in the principal amount of the Initial Term Loans ~~or~~. the 2024 Refinancing Term Loans or the 2025 Refinancing Term Loans subject thereto) by Holdings or any of its Subsidiaries, (y) permanent commitment reductions in respect of (A) Revolving Commitments, (B) revolving credit commitments established in reliance on the Non-Ratio Based Incremental Basket, (C) revolving credit commitments established as Designated Funding Commitments secured by Liens on the Collateral, (D) Incremental Delayed Draw Term Loan Commitments incurred pursuant to clause (A) of the Incremental Delayed Draw Term Loan Commitment Incurrence Election Provision that either are secured by Liens on the Collateral or are established in reliance on the Non-Ratio Based Incremental Basket and (E) delayed draw term loan commitments established as Designated Funding Commitments secured by Liens on the Collateral (in each case under this clause (y), other than permanent commitment reductions in respect of delayed draw term loan commitments occurring as result of drawing loans thereunder) and (z) voluntary prepayments, redemptions, repurchases and buybacks (including purchases by Holdings or any of its Subsidiaries at or below par and payments through Dutch auction procedures) (in each case, in the principal amount of the Indebtedness subject thereto) and payments utilizing Section 13.7 (or any other analogous “yank-a-bank” provision) (and, with respect to revolving credit commitments and unfunded delayed draw term loan commitments, permanent commitment reductions), as applicable, of Incremental Loans, Permitted Other Indebtedness and any other Indebtedness, in each case under this clause (z), that is either (A) incurred under the Non-Ratio Based Incremental Basket, (B) secured by the Collateral or (C) incurred or guaranteed by any Restricted Subsidiary of the Borrower that does not constitute a Credit Party, in the case of each of clauses (x), (y) and (z) above, other than from proceeds of incurrences of long-term Indebtedness (other than (X) any Indebtedness under any revolving credit facility or any intercompany loans made to effect the underlying transaction or (Y) without duplication, any Indebtedness or commitment then being incurred in reliance on the Prepayment Incremental Basket), minus (II) subject to the last sentence in the penultimate paragraph of this definition, and without duplication, the sum of (1) the aggregate principal amount of New Term Loans and New Loan Commitments incurred pursuant to Section 2.14(a) prior to such time in reliance on this clause (ii) and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(x)(a) prior to such time in reliance on this clause (ii), plus (iii) the sum of (I) the aggregate principal amount of voluntary prepayments, redemptions, repurchases and buybacks (including purchases at or below par and payments through Dutch auction procedures and payments utilizing Section 13.7 or any other analogous “yank-a-bank” provision (in each case, in the principal amount of the Indebtedness subject thereto)) (or, solely with respect to revolving credit commitments, the aggregate principal amount of permanent commitment reductions effected thereunder) by Holdings or any of its Subsidiaries of any Refinancing Indebtedness or Refinancing Loans, as applicable, previously applied, directly or indirectly, to the prepayment, redemption, repurchase, buyback or permanent commitment reduction, as applicable, of any Indebtedness or revolving credit commitment, as applicable, described in clause (i) or (ii) above, in each case under this clause (iii), to the extent such voluntary prepayment, redemption, repurchase or buyback was not financed with the proceeds of long-term Indebtedness (other than (X) any Indebtedness under any revolving credit facility or any intercompany loans made to effect the underlying transaction or (Y) without duplication, any Indebtedness or commitment then being incurred in reliance on the Prepayment Incremental Basket) of the Borrower or the Restricted Subsidiaries, minus (II) subject to the last sentence in the penultimate paragraph of this definition, and without duplication, the sum of (1) the aggregate principal amount of New Term Loans and New Loan Commitments incurred pursuant to Section 2.14(a) prior to such time in reliance on this clause (iii) and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such time in reliance on this clause (iii) (this clause (iii), together with clause (ii) above, the “Prepayment Incremental Basket”; clauses (i), (ii) and (iii) of the Maximum Incremental Facilities Amount, collectively, the “Non-Ratio Based Incremental Basket”), plus

(iv)          an unlimited amount, so long as in the case of this clause (iv) only, such amount at such time of determination can be incurred or issued without causing:

(x)            in the case of Indebtedness that constitutes a First Lien Obligation, the First Lien Net Leverage Ratio as of the most recently ended Test Period to exceed the greater of (X) 3.50 to 1.00 and (Y) the First Lien Net Leverage Ratio as of immediately prior to such incurrence of Incremental Loans, Permitted Other Indebtedness or establishment of New Loan Commitments,

(y)           in the case of Indebtedness that constitutes a Junior Lien Obligation (other than any Third Lien Obligation), either, at the Borrower’s election, (A) the Secured Net Leverage Ratio as of the most recently ended Test Period to exceed the greater of (X) 4.00 to 1.00 and (Y) the Secured Net Leverage Ratio as of immediately prior to such incurrence of Incremental Loans, Permitted Other Indebtedness or establishment of New Loan Commitments, or (B) the Interest Coverage Ratio to be less than the lesser of (X) 1.75 to 1.00 and (Y) the Interest Coverage Ratio for the most recently ended Test Period as of immediately prior to such incurrence of Incremental Loans, Permitted Other Indebtedness or establishment of New Loan Commitments, and

(z)            in the case of Indebtedness that is solely (1) secured by Liens on assets that do not constitute Collateral, (2) a Third Lien Obligation and/or (3) unsecured, either, at the Borrower’s election, (A) the Total Net Leverage Ratio to exceed the greater of (X) 5.75 to 1.00 and (Y) the Total Net Leverage Ratio as of immediately prior to such incurrence of Incremental Loans, Permitted Other Indebtedness or establishment of New Loan Commitments or (B) the Interest Coverage Ratio to be less than the lesser of (X) 1.75 to 1.00 and (Y) the Interest Coverage Ratio for the most recently ended Test Period as of immediately prior to such incurrence of Incremental Loans, Permitted Other Indebtedness or establishment of New Loan Commitments (this clause (iv), the “Incremental Ratio Basket”);

provided that in the case of the immediately preceding clauses (x), (y) and (z), calculated on a Pro Forma Basis and assuming for purposes of this calculation that (1) the full committed amount of any new Incremental Revolving Credit Commitments and/or any Permitted Other Indebtedness constituting a revolving credit commitment then being incurred or issued shall be treated as outstanding Indebtedness (for the avoidance of doubt, the borrowing of any debt under such revolving credit commitments thereafter shall not be subject to the Maximum Incremental Facilities Amount and such revolving credit commitments shall not be deemed to be outstanding in any other financial incurrence test (to the extent such drawn amount would otherwise be required to be included in such ratio calculations)) and (2) any cash proceeds of any new Incremental Loans and/or Permitted Other Indebtedness, as applicable, then being incurred or issued shall not be netted from the numerator in the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as applicable, for such purposes of calculating the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, under this clause (iv) for purposes of then determining whether such Incremental Loans and Permitted Other Indebtedness can be incurred (provided, however, that such cash proceeds may be netted in calculating the foregoing leverage ratios if the proceeds of such Incremental Loans or other Indebtedness will be used to replace or replenish cash on the balance sheet that was previously used to finance an acquisition, other Investment or Capital Expenditure); provided, further, for the avoidance of doubt, to the extent the proceeds of any Incremental Loans or Permitted Other Indebtedness are to be utilized to repay Indebtedness, such calculations shall give Pro Forma Effect to such repayments.

The Borrower may elect to use clause (iv) above regardless of whether the Borrower has capacity under clause (i), clause (ii) or clause (iii) above. Further, the Borrower may elect to use clause (iv) above prior to using clause (i), clause (ii) or clause (iii) above, and if both clause (iv), on the one hand, and clause (i) and/or clause (ii) and/or clause (iii), on the other hand, are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use clause (iv) above. Notwithstanding the foregoing, the Borrower may re-designate (which re-designation shall be automatic unless the Borrower elects otherwise) any Indebtedness originally designated as incurred or issued under clause (i) and/or clause (ii) and/or clause (iii) above as having been incurred or issued under clause (iv), so long as at the time of such re-designation, the Borrower would be permitted to incur or issue under clause (iv) the aggregate principal amount of Indebtedness being so re-designated (for purposes of clarity, with any such re-designation having the effect of increasing the Borrower’s ability to incur or issue Indebtedness under clause (i) and/or clause (ii) and/or clause (iii) on and after the date of such re-designation by the amount of Indebtedness so re-designated).

In the case of any New Term Loan Commitment or Permitted Other Indebtedness established in the form of a delayed draw term loan commitment (each, an “Incremental Delayed Draw Term Loan Commitment”), at the election of the Borrower in its sole discretion, for purposes of determining capacity under, and compliance with the Maximum Incremental Facilities Amount (including for purposes of incurring or establishing such Incremental Delayed Draw Term Loan Commitment (and any associated loan when such Incremental Delayed Draw Term Loan Commitment is funded)), either (A) such Incremental Loan or Permitted Other Indebtedness shall be deemed to be fully drawn at the time such Incremental Delayed Draw Term Loan Commitment becomes effective (for the avoidance of doubt, in the case of this clause (A), the actual drawing of such Incremental Delayed Draw Term Loan Commitment shall not be deemed to be an additional incurrence of Incremental Loans or Permitted Other Indebtedness for purposes of this definition of Maximum Incremental Facilities Amount) or (B) such Incremental Loan or Permitted Other Indebtedness shall be incurred as and when the applicable Incremental Loan or Permitted Other Indebtedness under such Incremental Delayed Draw Term Loan Commitment is funded in accordance with the terms of such Incremental Delayed Draw Term Loan Commitment (for the avoidance of doubt, in the case of this clause (B), such New Term Loan Commitment or Permitted Other Indebtedness in the form of an Incremental Delayed Draw Term Loan Commitment shall be deemed not to be drawn for all purposes under the Credit Documents until such Incremental Delayed Draw Term Loan Commitment is funded) (this paragraph, the “Incremental Delayed Draw Term Loan Commitment Incurrence Election Provision”).

“Maximum Rate” shall have the meaning provided in Section 5.6(c).

“MFN Adjustment” shall have the meaning provided in Section 2.14(d)(iv).

“MFN Limitations” shall have the meaning provided in Section 2.14(d)(iv).

“MFN Trigger Amount” shall have the meaning provided in Section 2.14(d)(iv).

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of Term SOFR Loans, $500,000 (or if less, the entire remaining applicable Commitments at the time of such Borrowing), and (ii) with respect to a Borrowing of ABR Loans, $250,000 (or if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101% of the Fronting Exposure of the applicable Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 101% of the outstanding amount of all L/C Obligations.

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“Mizuho” shall mean Mizuho Corporate Bank, Ltd.

“MNPI” shall mean, with respect to any Person, information and documentation that is (a) of a type that would not be publicly available (as reasonably determined by the Borrower) and could not be derived from publicly available information if such Person and its Subsidiaries were public reporting companies and (b) if such Person and its Subsidiaries were public reporting companies, material (as reasonably determined by the Borrower) with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of United States Federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries (as reasonably determined by the Borrower).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale Prepayment Event or Casualty Prepayment Event,

(i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, as the case may be, less

(ii) the sum of:

(A)         the amount, if any, of all Taxes (including, in each case, (x) in connection with any repatriation of funds and (y) for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of proceeds to the Borrower (including as a result of the repayment of any intercompany loan to the Borrower or any Restricted Subsidiary with the proceeds thereof)) and tax distributions paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries and distributions with respect to taxes made under Section 10.5(b)(15) in connection with such Prepayment Event,

(B)          the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes or distributions with respect to Taxes deducted pursuant to clause (A) above) (1) associated with the assets that are the subject of such Prepayment Event or otherwise reasonably expected to be payable in connection with such transactions and (2) retained by the Borrower or any of the Restricted Subsidiaries, including any pension liabilities or environmental liabilities; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(C)          the amount of any Indebtedness (other than the Loans and any other Indebtedness subject to a Pari Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any other intercreditor agreement then in effect) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event and the cost associated with unwinding any related Hedging Obligations in connection with such transaction,

(D)         in the case of any Prepayment Event by a Non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof,

(E)          in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, and

(F)          all fees and out-of-pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing, in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above and

(b) with respect to the incurrence of any Indebtedness, 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of such Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale, and payments made in order to obtain a necessary consent required by applicable law.

“Net Cash Proceeds Percentage” shall have the meaning provided in Section 5.2(a)(i).

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred Capital Stock dividends.

“Net Short Lender” shall have the meaning provided in Section 13.1.

“New Holdings” shall have the meaning provided in the definition of “Holdings.”

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h).

“New Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Expiring Credit Commitment” shall have the meaning provided in Section 2.1(f).

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-Finance Lease Obligation” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.3(c)), is not and is not required to be accounted for as a capital lease or finance lease on the balance sheet of that Person. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Fixed Basket” shall have the meaning provided in Section 1.11(b).

“Non-Ratio Based Incremental Basket” shall have the meaning provided in clause (iii) of the definition of “Maximum Incremental Facilities Amount.”

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Non-Wholly Owned Restricted Subsidiary” shall mean any Subsidiary of any Person that does not constitute a Wholly-Owned Restricted Subsidiary.

“Non-Wholly Owned Subsidiary” shall mean any Subsidiary of any Person that does not constitute a Wholly-Owned Subsidiary.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit J.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Notice of Drawing” shall have the meaning provided in Section 3.4(a).

“Notice of Prepayment” shall have the meaning provided in Section 5.1(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party and any Restricted Subsidiary arising under any Credit Document or otherwise with respect to any Commitment, any Loan or Letter of Credit or under any Secured Cash Management Agreement, Secured Bank Product Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with Holdings, the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall have the meaning set forth in Section 8.18.

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Original Closing Date” shall mean August 31, 2017.

“Other Applicable Indebtedness” shall mean any First Lien Obligations other than the Obligations.

“Other Connection Taxes” shall mean, with respect to any of the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Credit Documents, or sold or assigned an interest in any Loan or this or any other Credit Documents).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document, except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) Excluded Taxes.

“Outstanding Amount” shall mean (a) with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Swingline Loans and Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or any L/C Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit issued hereunder (including any refinancing of outstanding unpaid drawings under Letters of Credit issued hereunder or any L/C Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit issued hereunder taking effect on such date.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, such other rate to be determined by the Borrower and the Administrative Agent.

“Parent” shall mean Surgery Partners, Inc., a Delaware corporation.

“Pari Intercreditor Agreement” shall mean any of (i) an intercreditor agreement substantially in the form of Exhibit A-2, duly completed pursuant to the terms thereof with such additional changes as may be reasonably acceptable to the Administrative Agent and the Borrower or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement, in each case of clauses (i) and (ii), shall provide that the Liens on the Collateral securing such Indebtedness shall be equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent and the Borrower may agree.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably expected to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of “Permitted Investments.”

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received shall be applied in accordance with Section 10.4.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holder” shall mean any of (i) the Sponsor, the Sponsor’s Affiliates (other than any portfolio company of the Sponsor) and the Management Equityholders, (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Sponsor, the Sponsor’s Affiliates (other than any portfolio company of the Sponsor), and the Management Equityholders are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor, the Sponsor’s Affiliates and the Management Equityholders, collectively, have beneficial ownership of more than 50% of the aggregate ordinary voting power of the outstanding Voting Stock of Holdings or any other direct or indirect parent of Holdings, (iii) any direct or indirect parent of Holdings not formed in connection with, or in contemplation of, a transaction that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control and (iv) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any direct or indirect parent of Holdings, acting in such capacity.

“Permitted Investments” shall mean:

(i)            any Investment by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

(ii)           any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii)          any Investment by the Borrower or any Restricted Subsidiary (including any Investment that serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in any Restricted Subsidiary or in any joint venture) in a Person that is engaged in a Similar Business (or in assets of such Person constituting a Similar Business) if as a result of such Investment under this clause (iii) (each, a “Permitted Acquisition”), (w) on the date the definitive documents for such Permitted Acquisition are executed or otherwise effective, no Specified Event of Default shall have occurred and be continuing, (x) either (1) such Person becomes a Restricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms hereof or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business, business unit, line of business, facility or division of such Person, to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person;

(iv)          any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v)           (a) any Investment existing or contemplated on the Closing Date and, in the case of any such Investments in excess of $50,000,000 individually, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, refinancing, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except (x) pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced Investment) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as in existence on the Closing Date and/or (y) as permitted under Section 10.5 or any other clause of this definition of “Permitted Investments”;

(vi)          any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(vii)         Hedging Obligations permitted under Section 10.1, Cash Management Services and Bank Products;

(viii)        any Investment in a Similar Business, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $182,500,000 and (b) 35% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such Investment; provided, however, that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix)           Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (exclusive of Disqualified Stock of Holdings or the Borrower) or the proceeds received from the issuance of such Equity Interests after the Original Closing Date (other than any Cure Amount or Excluded Contributions) less any such Equity Interests or the proceeds thereof that increase the amount available for Restricted Payments and that have been applied under Section 10.5(a)(B) or been applied to incur Indebtedness under the Available Amount Debt Basket;

(x)            Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and dispositions permitted hereunder, in each case, other than solely by reference to this clause (x);

(xi)           Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets, or of services, in the ordinary course of business;

(xii)          any Investments, taken together with all other Investments made pursuant to this clause (xii) that are at that time outstanding, not to exceed the sum of (this clause (xii), the “General Investments Basket”) (x) the greater of (A) $260,000,000 and (B) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such Investment; provided, however, that, if any Investment pursuant to this clause (xii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above to the extent permitted to be made thereunder and shall cease to have been made pursuant to this clause (xii) for so long as such Person continues to be a Restricted Subsidiary, plus (y) at the option of the Borrower, any amounts available for use under the General Restricted Payments Basket and the General Subordinated Payments Basket that have been re-allocated by the Borrower to the General Investments Basket from time to time, minus (z) any amount available for use under this General Investments Basket that has been re-allocated by the Borrower to the General Subordinated Payments Basket or for incurrence of Indebtedness pursuant to the General Debt Basket;

(xiii)        (a) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or a Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or a Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity, and (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(xiv)        loans and advances to, or guarantees of Indebtedness of, officers, directors, managers and employees in an aggregate principal amount at any time outstanding under this clause (xiv) not in excess of the greater of (a) $28,750,000 and (b) 5.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such Investment;

(xv)         (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, payroll advances, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof and (b) promissory notes received from equityholders of the Borrower, any direct or indirect parent of the Borrower or any Subsidiary thereof in connection with the exercise of stock or other options in respect of the Equity Interests of the Borrower, any direct or indirect parent of the Borrower and its Subsidiaries;

(xvi)        asset purchases (including purchases of inventory, supplies and materials) and the assignment, transfer, licensing or sublicensing of, or grant of other rights under, Intellectual Property relating to marketing, development, distribution, services, joint venture, alliance, collaboration or similar arrangements with other Persons;

(xvii)       Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xviii)      Investments in connection with Permitted Reorganizations (whether on or after the date of consummation of such Permitted Reorganization);

(xix)         the assignment transfer, licensing or sublicensing of, or grant of other rights under Intellectual Property, in each case, (A) in the ordinary course of business or (B) which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

(xx)          Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any Restricted Subsidiary (including in connection with an acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Restricted Subsidiary or such consolidation or merger;

(xxi)         Investments in deposit accounts, commodities accounts and securities accounts opened in the ordinary course of business;

(xxii)        deposits required under any Contractual Requirement or by any Governmental Authority or public utility, including with respect to Taxes and other similar charges;

(xxiii)       Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(xxiv)       guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Finance Leases), contracts or of other obligations of the Borrower or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xxv)        any Investment, so long as, after giving Pro Forma Effect to such Investment, the Total Net Leverage Ratio is equal to or less than 4.75 to 1.00 as of the most recently ended Test Period;

(xxvi)       Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Agreement;

(xxvii)      Investments in an aggregate amount, taken together with all other Investments made pursuant to clause (xxvii) not to exceed, at the option of the Borrower, any amounts available for use under the Available RP Capacity Basket at such time of determination;

(xxviii)     the redemption, defeasance, prepayment or repurchase and cancellation of (A) Indebtedness in accordance with Section 13.6(h) or (B) Indebtedness other than Loans issued or incurred by the Borrower or a Restricted Subsidiary;

(xxix)        guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxx)         guarantees of Indebtedness or other obligations not prohibited under Section 10.1;

(xxxi)       Investments incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Investments incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements, in each case in connection with cash management;

(xxxii)      contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the issuer;

(xxxiii)     any acquisition by the Borrower or any of its Restricted Subsidiaries of Equity Interests in any joint venture either (x) required to be made by the Borrower of any of its Restricted Subsidiaries pursuant to any put options or other agreements in respect of such joint venture, so long as the acquired Person is engaged in a permitted line of business or (y) owned by any Strategic Investor if such acquisition is made for consideration not in excess of the Fair Market Value of such Equity Interests;

(xxxiv)     Investments by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary (A) by reason of applicable law, rule, regulation or order or (B) that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xxxv)      Investments consisting of (A) the conversion or replacement, in whole or in part, of any intercompany loan or advance into, or with, Equity Interests issued by the payor under such intercompany loan or advance and (B) any additional Investment (including in the form of any loan or advance) made by the Borrower or any Restricted Subsidiary in connection with the receipt of payment in kind of accrued and unpaid interest or other obligations owed to the Borrower or any Restricted Subsidiary; and

(xxxvi)     any Investment made by the Borrower or any Restricted Subsidiary (a “Specified Person”) to the extent that such Investment is financed with assets or proceeds received by any Specified Person from an Investment in, or Restricted Payment made to, any Specified Person that was otherwise permitted under this definition of Permitted Investments or Section 10.5, as applicable (provided that no Investment may be made in any Unrestricted Subsidiary by any Specified Person in reliance on this clause (xxxvi)).

“Permitted Liens” shall mean, with respect to any Person:

(i)            Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation, unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds or requirements, in each case incurred in the ordinary course of business, or letters of credit or bankers acceptances issued, and letters of credit or bank guaranties provided to support payment of the items in this clause (i);

(ii)           (1) Liens imposed by statutory or common law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, construction contractor’s, repairmen’s, and mechanics’ Liens and (2) customary Liens (other than in respect of borrowed money) in favor of landlords, so long as, in the cases of the foregoing clauses (1) and (2), such Liens only secure (x) sums not overdue for a period of more than 60 days, (y) sums being contested in good faith by appropriate actions, or (z) sums which would not reasonably be expected to have a Material Adverse Effect; provided that, in the case of clauses (1) and (2) above, adequate reserves with respect thereto are maintained on the books of such Person in accordance in all material respects with GAAP;

(iii)          Liens for (A) Taxes or other governmental charges not yet overdue for a period of more than 60 days or which are (x) being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (y) are not required to be paid pursuant to Section 8.11, or (B) for property Taxes on property the Borrower or any Subsidiary thereof has determined to abandon if the sole recourse for such Taxes is to such property;

(iv)          (x) Liens (i) in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or (ii) with respect to other regulatory requirements or (y) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)           survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)          Liens securing Indebtedness and obligations (and any guarantees in respect thereof) permitted to be incurred pursuant to the General Debt Basket, the Available Additional Debt Basket, the Contribution Debt Basket and/or clause (a), (d), (e), (i), (l), (n) (to the extent permitted to be secured by the terms thereof), (r), (t), (w), (x), (y), (gg), (ii), (jj), (kk) or (ll) of Section 10.1; provided that:

(a)           in the case of clause (d) of Section 10.1, unless otherwise permitted hereby, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto and additions and accessions) other than the property or equipment (or assets affixed or appurtenant thereto and additions and accessions) being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, and in each case, proceeds and products thereof;

(b)           in the case of clauses (r) and (kk) of Section 10.1, such Lien may not extend to any Collateral;

(c)           in the case of Liens on the Collateral securing Permitted Other Indebtedness constituting First Lien Obligations or Permitted Debt Exchange Notes constituting First Lien Obligations (and, without limitation, at the election of the Borrower, any Indebtedness incurred under the Contribution Debt Basket, the Available Additional Debt Basket, the Starter Debt Basket, the General Debt Basket, Acquired Indebtedness incurred pursuant to Section 10.1(n) or any other applicable Indebtedness secured by Liens under this clause (vi) (other than clauses (r) and (kk) of Section 10.1)), the Collateral Agent, the Administrative Agent and the representative for the holders of such Indebtedness shall enter into a Pari Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing Pari Intercreditor Agreement); provided that, for the avoidance of doubt, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are hereby authorized to, and shall, execute and deliver on behalf of the Secured Parties any Pari Intercreditor Agreement (including any supplement thereto) contemplated under this sub-clause (c); and

(d)           in the case of Liens on the Collateral securing Permitted Other Indebtedness constituting Junior Lien Obligations or Permitted Debt Exchange Notes constituting Junior Lien Obligations (and, without limitation, at the election of the Borrower, any Indebtedness incurred under the Contribution Debt Basket, the Available Additional Debt Basket, the Starter Debt Basket, the General Debt Basket, Acquired Indebtedness incurred pursuant to Section 10.1(n) or any other applicable Indebtedness secured by Liens under this clause (vi) (other than clauses (r) and (kk) of Section 10.1)), the Collateral Agent, the Administrative Agent and the representative for the holders of such Indebtedness shall enter into a Junior Lien Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing Junior Lien Intercreditor Agreement); provided that, for the avoidance of doubt, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are hereby authorized to, and shall, execute and deliver on behalf of the Secured Parties any Junior Lien Intercreditor Agreement (including any supplement thereto) contemplated under this sub-clause (d);

(vii)         Liens existing on the Closing Date that (a) secure any Indebtedness or other obligations not in excess of $50,000,000 individually or (b) are set forth on Schedule 10.2 (including, in the case of each of the foregoing clauses (a) and (b), Liens securing any modifications, replacements, renewals, refinancings, or extensions of the Indebtedness or other obligations secured by such Liens);

(viii)        Liens on property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of such other Person becoming a Subsidiary; provided further that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, (w) any improvements, replacements of such property or assets and additions and accessions thereto, (x) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof, and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition or (y) as otherwise permitted in any other clause of the definition of “Permitted Liens”);

(ix)           Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, consolidation or amalgamation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of such acquisition, merger, consolidation, amalgamation or designation; provided further that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any (w) replacements of such property or assets and additions and accessions thereto and proceeds thereof, (x) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof, and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment financed by such lender (or assets affixed or appurtenant thereto and additions and accessions), it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition or (y) as otherwise permitted in any other clause of the definition of “Permitted Liens”);

(x)            Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;

(xi)           Liens securing Hedging Obligations, Cash Management Services and Bank Products permitted hereunder (including, for the avoidance of doubt, Secured Hedge Obligations, Secured Cash Management Obligations and Secured Bank Product Obligations);

(xii)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, bank guarantees or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)         leases, franchises, grants, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license or rights (including of Intellectual Property) granted to others in the ordinary course of business or which, in the reasonable business judgement of the Borrower, do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary taken as a whole;

(xiv)         Liens arising from Uniform Commercial Code or any similar financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xv)          Liens in favor of the Borrower or any Guarantor;

(xvi)        Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(xvii)       Liens on Receivables Assets and related assets incurred in connection with a Receivables Facility and Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with clause (h) of the definition of “Asset Sale”;

(xviii)      Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in this clause (xviii) and clauses (vi), (vii), (viii), (ix), (x),(xv), (xx), (xxxix), (xl), (xliii), (xlv) and (xlvii) of this definition of “Permitted Liens”; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien plus improvements on such property, replacements of such property, additions and accessions thereto, after-acquired property and the proceeds and the products of the foregoing and customary security deposits in respect thereof or any other Lien otherwise permitted in any other exception hereunder and, in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender, and (b) the aggregate principal amount of the Indebtedness that was originally secured by such Lien under any of clauses (vii), (viii), (ix), (xx), (xliii) and (xlv) of this definition of “Permitted Liens” is not increased to an amount greater than the sum of the aggregate outstanding principal amount (plus the amount of any unused commitments thereunder) of the Indebtedness being refinanced, refunded, extended, renewed, or replaced, plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under such refinanced Indebtedness, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness and the incurrence or issuance of such refinancing Indebtedness, plus any additional amounts otherwise permitted under any other clause of the definition of “Permitted Liens”; provided further that in no event shall the amount available under any Basket be increased as a result of Indebtedness that was previously secured by a Lien under such Basket being refinanced, refunded, extended, renewed or replaced (or any successive refinancing, refunding, extensions, renewals, or replacements) in whole or in part with any Indebtedness that is secured by a Lien under this clause (xviii);

(xix)         Liens provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, in the ordinary course of business;

(xx)          other Liens securing Indebtedness and other obligations in an aggregate outstanding amount not exceeding the greater of (a) $260,500,000 and (b) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of the incurrence of such Lien;

(xxi)         Liens (a) securing judgments and awards not constituting an Event of Default under Sections 11.5 or 11.10, (b) arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued in good faith, and (c) arising out of notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(xxii)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii)       Liens (a) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv)       Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes or any Lien over any account maintained with any bank or other financial institution pursuant to the relevant bank’s or other financial institution’s general terms and conditions relating to any business arrangement with the relevant holder of the account;

(xxvi)       Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxvii)      Liens (a) on any cash earnest money deposits or cash advances made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition or (c) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or issue or sell Equity Interests of any Restricted Subsidiary pursuant to a transaction permitted hereunder) (or reasonably expected to be so permitted by the Borrower at the time such Lien was granted);

(xxviii)     rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)       restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxx)        security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)       zoning by-laws and other land use restrictions, including site plan agreements, development agreements, and contract zoning agreements;

(xxxii)      Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)     Liens arising under the Security Documents;

(xxxiv)     Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;

(xxxv)      (a) Liens on Equity Interests in joint ventures either (x) securing obligations of such joint venture, (y) pursuant to the relevant joint venture agreement or arrangement or (z) in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, rights of refusal, rights of first offer, rights of tag and drag and similar rights of, and restrictions for the benefit of, a third party (including in joint venture agreements) with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;

(xxxvi)     Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(xxxviii)   purported Liens (other than Liens securing Indebtedness for borrowed money) evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

(xxxix)      Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xl)           Liens on property of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness permitted under Section 10.1 (or other obligations not constituting Indebtedness), in each case, so long as such Liens do not secure Indebtedness for borrowed money of any Credit Party;

(xli)          Liens or rights of set-off against credit balances of the Borrower or any of the Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Borrower or any Restricted Subsidiaries in the ordinary course of business to secure the obligations of any Subsidiary to the credit card issuers or credit card processors as a result of fees and charges;

(xlii)         [reserved];

(xliii)        Liens on assets that do not constitute Collateral securing Indebtedness and other obligations which either (a) do not exceed the greater of (x) $182,500,000 and (y) 35% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at any time outstanding or (b) so long as the Credit Facilities are equally and ratably secured thereby;

(xliv)        Liens arising in connection with Intercompany License Agreements;

(xlv)         additional Liens, so long as (i) (x) with respect to Indebtedness constituting a First Lien Obligation, immediately after the incurrence thereof, on a Pro Forma Basis, the First Lien Net Leverage Ratio does not exceed the greater of (A) 3.50 to 1.00 and (B) the First Lien Net Leverage Ratio as of immediately prior to the incurrence of such Indebtedness, (y) with respect to Indebtedness that constitutes a Junior Lien Obligation, immediately after the incurrence thereof, on a Pro Forma Basis, either, at the Borrower’s election, (I) the Secured Net Leverage Ratio does not exceed the greater of (A) 4.00 to 1.00 and (B) the Secured Net Leverage Ratio as of immediately prior to the incurrence of such Indebtedness or (II) the Interest Coverage Ratio is not less than the lesser of (A) 1.75 to 1.00 and (B) the Interest Coverage Ratio for the most recently ended Test Period as of immediately prior to the incurrence of such Indebtedness or (z) with respect to Indebtedness that is secured solely by Liens on assets that do not constitute Collateral and/or Indebtedness constituting a Third Lien Obligation, either, at the Borrower’s election, (I) the Total Net Leverage Ratio does not exceed the greater of (A) 5.75 to 1.00 and (B) the Total Net Leverage Ratio as of immediately prior to the incurrence of such Indebtedness or (II) the Interest Coverage Ratio to be less than the lesser of (A) 1.75 to 1.00 and (B) the Interest Coverage Ratio for the most recently ended Test Period as of immediately prior to the incurrence of such Indebtedness, and (ii) with respect to any such Liens on the Collateral incurred under this clause (xlv), the holder(s) of such Liens (or a representative thereof) shall have entered into the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement and/or another intercreditor agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such Junior Lien Intercreditor Agreement, Pari Intercreditor Agreement or other agreement or arrangement (including any supplement to any of the foregoing) that is reasonably acceptable to the Administrative Agent and the Borrower); provided that any cash proceeds of any new Indebtedness then being incurred, assumed or issued shall not be netted from the numerator in the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable for purposes of calculating the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, under this clause (xlv) for purposes of then determining whether such Liens can be incurred, assumed or issued (provided, however, that such cash proceeds may be netted in calculating the foregoing leverage ratios if the proceeds of such new Indebtedness will be used to replace or replenish cash on the balance sheet that was previously used to finance an acquisition, other Investment or Capital Expenditure); provided, further, for the avoidance of doubt, to the extent the proceeds of any such new Indebtedness are to be utilized to repay other Indebtedness, such calculations shall give Pro Forma Effect to such repayments;

(xlvi)       [reserved];

(xlvii)      cash collateral securing obligations in respect of commercial letters of credit, letters of guarantee and bankers’ acceptances issued pursuant to Section 10.1(jj) (it being understood that any cash collateral subject to a Lien incurred pursuant to this clause (xlvii) shall not be deemed “restricted” on account of such Lien for purposes of determining whether such cash may be deducted from Consolidated First Lien Secured Debt in calculating the First Lien Net Leverage Ratio or Consolidated Total Debt in calculating the Secured Net Leverage Ratio or the Total Net Leverage Ratio); and

(xlviii)     Liens on Escrowed Proceeds for the benefit of the related holders of Escrowed Obligations (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness to be used to pay accrued interest thereon and any redemption premiums.

“Permitted Other Indebtedness” shall mean Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Restricted Subsidiary in respect of one or more series, issuances or tranches of secured or unsecured senior notes, loans or credit facilities, secured or unsecured subordinated notes, loans or credit facilities and/or other secured or unsecured Indebtedness (which, in each case, without limitation, may be first lien or junior lien) (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or otherwise), which:

(a)	except to the extent such Indebtedness is incurred pursuant to the Inside Maturity Basket, (1) any such Indebtedness in the form of unsecured Indebtedness, Indebtedness secured by a Lien ranking junior to the Lien securing the First Lien Obligations, or Indebtedness not secured by any Collateral, shall have a final maturity not sooner than the ~~2024~~2025 Refinancing Term ~~Loans~~Loan Maturity Date, as determined at the time of issuance or incurrence of such Indebtedness and (2) in the case of any such Indebtedness constituting First Lien Obligations, such Indebtedness shall have a final scheduled maturity not sooner than the ~~2024~~2025 Refinancing Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Indebtedness; provided that to the extent such Indebtedness constitutes revolving credit commitments, then each reference to the “~~2024~~2025 Refinancing Term Loan Maturity Date” above shall be deemed to be a reference to the “Revolving Credit Maturity Date”,

(b)	any such Indebtedness, if secured by the Collateral, shall be subject to customary intercreditor terms (including those in the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement and/or any other lien subordination and intercreditor agreement or arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower)),

(c)	except to the extent such Permitted Other Indebtedness is incurred pursuant to the Inside Maturity Basket, with respect to any such Indebtedness that is unsecured or secured by the Collateral on a junior basis to the Lien securing the First Lien Obligations, such Indebtedness shall not provide for any mandatory repayment (except scheduled principal amortization payments), redemption or sinking fund payment obligations prior to the ~~2024~~2025 Refinancing Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Indebtedness (other than, in each case, customary offers or obligations to repurchase, redeem or repay upon a change of control, asset sale, casualty or condemnation event or similar events; AHYDO Payments; customary acceleration rights after an event of default; solely with respect to any Permitted Other Indebtedness constituting Junior Debt, any payment obligations solely with respect to prepayment amounts declined by any Lender under this Agreement and/or any lender(s) in respect of any other First Lien Obligations, unless constituting a customary prepayment provision with respect to the Net Cash Proceeds of Indebtedness incurred to refinance such Indebtedness (but with respect to any prepayment of Subordinated Indebtedness, subject to compliance with Section 10.5)), and

(d)	except to the extent that such Indebtedness is incurred pursuant to the Inside Maturity Basket or constitutes revolving credit facilities, such Indebtedness shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the then-outstanding ~~2024~~2025 Refinancing Term Loans (or if constituting Term Loan Refinancing Indebtedness, the shorter of the Weighted Average Life to Maturity of the ~~2024~~2025 Refinancing Term Loans and the Weighted Average Life to Maturity of the Term Loans being prepaid with the proceeds of such Indebtedness) (without giving effect to any previous amortization payments or prepayments of the applicable Term Loans);

provided, the requirements of the foregoing clauses (a), (c) and (d) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.

“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral and enforceability of the Guarantee, taken as a whole, is not materially impaired (as reasonably determined by the Borrower in good faith).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries is consummated for Fair Market Value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (a) $130,500,000 and (b) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of the consummation of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, other than any Multiemployer Plan or Foreign Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” shall have the meaning provided in Section 5.2(a)(ii)(VII).

“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean the Pledge Agreement, entered into by Holdings, the Borrower and the other Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G.

“Pounds Sterling” shall mean British Pounds Sterling or any successor currency in the United Kingdom.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Prepayment Event.

“Prepayment Incremental Basket” shall have the meaning provided in clause (iii) of the definitions of “Maximum Incremental Facilities Amount.”

“Previous Holdings” shall have the meaning provided in the definition of “Holdings.”

“primary obligations” shall have the meaning provided in the definition of “Contingent Obligations.”

“primary obligor” shall have the meaning provided in the definition of “Contingent Obligations.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.12.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(c).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act and the analogous laws of other jurisdictions, as applicable to companies with equity or debt securities held by the public, the rules of national or international securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“QFC” shall have the meaning provided in Section 13.23(b).

“QFC Credit Support” shall have the meaning provided in Section 13.23.

“Qualified Jurisdiction” shall mean (x) the United States or any state thereof or the District of Columbia, (y) with respect to any Credit Facility established after the Closing Date, a jurisdiction that is acceptable to each Lender of such Credit Facility and (z) with respect to the Revolving Credit Facility, any other jurisdiction reasonably acceptable to each Revolving Credit Lender thereunder (such consent not to be unreasonably withheld, denied or delayed).

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility) that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at Fair Market Value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Ratio Debt Basket” shall have the meaning provided in Section 10.1(n).

“Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

“Receivables Assets” shall mean (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not the Borrower or a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not the Borrower or a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivables and related assets.

“Refinanced Debt” shall have the meaning provided in Section 2.14(h).

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Amendment” shall have the meaning provided in Section 2.14(h)(vi).

“Refinancing Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Facility Closing Date” shall have the meaning provided in Section 2.14(h)(iii).

“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Lenders” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Loan Request” shall have the meaning provided in Section 2.14(h).

“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Revolving Credit Lender” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Revolving Credit Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Term Lender” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Term Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulated Bank” shall mean a commercial bank with consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a US depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a US branch referred to in clause (iii) or (v) any other US or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Reinvestment Period” shall mean 24 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Prepayment Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of Section 13.5 and Section 13.6, “Related Parties” shall not include Excluded Affiliates.

“Related Person” shall mean with respect to any Person, (i) any trust, partnership, limited liability company, corporate body or other entity established by such Person or any Person described in the succeeding clauses (ii) and (iii), as applicable, to hold an investment in the Borrower or any direct or indirect parent thereof, (ii) any spouse, former spouse, parents or grandparents of such Person, and any and all descendants (including adopted children and step-children) of the foregoing, together with any spouse, or former spouse of such Person or any of the foregoing Persons, who are transferred an investment in the Borrower or any direct or indirect parent thereof by any such Person and (iii) any Person who acquires an investment in the Borrower or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any Person.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the environment.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Replacement Series” shall mean all Replacement Term Loans or Replacement Term Loan Commitments that are established pursuant to the same amendment (or any subsequent amendment to the extent such amendment expressly provides that the Replacement Term Loans or Replacement Term Loan Commitments provided for therein are intended to be a part of any previously established Replacement Series) and that provide for the same amortization schedule.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Repricing Transaction” shall mean (i) the incurrence by the Borrower of any Indebtedness under any credit facility in the form of any senior secured first lien term loan (other than “Term A” loans) that is (a) broadly syndicated to banks and other institutional investors, (b) the proceeds of which are used substantially concurrently to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of ~~2024~~2025 Refinancing Term Loans and (c) the primary purpose of which is to reduce (and which does so reduce) the Effective Yield for such Indebtedness relative to the ~~2024~~2025 Refinancing Term Loans so prepaid or replaced, but, in each case under this clause (i), excluding Indebtedness incurred in connection with a dividend recapitalization, Change of Control or other “change of control” transaction, Transformative Transaction, or any transaction that results in an upsizing of the Term Loans or any other Indebtedness or (ii) any amendment of this Agreement, the primary purpose of which is to reduce (and which does so reduce) the Effective Yield for the ~~2024~~2025 Refinancing Term Loans immediately prior to the effectiveness of such amendment, except, in each case under this clause (ii), for a reduction in connection with a dividend recapitalization, Change of Control or other “change of control” transaction, Transformative Transaction, or any transaction that results in an upsizing of the ~~2024~~2025 Refinancing Term Loans.

“Required Facility Lenders” shall mean, as of any time of determination, with respect to one or more Credit Facilities, Lenders having or holding a majority of the sum of (a) the Total Outstandings under such Credit Facility or Credit Facilities (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, if applicable, under such Credit Facility or Credit Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Credit Facility or Credit Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Credit Facility or Credit Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” shall mean, as of any time of determination, Lenders having or holding a majority of the sum of (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans, if applicable, being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Total Term Loan Commitments and (c) aggregate unused Revolving Commitments, provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” shall mean the Required Facility Lenders under a particular Class of Revolving Commitments.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, official administrative pronouncement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Debt Payment” shall have the meaning provided in Section 10.5(a)(3).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 10.5(a).

“Restricted Persons” shall have the meaning provided in Section 13.16.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall have the meaning provided in Section 5.2(a)(i).

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retained ECF Payments” shall have the meaning provided in Section 5.2(a)(ii).

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Revolving Commitments” shall mean, collectively, Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional Revolving Credit Commitments, New Revolving Credit Commitments, and Refinancing Revolving Credit Commitments, as applicable, at such time.

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(b) under the caption “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). On the ~~Closing~~Second Amendment Effective Date, the aggregate Revolving Credit Commitments of all Revolving Credit Lenders is $703,750,000.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitments (or, to the extent referring to any single Class of Revolving Commitments, such Lender’s Revolving Commitments in respect of such Class) at such time by (ii) the amount of the Total Revolving Commitment (or, to the extent referring to any single Class of Revolving Commitments, the aggregate Revolving Commitments of all Lenders in respect of such Class) at such time; provided that at any time when the Total Revolving Commitment (or, to the extent referring to any single Class of Revolving Commitments, the aggregate Revolving Commitments in respect of such Class) shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure (or, to the extent referring to any single Class of Revolving Loans, such Lender’s Revolving Credit Exposure in respect of such Class) at such time by (b) the Revolving Credit Exposure of all Lenders (or, to the extent referring to any single Class of Revolving Loans, the Revolving Credit Exposure of all Lenders in respect of such Class) at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate amount of the principal amount of Revolving Loans of such Lender then outstanding (or, to the extent referring to any single Class of Revolving Loans, the aggregate amount of the principal amount of Revolving Loans of such Class of such Lender then outstanding), (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or outstanding Revolving Credit Loans at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Loan Extension Request” shall have the meaning provided in Section 2.14(g)(ii).

“Revolving Credit Maturity Date” shall mean the date that is the fifth anniversary of the Closing Date, or, if such date is not a Business Day, the immediately succeeding Business Day.

“Revolving Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment, Revolving Credit Loan, Extended Revolving Credit Commitment, Extended Revolving Credit Loan, Additional Revolving Credit Commitment, Additional Revolving Credit Loan, New Revolving Credit Commitment, New Revolving Credit Loan, Refinancing Revolving Credit Commitment or Refinancing Revolving Credit Loan, as applicable, at such time.

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan, (ii) Extended Revolving Credit Loan, (iii) New Revolving Credit Loan, (iv) Additional Revolving Credit Loan, or (v) Refinancing Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“Royal Bank” shall mean Royal Bank of Canada.

“S&P” shall mean Standard & Poor’s Ratings Group or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, among Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent.

“Second Amendment Effective Date” shall mean August 13, 2025.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Bank Product Agreement” shall mean any Bank Product Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Bank Product Provider, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Bank Product Agreement hereunder.

“Secured Bank Product Obligations” shall mean Obligations under any Secured Bank Product Agreement.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Net Leverage Ratio” shall mean, as of any time of determination, the ratio of (i) Consolidated Total Debt that is then secured by Liens on the Collateral as of such time of determination, minus Unrestricted Cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to (ii) the Consolidated EBITDA of the Borrower for the Test Period then last ended.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer, each Lender and the Swingline Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement, each Bank Product Provider that is a party to a Secured Bank Product Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933.

“Securitization Asset” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean the Security Agreement entered into by Holdings, the Borrower and the other Credit Parties party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, each IP Security Agreement, any other subordination or intercreditor agreement entered into pursuant to the terms of this Agreement, the Junior Lien Intercreditor Agreement (if executed), the Pari Intercreditor Agreement (if executed) and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure the Obligations.

“Series” has the meaning set forth in Section 2.14(a).

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues are aggregated with each other Restricted Subsidiary that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

“SMBC” shall mean Sumitomo Mitsui Banking Corporation.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” shall mean, after giving effect to the consummation of the Transactions, that (i) the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to generally pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

“Specified Event of Default” shall mean an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower).

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Specified Indebtedness” shall have the meaning provided in Section 13.1.

“Specified Person” shall have the meaning provided in the definition of “Permitted Investments”.

“Specified Representations” shall mean the representations and warranties with respect to the Credit Parties set forth in Sections 8.1(a) (with respect to the organizational existence of the Credit Parties only), 8.2 (with respect to organizational power and authority of the Credit Parties and due authorization, execution and delivery by the Credit Parties, in each case, as they relate to their entry into and performance of, the Credit Documents, and enforceability of the Credit Documents against the Credit Parties), 8.3(c) (with respect to the Credit Parties only and as related to the entry into, and performance of, the Credit Documents by the Credit Parties), 8.5, 8.7, 8.17, 8.18 and, except with respect to items referred to on Schedule 9.14, and subject to the proviso contained in Section 6.1(b), 8.19 (with respect to the Credit Parties) of this Agreement.

“Specified Transaction” shall mean, with respect to any period,

(i)            any Investment or other transaction that results in a Person becoming a Restricted Subsidiary,

(ii)           any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary,

(iii)          any Permitted Acquisition,

(iv)          any disposition (or issuance or sale of Equity Interests of any Restricted Subsidiary) that results in a Restricted Subsidiary ceasing to be a Subsidiary,

(v)           any Investment in, acquisition of, or disposition of (or issuance or sale of Equity Interests of any Restricted Subsidiary), assets constituting a facility, center, business unit, line of business or division of, or all or substantially all of the assets of, a Person,

(vi)          any Restricted Payment that by the terms of this Agreement requires a Financial Incurrence Test to be calculated on a Pro Forma Basis or is made in reliance on a Basket capped by a fixed dollar amount,

(vii)         any borrowing of any New Term Loan or Permitted Other Indebtedness, or establishment of any Incremental Revolving Credit Commitment or New Loan Commitment (including, subject to the Incremental Delayed Draw Term Loan Commitment Incurrence Election Provision, the establishment of any Incremental Delayed Draw Term Loan Commitment),

(viii)        prepayment, redemption, repurchase, defeasance, extinguishment, retirement or repayment of any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility for working capital purposes),

(ix)           payment in respect of Indebtedness, or any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event, and

(x)            solely for the purposes of determining the applicable balance of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (including for purposes of calculating any Financial Incurrence Test), the receipt by the Borrower of any cash or Cash Equivalents from the issue or sale of Equity Interests of the Borrower or in connection with cash equity contributed to the capital of the Borrower (in each case, other than Cure Amounts or proceeds of sales of Equity Interests to the Borrower or any of its Subsidiaries).

“Sponsor” shall mean any of Bain and/or its Affiliates (including, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“SPV” shall have the meaning provided in Section 13.6(g).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Starter Debt Basket” shall have the meaning in Section 10.1(n).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable, excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, until any such conversion.

“Strategic Investors” shall mean physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care, physician practices, anesthesia services, diagnostic services, optical services, pharmacy services or related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of such facilities purchased by the Borrower or any of its Restricted Subsidiaries or Persons owned, controlled or managed by individual physicians, and consulting firms that receive common Equity Interests as consideration for consulting services performed or for cash invested.

“Subject Default” shall have the meaning provided in Section 1.2(k).

“Subject Lien” shall have the meaning provided in Section 10.2(a).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower that is a Guarantor that by its terms is contractually subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable (other than any “first lien last out” Indebtedness that is secured by a Lien on the Collateral on a pari passu basis with the Lien on the Collateral securing the Initial Term Loans ~~and~~, the 2024 Refinancing Term Loans and the 2025 Refinancing Term Loans).

“Subsequent Transaction” shall have the meaning provided in Section 1.12(f).

“Subsidiary” of any Person shall mean a corporation, partnership, company, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Supported QFC” shall have the meaning provided in Section 13.23.

~~“SVB” shall mean Silicon Valley Bank.~~

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean $25,000,000. The Swingline Commitment is part of and not in addition to the Revolving Credit Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Jefferies, in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the Revolving Credit Maturity Date; provided that the Swingline Maturity Date may be extended beyond such date with the consent of the Swingline Lender.

“Tax Group” shall have the meaning provided in Section 10.05(b)(15)(B).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Tax Receivable Agreement” shall mean the Income Tax Receivable Agreement, dated September 30, 2015, by and among Parent, H.I.G. Surgery Centers LLC, as stockholders representative, and each stockholder party thereto, as amended by Amendment No. 1 to Income Tax Receivable Agreement, dated as of May 9, 2017, among Parent and H.I.G. Surgery Centers LLC, as stockholders representative, and as further amended, restated, amended and restated, modified or supplemented from time to time.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment, 2024 Refinancing Term Loan Commitment, 2025 Refinancing Term Loan Commitment, and, if applicable, commitment with respect to any Extended Term Loans, New Term Loan Commitment, Refinancing Term Loan Commitment and Replacement Term Loan Commitment.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14(g)(i).

“Term Loan Increase” shall have the meaning provided in Section 2.14(a).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Refinancing Indebtedness” shall have the meaning provided in Section 10.1(w).

“Term Loans” shall mean the Initial Term Loans, the 2024 Refinancing Term Loans, the 2025 Refinancing Term Loans, any New Term Loans, any Replacement Term Loans, any Refinancing Term Loans, and any Extended Term Loans, collectively.

“Term SOFR” shall mean:

(1)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that in no event shall Term SOFR be less than the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period” shall mean (i) for purposes of the definition of “Commitment Fee Rate”, “Applicable Margin”, “ECF Prepayment Percentage” and the Financial Covenant (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis), the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available), and (ii) for all other purposes of the Credit Documents, at the election of the Borrower, either, (x) the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available) or (y) the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials are internally available (determined in good faith by the Borrower); provided that, with respect to this clause (ii), at the option of the Borrower, such tests or conditions may instead be determined based on the most recent trailing 12 month period as to which financial statements of the Borrower are internally available as of such date of determination.

“Third Lien Obligations” shall mean any Indebtedness that is secured by all or a portion of the Collateral on a junior basis to any other Indebtedness that is itself secured by all or a portion of the Collateral on a junior basis to the Liens on the Collateral securing the Initial Term Loans, the 2024 Refinancing Term Loans, the 2025 Refinancing Term Loans or any Obligations that are secured by the Collateral on a pari passu basis with the Initial Term Loans ~~and~~, the 2024 Refinancing Term Loans and the 2025 Refinancing Term Loans, in addition to any other collateral (if any).

“Threshold Amount” shall mean the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Revolving Commitments at such date (or, if any applicable Total Revolving Commitments shall have terminated on such date, the aggregate Revolving Credit Exposure of all applicable Revolving Lenders at such date), (ii) the Total Term Loan Commitment at such date, and (iii) without duplication of the foregoing clause (ii), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Net Leverage Ratio” shall mean, as of any time of determination, the ratio of (i) Consolidated Total Debt as of such time of determination, minus Unrestricted Cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries to (ii) the Consolidated EBITDA of the Borrower for the Test Period then last ended.

“Total Outstandings” shall mean, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.

“Total Revolving Commitments” shall mean the sum of all Revolving Commitments of all Lenders.

“Total Term Loan Commitment” shall mean the sum of all Term Loan Commitments of all Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred, paid or payable by the Borrower or any of its Affiliates in connection with the Transactions (including expenses in connection with hedging transactions, if any), this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, including any currency hedges entered into, or terminated, in connection with the financing of the Transactions.

“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement and the other Credit Documents, the Closing Date Refinancing and the consummation of any other transactions in connection with the foregoing (including the payment of the fees, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Transformative Transaction” shall mean any merger, acquisition, disposition (including Asset Sale), dissolution, consolidation or Investment (or series of related transactions) by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such transaction, (ii) is for a purchase price (in the case of an acquisition or Investment) or sale price (in the case of disposition (including Asset Sale)) in an amount in excess of the lesser of $130,500,000 and 25% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently ended Test Period or (iii) if permitted by the terms of the Credit Documents immediately prior to the consummation of such transaction, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, in each case, as determined by the Borrower acting in good faith.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Term SOFR Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash and Cash Equivalents” shall mean, as to the Borrower and its Restricted Subsidiaries at any time of determination, the amount of (a) unrestricted cash and Cash Equivalents of such Person and (b) cash and Cash Equivalents of such Person that are restricted in favor of the Credit Facilities and/or other pari passu or junior lien secured Indebtedness not prohibited under this Agreement (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Credit Facilities and/or other pari passu or junior secured Indebtedness not prohibited under this Agreement), including any cash and Cash Equivalents cash collateralizing any letter of credit (including any Letter of Credit), and, in the case of any Restricted Subsidiary that is not a Credit Party, cash and Cash Equivalents that secure Indebtedness of such Restricted Subsidiary, in each case, if such determination is made for any date other than a date with respect to which balance sheet statements required to be delivered pursuant to Section 9.1 are available, as determined by the Borrower in good faith based on bank account statements and other information available to the Borrower.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that,

(a)            such designation complies with Section 10.5, and

(b)            immediately after giving effect to such designation no Specified Event of Default shall have occurred and be continuing.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Specified Event of Default shall have occurred and be continuing.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.

Notwithstanding anything in this Agreement to the contrary, the Borrower and its Restricted Subsidiaries shall not make any Investment in an Unrestricted Subsidiary in the form of Material Intellectual Property or designate any Restricted Subsidiary holding any Material Intellectual Property as an Unrestricted Subsidiary outside of the ordinary course of business.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.23.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or analogous governing body) of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness, Disqualified Stock or preferred stock, in each case, as determined by the Borrower; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, Disqualified Stock or preferred stock, the effects of any prepayments or amortization made on such Indebtedness, Disqualified Stock or preferred stock prior to the date of the applicable date of determination shall be disregarded.

“Wells Fargo” shall mean Wells Fargo Securities, LLC.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Wholly-Owned Subsidiary of such Person that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to non-U.S. nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)            Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation. The word “or” is not exclusive.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)            Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)             All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

(j)             All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

(k)            In the case of any cure or waiver, the Borrower, the applicable Credit Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default cured or waived shall be deemed to be cured and not continuing, it being understood that, except as otherwise provided in this clause (k), no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. If any Default or Event of Default under any Credit Document (a “Subject Default”) occurs due to (i) the failure by any Credit Party or other Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Credit Party or other Restricted Subsidiary takes such action or (ii) the taking of any action by any Credit Party or other Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Credit Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Credit Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Credit Documents, in each case, (1) to the extent that the Borrower has delivered any notice required to be delivered to the Administrative Agent after an Authorized Officer obtains actual knowledge that such Event of Default exists and (2) there has not been any acceleration of the Loans or Obligations following such Subject Default. If any Subject Default is subsequently cured, any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Credit Party or the taking of any action by any Credit Party or any Subsidiary of any Credit Party, in each case which subsequent Default or Event of Default would not have arisen had the Subject Default not occurred, shall be deemed to be cured automatically upon the cure of such Subject Default, in each case, so long as the Borrower or the applicable Restricted Subsidiary did not have actual knowledge that the applicable Subject Default had occurred and was continuing at the time of the taking of the applicable action that was not permitted during, and as a result of, the continuance of such Subject Default. Notwithstanding the foregoing, (i) no Event of Default pursuant to Section 11.7, 11.8 or 11.9 may be deemed cured under this clause (k) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Credit Documents and that is incapable of being cured and (ii) in all cases of such foregoing shall be subject to the first parenthetical under Section 11.3.

(l)             Any reference herein or in any other Credit Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Agreement and the other Credit Documents (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(m)           Any reference herein or in any other Credit Documents to the ranking of Liens shall be determined without regard to control of remedies.

(n)            Any reference herein to the board of directors or similar governing body of the Borrower, or any parent company thereof, that is formed as a limited partnership shall, to the extent applicable, be deemed to refer to the general partner thereof (or the governing body with respect to the general partner thereof in connection with acting as the general partner of such limited partnership).

(o)            Any fiscal month, fiscal quarter or fiscal year identified or set forth in the Credit Documents by reference to the last day thereof (including by reference to the last day of the corresponding calendar month, quarter or fiscal year) shall be deemed to refer to the applicable fiscal month, quarter or fiscal year ending on or about such date.

(p)            Any Authorized Officer executing any Credit Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as any Authorized Officer on behalf of the applicable Credit Party and not in any individual capacity.

1.3            Accounting Terms.

(a)            Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b)            Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(c)            Notwithstanding anything in this Agreement to the contrary, unless the Borrower has notified the Administrative Agent in writing that this clause (c) shall not apply with respect to an applicable Test Period on or prior to the delivery of financial statements for such Test Period pursuant to Section 9.1, the determination of whether a lease is a Finance Lease or a Non-Finance Lease Obligation, shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to Section 9.1 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery.

(d)            Where any term of any Credit Document refers to maintaining appropriate reserves in accordance with GAAP or any similar phrase, such requirement may, in respect of a Foreign Subsidiary, be satisfied by maintaining appropriate reserves in accordance with generally accepted accounting principles in its jurisdiction of organization (including without limitation IFRS) to the extent that such Foreign Subsidiary maintains individual books and records in accordance with such generally accepted accounting principles other than GAAP.

1.4            Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5            References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents, the 2032 Unsecured Notes, or the 2032 Unsecured Notes Indenture), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases (in each case, where applicable, whether pursuant to one or more agreements or with different lenders or agents and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, restructurings, refinancings, renewals, or increases are not prohibited by any Credit Document; (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

1.6            Exchange Rates.

(a)            Any amount specified in this Agreement (other than in Sections 2, 12 and 13) or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion).

(b)            For purposes of determining the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Interest Coverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(c)            Notwithstanding the foregoing, for purposes of determining compliance with Section 9.7, Section 9.10 and Section 10 and the definitions of “Asset Sale,” “Permitted Investments”, “Permitted Liens” and “Unrestricted Subsidiaries” (and, in each case, other definitions used therein) or any other Basket determined based on a Dollar denominated amount with respect to the amount of any Indebtedness, Lien, Asset Sale, disposition, Investment, Restricted Payment, Affiliate transaction or other applicable transaction or designation in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Asset Sale, Investment, Restricted Payment, Affiliate transaction or other applicable transaction is made (so long as such Indebtedness, Lien, disposition, Asset Sale, Investment, Restricted Payment, Affiliate transaction or other applicable transaction or designation at the time incurred or made was permitted hereunder). For the avoidance of doubt, without limitation, no Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 10 or Section 11 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the Test Period immediately preceding the fiscal quarter or month in which such determination occurs or in respect of which such determination is being made.

(d)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s prior written consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.7            Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of “Term SOFR” or with respect to any comparable or successor rate thereto.

1.8            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.9            Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10          Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11          Compliance with Certain Sections.

(a)            For purposes of determining compliance with the covenants set forth in Section 9.10 and Section 10, in the event that any Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) meets the criteria of one, or more than one, of the applicable Baskets of the applicable covenant (including within any sub-clauses, sub-categories or sub-items under this Agreement) then permitted pursuant to Section 9.10 or Section 10, as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such Baskets of such covenant (including within any sub-clauses, sub-categories or sub-items under this Agreement) at the time of such transaction or incurrence thereof or at any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time, and the Borrower may, in its sole discretion, classify and reclassify and, from time to time, later divide, classify or reclassify, such Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) among such applicable Baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Agreement), as applicable, in any manner not expressly prohibited by this Agreement (and, for the avoidance of doubt, will only be required to include such transaction or incurrence in such of the applicable Baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Agreement) as determined by Borrower at such time). For the avoidance of doubt, without limitation, any amount re-allocated by the Borrower among the General Investment Basket, the General Restricted Payments Basket, the General Subordinated Payments Basket and/or the General Debt Basket may be subsequently re-allocated by the Borrower among such applicable Baskets in accordance therewith.

(b)            Notwithstanding anything in this Agreement to the contrary, unless the Borrower elects otherwise in its sole discretion, (I) with respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a Basket (any such Basket, a “Fixed Basket”) of this Agreement (including Revolving Loans and, to the extent established or incurred under the Non-Ratio Based Incremental Basket, New Loan Commitments, Incremental Loans and Permitted Other Indebtedness) that does not require compliance with a Financial Incurrence Test (any such amounts, including for the avoidance of doubt, any grower component based on Consolidated EBITDA or Consolidated Total Assets, the “Fixed Amounts”) or, without limiting any requirement set forth hereunder with respect to the netting of cash proceeds of any Indebtedness in determining compliance with the applicable Financial Incurrence Test, any transaction utilizing any Unrestricted Cash and Cash Equivalents, in each case under this clause (x), substantially concurrently with (or as part of a single transaction or a series of related transactions with) (y) any amounts incurred or transactions entered into (or consummated) in reliance on a Basket (any such Basket, a “Non-Fixed Basket”) of this Agreement (including Indebtedness incurred or established under the Incremental Ratio Basket) that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the Total Net Leverage Ratio, the Secured Net Leverage Ratio and the First Lien Net Leverage Ratio) (any such financial ratio or test, a “Financial Incurrence Test”), it is understood and agreed that (I) all Fixed Amounts (or any other amounts incurred under a Fixed Basket) or any utilization of any such Unrestricted Cash and Cash Equivalents shall be disregarded in the calculation of any Financial Incurrence Test applicable to any Non-Fixed Basket that is utilized substantially concurrent with the utilization of such Fixed Basket (or part of a single transaction or series of related transactions), (II) any Indebtedness incurred to fund original issue discount, upfront fees, accrued interest, premium and transaction expenses concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a Non-Fixed Basket shall be disregarded in the calculation of each Financial Incurrence Test applicable to any Non-Fixed Basket and (III) any Revolving Loans (or borrowings under any other revolving credit facility of the Borrower or its Restricted Subsidiaries) shall be disregarded in the calculation of any Financial Incurrence Test; provided that notwithstanding anything else provided herein, any amounts incurred or transactions entered into (or consummated) in reliance on a Basket of this Agreement that is expressly limited by a fixed-dollar limitation (including any grower component based on a percentage of Consolidated EBITDA or Consolidated Total Assets) and that includes, as a condition to incurring (or consummating) applicable amounts or transactions, in reliance on such Basket limited by a fixed-dollar limitation, a requirement of compliance with a Financial Incurrence Test shall constitute a “Fixed Amount” hereunder.

(c)            If any Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, prepayment or redemption of Indebtedness or other transaction or action is incurred, issued or consummated in reliance on a Basket measured by reference to a percentage of Consolidated EBITDA or Consolidated Total Assets, and any such Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, prepayment or redemption of Indebtedness or other transaction or action would subsequently exceed the applicable percentage of Consolidated EBITDA or Consolidated Total Assets, as applicable, under such Basket if calculated based on the Consolidated EBITDA or Consolidated Total Assets, as applicable, on a later date (including the date of any refinancing), such percentage of Consolidated EBITDA or Consolidated Total Assets, as applicable, will be deemed not to be exceeded; provided that, in the case of refinancing any Indebtedness, Disqualified Stock or preferred Capital Stock (and any related Lien) in reliance on this clause (c), the principal amount of such refinancing Indebtedness, Disqualified Stock or preferred Capital Stock does not exceed the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus the amount of any unused commitments thereunder, plus accrued interest, fees, expenses, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Stock or preferred Capital Stock and the incurrence or issuance of such refinancing Indebtedness, Disqualified Stock or preferred Capital Stock.

(d)            With respect to any Fixed Basket in this Agreement that is determined by reference to a percentage of Consolidated EBITDA as of the most recently ended Test Period as of such time of determination (including on a “greater of” basis), the Consolidated EBITDA shall be deemed to be the greater of (x) Consolidated EBITDA as of the applicable most recently ended Test Period as of such time of determination as set forth in such Fixed Basket and (y) the greatest Consolidated EBITDA of the Borrower for any trailing four fiscal quarter period ending prior to such Test Period as to which Section 9.1 Financials have been delivered to the Administrative Agent.

1.12          Pro Forma and Other Calculations.

(a)            Notwithstanding anything to the contrary herein, Financial Incurrence Tests, including the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets, shall be calculated in the manner prescribed by this Section 1.12; provided that notwithstanding anything to the contrary in clauses (b), (c), (d), (e) or (f) of this Section 1.12, when calculating the First Lien Net Leverage Ratio for purposes of (i) determining the “Commitment Fee Rate,” (ii) Section 10.9 (other than for the purpose of determining pro forma compliance with Section 10.9) and (iii) Section 5.2(a)(ii), in each case, (x) the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect (except that the ECF Payment Percentage shall be calculated giving effect to the prepayment) and (y) the effect of any LCT Election shall be disregarded.

(b)            For purposes of calculating any Financial Incurrence Test or compliance with any covenant determined by reference to Consolidated EBITDA or Consolidated Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) other than as described in the proviso to clause (a) above, subsequent to such Test Period and prior to or concurrently with the event for which the calculation of any such Financial Incurrence Test, or any such calculation of Consolidated EBITDA or Consolidated Total Assets, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such Financial Incurrence Test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c)            Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies (including cost, revenue, margin and reimbursement synergies) resulting from, or related to, any Specified Transaction (including, for the avoidance of doubt, any applicable actions or transactions occurring prior to the Closing Date) that are projected by the Borrower in good faith to result from actions either taken, or with respect to which substantial steps have been taken or are expected to be taken, in each case under this clause (c), calculated (1) net of the amount of actual benefits realized prior to, or during, such period from such actions and (2) on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and for the entirety of such period; provided that a in the good faith determination of an Authorized Officer of the Borrower, such cost savings, operating expense reductions and synergies are reasonably identifiable; provided further, that (x) it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action or transaction either taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given Pro Forma Effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests and (y) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period. With respect to any pro forma calculation that is required to be made in connection with any acquisition or other Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Borrower are available, the Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower may elect. Notwithstanding anything to the contrary in this Agreement, when calculating Consolidated EBITDA on a Pro Forma Basis solely for purposes of clause (3) of the Available Amount Growing Prong, at the election of the Borrower, Specified Transactions occurring after the Closing Date shall not be given pro forma effect.

(d)            In the event that (x) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) or (y) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, in each case, (i) during the applicable Test Period or (ii) other than as described in the proviso to clause (a) above, subsequent to the end of the applicable Test Period and prior to or concurrently with the event for which the calculation of any Financial Incurrence Test is made, then such Financial Incurrence Test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock will be given effect as if the same had occurred on the first day of the applicable Test Period). In the event an item of Indebtedness or Disqualified Stock (or any portion thereof) is incurred, assumed or issued, any Lien is incurred or assumed or other transaction is undertaken in reliance on a Financial Incurrence Test under any Basket, such Financial Incurrence Test shall be calculated without regard to the incurrence of any Indebtedness under any revolving credit facility or letter of credit facility substantially concurrently therewith.

(e)            If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a secured overnight financing rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower or any applicable Restricted Subsidiary may designate.

(f)             In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of any Financial Incurrence Test,

(ii)           testing availability or capacity under Baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), or

(iii)          determining the accuracy or compliance of any representation or warranty or the existence of any Default or Event of Default,

in each case under this clause (f), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement or irrevocable notice, as applicable, for such Limited Condition Transaction is entered into or otherwise effective (or in the case of a Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate is effective) (the “LCT Test Date”) (provided that, solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, at the option of the Borrower, the “LCT Test Date” shall be deemed to be the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) is made or delivered in respect of a target of a Limited Condition Transaction), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket such ratio, test or basket shall be deemed to have been complied with; provided that (x) the Borrower may, in lieu of calculating any ratio, test or basket for purposes of clause (f)(i) or (f)(ii) above in connection with a Limited Condition Transaction, elect to calculate such ratio, test or basket for purposes of clause (f)(i) or (f)(ii) above in respect of the last twelve fiscal months of the Borrower for which monthly financial statements are internally available by delivering an LTM Determination Notification and (y) if financial statements for one or more subsequent fiscal quarters (or, if the Borrower has delivered an LTM Determination Notification, subsequent fiscal months) or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Borrower may elect, in its sole discretion, to re-determine availability under any applicable ratio, test or basket for purposes of clause (f)(i) or (f)(ii) above on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date of such ratio, test or basket for purposes of clause (f)(i) or (f)(ii) above. For the avoidance of doubt, (i) if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Interest Expense or Consolidated Total Assets, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will be deemed not to have failed to have been satisfied as a result of such fluctuations and (ii) such ratios, tests or baskets shall not be tested at the time of consummation of such Limited Condition Transaction, unless the Borrower elects in its sole discretion to test such ratio, test or basket on the date such Limited Condition Transaction is consummated instead of the LCT Test Date. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment or otherwise specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated. For the avoidance of doubt, the Borrower shall not be required to give effect to prospective pricing “flex” or similar rights that have not been exercised on or prior to the LCT Test Date for purposes of calculating any Financial Incurrence Test in connection with any LCT Election.

(g)            With respect to any Designated Funding Commitment (to the extent loans funded under such Designated Funding Commitment would constitute Indebtedness, or Capital Stock issued pursuant to such Designated Funding Commitment would constitute Disqualified Stock or preferred Capital Stock, in each case, that is subject to Section 10.1), except for purposes of (x) determining the “Commitment Fee Rate,” (y) Section 10.9 (other than for the purpose of determining pro forma compliance with Section 10.9) and (z) determining the First Lien Net Leverage Ratio for purposes of Section 5.2(a)(ii), in each case, the incurrence or issuance of such Indebtedness (and any Lien in connection therewith), Disqualified Stock or preferred Capital Stock, as applicable, by the Borrower or any Restricted Subsidiary provided for under such Designated Funding Commitment shall be deemed to occur (on a Pro Forma Basis after giving effect to the incurrence or issuance of the entire committed amount thereof (but without netting any cash proceeds thereof)) for purposes of then establishing such Designated Funding Commitment on the date of designation of such commitment as a Designated Funding Commitment and, from and after such designation, so long as such incurrence or issuance is permitted under this Agreement on the date of such designation, Holdings and/or its applicable Restricted Subsidiaries may incur or issue such Indebtedness (including any borrowing, re-borrowing and issuance of letters of credit thereunder) (and any Lien in connection therewith), Disqualified Stock or preferred Capital Stock up to the committed amount thereof so designated under such Designated Funding Commitment without further compliance with, or determination of availability under, any Financial Incurrence Test, Fixed Amount or other Basket under this Agreement; provided that, for the avoidance of doubt, (i) the Borrower may revoke any such designation as a Designated Funding Commitment in accordance with the definition thereof at any time and from time to time and (ii) if any such commitments are drawn, such Indebtedness shall be deemed to be outstanding for purposes of testing any Financial Incurrence Test (other than a Financial Incurrence Test with respect to the permissibility of the incurrence of such Indebtedness under Section 10.1 and Section 10.2 to the extent such Designated Funding Commitments were previously incurred under Section 10.1 and/or Section 10.2).

(h)            Notwithstanding anything to the contrary in this Section 1.12 or under GAAP, with respect to any Subsidiary or assets or operations of the Borrower or any Restricted Subsidiary in respect of which an agreement for the disposition thereof has been entered into, at the election of the Borrower (in its sole discretion), no pro forma effect shall be given to any discontinued operations with respect thereto (and the Consolidated EBITDA, Consolidated Net Income, Consolidated Total Assets, Consolidated Interest Expense and Indebtedness attributable to any such Subsidiary or assets or operations shall not be excluded under this Agreement) until such Subsidiary or assets or operations are actually disposed of.

1.13          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Request related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

1.14          Alternative Currencies under Revolving Credit Commitments. The Borrower may from time to time request that Revolving Credit Loans to be made and/or Letters of Credit be issued in a currency other Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily transferable and readily convertible into Dollars in the London interbank market. Such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall also be subject to the approval of the applicable Letter of Credit Issuer. If the Administrative Agent and all the Revolving Credit Lenders consent to making Revolving Credit Loans in such requested currency, the Administrative Agent, the Revolving Credit Lenders, each Letter of Credit Issuer and the Borrower may amend the terms of this Agreement to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowing of Revolving Credit Loans and if the applicable Letter of Credit Issuer also consents to the issuance of Letters of Credit in such requested currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.

1.15         Effect of Certain Inaccuracies. Without limitation of Section 1.2(k), in the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 9.1(d) was inaccurate or was restated (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, or such restatement would have led to the application of a higher Applicable Margin or Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Commitment Fee Rate applied for such Applicable Period, as applicable, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a corrected or restated financial statement and a corrected or updated Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or Commitment Fee Rate shall be determined based on the updated Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within fifteen (15) days after the delivery of the corrected or restated financial statements and the updated Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Margin or Commitment Fee Rate for such Applicable Period. In the event that any calculation of any ECF Payment Amount or the amount of Net Cash Proceeds is inaccurate and such inaccuracy, if corrected, would have led to a payment obligation under Section 5.1(b) (after giving effect to all credits and threshold amounts thereunder), the Borrower shall within fifteen (15) days after the discovery of such inaccuracy, cause an amount equal to such shortfall to be offered for prepayment pursuant to Section 5.1(b), as applicable. This Section 1.15 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.8(c) and 11.1; provided that any underpayment due to change in Applicable Margin or Commitment Fee Rate or incorrect calculation of the ECF Payment Amount or the Net Cash Proceeds shall not in itself constitute a Default or Event of Default under Section 11.1 so long as such additional interest or fees are paid within the 15-day period set forth above.

Section 2

Amount and Terms of Credit

2.1           Commitments.

(a)            Term Loans.

(i)             Subject to and upon the terms and conditions set forth herein, (x) each Lender, which is not an Existing Term Lender, having an Initial Term Loan Commitment severally agrees to make term loans denominated in Dollars (each, a “Funded Initial Term Loan”) to the Borrower on the Closing Date and (y) each Lender, which is an Existing Term Lender, agrees to exchange all (or such lesser amount as the Lead Arrangers shall have allocated to such Lender) of its Existing Term Loans, on the terms set forth herein and in the Cashless Roll Settlement Letter, for a single loan in Dollars (each, an “Exchanged Initial Term Loan” and, together with the Funded Initial Term Loan, the “Initial Term Loans”), which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender (which, in the cash of an Existing Term Lender, shall be equal to the principal amount of the Existing Term Loans so exchanged by the Existing Term Lender). Such Initial Term Loans (1) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans; provided that all Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Initial Term Loans of the same Type, (2) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (3) shall not exceed in the aggregate the Initial Term Loan Commitments. On the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans shall be repaid in full in Dollars.

(ii)            Subject to and upon the terms and conditions set forth in the First Amendment, each 2024 Refinancing Term Lender severally agrees to make to the Borrower (including pursuant to a Cashless Roll (as defined in the First Amendment) on the First Amendment Effective Date 2024 Refinancing Term Loans denominated in Dollars in an aggregate principal amount equal to such Lender’s 2024 Refinancing Term Loan Commitment or with respect to 2024 Refinancing Term Lenders that have elected the Cashless Roll the aggregate principal amount of Initial Term Loans subject to such Cashless Roll, in each case, as further set forth in the First Amendment. The 2024 Refinancing Term Loans (1) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans; provided that all 2024 Refinancing Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of 2024 Refinancing Term Loans of the same Type, (2) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (3) shall not exceed in the aggregate the 2024 Refinancing Term Loan Commitments. On the 2024 Refinancing Term Loan Maturity Date, all then outstanding 2024 Refinancing Term Loans shall be repaid in full in Dollars.

(iii)            Subject to and upon the terms and conditions set forth in the Second Amendment, each 2025 Refinancing Term Lender severally agrees to make to the Borrower (including pursuant to a Cashless Roll (as defined in the Second Amendment)) on the Second Amendment Effective Date 2025 Refinancing Term Loans denominated in Dollars in an aggregate principal amount equal to such Lender’s 2025 Refinancing Term Loan Commitment or with respect to 2025 Refinancing Term Lenders that have elected the Cashless Roll the aggregate principal amount of 2024 Refinancing Term Loans subject to such Cashless Roll, in each case, as further set forth in the Second Amendment. The 2025 Refinancing Term Loans (1) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans; provided that all 2025 Refinancing Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of 2025 Refinancing Term Loans of the same Type, (2) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (3) shall not exceed in the aggregate the 2025 Refinancing Term Loan Commitments. On the 2025 Refinancing Term Loan Maturity Date, all then outstanding 2025 Refinancing Term Loans shall be repaid in full in Dollars.

(b)            Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make revolving credit loans denominated in Dollars to the Borrower (each such loan, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that any of the foregoing Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Revolving Credit Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of the Revolving Credit Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitments at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures in respect of the Revolving Credit Loans at such time exceeding the aggregate Revolving Credit Commitments.

(c)            Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans in Dollars (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time in respect of the Revolving Credit Commitments exceeding the Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower, the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(d)            On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Revolving Credit Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans, in which case Revolving Loans constituting ABR Loans shall be made on the immediately succeeding Business Day (each such Borrowing, a “Mandatory Borrowing”) by each Revolving Lender pro rata based on each Revolving Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans upon one (1) Business Day’s prior notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Revolving Credit Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Revolving Lender purchasing same from and after such date of purchase.

(e)            If the maturity date shall have occurred in respect of any Class of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another Class or Classes of Revolving Commitments is or are in effect with a longer maturity date (each, a “Non-Expiring Credit Commitment” and, collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed), on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the Class or Classes of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment. The sublimit for Swingline Loans may be reduced as agreed between the Swingline Lender and the Borrower, without the consent of any other Person.

2.2            Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and (other than with respect to the Borrowing of Revolving Loans on the Second Amendment Effective Date) in a multiple of $100,000 (or, to the extent denominated in an Alternative Currency, the amount to be agreed by the Borrower and the Administrative Agent) in excess thereof and Swingline Loans shall be in a minimum amount of $50,000 and in a multiple of $50,000 in excess thereof (except the Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than fifteen (15) Borrowings of Term SOFR Loans, plus up to an additional three Borrowings in respect of each new Class of Incremental Loans (or, in each case, such greater number as may be reasonably acceptable to the Administrative Agent).

2.3            Notices of Borrowing.

(a)            For Borrowings of Initial Term Loans on the Closing Date and any other Term Loans after the Closing Date, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office (i) in the case of ABR Loans, an executed Notice of Borrowing prior to 10:00 a.m. on the Closing Date or the date of the requested Borrowing (as applicable), (ii) in the case of Term SOFR Loans on the Closing Date, an executed Notice of Borrowing prior to 1:00 p.m. at least one (1) Business Day prior to the Closing Date, (iii) in the case of Term SOFR Loans after the Closing Date (other than the First Amendment Effective Date and the Second Amendment Effective Date), an executed Notice of Borrowing prior to 1:00 p.m. at least three (3) Business Days prior to the date of the requested Borrowing (as applicable) ~~and~~, (iv) in the case of Term SOFR Loans on the First Amendment Effective Date, an executed Notice of Borrowing prior to 1:00 p.m. at least one (1) Business Day prior to the First Amendment Effective Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion) and (v) in the case of Term SOFR Loans on the Second Amendment Effective Date, an executed Notice of Borrowing prior to 1:00 p.m. at least one (1) Business Day prior to the Second Amendment Effective Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). Each such Notice of Borrowing shall specify (A) the Class of Term Loans to be borrowed, (B) the aggregate principal amount of the Term Loans to be made, (C) the date of the Borrowing, (D) whether such Term Loans shall consist of ABR Loans and/or Term SOFR Loans and (E) with respect to any Term SOFR Loans, the Interest Period to be initially applicable thereto. With respect to Term Loans, if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (x) so long as such notice was delivered with the advance notice required under Section 2.3(a)(ii) or (a)(iii), a Term SOFR Loan with a one month Interest Period and (y) otherwise, an ABR Loan. If no Interest Period with respect to any Borrowing of Term SOFR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b)            For Borrowings of Revolving Loans on and after the Closing Date (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office, (i) in the case of ABR Loans, an executed Notice of Borrowing prior to 10:00 a.m. on the Closing Date or the date of the requested Borrowing, (ii) in the case of Term SOFR Loans on the Closing Date, an executed Notice of Borrowing prior to 1:00 p.m. at least one (1) Business Day prior to the Closing Date ~~and~~, (iii) in the case of Term SOFR Loans after the Closing Date, an executed Notice of Borrowing prior to 1:00 p.m. at least three (3) Business Days prior to the date of the requested Borrowing (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion) and (iv) in the case of Term SOFR Loans on the Second Amendment Effective Date, an executed Notice of Borrowing prior to 1:00 p.m. at least one (1) Business Day prior to the Second Amendment Effective Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (A) the Class of Revolving Loans to be borrowed, (B) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (C) the date of Borrowing (which shall be a Business Day), (D) whether the respective Borrowing shall consist of ABR Loans or Term SOFR Loans and (E) with respect to Revolving Loans that are Term SOFR Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (x) so long as such notice was delivered with the advance notice required under Section 2.3(b)(ii) or Section 2.3(b)(iii), as the case may be, a Term SOFR Loan with a one month Interest Period and (y) otherwise, an ABR Loan. If no Interest Period with respect to any Borrowing of Term SOFR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly give each relevant Revolving Lender written notice of each proposed Borrowing of Revolving Loans of the applicable Class, of such Revolving Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(c)            Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender an executed Notice of Borrowing with a copy to the Administrative Agent of each Borrowing of Swingline Loans prior to 1:00 p.m. on the date of such Borrowing. Each such notice shall specify (A) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (B) the date of Borrowing (which shall be a Business Day).

(d)            Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)            Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f)            Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

(g)            The notice in respect of any Loans on the Closing Date, or in connection with any Permitted Acquisition or other acquisition or Investment permitted under this Agreement or in connection with any other conditional event, or in connection with any Borrowing under any Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Term Loans, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower by giving written notice to the Administrative Agent prior to 10:00 a.m. (or such later time as the Administrative Agent may approve in its sole discretion) on the date of the proposed Borrowing.

2.4            Disbursement of Funds.

(a)            No later than 1:00 p.m. on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 5:00 p.m.

(b)            Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account or accounts designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in the currency of the applicable Borrowing. Unless the Administrative Agent shall have been notified by any Lender in writing prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay (or cause to be paid) such corresponding amount to the Administrative Agent in the currency of the applicable Borrowing. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)            Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5            Repayment of Loans; Evidence of Debt.

(a)            The Borrower shall repay to the Administrative Agent, for the benefit of the applicable ~~2024~~2025 Refinancing Term Loan Lenders, on the ~~2024~~2025 Refinancing Term Loan Maturity Date, the then outstanding ~~2024~~2025 Refinancing Term Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans. The Borrower shall repay to the Swingline Lender, on the Swingline Maturity Date, the then outstanding Swingline Loans. To the extent applicable, the Borrower shall repay to the Administrative Agent for the benefit of the applicable Lenders, on each Maturity Date of any Class of Loans (other than ~~2024~~2025 Refinancing Term Loans, Revolving Credit Loans and Swingline Loans), the then outstanding amount of Loans of such Class.

(b)            The Borrower shall repay to the Administrative Agent on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first fiscal quarter ending after the ~~First~~Second Amendment Effective Date and ending with the last such Business Day prior to the ~~2024~~2025 Refinancing Term Loan Maturity Date, for the benefit of the ~~2024~~2025 Refinancing Term Loan Lenders, a principal amount equal to 0.25% of the aggregate principal amount of all ~~2024~~2025 Refinancing Term Loans outstanding on the ~~First~~Second Amendment Effective Date (which amount shall be reduced by the amount of the relevant principal payments or buybacks of the ~~2024~~2025 Refinancing Term Loans that have been made or deemed made in accordance with this Agreement, including as set forth in Section 5.1, Section 5.2(c) and Section 13.6(h)).

(c)            In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Incremental Amendment, including by amending the repayments under Section 2.5(b) to account for the addition of any New Term Loans to the extent required pursuant to the terms of any applicable Incremental Amendment involving a Term Loan Increase to the ~~2024~~2025 Refinancing Term Loans. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Extension Amendment. In the event that any Refinancing Term Loans are made, such Refinancing Term Loans shall, subject to Section 2.14(h), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Refinancing Amendment. In the event that any Replacement Term Loans are made, such Replacement Term Loans shall, subject to Section 13.1(f), be repaid by the Borrower in the amounts and on the dates set forth in the applicable amendment to this Agreement in respect of such Replacement Term Loans.

(d)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower owed to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)            The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, 2024 Refinancing Term Loan, 2025 Refinancing Term Loan, New Term Loan, Extended Term Loan, Refinancing Term Loan, Replacement Term Loan, Revolving Credit Loan, Additional Revolving Credit Loan, New Revolving Credit Loan, Extended Revolving Credit Loan, Refinancing Revolving Credit Loan or Swingline Loan, as applicable, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f)            The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts, such Register or subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(g)            The Borrower hereby agrees that, promptly following the reasonable request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1 or Exhibit I-2, as applicable, evidencing the applicable Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

2.6            Conversions and Continuations.

(a)            Subject to the third to last sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $500,000 (or, to the extent denominated in an Alternative Currency, the amount to be agreed by the Borrower and the Administrative Agent) (or if such Borrowing is less, the entire remaining applicable amount at such time) of the outstanding principal amount of Term Loans of one Type or Revolving Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue all or a portion of the outstanding principal amount of any Term SOFR Loans as Term SOFR Loans for an additional Interest Period; provided that (i) no partial conversion of Term SOFR Loans shall reduce the outstanding principal amount of such Term SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (iii) if less than a full Borrowing of Revolving Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Revolving Credit Commitment Percentage of the applicable Class or Classes in accordance with the respective principal amounts of the Revolving Loans comprising such Borrowing held by such Lenders immediately prior to such conversion. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 3:00 p.m. at least (i) three (3) Business Days’ prior written notice, in the case of a continuation of or conversion to Term SOFR Loans (other than in the case of a notice delivered on the ~~First~~Second Amendment Effective Date, which shall be deemed to be effective on the ~~First~~Second Amendment Effective Date), or (ii) one (1) Business Day prior written notice in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit J) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Term SOFR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation of a Term SOFR Loan, the Borrower shall be deemed to have selected a Term SOFR Loan, with an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)            If upon the expiration of any Interest Period in respect of Term SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Term SOFR Loans as Term SOFR Loans, with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

2.7            Pro Rata Borrowings. Each Borrowing of Term Loans or Revolving Loans of any Class under this Agreement shall be made by the applicable Lenders pro rata on the basis of their then-applicable Commitments with respect to such Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8            Interest.

(a)            The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR in effect from time to time.

(b)            The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Term SOFR Loans plus the relevant Term SOFR.

(c)            If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise but after giving effect to any grace period set forth herein), during the continuance of an Event of Default under Section 11.1, such overdue amount (other than on overdue amounts owed to Defaulting Lenders) shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such interest amount is paid in full (after as well as before judgment).

(d)            Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December; provided that interest shall also be payable on any Term Loans that are ABR Loans on the date of any prepayment of principal with respect to such Term Loans, (ii) in respect of each Term SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect of Term SOFR Loans, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e)            All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Term SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9            Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term SOFR Loans, the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one month, three month or six month period (or if agreed to by all the Lenders making such Term SOFR Loans, a twelve month period or any other period)~~.~~; provided that, the initial Interest Period with respect to the 2025 Refinancing Term Loans and Revolving Loans borrowed on the Second Amendment Effective Date (which Interest Period shall commence on the Second Amendment Effective Date) may end on August 31, 2025.

Notwithstanding anything to the contrary contained above:

(a)            the initial Interest Period for any Borrowing of Term SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)            if any Interest Period relating to a Borrowing of Term SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Term SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day.

2.10          Increased Costs, Illegality, Etc.

(a)            In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Facility Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Term SOFR for any Interest Period, that by reason of any changes arising on or after the Closing Date affecting the Term SOFR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definitions of “Term SOFR”; or

(ii)            at any time after the Closing Date, that any Lender shall incur increased costs or reductions in the amounts received or receivable hereunder or under any Credit Document with respect to any Term SOFR Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (I) Indemnified Taxes, (II) Excluded Taxes or (III) Other Taxes), as applicable, because of any Change in Law; or

(iii)           at any time, that the making or continuance of any Term SOFR Loan has become unlawful by compliance by Lenders of the applicable Credit Facility in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the Term SOFR market, as applicable, and the applicable Lenders are treating all similarly situated Persons under comparable syndicated credit facilities similar to the Credit Facilities in the same fashion;

(in each case above, such Loans, “Impacted Loans”), then, and in any such event, such Required Facility Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and, in the case of such notice by the Required Facility Lenders, to the Administrative Agent, of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Term SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Term SOFR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Facility Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing but subject to clause (d) below, if the Administrative Agent has made the determination described in Section 2.10(a)(i), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent notifies the Borrower or the applicable Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof. The parties hereto shall use commercially reasonable efforts to satisfy any applicable IRS guidance so that the determination of the alternative interest rate will not be treated as a deemed exchange under Section 1001 of the Code.

(b)            At any time that any Term SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Term SOFR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Term SOFR Loan has been submitted pursuant to Section 2.3 or Section 2.6, as applicable, but the affected Term SOFR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii), as applicable, or (y) if the affected Term SOFR Loan is then outstanding, in the case of an affected Term SOFR Loan, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Term SOFR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)            If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly following written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)            Benchmark Replacement Setting.

(i)             Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(ii)            In connection with the administration of Term SOFR or the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (with the consent of the Borrower (not to be unreasonably withheld or delayed)) and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent in consultation with, or subject to consent rights of, the Borrower as expressly set forth in this Section 2.10(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.10(d).

(iv)            At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) during the continuance of any Benchmark Unavailability Period, any outstanding affected Term SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.

2.11          [Reserved].

2.12          Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event in order to mitigate the effects of such event on Borrower and its Subsidiaries; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13          Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, or 3.5 is given by any Lender more than 120 days after the date such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, or 3.5, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14          Incremental Facilities; Extensions; Refinancing Facilities.

(a)            The Borrower or any Credit Party may by written notice to the Administrative Agent elect to request the establishment of one or more (x) additional term loans, which may be of the same Class as any then-existing Term Loans (a “Term Loan Increase”) or a separate Class of Term Loans (in each case, the commitments for additional term loans of the same Class or a separate Class, collectively, the “New Term Loan Commitments”) and/or (y) revolving credit commitments, which may be of the same Class as any then-existing Class of Revolving Commitments (the commitments thereto, the “New Revolving Credit Commitments”) or a separate Class of Revolving Commitments (the commitments thereto, the “Additional Revolving Credit Commitments” and, together with the New Revolving Credit Commitments, the “Incremental Revolving Credit Commitments”; together with the New Term Loan Commitments, the “New Loan Commitments”), by an aggregate principal amount not in excess of the Maximum Incremental Facilities Amount at the time of incurrence thereof and not less than $5,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the Maximum Incremental Facilities Amount at such time). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower or applicable Credit Party proposes that the New Loan Commitments shall be effective. The Borrower or any applicable Credit Party may approach any Lender or any Person (other than a natural Person or a Disqualified Lender) to provide all or a portion of the Incremental Loans or New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Loans or New Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Loans or New Loan Commitments, and the Credit Parties shall have no obligation to approach any existing Lender to provide any Incremental Loan or New Loan Commitment. In each case, such Incremental Loans or New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that, subject to Section 1.12(f), (i) (x) other than as described in the immediately succeeding clause (y), no Event of Default shall exist on such Increased Amount Date immediately before or immediately after giving effect to such New Loan Commitments or (y) if such Incremental Loan or New Loan Commitment is being provided in connection with a Limited Condition Transaction, Permitted Acquisition or any other acquisition constituting a permitted Investment, then no Specified Event of Default shall exist on such Increased Amount Date, (ii) in connection with any incurrence of Incremental Loans or establishment of New Loan Commitments, on an Increased Amount Date, there shall be no requirement for the Borrower or applicable Credit Party to make the representations and warranties under the Credit Documents unless and until requested by the Persons holding more than 50% of the aggregate principal amount of the applicable Incremental Loans or New Loan Commitments (provided that such Persons may, in lieu of requesting the making of all representations and warranties under the Credit Documents, request that only the Specified Representations (conformed as necessary for such acquisition or investment) shall be required to be true and correct in all material respects) and (iii) the New Loan Commitments and/or Incremental Loans shall be effected pursuant to one or more applicable amendments to this Agreement (each, an “Incremental Amendment”) executed and delivered by the Borrower and the applicable Lenders providing such Incremental Loans or New Loan Commitments and acknowledged by the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e). The Borrower shall provide the Administrative Agent prompt written notice of any Incremental Amendment pursuant to this Section 2.14 and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such Incremental Amendment as promptly as practicable following such written notice; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by any law any claims with respect to such acknowledgment; provided that failure to obtain such acknowledgment shall in no way affect the effectiveness of any Incremental Amendment. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Incremental Loans may be denominated in Dollars or any Alternative Currency. For all purposes of this Agreement, (a) any New Term Loans made on an Increased Amount Date shall be designated (x) a separate series of Term Loans or (y) in the case of a Term Loan Increase, a part of the series of existing Term Loans subject to such increase and (b) any Incremental Revolving Credit Commitments made on an Increased Amount Date shall be designated (x) a separate series of Revolving Credit Commitments or (y) in the case of a New Revolving Credit Commitment, a part of the series of existing Revolving Credit Commitments subject to such increase (such new or existing series of Term Loans or Revolving Commitments, each, a “Series”).

(b)            On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction or waiver of the foregoing terms and conditions, (x) with respect to New Revolving Credit Commitments, each of the Revolving Lenders with an existing Revolving Commitment of the same Class being increased by such New Revolving Credit Commitments shall automatically and without further act be deemed to have assigned to each Revolving Lender with a New Revolving Credit Commitment of such Class (each, a “New Revolving Loan Lender”), and each of such New Revolving Loan Lenders shall automatically and without further act be deemed to have purchased and assumed, (i) a portion of such Revolving Lender’s participations under the applicable Class of Revolving Commitments in outstanding Letters of Credit and Swingline Loans, so that after giving effect to each such deemed assignment and assumption and participation, the percentage of the aggregate outstanding participations under such Class of Revolving Commitments in such Letters of Credit or Swingline Loans, as applicable, held by each Revolving Lender of such Class (including each such New Revolving Loan Lender) will equal the percentage of the aggregate Revolving Commitments of such Class held by each such Lender and (ii) at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, the Revolving Loans of such Class will be held by existing Revolving Lenders under such Class and New Revolving Loan Lenders under such Class ratably in accordance with their respective Revolving Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to such existing Revolving Commitments (the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (x)) and (y) with respect to any Incremental Revolving Credit Commitment (regardless of whether constituting Additional Revolving Credit Commitment or New Revolving Credit Commitment), (i) each such Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Commitment and each loan made under a New Revolving Credit Commitment (each, a “New Revolving Credit Loan”) and each loan made under an Additional Revolving Credit Commitment (each, an “Additional Revolving Credit Loan” and, together with New Revolving Credit Loans, the “Incremental Revolving Credit Loans”) shall be deemed, for all purposes, Revolving Loans and (ii) each New Revolving Loan Lender and each Revolving Lender with an Additional Revolving Credit Commitment (each, an “Additional Revolving Loan Lender” and, together with the New Revolving Loan Lenders, the “Incremental Revolving Loan Lenders”) shall become a Revolving Lender with respect to the applicable Incremental Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent, the Swingline Lender and any applicable Letter of Credit Issuer shall have consented (in each case, such consent not to be unreasonably withheld, conditioned, denied or delayed) to such Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Loans or Commitments with respect thereto, as applicable, to such Incremental Revolving Loan Lender.

(c)            On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction or waiver of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) shall make a term loan (or provide delayed draw term loan commitments in respect thereof) to the Borrower or applicable Credit Party (a “New Term Loan” and, together with the Incremental Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the applicable New Term Loan Commitment and, when funded, the New Term Loans made pursuant thereto. The Borrower or applicable Credit Party shall use the proceeds, if any, of the Incremental Loans for any purpose not prohibited by this Agreement and as agreed by the Borrower or applicable Credit Party and the lender(s) providing such Incremental Loans.

(d)            (x) The terms and provisions of any New Term Loan Commitments and the related New Term Loans, in each case effected pursuant to a Term Loan Increase, shall be substantially identical to the terms and provisions applicable to the Class of Term Loans subject to such increase; provided that the underwriting, arrangement, structuring, ticking, commitment, original issue discount, upfront or similar fees, and other closing fees payable in connection therewith may be paid in connection with such New Term Loan Commitments and related New Term Loans and (y) the terms and provisions of any New Term Loans and New Term Loan Commitments not effected pursuant to a Term Loan Increase shall be on terms and documentation set forth in the applicable Incremental Amendment as determined by the Borrower and the applicable Persons providing such New Term Loans and New Term Loan Commitments; provided that:

(i)            other than with respect to New Term Loans incurred pursuant to the Inside Maturity Basket, the maturity date of the New Term Loans shall be no earlier than the ~~2024~~2025 Refinancing Term Loan Maturity Date;

(ii)           other than with respect to New Term Loans incurred pursuant to the Inside Maturity Basket, the Weighted Average Life to Maturity of any New Term Loans shall be no shorter than the Weighted Average Life to Maturity of the ~~2024~~2025 Refinancing Term Loans (without giving effect to any previous amortization payments or prepayments on the ~~2024~~2025 Refinancing Term Loans);

(iii)          the New Term Loans and New Term Loan Commitments (w) shall rank pari passu or junior in right of payment with the ~~2024~~2025 Refinancing Term Loans, (x) may participate on a pro rata basis, greater than pro rata basis or less than a pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than a pro rata basis (but, except with respect to any Class of Term Loans that mature prior to the ~~2024~~2025 Refinancing Term Loan Maturity Date or as otherwise permitted by this Agreement, not on a greater than a pro rata basis) in any mandatory prepayments of ~~2024~~2025 Refinancing Term Loans hereunder, (y) unless constituting Designated Alternative Security Indebtedness, shall not be guaranteed by any Subsidiary other than a Credit Party hereunder (it being understood that obligations of any Person with respect to any escrow arrangement into which such New Term Loan proceeds are deposited shall not constitute a guarantee by a Person that is not a Credit Party) and (z) shall be (1) unsecured, (2) not secured by any assets constituting the Collateral or (3) secured on a pari passu or junior basis with the ~~2024~~2025 Refinancing Term Loans and, in the case of this clause (3), unless constituting Designated Alternative Security Indebtedness, are not secured by any assets of a Credit Party other than the Collateral (other than with respect to any proceeds of such New Term Loan that are subject to an escrow or other similar arrangement and any related deposit of cash and Cash Equivalents to cover interest and premium with respect to such New Term Loan) (and, if applicable, shall be subject to a subordination agreement and/or the Pari Intercreditor Agreement, the Junior Lien Intercreditor Agreement or other lien subordination and intercreditor agreement or arrangement reasonably satisfactory to the Borrower and the Administrative Agent (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower)); and

(iv)          the pricing, interest rate margins, discounts, premiums, interest rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by the Borrower and the lender(s) thereunder; provided that, if the “Applicable Margin” (it being understood for purposes of the MFN Adjustment that Applicable Margin shall be deemed to solely include the applicable interest rate margin with respect to such New Term Loan that is payable in cash (to the extent payable in cash) in excess of the applicable index rate as of the time of determination and shall not, for the avoidance of doubt, include any “credit spread adjustment” or OID, upfront fees, index rate floors or any other fees (including, without limitation, arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, advisory fees, ticking fees, consent fees or amendment fees) for such New Term Loan) in respect of any New Term Loan that (A) ranks pari passu in right of payment with the 2024 Refinancing Term Loans and is secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the 2024 Refinancing Term Loans, (B) is in the form of broadly syndicated floating rate Dollar-denominated term loans (other than term “A” loans), (C) matures on or prior to the 2024 Refinancing Term Loan Maturity Date, (D) are incurred prior to the date that is six months after the Closing Date, (E) are initially incurred in reliance on clause (x) of the definition of “Incremental Ratio Basket” and, (F) are not incurred or established in connection with any Permitted Acquisition or other permitted Investment or to refinance any Indebtedness originally incurred for such purposes and (G) is in an original principal amount the exceeds the greater of (x) $520,000,000 and (y) 100.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of funding thereof (the “MFN Trigger Amount”) (the foregoing sub-clause (A) through (G), collectively, the “MFN Limitations”), as of the date of funding thereof, exceeds the Applicable Margin in respect of the 2024 Refinancing Term Loans by more than 1.00%, the Applicable Margin in respect of such 2024 Refinancing Term Loans shall be adjusted so that the Applicable Margin in respect of such 2024 Refinancing Term Loans is equal to the Applicable Margin in respect of such New Term Loans minus 1.00% (all adjustments made pursuant to this clause (iv), the “MFN Adjustment”).

(v)            all other terms of any New Term Loans (other than as described in clauses (i), (ii), (iii) and (iv) above) may differ from the terms of the ~~the 2024~~2025 Refinancing Term Loans if reasonably satisfactory to the Borrower and the lender(s) providing such New Term Loans; provided that if such terms would be favorable to existing Lenders, such terms may be at the option of the Borrower, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of the applicable existing Lenders without further amendment requirements (including, for the avoidance of doubt, at the option of the Borrower, any increase in the applicable yield relating to any existing Term Loan to achieve “fungibility” with such existing Term Loan).

(e)            (x) The terms and provisions of any New Revolving Credit Commitments and the related New Revolving Credit Loans shall be substantially identical to the Class of Revolving Commitments and related Revolving Loans subject to increase by such New Revolving Credit Commitments and New Revolving Credit Loans; provided that underwriting, arrangement, unused line, structuring, ticking, commitment, upfront or similar fees and other closing fees may be agreed to among the applicable Credit Party and the lender(s) providing and/or arranging such New Revolving Credit Commitments, and may be paid in connection with such New Revolving Credit Commitments and (y) the Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall have terms and conditions that are agreed between the applicable Credit Party and the applicable lender(s) thereof; provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(i)            any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans or be unsecured (and, if applicable, shall be subject to a subordination agreement and/or the Pari Intercreditor Agreement, the Junior Lien Intercreditor Agreement or other lien subordination and intercreditor agreement or arrangement reasonably satisfactory to the Borrower and the Administrative Agent) (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower);

(ii)            any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall not mature earlier than the Revolving Credit Maturity Date, determined at the time of establishment of such Additional Revolving Credit Commitments;

(iii)          the borrowing and repayment (except for (1) payments of interest and fees at different rates on Additional Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of such Additional Revolving Credit Commitments, and (3) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (v) below)) of Additional Revolving Credit Loans with respect to Additional Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis, or with respect to any borrowing, on a greater than pro rata basis (but not less than pro rata basis) and with respect to repayment, on a less than pro rata basis or greater than pro rata basis, with all other Revolving Commitments in existence on such Increased Amount Date;

(iv)          subject to the provisions of Section 2.1(f) and Section 3.12 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders with Revolving Commitments in accordance with their percentage of such Revolving Commitments on the applicable Increased Amount Date (and except as provided in Section 2.1(f) and Section 3.12, without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued);

(v)           the permanent repayment of Additional Revolving Credit Loans with respect to, and termination of, Additional Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Commitments on such Increased Amount Date, except that the Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any Class on a greater than a pro rata basis (x) as compared to any other Class with a later Maturity Date than such Class and (y) as compared to any other Class in connection with the refinancing thereof with Refinancing Revolving Credit Commitments;

(vi)          assignments and participations of Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to the then-outstanding Revolving Commitments and Revolving Loans on the applicable Increased Amount Date; and

(vii)        the other terms of the Additional Revolving Credit Commitments may be different from the terms applicable to the other Classes of Revolving Commitments in existence at such time and shall be determined by the Borrower and the lender(s) thereunder.

(f)             Each Incremental Amendment may, without the consent of any Agent or Lender (x) effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Borrower, to effect the provisions of this Section 2.14 and (y) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes including, for the avoidance of doubt, any increase in the applicable yield relating to any existing Class of Term Loans to achieve fungibility for U.S. federal income tax purposes with any existing Class of Term Loans. In addition, if required to consummate a Term Loan Increase or New Revolving Credit Commitments, the pricing, interest rate margins, rate floors, undrawn fees and premiums on the applicable Credit Facility being increased may be increased or extended but additional upfront fees, original issue discount or similar fees may be payable to the Lenders participating in any such Term Loan Increase or New Revolving Credit Commitments without any requirement to pay such amounts to any existing Lenders.

(g)            (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans or Term Loan Commitments of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (or Term Loans to be made under the applicable Term Loan Commitments) (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Term Loan Class, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the ~~2024~~2025 Refinancing Term Loan Maturity Date; provided that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Incremental Amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in Section 2.14(g)(iv)), (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined by the Borrower and the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except with respect to any Class of Term Loans that matures prior to the ~~2024~~2025 Refinancing Term Loan Maturity Date or as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder, (4) Extended Term Loans may have call protection and redemption terms as may be agreed by the Borrower and the Lenders thereof and (5) no consent shall be required by the Administrative Agent or any of the Lenders. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased).

(ii)            The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Revolving Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Loan Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which, shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Revolving Credit Commitments, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of such Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the latest maturity date of any Revolving Commitments then outstanding under this Agreement, in each case, to the extent provided in the applicable Extension Amendment; provided that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins and floors with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins and floors for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A) and (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, (1) borrowing and repayment (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of such Extended Revolving Credit Commitments, and (III) repayments made in connection with a permanent repayment and termination of commitments) of Extended Revolving Credit Loans with respect to Extended Revolving Credit Commitments shall be made on a pro rata basis, or with respect to any borrowing, on a greater than pro rata basis (but not less than pro rata basis) and with respect to any repayment, on a less than pro rata basis or greater than pro rata basis, with all other Revolving Commitments in existence on Extension Date and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Loan Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Commitments other than the Existing Revolving Credit Class from which such Extended Revolving Credit Commitments were converted.

(iii)          Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all then-outstanding Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.1(d) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the L/C Facility Maturity Date may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv)          Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Borrower, the Extending Lenders and acknowledged by the Administrative Agent (it being understood that failure by the Administrative Agent to acknowledge such Extension Amendment shall not impact the effectiveness thereof). No Extension Amendment shall provide for any Class of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000 or such lesser amount as the Administrative Agent may agree in its reasonable discretion (or, to the extent denominated in an Alternative Currency, such amount to be agreed by the Borrower and the Administrative Agent) (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Extension Amendment with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled amortization payment, if any, for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any scheduled amortization, if any, payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and Section 2.14(g)(ii) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including pursuant to (1) consents applicable to holders of New Term Loans and Incremental Revolving Credit Commitments provided for in any Incremental Amendment and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v)           Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (g)(i) and/or clause (g)(ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Credit Commitments other than the Existing Revolving Credit Class from which such Extended Revolving Credit Commitments were converted and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi)          The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14(g) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

(vii)         No conversion of Loans pursuant to any extension in accordance with this Section 2.14(g) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h)            The Credit Parties may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Loan Commitments”) or (ii) increases to one or more existing Classes of Term Loans under this Agreement (any such increase to an existing Class, collectively with New Refinancing Term Loan Commitments, “Refinancing Term Loan Commitments”), or (B) (i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”) or (ii) increases to one or more existing Classes of Revolving Commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments” and, collectively with any Refinancing Term Loan Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders of the applicable Class.

(i)            Any Refinancing Term Loans made pursuant to New Refinancing Term Loan Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement unless designated as a part of an existing Class of Term Loans or Revolving Commitments in accordance with this Section 2.14(h). On any Refinancing Facility Closing Date on which any Refinancing Term Loan Commitments are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.14(h), (x) each Refinancing Term Lender with such Refinancing Term Loan Commitments shall make a term loan to the Borrower (each, a “Refinancing Term Loan”), or provide delayed draw term commitments, in an amount equal to its Refinancing Term Loan Commitment and (y) each Refinancing Term Lender shall become a Lender hereunder with respect to its Refinancing Term Loan Commitment and the Refinancing Term Loans made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.14(h), (x) each Refinancing Revolving Credit Lender with such Refinancing Revolving Credit Commitments shall make its Refinancing Revolving Credit Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Credit Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (y) each Refinancing Revolving Credit Lender shall become a Lender hereunder with respect to its Refinancing Revolving Credit Commitment and the Refinancing Revolving Credit Loans made pursuant thereto.

(ii)            Each Refinancing Loan Request from the Borrower pursuant to this Section 2.14(h) shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loan Commitments or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loan Commitments may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that (x) with respect to any Refinancing Revolving Credit Commitments, the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer shall have consented (in each case, such consent not to be unreasonably conditioned, withheld, denied or delayed) to such Additional Lender’s providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such Additional Lender, (y) with respect to Refinancing Term Loans, any Affiliated Lender providing a Refinancing Term Loan Commitment shall be subject to the same restrictions set forth in Sections 13.6(h)(ii) and (iii) as it would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (z) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments.

(iii)           The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (each, a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the applicable Refinancing Amendment:

(A)  each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 (or, to the extent denominated in an Alternative Currency, such amount to be agreed by the Borrower and the Administrative Agent), or such lesser amount as the Administrative Agent may agree to in its reasonable discretion (provided that such amount may be less than $5,000,000 (or, to the extent denominated in an Alternative Currency, such minimum amount determined by the Borrower and the Administrative Agent) if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments), and

(B)   the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class.

(iv)          Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected, (x) there shall be an automatic adjustment to the participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Lender under the Revolving Commitments so that each such Revolving Lender shares ratably in such participations in accordance with its Revolving Commitments (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (y) each Refinancing Revolving Credit Commitment shall be deemed for all purposes a Revolving Commitment and each Refinancing Revolving Credit Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (z) each Refinancing Revolving Credit Lender shall become a Lender with respect to such Refinancing Revolving Credit Commitments and all matters relating thereto. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of Revolving Commitments pursuant to this Section 2.14(h), if, on such date, there are any Revolving Loans under any other Revolving Commitments then outstanding, such Revolving Loans shall be prepaid from the proceeds of a new Borrowing of the Refinancing Revolving Credit Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all Revolving Loans under all Revolving Commitments will be held by all Revolving Lenders with Revolving Commitments (including Lenders providing such Refinancing Revolving Credit Commitments) ratably (or, at the election of the Borrower, on a greater than pro rata basis with respect to Borrowings under the Refinancing Revolving Credit Commitments as compared to other Classes of Revolving Commitments) in accordance with all of their respective Revolving Commitments of all Classes (after giving effect to the establishment of such Refinancing Revolving Credit Commitments). Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Commitments pursuant to this Section 2.14(h), if, on the date of such increase, there are any Revolving Loans outstanding under such Class of Revolving Commitments being increased, each of the Revolving Lenders under such Class shall automatically and without further act be deemed to have assigned to each of the Refinancing Revolving Credit Lenders under such Class, and each of such Refinancing Revolving Credit Lenders shall automatically and without further act be deemed to have purchased and assumed, at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, such Revolving Loans of such Class will be held by existing Revolving Lenders under such Class and Refinancing Revolving Credit Lenders under such Class ratably in accordance with their respective Revolving Commitments of such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to such existing Revolving Commitments under such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the two preceding sentences.

(v)            The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments or the Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments and Refinancing Loans, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans or Revolving Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (A) or (B) below, as applicable, and otherwise, shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (y) if not consistent with the terms of the corresponding Class of Term Loans or Revolving Commitments, as applicable, not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class of Term Loans or Revolving Commitments being refinanced or replaced (except (1) covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable Refinancing Facility Closing Date) of such Class being refinanced and (2) pricing (as to which neither the MFN Adjustment nor any other “most-favored nation” provision shall apply), fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) unless the Lenders under the Term Loans or Revolving Commitments, as applicable, each existing on the Refinancing Facility Closing Date, receive the benefit of such more restrictive terms. In any event:

(A)  the Refinancing Term Loans and the Refinancing Term Loan Commitments:

(1)            (I) shall rank pari passu or junior in right of payment with the ~~2024~~2025 Refinancing Term Loans and (II) shall be (1) unsecured, (2) not secured by any assets constituting the Collateral (if the Refinanced Debt is not secured by any assets constituting the Collateral) or (3) secured by the assets of the Borrower, any Restricted Subsidiary or any other Person; provided that any such Liens on the Collateral under this sub-clause (3) shall rank on a pari passu or junior basis in right of security on the Collateral (and, if secured and applicable, shall be subject to a subordination agreement and/or the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or any other lien subordination and intercreditor agreement or arrangement reasonably satisfactory to the Borrower and the Administrative Agent (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower));

(2)            other than Indebtedness incurred pursuant to the Inside Maturity Basket, as of the Refinancing Facility Closing Date, shall not have a Maturity Date earlier than the Maturity Date of the Refinanced Debt;

(3)            shall have an amortization schedule as determined by the Borrower and the applicable new Refinancing Term Lenders; provided that, as of the Refinancing Facility Closing Date, other than Indebtedness incurred pursuant to the Inside Maturity Basket, such Refinancing Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt on the date of incurrence of such Refinancing Term Loans;

(4)            shall have an Effective Yield determined by the Borrower and the applicable Refinancing Term Lenders;

(5)            may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except with respect to any Class of Refinancing Term Loans that mature prior to the ~~2024~~2025 Refinancing Term Loan Maturity Date or has a shorter Weighted Average Life to Maturity than the ~~2024~~2025 Refinancing Term Loan or as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of Term Loans hereunder;

(6)            unless otherwise permitted hereby (including utilization of any other available baskets or incurrence based amounts as permitted hereunder), shall not have a greater principal amount than the principal amount of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, unused commitment fees, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Term Loans; and

(7)            unless constituting Designated Alternative Security Indebtedness, shall not be guaranteed by any Subsidiary other than a Credit Party (it being understood that obligations of any Person with respect to any escrow arrangement into which such Refinancing Term Loan proceeds are deposited shall not constitute a guarantee by a Person that is not a Credit Party);

(B)   the Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans:

(1)            (I) shall rank pari passu or junior in right of payment and (II) shall be pari passu or junior in right of security with the Revolving Credit Loans or be unsecured and, if secured, shall not be secured by assets of the Credit Parties other than the Collateral (and, if applicable, shall be subject to a subordination agreement and/or the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or any other lien subordination and intercreditor agreement or arrangement reasonably satisfactory to the Borrower and the Administrative Agent (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower));

(2)            other than Indebtedness incurred pursuant to the Inside Maturity Basket, as of the Refinancing Facility Closing Date, shall not mature earlier than, or provide for mandatory scheduled commitment reductions prior to, the maturity date with respect to the Refinanced Debt;

(3)            shall provide that the borrowing and repayment (except for (I) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of commitments) of Revolving Credit Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis, or, with respect to any borrowing, on a greater than pro rata basis (but not less than pro rata basis) or, with respect to any repayment, on a less than pro rata basis or greater than pro rata basis, with all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date;

(4)            [reserved];

(5)            shall have an Effective Yield determined by the Borrower and the applicable Refinancing Revolving Credit Lenders;

(6)            except as otherwise permitted hereby (including utilization of any other available baskets or incurrence based amounts as permitted hereunder), shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans; and

(7)            unless constituting Designated Alternative Security Indebtedness, may not be guaranteed by any Subsidiary other than a Credit Party (it being understood that obligations of any Person with respect to any escrow arrangement into which such Refinancing Revolving Credit Loan proceeds are deposited shall not constitute a guarantee by a Person that is not a Credit Party).

(vi)          Commitments in respect of Refinancing Term Loan Commitments and Refinancing Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and acknowledged by the Administrative Agent (it being understood that failure by the Administrative Agent to acknowledge such Refinancing Amendment shall not impact the effectiveness thereof). The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, (x) effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower, to effect the provisions of this Section 2.14(h) and (y) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes including, for the avoidance of doubt, any increase in the applicable yield relating to any existing Class of Term Loans to achieve fungibility for U.S. federal income tax purposes with any existing Class of Term Loans. In addition, if required to consummate a Refinancing Term Loan Commitments or Refinancing Revolving Credit Commitments, the pricing, interest rate margins, rate floors, undrawn fees and premiums on the applicable Credit Facility being increased may be increased or extended but additional upfront fees, original issue discount or similar fees may be payable to the Lenders participating in any such Refinancing Term Loan Commitments or Refinancing Revolving Credit Commitments without any requirement to pay such amounts to any existing Lenders. The Borrower will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Credit Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt and pay any accrued interest, fees and other expenses incurred in connection with the Refinancing Amendment.

(vii)         The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14(h) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Refinanced Debt on such terms as may be set forth in the relevant Refinancing Amendment) and hereby waive the requirements of any provision of this Agreement (including any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such refinancing or any other transaction contemplated by this Section 2.14.

2.15         Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by a Credit Party, the Borrower or any other Credit Party may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness, which, in the case of securities, may be issued in a public offering, Rule 144A or other private placement or any bridge facility in lieu of the foregoing or otherwise (such Indebtedness, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied or waived: (i) except as otherwise permitted hereby (including utilization of any other available baskets or incurrence based amounts as permitted hereunder), the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for Term Loans pursuant to a Permitted Debt Exchange shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged for such Permitted Debt Exchange Notes; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest, unused commitments, fees and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the exchange of such Term Loans and the issuance of such Permitted Debt Exchange Notes, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (v) any applicable Minimum Tender Condition shall be satisfied (or waived by the Borrower in its sole discretion).

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)            In connection with each Permitted Debt Exchange, the applicable Credit Party and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)            The Credit Parties shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.16          Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Facility Lenders” and as set forth in Section 13.1.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuers or Swingline Lender hereunder; third, to Cash Collateralize each Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, any Letter of Credit Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, any Letter of Credit Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)  No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any other fee payable as compensation for the provision of any Commitment of such Defaulting Lender or any interest at the Default Rate payable under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

(B)   Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable Revolving Credit Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16(a)(ii).

(C)   With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s applicable Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s applicable Revolving Commitment(s). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Swingline Lender or any Letter of Credit Issuer, as applicable, may require the Borrower to, without prejudice to any right or remedy available to them hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender, and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17            Designation of Additional Borrowers.

(a)            The Borrower may from time to time designate one or more Additional Borrowers organized in a Qualified Jurisdiction for purposes of this Agreement by delivering to the Administrative Agent:

(i)             written notice (including via email) of election to become an Additional Borrower (an “Election to Participate”) duly executed on behalf of such Restricted Subsidiary and the Borrower at least five Business Days prior to the proposed effectiveness of such election,

(ii)            all documentation and other information with respect to such Subsidiary as reasonably requested by the Administrative Agent or any Lender under the Credit Facility made to such Additional Borrower through the Administrative Agent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, no later than three Business Days prior to the date of such notice (or such later date as may be agreed by the Administrative Agent);

(iii)           a Beneficial Ownership Certification for any Additional Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(iv)          solely to the extent such Additional Borrower is not already a Credit Party, (A) all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower by Section 9.11 or by the Security Documents (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) a customary legal opinion if reasonably requested by the Administrative Agent and (C) a customary secretary’s certificate attaching such equivalent documents as were delivered by the Borrower on the Closing Date;

(v)           documentation reasonably satisfactory to the Administrative Agent pursuant to which (i) each then-existing Guarantor unconditionally guarantees the Borrowings of the Additional Borrower on terms substantially consistent with the Guarantors’ Guarantee of the Borrower’s obligations hereunder and (ii) solely to the extent such Additional Borrower is not already a Guarantor, each Additional Borrower unconditionally guarantees the Borrowings of each then-existing Borrower on terms substantially consistent with the Guarantors’ Guarantee of the Borrower’s obligations hereunder;

(vi)          a certificate of an Authorized Officer of the Borrower stating that, as of the date the Additional Borrower joins this Agreement as such, no Event of Default has occurred and is continuing;

(vii)         promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the Notes set forth in Exhibit I-1 and Exhibit I-2 (modified to reflect such Additional Borrower); and

(viii)        a customary joinder agreement whereby the Additional Borrower becomes party hereto as an Additional Borrower and appoints the Borrower as a “Borrower Agent” hereunder and under the other Credit Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(b)            After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Credit Document necessary (in the reasonable judgment of the Administrative Agent and the Borrower) to give effect to the appointment of such Additional Borrower, including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder and the designation of the Borrower for notices and other administrative purposes hereunder; provided that, for the avoidance of doubt, the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 2.17(a) have been met.

In addition, any Additional Borrower of Incremental Loans may be designated as such concurrently with the execution and delivery of the Incremental Amendment evidencing such Incremental Loans, so long as the documentation required under Sections 2.17(a)(ii) – (v) and (viii) above will either be evidenced by provisions set forth in the Incremental Amendment or delivered in connection therewith.

2.18            Resignation of Additional Borrowers. (a) At any time and from time to time, any Additional Borrower may elect to terminate its ability to request Borrowings hereunder and to cease to be an Additional Borrower hereunder upon the occurrence of, and such resignation shall effective upon, all of the following or such earlier time as agreed to by the Administrative Agent (in its sole discretion) and consented to by the Borrower:

(b)            such resigning Additional Borrower shall have paid in full in cash all of its direct Obligations under each applicable Credit Facility, unless after such resignation, any other Borrower remains to be liable with respect to the Obligations under such applicable Credit Facility; and

(c)            such resigning Additional Borrower shall have delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent; provided that such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with the Guarantee to which it is a party and the other provisions and undertakings hereunder related thereto.

Section 3

Letters of Credit

3.1            Letters of Credit.

(a)            Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Facility Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 3, to issue from time to time for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of any direct or indirect Subsidiary of Holdings) trade (if applicable) and standby Letters of Credit in such form as may be approved by the applicable Letter of Credit Issuer in its reasonable discretion; provided that no Letter of Credit Issuer shall be required to issue any trade Letter of Credit; provided further, that if a Letter of Credit is to be issued for the account of any Subsidiary that is not already a Credit Party, the applicable Letter of Credit Issuer shall only be required to issue such Letter of Credit to the extent such Subsidiary shall have provided the applicable Letter of Credit Issuer with all documentation and other information reasonably requested by the applicable Letter of Credit Issuer with respect to such Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, no later than five Business Days prior to the date of issuance (or such later date as may be agreed by the applicable Letter of Credit Issuer).

(b)            Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Commitment then in effect; (iii) unless otherwise agreed to by the applicable Letter of Credit Issuer and the Administrative Agent, each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)); provided that, in each case, that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the applicable Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer and the Administrative Agent, the applicable Revolving Lenders; (iv) the Letter of Credit shall be denominated in Dollars or an Alternative Currency; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the applicable Letter of Credit to have a Letter of Credit issued in its favor; (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the applicable Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1; and (vii) unless otherwise agreed to by the applicable Letter of Credit Issuer, no Letter of Credit shall be issued the Stated Amount of which would exceed, when added together with all other Letters of Credit issued by such Letter of Credit Issuer, the Letter of Credit Percentage for such Letter of Credit Issuer multiplied by the Letter of Credit Commitments.

(c)            Upon at least three (3) Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part without prepayment or penalty; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment. The Borrower, with the consent of the Required Revolving Credit Lenders and each of the Letter of Credit Issuers providing such increase, shall have the right, on any day, to increase the Letter of Credit Commitment in an amount up to the Revolving Commitments on such date.

(d)            A Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the applicable Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the applicable Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Letter of Credit Issuer shall prohibit, or request that the applicable Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable Letter of Credit Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (in each case, for which the applicable Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable Letter of Credit Issuer in good faith deems material to it;

(ii)            the issuance of such Letter of Credit would violate one or more policies of the applicable Letter of Credit Issuer now or hereafter applicable to letters of credit generally;

(iii)           except as otherwise agreed by the applicable Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $50,000 (or, to the extent denominated in an Alternative Currency, such amount to be agreed by the Borrower and the applicable Letter of Credit Issuer) (or such lower amount as may be agreed to by such Letter of Credit Issuer);

(iv)          such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(v)           such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(vi)          the Stated Amount of such Letter of Credit would cause the aggregate Stated Amount of all outstanding Letters of Credit issued by the applicable Letter of Credit Issuer to exceed the aggregate amount of such Letter of Credit Issuer’s Letter of Credit Percentage of the Letter of Credit Commitment; or

(vii)         if a Lender Default exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Lender or such risk has been reallocated in accordance with Section 2.16.

(e)            A Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f)            A Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(g)            A Letter of Credit Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and such Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included such Letter of Credit Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to such Letter of Credit Issuer.

3.2            Letter of Credit Requests.

(a)            Whenever the Borrower desires that a Letter of Credit be issued for its account (or, so long as the Borrower is the primary obligor, for the account of any direct or indirect Subsidiary of Holdings) or amended, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. at least (x) in the case of a Letter of Credit denominated in Dollars, three (3) Business Days or (y) in the case of a Letter of Credit denominated in an Alternative Currency, five (5) Business Days (or, in each case, such other period of advance notice as may be agreed upon by the Borrower, the Administrative Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.

(b)            In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof in Dollars (or an Alternative Currency); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; (H) the proposed currency of such Letter of Credit; and (I) such other matters as the applicable Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer (I) the applicable Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the applicable Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c)            Unless a Letter of Credit Issuer has received written notice from the Required Revolving Credit Lenders (or the Administrative Agent with their consent), at least one (1) Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby or waived in accordance with Section 13.1, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of any Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices.

(d)            If the Borrower so requests in any Letter of Credit Request, the applicable Letter of Credit Issuer shall agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”) in its sole discretion and on terms reasonably acceptable to the applicable Letter of Credit Issuer; provided that any such Auto-Extension Letter of Credit must permit the applicable Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the applicable Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (x) the date that is twelve (12) months from the then current expiry date and (y) the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer; provided that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise) or (B) it has received written notice on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Required Revolving Credit Lenders (or the Administrative Agent with their consent) or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension until such conditions can be satisfied or are waived in accordance with Section 13.1.

(e)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

3.3            Letter of Credit Participations.

(a)            Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Lender (each such Revolving Lender, in its capacity under this Section 3.3, an “L/C Participant”) (regardless of whether the conditions set forth in Section 7 have been satisfied or waived), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the applicable Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)            In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of bad faith, material breach, gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c)            In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall within one (1) Business Day of such notice pay to the Administrative Agent for the account of the applicable Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the applicable Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the applicable Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the applicable Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the applicable Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the applicable Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)            Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the applicable Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)            The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the applicable Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f)            If any payment received by the Administrative Agent for the account of the applicable Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any circumstance described in Section 13.19 (including pursuant to any settlement entered into by the applicable Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

3.4            Agreement to Repay Letter of Credit Drawings.

(a)            The Borrower hereby agrees to reimburse each Letter of Credit Issuer by making payment with respect to any unpaid drawing under any Letter of Credit issued by such Letter of Credit Issuer in the same amount and in the same currency in which such drawing was made unless the applicable Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Letter of Credit Issuer shall notify the Borrower of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the Borrower to the applicable Letter of Credit Issuer in immediately available funds and in the applicable currency (whether with its own funds or with the proceeds of any Borrowings of Revolving Loans under this Agreement) for any payment or disbursement made by the applicable Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is two (2) Business Days after the date on which the Borrower receives a written notice (the “Notice of Drawing”) of such payment or disbursement (the “Reimbursement Date”) (which Notice of Drawing shall also be delivered to the Administrative Agent), with interest on the amount so paid or disbursed by the applicable Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. on the Reimbursement Date, from the Reimbursement Date to the date the applicable Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be (i) with respect to a Letter of Credit denominated in Dollars, the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time and (ii) with respect to a Letter of Credit denominated in an Alternative Currency, the Applicable Margin for Term SOFR Loans that are Revolving Credit Loans plus Term SOFR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant applicable Letter of Credit Issuer prior to 1:00 p.m. on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Lenders make Revolving Loans (which shall be ABR Loans) in Dollars on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. on such Reimbursement Date by making the amount of such Revolving Loan available to the Administrative Agent. Such Revolving Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Loans solely for the purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize, “roll” or “grandfather” into a new credit facility or backstop in a manner reasonably acceptable to the applicable Letter of Credit Issuer and the Administrative Agent any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the applicable Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any unpaid drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any unpaid drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Loans when due in accordance with the terms of this Agreement.

(b)            The obligation of the Borrower to reimburse any Letter of Credit Issuer for each drawing under each Letter of Credit issued by such Letter of Credit Issuer and to repay each L/C Borrowing (and the obligations of the L/C Participants to make payments to the Administrative Agent for the account of the applicable Letter of Credit Issuer with respect to Letters of Credit in accordance with Section 3.3) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)            the existence of any claim, set-off, defense (other than a defense of payment or performance) or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            waiver by any Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Borrower (or any Subsidiary) or any waiver by such Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or any Subsidiary);

(v)            any payment made by any Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi)            any payment by any Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, licensed insolvency trustee, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or other applicable Bankruptcy Law;

(vii)            honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii)            any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(ix)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or any Subsidiary) (other than the defense of payment or performance).

(c)            The Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith, material breach or gross negligence on the part of such Letter of Credit Issuer (or any of its Related Parties) as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5            Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any such increase or reduction attributable to (I) Indemnified Taxes, (II) Excluded Taxes or (III) Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that a Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date or to the extent such Letter of Credit Issuer or L/C Participant is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable letter of credit facilities similar to the Letter of Credit Commitment. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error. The Borrower shall promptly pay such Letter of Credit Issuer or an L/C Participant, as the case may be, the amount shown as due on any such certificate after receipt thereof.

3.6            New or Successor Letter of Credit Issuer.

(a)            Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower only so long as a Lender that is reasonably acceptable to the Borrower has agreed to be appointed as a successor Letter of Credit Issuer and to assume a Letter of Credit Percentage equal to or greater than the Letter of Credit Percentage of the resigning Letter of Credit Issuer, in each case in accordance with this Section 3.6. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and any Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If any Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer (with the agreement to become a successor issuer of Letters of Credit or a new Letter of Credit Issuer to be in the sole discretion of such Lender), as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, denied or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of any Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall Cash Collateralize any outstanding Letters of Credit or cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as a Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)            To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7            Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any unpaid drawing under a Letter of Credit, a Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence, bad faith, material breach or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, a Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

A Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.8            Cash Collateral.

(a)            Certain Credit Support Events. Upon the written request of the Administrative Agent or the Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.12 or Section 11.13, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall, promptly following any written request by the Administrative Agent or such Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender) or otherwise backstop all outstanding Letters of Credit in a manner reasonably acceptable to such Letter of Credit Issuer and the Administrative Agent.

(b)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent or a depositary institution designated by the Administrative Agent, for the benefit of the Administrative Agent, the applicable Letter of Credit Issuer and the Revolving Lenders, and agree to maintain, a first priority security interest (subject to Permitted Liens) in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including as a result of exchange rate fluctuations), the Borrower will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent (with such interest accruing for the benefit of the Borrower). The Borrower shall pay promptly following written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Section 2.16, 5.2, 11.12 or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)            Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the applicable Letter of Credit Issuer (in consultation with the Borrower) that there exists excess Cash Collateral.

3.9            Governing Law; Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, each Letter of Credit shall be governed by, and shall be construed in accordance with, the rules of the ISP, and as to matters not governed by the ISP, the laws of the State of New York. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and such Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

3.11            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a direct or indirect Subsidiary of Holdings, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary of Holdings inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Subsidiaries of Holdings.

3.12            Provisions Related to Extended Revolving Credit Commitments. If the L/C Facility Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the applicable Letter of Credit Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the L/C Facility Maturity Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize, “roll” or “grandfather” into a new credit facility, or backstop in a manner reasonably acceptable to the applicable Letter of Credit Issuer and the Administrative Agent, any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any Class of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the applicable Letter of Credit Issuer and the Borrower, without the consent of any other Person.

3.13            Reporting. Not later than the third Business Day following the last day of each month and at each L/C Credit Extension (or at such other intervals as the Administrative Agent and the applicable Letter of Credit Issuer shall agree), each Letter of Credit Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Letter of Credit Issuer during such month.

3.14            Existing Letters of Credit. The Existing Letters of Credit shall be deemed to have been issued as Letters of Credit pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

Section 4

Fees and Commitment Reductions

4.1            Fees.

(a)            Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Maturity Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December occurring after the Closing Date (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)            Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any Subsidiary’s behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the then Applicable Margin for Revolving Credit Loans that are Term SOFR Loans. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December occurring after the Closing Date and (y) on the date upon which the Total Revolving Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero (or such Letters of Credit have been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer).

(c)            Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing, or as may be agreed in writing, by the Borrower from time to time.

(d)            Without duplication, the Borrower agrees to pay to the applicable Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit (or the date upon which such Letter of Credit has been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer), computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the applicable Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December occurring after the Closing Date and (y) on the date upon which the Total Revolving Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero (or the date upon which such Letter of Credit has been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer).

(e)            Without duplication, the Borrower agrees to pay directly to the applicable Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the reasonable processing charge that the applicable Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f)            Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2            Voluntary Reduction or Termination of Commitments. Upon at least two (2) Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) (which notice the Administrative Agent shall promptly transmit to each of the Lenders of the applicable Class), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Commitments of any Class in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the applicable Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Commitments of any one or more Revolving Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed any Revolving Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Commitments and Revolving Loans of any existing Class into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce any Revolving Commitment of a Defaulting Lender to $0 without affecting the Revolving Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000, and (c) with respect to any termination or reduction of Revolving Commitments under this Section 4.2, after giving effect to such termination or reduction and to any prepayments of the Revolving Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Commitment of such Class. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for termination or reduction specified in, any notice delivered under this Section 4.2 on the date of such termination or reduction if such termination or reduction would have occurred in connection with a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

4.3            Mandatory Reduction or Termination of Commitments.

(a)            The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans. The 2024 Refinancing Term Loan Commitments shall terminate on the First Amendment Effective Date, contemporaneously with the Borrowing of the 2024 Refinancing Term Loans. The 2025 Refinancing Term Loan Commitments shall terminate on the Second Amendment Effective Date, contemporaneously with the Borrowing of the 2025 Refinancing Term Loans.

(b)            The Revolving Credit Commitments shall terminate at 12:00 Noon on the Revolving Credit Maturity Date.

(c)            The Swingline Commitment shall terminate at 12:00 Noon on the Swingline Maturity Date.

Section 5

Payments

5.1            Voluntary Prepayments.

(a)            The Borrower shall have the right to prepay Loans, including Term Loans, Revolving Loans and Swingline Loans, as applicable, in each case, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Term SOFR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be substantially in the form of Exhibit L (the “Notice of Prepayment”) given by the Borrower no later than 12:00 Noon (i) in the case of Term SOFR Loans, three (3) Business Days prior to, (ii) in the case of ABR Loans, one (1) Business Day prior to or (iii) in the case of Swingline Loans, on, the date of such prepayment (or, in any case under the foregoing clause (a)(i) or clause (a)(ii), such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; and (b) each partial prepayment of (i) any Borrowing of Term SOFR Loans shall be in a minimum amount of $250,000 and in multiples of $50,000 in excess thereof, (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $250,000 and in multiples of $50,000 in excess thereof and (iii) Swingline Loans shall be in a minimum amount of $100,000 and in multiples of $25,000 in excess thereof; provided that no partial prepayment of Term SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Term SOFR Loans. Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be (1) applied to the Class or Classes of Loans as the Borrower may specify and (2) with respect to prepayments of Term Loans, applied to reduce the scheduled amortization payments of the applicable Class of Term Loans, as the case may be, in each case, in such order (including order of application to scheduled amortization payments) as the Borrower may specify in the Notice of Prepayment. In the event that the Borrower does not specify the order in which to apply prepayments of Term Loans to reduce scheduled installments of principal or as between Classes of Term Loans in the Notice of Prepayment, the Borrower shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis with the applicable Class or Classes, if a Class or Classes were specified, or among all Classes of Term Loans then outstanding, if no Class was specified. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender.

(b)            In the event that, prior to the six-month anniversary of the ~~First~~Second Amendment Effective Date, the Borrower (i) makes any prepayment of ~~2024~~2025 Refinancing Term Loans in connection with any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders (including, if applicable, any Non-Consenting Lender acting as an assignor pursuant to Section 13.7(b)), (x) in the case of clause (i) above, a prepayment premium of 1.00% of the principal amount of ~~2024~~2025 Refinancing Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii) above, a premium equal to 1.00% of the aggregate principal amount of the ~~2024~~2025 Refinancing Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction; provided that, (A) unless otherwise elected by the Borrower, no prepayment premium shall apply with respect to any Lender to the extent that such Lender participates in a Repricing Transaction and (B) no prepayment premium shall apply to the extent the applicable voluntary or mandatory prepayment was made with internally generated cash of the Borrower and its Restricted Subsidiaries.

(c)            Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for prepayment specified in, any Notice of Prepayment under Section 5.1(a) prior to 12:00 Noon (or such later time as the Administrative Agent may approve in its reasonable discretion (such approval not to be unreasonably withheld, delayed, denied or conditioned)) on the date of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

5.2            Mandatory Prepayments.

(a)            Term Loan Prepayments.

(i)            On each occasion that a Prepayment Event occurs, the Borrower shall, within five (5) Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten (10) Business Days after the receipt of Net Cash Proceeds of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds Amount, within ten (10) Business Days after the Deferred Net Cash Proceeds Payment Date), prepay (or cause to be prepaid), in accordance with Section 5.2(c), Term Loans with an equivalent principal amount equal to 100.0% (such percentage, as it may be reduced as described below, the “Net Cash Proceeds Percentage”) of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to Net Cash Proceeds of any Asset Sale Prepayment Event and Casualty Prepayment Event, (A) the Net Cash Proceeds Percentage shall be reduced to 50.0% if the First Lien Net Leverage Ratio (on a Pro Forma Basis after giving effect to such Asset Sale Prepayment Event or Casualty Prepayment Event, as applicable, and the use of proceeds thereof (including the repayment of any Indebtedness, including, without limitation, the prepayment of Term Loans required by this Section 5.2(a)(i))) is equal to or less than 2.50 to 1.00 but greater than 2.00 to 1.00 as of the most recently ended Test Period and (B) the Net Cash Proceeds Percentage shall be reduced to 0.00% if the First Lien Net Leverage Ratio (on a Pro Forma Basis after giving effect to such Asset Sale Prepayment Event or Casualty Prepayment Event, as applicable, and the use of proceeds thereof (including the repayment of any Indebtedness, including, without limitation, the prepayment of Term Loans required by this Section 5.2(a)(i))) is equal to or less than 2.00 to 1.00 as of the most recently ended Test Period (in each case of the foregoing sub-clauses (A) and (B), such Net Cash Proceeds (if any) not required to prepay the Term Loans pursuant to this Section 5.2(a)(i), the “Retained Asset Sale Proceeds”) (provided that, in each case, for purposes of determining the Net Cash Proceeds Percentage and Retained Asset Sale Proceeds, the First Lien Net Leverage Ratio shall be determined, at the Borrower’s option, either at the time of the applicable Asset Sale, at the time of entry into a definitive agreement in respect thereof or the time of the application of the Net Cash Proceeds therefrom); provided further that, except as set forth in clause (II) below, no prepayment shall be required pursuant to this Section 5.2(a)(i) with respect to the portion of such Net Cash Proceeds as to which a Deferred Net Cash Proceeds Election is made by the Borrower, or is applied for reinvestment, in each case, in accordance with clause (II) below; provided further, that:

(I)            with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Prepayment Event, the Borrower may use an amount equal to a portion of such Net Cash Proceeds to prepay or repurchase any Other Applicable Indebtedness to the extent any documentation governing such Other Applicable Indebtedness requires the issuer or borrower of such Other Applicable Indebtedness to prepay, redeem or make an offer to purchase or prepay or redeem such Other Applicable Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Other Applicable Indebtedness with respect to which such a requirement to prepay, redeem or make an offer to purchase, prepay or redeem exists and the denominator of which is the sum of the outstanding principal amount of such Other Applicable Indebtedness and the outstanding principal amount of Term Loans; and

(II)            with respect to any Net Cash Proceeds received with respect to any Asset Sale Prepayment Event (other than Asset Sale Prepayment Event resulting from any Asset Sale consummated in reliance on Section 10.4(b)(ii)) or any Casualty Prepayment Event, the Borrower or any Restricted Subsidiary may, at its option (in its sole discretion), elect (such election, a “Deferred Net Cash Proceeds Election”) to reinvest an amount equal to all or any portion of such Net Cash Proceeds (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds Amount”) in the business of the Borrower or any of the Restricted Subsidiaries, including by using such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any other Investments not prohibited by this Agreement (other than Investments in cash and Cash Equivalents), Capital Expenditures or Capitalized Software Expenditures (without duplication), in each case, at any time on or prior to either (x) the last day of the Reinvestment Period with respect to such Net Cash Proceeds or (y) if the Borrower or any Restricted Subsidiary enters into a commitment or letter of intent to reinvest such Net Cash Proceeds prior to the last day of such Reinvestment Period, the later of (A) the last day of such Reinvestment Period and (B) 180 days after the end of the Reinvestment Period (such last day or day that is 180 days after the last day of the Reinvestment Period, as applicable, the “Deferred Net Cash Proceeds Payment Date”); provided that the Borrower may elect, in its sole discretion, to deem reinvestments or commitments to reinvest that occur or are entered into, as applicable, prior to receipt of the Net Cash Proceeds of the applicable Asset Sale Prepayment Event to be applied in accordance with the provisions of this clause (II) so long as such investment was made or committed to not earlier than 180 days prior to the receipt of the Net Cash Proceeds of the applicable Asset Sale; provided further, that to the extent reinvestments are not made in an amount equal to such Deferred Net Cash Proceeds Amount (without duplication of reinvestments attributable to any Deferred Net Cash Proceeds Amount with respect to any other Prepayment Event (it being understood that to the extent at any given time there is more than one Deferred Net Cash Proceeds Amount outstanding on account of different Prepayment Events, the Borrower shall allocate reinvestments among such Deferred Net Cash Proceeds Amounts in its sole discretion)) on or prior to the applicable Deferred Net Cash Proceeds Payment Date, or if prior to the applicable Deferred Net Cash Proceeds Payment Date reinvestments in an amount equal to any portion of such Deferred Net Cash Proceeds Amount are no longer intended (as determined by the Borrower in its sole discretion) to be so reinvested by the Borrower or its Restricted Subsidiaries on or prior to the applicable Deferred Net Cash Proceeds Payment Date, the Borrower shall, within ten Business Days after the applicable Deferred Net Cash Proceeds Payment Date or the date that the Borrower determines that such portion of the Deferred Net Cash Proceeds Amount is no longer intended to be so reinvested, as applicable, prepay the Term Loans as set forth in this Section 5.2(a)(i).

(ii)            Not later than fifteen (15) Business Days after the date on which financial statements are delivered pursuant to Section 9.1(a) for any fiscal year (commencing with the Excess Cash Flow Period ending on or about December 31, 2024), the Borrower shall prepay (or cause to be prepaid), in accordance with Section 5.2(c), Term Loans with a principal amount (the “ECF Payment Amount”) equal to (x) 50.0% of Excess Cash Flow for such Excess Cash Flow Period (such percentage, as it may be reduced as described below, the “ECF Payment Percentage”); provided that (A) the ECF Payment Percentage in this Section 5.2(a)(ii) shall be reduced to 25.0% if the First Lien Net Leverage Ratio (after giving Pro Forma Effect thereto and after giving effect to any prepayment, repurchase or redemption of Indebtedness described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended on the last day of the applicable Excess Cash Flow Period is less than or equal to 3.20 to 1.00 but greater than 2.70 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the First Lien Net Leverage Ratio (after giving Pro Forma Effect thereto and after giving effect to any prepayment, repurchase or redemption of Indebtedness described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended on the last day of the applicable Excess Cash Flow Period is less than or equal to 2.70 to 1.00, minus (y) the sum of (each, an “ECF Deduction”):

(I)            the principal amount of Initial Term Loans, 2024 Refinancing Term Loans, 2025 Refinancing Term Loans, any other Term Loans, Permitted Debt Exchange Notes, Permitted Other Indebtedness and any other Indebtedness, that is voluntarily prepaid, repurchased or redeemed (in each case, including purchases of such Indebtedness by the Borrower and its Subsidiaries (including pursuant to Section 5.1, Section 13.6 or Section 13.7 (or any other “yank-a-bank” provisions)) at or below par, in which case the amount of voluntary prepayments of such Indebtedness shall be deemed not to exceed the actual purchase price of such Indebtedness below par) during such Excess Cash Flow Period (without duplication of any prepayments in such Excess Cash Flow Period that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior Excess Cash Flow Period) or, at the option of the Borrower, after such Excess Cash Flow Period and prior to the date of the required Excess Cash Flow payment in lieu of being deducted from the Excess Cash Flow prepayment with respect to the Excess Cash Flow Period in which actually made, in each case, except to the extent financed with the proceeds of Funded Debt (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Funded Debt has been repaid and other than intercompany loans made to effect the underlying transaction),

(II)            to the extent accompanied by permanent reductions of the applicable revolving credit commitments, repayments or prepayments of Revolving Loans or loans under other revolving credit facilities, in each case, during such Excess Cash Flow Period (without duplication of any prepayments in such Excess Cash Flow Period that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior Excess Cash Flow Period) or, at the option of the Borrower, after such Excess Cash Flow Period and prior to the date of the required Excess Cash Flow payment in lieu of being deducted from the Excess Cash Flow prepayment in the Excess Cash Flow Period in which actually made, in each case, except to the extent financed with the proceeds of Funded Debt (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Funded Debt has been repaid and other than intercompany loans made to effect the underlying transaction),

(III)            [reserved],

(IV)            at the option of the Borrower, cash amounts used to make prepayments or redemptions pursuant to “excess cash flow sweep” provisions or similar provisions applicable to any term loans or notes incurred as Other Applicable Indebtedness (or the amount of any mandatory offer to redeem or repurchase Other Applicable Indebtedness in the form of notes pursuant to any “excess cash flow sweep” provisions or similar provisions applicable thereto) and only to the extent any amounts payable thereunder are paid (or offered, as applicable) on a pro rata basis (or less than pro rata basis) with prepayments of the Term Loans as required by this Section 5.2(a)(ii), in each case, except to the extent financed with the proceeds of Funded Debt (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Funded Debt has been repaid and other than intercompany loans made to effect the underlying transaction),

(V)            without duplication of amounts deducted pursuant to clause (VII) below in prior Excess Cash Flow Periods, at the election of the Borrower, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property accrued or made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after such Excess Cash Flow Period and prior to the date of the required Excess Cash Flow payment in lieu of being deducted from the Excess Cash Flow prepayment in the Excess Cash Flow Period in which actually accrued or made) by the Borrower and the Restricted Subsidiaries, in each case, except to the extent that such Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property financed with the proceeds of other long-term Funded Debt (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Funded Debt has been repaid and other than intercompany loans made to effect the underlying transaction),

(VI)            without duplication of amounts deducted pursuant to clause (VII) below in prior Excess Cash Flow Periods, at the election of the Borrower, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries in connection with (A) permitted Investments (including Permitted Acquisitions) (other than clauses (i) and (ii) of the definition of “Permitted Investments”) (including, without limitation, any earnout, holdback, seller note or other deferred purchase price payments and payments in respect of any notes initially exchanged for any of the foregoing), (B) long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness and (C) the amount of Restricted Payments paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries (other than Restricted Payments made pursuant to clauses (2), (3) and (17)) of Section 10.5(b), in each case during such Excess Cash Flow Period (or, at the option of the Borrower, after such Excess Cash Flow Period and prior to the date of the required Excess Cash Flow payment in lieu of being deducted from the Excess Cash Flow prepayment in the Excess Cash Flow Period in which actually made), in each case, except to the extent financed with the proceeds of (1) other long-term Funded Debt (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Funded Debt has been repaid and other than intercompany loans made to effect the underlying transaction) or (2) the issuance of Equity Interests, and

(VII)            without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding agreements, commitments or letters of intent (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of the foregoing clauses (1) and (2), relating to cash expenditures described in clause (V) or (VI) above, in each case, to be consummated or made, as applicable, during the period of 30 consecutive fiscal months of the Borrower following the end of such Excess Cash Flow Period (the “ECF Expenditure Look-Forward Period”), in each case, except to the extent financed with the proceeds of other long-term Funded Debt (other than revolving Indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Funded Debt has been repaid and other than intercompany loans made to effect the underlying transaction); provided that any ECF Deductions with respect to any Excess Cash Flow Period under this clause (VII) that is not so utilized during the applicable ECF Expenditure Look-Forward Period to make expenditures of the type set forth in this clause (VII) shall be added to Excess Cash Flow in the Excess Cash Flow Period in which the ECF Expenditure Look-Forward Period ends with respect thereto (or, at the option of the Borrower, any Excess Cash Flow Period ending on or prior to the end of the ECF Expenditure Look-Forward Period and after the Excess Cash Flow Period in which the ECF Deduction under this clause (VII) was taken);

provided further that (A) a prepayment of the principal amount of Term Loans pursuant to this Section 5.2(a)(ii) in respect of any Excess Cash Flow Period shall only be required if the amount by which the ECF Payment Amount for such Excess Cash Flow Period exceeds the greater of (x) $130,500,000 and (y) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period (such threshold, the “ECF Threshold”) (any ECF Payment Amounts at or below the ECF Threshold for the applicable Excess Cash Flow Period from and after the Closing Date, the “Retained ECF Payments”) and only amount in excess of the ECF Threshold shall be used to prepay the Term Loans; provided that (x) if the ECF Threshold is greater than the ECF Payment Amount for any Excess Cash Flow Period, such difference may be carried forward by the Borrower to increase the ECF Threshold for subsequent Excess Cash Flow Periods and (y) at the option of the Borrower, the Borrower may increase the ECF Threshold for any Excess Cash Flow Period by all or a portion of the ECF Threshold from the immediately succeeding Excess Cash Flow Period so long as the ECF Threshold for such immediately succeeding Excess Cash Flow Period shall be reduced dollar for dollar and (B) at the option of the Borrower, to the extent that the foregoing ECF Deductions pursuant to clauses (I) through (VII) exceed the amount of the ECF Payment Amount otherwise due pursuant to this Section 5.2(a)(ii) (any such excess ECF Deduction amount, an “ECF Deduction Overage”) for the applicable Excess Cash Flow Period, such ECF Deduction Overage may be applied to any subsequent Excess Cash Flow Period to reduce the ECF Payment Amount for such subsequent Excess Cash Flow Period.

(iii)            On each occasion that any Term Loan Refinancing Indebtedness, any Refinancing Term Loans or Replacement Term Loans are incurred, in each case to refinance any Class (or Classes) of Term Loans resulting in Net Cash Proceeds (as opposed to such Term Loan Refinancing Indebtedness, Refinancing Term Loans or Replacement Term Loans arising out of an exchange of existing Term Loans for such Term Loan Refinancing Indebtedness, Refinancing Term Loans or Replacement Term Loans), the Borrower shall within five (5) Business Days of receipt of the Net Cash Proceeds of such Term Loan Refinancing Indebtedness, Refinancing Term Loans or Replacement Term Loans prepay, in accordance with Section 5.2(c), such Class (or Classes) of Term Loans in a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of such Term Loan Refinancing Indebtedness, Refinancing Term Loans or Replacement Term Loans, as applicable.

(iv)            Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Foreign Subsidiary or CFC Holding Company giving rise to a prepayment pursuant to clause (i) above (a “Foreign Prepayment Event”) or Excess Cash Flow giving rise to a prepayment pursuant to clause (ii) above are prohibited or delayed by any Requirement of Law (including financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of directors), material constituent documents (including as a result of minority ownership in third parties) or any material agreement binding on such Foreign Subsidiary or a CFC Holding Company (so long as any prohibition is not created in contemplation of such prepayment) from being repatriated to any Credit Party (each, a “Payment Block”), an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long as the applicable Requirement of Law or material agreement will not permit repatriation to any Credit Party (provided that the Credit Parties shall not be required to monitor any such Payment Block, take any action to overcome or eliminate such Payment Block and/or reserve cash for future repatriation after it has notified the Administrative Agent of the existence of such Payment Block), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted in such year under the applicable Requirement of Law or material agreement, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes (including withholding taxes), costs or expenses that would be payable or reserved against if such amounts were actually repatriated, to the extent not already deducted under the definitions of “Net Cash Proceeds” or “Excess Cash Flow,” as applicable, and whether or not they are repatriated) pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith that any of or all of the repatriation of Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow could have adverse tax consequences (that are not de minimis) to the Borrower or its Restricted Subsidiaries or any direct or indirect parent thereof with respect to such Net Cash Proceeds or Excess Cash Flow, which, for the avoidance of doubt, includes but is not limited to any prepayment whereby doing so the Borrower and/or its Subsidiaries would incur a tax liability including a tax dividend, deemed dividend pursuant to Section 956 of the Code or a withholding tax, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in clauses (i) and (ii) above until such time as it may repatriate such amount without incurring such adverse tax consequences (at which time an amount equal to such Net Cash Proceeds or Excess Cash Flow shall be promptly applied to repay the Term Loans in accordance with this Section 5.2). For the avoidance of doubt, even if an amount equal to the amount of Net Cash Proceeds or Excess Cash Flow, as applicable, required to be applied in accordance with Section 5.2(a)(i) or 5.2(a)(ii), respectively, is required to be applied by the Borrower, nothing in this Agreement (including this Section 5) shall be construed to require any Foreign Subsidiary or any CFC Holding Company to repatriate cash. The non-application of any prepayment amounts as a consequence of this clause (iv) will not, for the avoidance of doubt, constitute a Default or Event of Default, and such amounts shall be available for working capital purposes or other general corporate purposes of Holdings, the Borrower and the Restricted Subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions of this clause (iv).

(b)            Repayment of Revolving Loans. (i) Except as set forth in clause (ii) below, if on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Commitments for any reason exceeds 100% of the Revolving Commitment of such Class then in effect, the Borrower shall promptly repay (and/or Cash Collateralize Letters of Credit) within two (2) Business Days after receipt of written notice thereof from the Administrative Agent of such excess, Revolving Loans of such Class in an amount equal to such excess and (ii) if the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Commitments exceeds 103% of the Revolving Commitment of such Class as then in effect for two (2) consecutive Business Days solely due to fluctuations in currency exchange rates, the Borrower shall within three Business Days after the receipt of written notice thereof from the Administrative Agent, repay Revolving Loans in a principal amount such that, after giving effect to such repayment, the Revolving Credit Exposures in respect of such Class do not exceed 100% of the Revolving Commitment of such Class; provided that if after giving effect to the prepayment of all outstanding Revolving Loans of such Class to the extent required by the preceding sentence, the Revolving Credit Exposures of such Class exceed the Revolving Commitment of such Class then in effect, the Borrower shall Cash Collateralize, “roll” or “grandfather” into a new credit facility or backstop in a manner reasonably acceptable to the applicable Letter of Credit Issuer and the Administrative Agent the Letters of Credit Outstanding in relation to such Class to the extent of such excess and for so long as such excess exists.

(c)            Application to Amounts. Subject to Section 5.2(f), except as may otherwise be set forth in any Incremental Amendment, any Refinancing Amendment, any Extension Amendment or any amendment in respect of Replacement Term Loans, each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the ~~2024~~2025 Refinancing Term Loans and any New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans then outstanding based on the applicable remaining principal amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct forward order of scheduled maturity thereof or as otherwise directed by the Borrower; provided that any Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans may specify that one or more other Classes of Term Loans may be prepaid prior to such Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans. Any prepayment of Term Loans with the Net Cash Proceeds of, or in exchange for, Term Loan Refinancing Indebtedness, Refinancing Term Loans or Replacement Term Loans pursuant to Section 5.2(a)(iii) shall be applied solely to each applicable Class or Classes of Term Loans being refinanced as selected by the Borrower. It being understood that any Net Cash Proceeds subject to prepayment by Section 5.2(a)(i) or (ii) as to which a ratable mandatory offer to purchase or redeem is made pursuant to the terms of any New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans shall, for purposes of this Section 5.2(c), be deemed to have been applied to purchase or redeem such New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans, as applicable, whether or not the holders of such New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans accept such offer to purchase or redeem.

(d)            Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(b), the Borrower may, if applicable, designate the Types of Term Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that, if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion.

(e)            Application to Revolving Loans. With respect to each prepayment of Revolving Loans required by Section 5.2(a), the Borrower may designate (i) the Types of Revolving Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid; provided that (x) each prepayment shall be applied first, ratably to outstanding Swingline Loans and Unpaid Drawings and second, to the prepayment of outstanding Revolving Loans, (y) after giving effect to the foregoing clause (x), each prepayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans and (z) notwithstanding the provisions of the preceding clause (x) or (y), no prepayment of Revolving Loans shall be applied to the Revolving Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. The mandatory prepayments set forth in this Section 5.2(e) shall not reduce the aggregate amount of Commitments and amounts prepaid may be reborrowed in accordance with the terms hereof.

(f)            Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a)(i) or (ii) no later than 12:00 Noon at least three (3) Business Days prior to the date such prepayment is required to be made (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion); provided that, notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 5.2(f) by giving written notice to the Administrative Agent prior to 10:00 a.m. on the date of such proposed prepayment (or such later time as the Administrative Agent may approve in its sole discretion) if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed. Each such notice shall be in the form of a Notice of Prepayment and shall specify the anticipated date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans to be prepaid in accordance with such Notice of Prepayment of the contents of such Notice of Prepayment and of such Lender’s pro rata share of the estimated prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or any mandatory prepayment under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such prepayment, and the Administrative Agent shall promptly provide such notice to the Borrower (and no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment). If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

5.3            Method and Place of Payment.

(a)            Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto (or, in the case of the Swingline Loans to the Swingline Lender) or the Letter of Credit Issuers entitled thereto, as the case may be, not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower (or, in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by written notice to the Borrower), it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the applicable currency of the Loans. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)            Any payments under this Agreement that are made later than 2:00 p.m. (which time may be extended by the Administrative Agent in its sole discretion in connection with the repayment in full of the Credit Facilities) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (or, in the case of the Swingline Loans, at the Swingline Lender’s sole discretion) for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4            Net Payments.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            All payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable Requirements of Law be made free and clear of and without reduction or withholding for any Taxes.

(ii)            If any applicable Credit Party, the Administrative Agent or any other Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes in respect of any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable Requirements of Law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholdings or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholdings or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)            Payment of Other Taxes by the Borrower. Without duplication of any amounts paid under Section 5.4 (a)(i), (a)(ii) or (c), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c)            Tax Indemnifications. Without duplication of any obligation under Section 5.4(a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within fifteen (15) days after written demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination exercised in good faith of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Notwithstanding anything to the contrary contained in this Section 5.4(c), the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 5.4(c) for any incremental amount resulting from the failure of the Administrative Agent or such Lender, as applicable, to notify the Borrower of such possible indemnification claim within 120 days after the Administrative Agent or such Lender, as applicable, receives written notice from the applicable Governmental Authority of the specific tax assessment giving rise to such indemnification claim.

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders and Tax Documentation.

(i)            Each Lender that is entitled to an exemption from or a reduction of withholding Tax with respect to payments made hereunder shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (I) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (II) on or before any date on which such previously provided documentation expires or becomes obsolete or invalid, (III) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (IV) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii)            Without limiting the generality of the foregoing:

(A)            any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent properly completed and duly executed originals of Internal Revenue Service Form W-9 (or any successor from thereto) or such other documentation or information prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, certifying that such Lender is exempt from U.S. federal backup withholding or information reporting requirements;

(B)            each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed originals of whichever of the following is applicable:

(1)            Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form thereto) claiming eligibility for benefits of an income Tax treaty to which the United States is a party;

(2)            Internal Revenue Service Form W-8ECI or W-8EXP (or, in each case, any successor form thereto);

(3)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate, substantially in the form of Exhibit K-1, K-2, K-3 or K-4, as applicable (each, a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Documents are effectively connected with the Non-U.S. Lender’s conduct of a US trade or business and (y) Internal Revenue Service Form W-8BEN or W-8BEN-E (or, in each case, any successor thereto);

(4)            to the extent a Non-U.S. Lender is not the beneficial owner (e.g., where such Lender has sold a participation or is treated as a partnership for U.S. federal income tax purposes), Internal Revenue Service Form W-8IMY (or any successor thereto) accompanied by Internal Revenue Service Form W-9, Form W-8ECI, Form W-8BEN, Form W-8BEN-E each, as applicable (or, in each case, any successor thereto) and all other required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); and/or

(5)            any other documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)            if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4(e).

(iv)            On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two properly completed and duly executed originals of the documentation prescribed in clause (A) or (B) below, as applicable (together with all required attachments thereto): (A) if the Administrative Agent is a U.S. Person, Internal Revenue Service Form W-9 (or any successor thereto), certifying that it is exempt from or not subject to U.S. federal backup withholding Tax, or (B) if the Administrative Agent is not a U.S. Person, (1) with respect to payments received for its own account, Internal Revenue Service Form W-8ECI (or any successor thereto), and (2) with respect to payments received on account of any Lender, either (x) Internal Revenue Service Form W-8IMY (or any successor thereto) certifying that it is a “qualified intermediary” that has assumed primary withholding responsibility under Chapters 3 and 4 of the Code for payments it receives for the account of others or (y) a U.S. branch withholding certificate on Internal Revenue Service Form W-8IMY (or any successor thereto) evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding Tax purposes as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations. The Administrative Agent hereby assumes primary U.S. withholding, backup withholding and information reporting obligations with respect to all amounts paid or payable to it by the Credit Parties under the Credit Documents. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or any successor thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 5.4(e)(iv), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(f)            Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 5.4(f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.4(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.4(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)            For the avoidance of doubt, for purposes of this Section 5.4 (and associated definitions used herein, including the definition of “Excluded Taxes”), the term “Lender” includes the Letter of Credit Issuer and the Swingline Lender and the term “applicable Requirements of Law” includes FATCA.

(h)            Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5            Computations of Interest and Fees.

(a)            Except as provided in the next succeeding sentence, interest on Term SOFR Loans shall be payable in arrears and calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be payable in arrears and calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed.

(b)            Fees and the average daily Stated Amount of Letters of Credit shall be payable in arrears and calculated on the basis of a 360-day year for the actual days elapsed.

5.6            Limit on Rate of Interest.

(a)            No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)            Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)            Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (the “Maximum Rate”), such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section 6

Conditions Precedent to Initial Borrowing

6.1            Conditions Precedent. The initial Borrowing and the initial issuance of any Letter of Credit under this Agreement is subject to the satisfaction or waiver (by the Lead Arrangers, in their sole discretion) of the following conditions precedent:

(a)            Credit Documents. The Administrative Agent (or its counsel) shall have received:

(i)            this Agreement, executed and delivered by a duly Authorized Officer of Holdings and the Borrower;

(ii)            the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor;

(iii)            the Pledge Agreement, executed and delivered by a duly Authorized Officer of each Credit Party; and

(iv)            the Security Agreement, executed and delivered by a duly Authorized Officer of each Credit Party.

(b)            Collateral. Except for any items referred to on Schedule 9.14:

(i)            The Collateral Agent (or its bailee) shall have received the certificates representing securities required to be delivered and pledged under the Security Documents (to the extent certificated, accompanied by undated stock (or equivalent) powers endorsed in blank); and

(ii)            All Uniform Commercial Code financing statements in the jurisdiction of organization of each Credit Party to be filed, registered or recorded to perfect the Liens intended to be created by any Security Document to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;

provided that each of the requirements set forth in this clause (b) (except to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of certificates, if any, representing the Equity Interests of the Borrower and each Restricted Subsidiary of any Credit Party that is a Domestic Subsidiary and constitutes a Material Subsidiary that is part of the Collateral to the extent possession of such certificates perfects a security interest therein) shall not constitute conditions precedent to the initial Borrowing on the Closing Date after the Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date or without undue burden or expense if the Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or agrees to take or cause to be taken such other actions as may be required to perfect, subject to Section 9.11(b), such security interests within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion pursuant to Section 9.14(b)).

(c)            [Reserved].

(d)            Financial Information. The Lead Arrangers shall have received copies of the Historical Financial Statements.

(e)            [Reserved].

(f)            Patriot Act, Know Your Customer Regulation. The Administrative Agent shall have received (at least three Business Days prior to the Closing Date) all documentation and other information about each Credit Party as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation.

(g)            No Event of Default; Representations. As of the Closing Date, (i) no Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(h)            [Reserved].

(i)            Beneficial Ownership Certification. The Administrative Agent shall have received (at least three (3) Business Days prior to the Closing Date) a Beneficial Ownership Certification for the Borrower to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(j)            [Reserved].

(k)            Closing Date Refinancing. The Closing Date Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially concurrently with, the initial Borrowing hereunder.

(l)            Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer of the Borrower (or other officer of the Borrower with similar responsibilities) to the effect that after giving effect to the consummation of the Transactions, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent (or, at the sole option and discretion of the Borrower, a third party opinion as to the solvency of the Borrower and its Subsidiaries on a consolidated basis issued by a nationally recognized firm).

(m)            Legal Opinions and Closing Date Certificate. The Administrative Agent (or its counsel) shall have received (x) an executed legal opinion, in customary form, from (i) Ropes & Gray LLP, as counsel to the Credit Parties, (ii) McDermott Will & Emery LLP, as Florida counsel to the Credit Parties, (iii) Gordon Rees Scully Mansukhani, LLP, as Montana counsel to the Credit Parties and (iv) Holland & Knight LLP, as Tennessee counsel to the Credit Parties and (y) a certificate with respect to each Credit Party and signed by an Authorized Officer of each Credit Party, dated the Closing Date, with appropriate insertions and attaching (i) a copy of the resolutions of the applicable governing body of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder to be made on the Closing Date, (ii) the applicable Organizational Documents of each Credit Party and, to the extent applicable in the jurisdiction of organization of such Credit Party, a certificate as to its good standing as of a recent date from an applicable Governmental Authority in such jurisdiction of organization and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.

(n)            Fees and Expenses. All fees required to be paid on the Closing Date and any reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Engagement Letter, in each case to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder (which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans).

(o)            Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing with respect to the Initial Term Loans and any Revolving Credit Loans to be made on the Closing Date meeting the requirements of Section 2.3.

For purposes of determining compliance with the conditions specified in this Section 6.1 on the Closing Date, each Lender that has funded a Loan under this Agreement on such date shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 7

Conditions Precedent to All Credit Events after the Closing Date

7.1            Conditions Precedent to Certain Credit Events after the Closing Date. The agreement of each Lender to make any Revolving Loan or Swingline Loan requested to be made by it on any date after the Closing Date (excluding Mandatory Borrowings, Revolving Loans required to be made by the Revolving Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4, any Incremental Revolving Credit Loan made to finance a Limited Condition Transaction, Permitted Acquisition or permitted Investment in accordance with Section 2.14 and, for the avoidance of doubt, any conversion or continuation of any Loan pursuant to Section 2.6) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date after the Closing Date is subject to the satisfaction (or waiver) by the Administrative Agent or applicable Letter of Credit Issuer, as applicable, of the following conditions precedent:

(a)            No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b)            Notice of Borrowing; Letter of Credit Request.

(i)            Prior to the making of each Revolving Loan (other than each Swingline Loan), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(ii)            Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event on any date after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7.1 above have been satisfied or waived as of that time.

Section 8

Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1            Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except, in each case, where the failure to be so qualified, authorized and in good standing or to have such power and authority would not reasonably be expected to result in a Material Adverse Effect.

8.2            Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries (other than a Foreign Subsidiary that becomes a Guarantor pursuant to the definition of “Guarantor” and to the extent local law security documents are delivered pursuant to Section 9.11), if any, only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code).

8.3            No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material Contractual Requirement in respect of Indebtedness for borrowed money of such Credit Party or any of the Restricted Subsidiaries, other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other Organizational Documents of such Credit Party, other than any such violation that would not reasonably be expected to result in a Material Adverse Effect.

8.4            Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5            Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6            Governmental Approvals. The execution, delivery and performance of each Credit Document by any Credit Party does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings, consents or other actions the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7            Investment Company Act. No Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.8            True and Complete Disclosure.

(a)            As of the Closing Date, none of the written factual information and written data (taken as a whole) concerning Holdings, the Borrower and the Restricted Subsidiaries and their respective businesses heretofore or contemporaneously furnished by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries or any of their respective authorized representatives, to the Administrative Agent, the Lead Arrangers, and/or any Lender on or before the Closing Date for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates from time to time), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information (collectively, the “Forward-Looking Information”) or information of a general economic or general industry nature.

(b)            The Forward-Looking Information contained in the Private Supplement dated November 2023 was prepared in good faith based upon assumptions believed by such Persons to be reasonable at the time of delivery thereof, it being recognized by the Lenders that all Forward-Looking Information as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular Forward-Looking Information will be realized and that actual results during the period or periods covered by any such Forward-Looking Information may differ from the projected results and such differences may be material.

8.9            Financial Condition; Financial Statements.

(a)            To the knowledge of the Borrower, the Historical Financial Statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries, in each case, at the respective dates thereof and their consolidated results of operations and cash flows for the respective periods covered thereby in accordance with GAAP in all material respects, except as otherwise expressly noted therein or in the notes thereto (subject, in the case of any unaudited Historical Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes).

(b)            There has been no Material Adverse Effect since the Closing Date.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10            Compliance with Laws. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.11            Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all income and other material Taxes payable by it that have become due, other than those being contested in good faith and by proper actions if it has maintained adequate reserves (in the good faith judgment of management of Holdings, the Borrower or such Restricted Subsidiary, as applicable) with respect thereto to the extent required by GAAP. As of the Closing Date, neither Holdings, the Borrower nor any Restricted Subsidiary has received written notice of, or has any current or proposed Tax assessment, deficiency or other claim in process, that would reasonably be expected to result in a Material Adverse Effect.

8.12            Compliance with ERISA.

(a)            Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

8.13            Subsidiaries. Schedule 8.13 lists each Subsidiary of the Borrower, in each case, existing on the Closing Date, after giving effect to the Transactions.

8.14            Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by the Borrower and the Restricted Subsidiaries does not infringe upon, misappropriate or otherwise violate the Intellectual Property of any third party, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

8.15            Environmental Laws.

(a)            Except as set forth on Schedule 8.15, or as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.

(b)            Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or formerly owned or operated property nor has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16            Properties. Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the ordinary operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) except where the failure to have such title, interest or rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.17            Solvency. On the Closing Date, after giving effect to the Transactions (including the incurrence of the Loans on the Closing Date), the Borrower, on a consolidated basis with its Subsidiaries, will be Solvent.

8.18            Patriot Act; Anti-Corruption Laws; Anti-Terrorism Laws. On the Closing Date, no proceeds of the Loans will be used by the Borrower and its Subsidiaries (a) in violation of United States Foreign Corrupt Practices Act of 1977, (b) in violation of the Patriot Act or (c) for the purpose of financing the activities of any Person that, at the time of the financing, is the target of any US sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) in violation of applicable sanctions.

8.19            Security Interest in Collateral. Subject to the terms of the proviso contained in Section 6.1(b) and the applicable limitations, thresholds and exceptions with respect to Collateral in the Credit Documents, the provisions of this Agreement and the other Credit Documents (taken as a whole) create legal and valid Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties; provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries (other than a Foreign Subsidiary that becomes a Guarantor pursuant to the Excluded Subsidiary Joinder Exception and to the extent local law security documents are delivered pursuant to Section 9.11), if any, only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of each Credit Party and the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Credit Documents), such Liens constitute perfected Liens on the Collateral of the type required by the Security Documents securing the Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions.

8.20            Anti-Terrorism Laws; Anti-Corruption Laws.

(a)            To the extent applicable, each of Holdings, the Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the United States Foreign Corrupt Practices Act of 1977 and (iii) the Patriot Act.

(b)            No part of the proceeds of the Loans will be used by the Borrower or any of the Restricted Subsidiaries, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation in any applicable material respect of the United States Foreign Corrupt Practices Act of 1977.

(c)            None of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Restricted Subsidiary, (i) is a Person on the list of “Specially Designated Nationals and Blocked Persons” administered by OFAC or (ii) is currently the target of any US sanctions administered by OFAC or the U.S. Department of State.

8.21            Use of Proceeds. The proceeds of the Initial Term Loans, the 2024 Refinancing Term Loans, the 2025 Refinancing Term Loans, the Revolving Credit Loans and the Letters of Credit will be used in accordance with Section 9.13. The proceeds of any Incremental Loans may be used for any purpose agreed to by the lenders thereof and otherwise not prohibited by this Agreement.

Section 9

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until (x) the Commitments, the Swingline Commitment and the Letter of Credit Commitments have been terminated, (y) each Letter of Credit has been terminated or been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer and (z) the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations and Letters of Credit Cash Collateralized in accordance with the terms of this Agreement, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer), are paid in full:

9.1            Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)            Annual Financial Statements. On or before the date that is 120 days (or, to the extent that the SEC has granted the ability to extend annual financial statement reporting deadline generally to all non-accelerated filers, and such extended deadline would be later, then such extended time period for delivery shall apply) after the end of each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2023, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth, comparative figures for the preceding fiscal year (to the extent such comparative presentation is permitted under GAAP), all in reasonable detail and prepared in accordance with GAAP in all material respects, and, in each case, certified by independent certified public accountants of recognized national standing or such other independent certified public accountants approved by the Administrative Agent in its reasonable judgment whose opinion shall not contain a going concern qualification or exception (except to the extent such qualification or exception is solely a result of (i) the impending maturity of any Credit Facility or any other Indebtedness of the Borrower or any Subsidiary of the Borrower, (ii) a prospective or actual Default, Event of Default or other default or event of default resulting from a breach of Section 10.9 or any other financial maintenance covenant (or any anticipated inability to satisfy Section 10.9 or any other financial covenant), (iii) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries, (iv) changes in accounting principles or practices reflecting changes in GAAP and required or approved by Holdings’ independent certified public accounting firm or (v) any emphasis of matter or like explanatory statement); provided that if at the end of any applicable fiscal year there are any Unrestricted Subsidiaries, the Borrower shall also furnish a reasonably detailed presentation, either on the face of the annual financial statements delivered pursuant to this clause (a) or in the footnotes thereto, of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b)            Quarterly Financial Statements. Commencing with the fiscal quarter ending on or about March 31, 2024, on or before the date that is 60 days (or, to the extent that the SEC has granted the ability to extend quarterly financial statement reporting deadline generally to all non-accelerated filers, and such extended deadline would be later, then such extended time period for delivery shall apply) after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period, (ii) the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and (iii) the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the corresponding periods in the prior fiscal year (to the extent such comparative presentation is permitted under GAAP) or, in the case of such consolidated balance sheet, for the last day of the corresponding period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP in all material respects (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c)            [Reserved].

(d)            Officer’s Certificates. Not later than five (5) Business Days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Unrestricted Subsidiaries, respectively, identified to the Administrative Agent on the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be and (ii) commencing with the Compliance Certificate delivered in connection with the delivery of the financial statements for the fiscal year of the Borrower ending on or about December 31, 2023 pursuant to this Section 9.1(d), a reasonably detailed calculation of the First Lien Net Leverage Ratio as of the last day of the period covered by such Compliance Certificate. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) (to the extent such Person is organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement (or equivalent document)), in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be. Not later than fifteen (15) Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year, commencing with the fiscal year ending on or about December 31, 2024, a certificate of an Authorized Officer of the Borrower setting forth the ECF Payment Amount for the most recently completed Excess Cash Flow Period.

(e)            Notice of Event of Default, Litigation or ERISA Event. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence and continuance of any event that constitutes an Event of Default, which notice shall specify the nature thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect and (iii) the occurrence of any ERISA Event or Foreign Plan Event that would reasonably be expected to result in a Material Adverse Effect.

(f)            Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or effective registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, notices of default, and reports that the Borrower or any of the Restricted Subsidiaries shall send or otherwise make available to the holders of any publicly issued debt (which shall include securities issued pursuant to a Rule 144A offering (including to holders of Permitted Debt Exchange Notes)) in excess of the Threshold Amount of the Borrower or any of the Restricted Subsidiaries, in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (unless such information is otherwise in such filing or other information sent or made available to the holders of any publicly issued debt in their capacity as such holders) (i) that constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Borrower or any other direct or indirect parent of the Borrower or (B) the Form 10-K, 10-Q or 8-K, as applicable, of the Borrower or any other direct or indirect parent of the Borrower, as applicable, filed with the SEC; provided that, with respect to each of the immediately preceding clauses (A) and (B) of this paragraph, to the extent such information relates to a direct or indirect parent of the Borrower, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b) and (f) of this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that, (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2            Books, Records, and Inspections.

(a)            The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Borrower and any such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals, and reasonable advance notice, and to such reasonable extent as the Administrative Agent may request (and subject, in the case of any such meetings or advice from such independent accountants, to (I) such accountants’ customary policies and procedures and (II) representatives of the Borrower having a reasonable opportunity to attend); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (1) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (2) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Borrower’s reasonable expense, and (3) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; provided further that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower and its advisors the opportunity to participate in any discussions with the Borrower’s independent accountants.

(b)            The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with GAAP shall be made of all material financial transactions and matters involving the assets of the business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that any Restricted Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

9.3            Maintenance of Insurance. The Borrower will, and will cause each Wholly-Owned Restricted Subsidiary that constitutes a Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size, location and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size, location and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried (provided that, for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year). The Borrower shall use commercially reasonable efforts to provide that each such policy of insurance with respect to any Credit Party shall (i) in the case of each general liability and umbrella liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as a lenders’ loss payee thereunder; provided that notwithstanding any provision hereof to the contrary, compliance with this Section 9.3 by the Borrower and its Subsidiaries shall not be required until the date that is at least 90 days after the Closing Date (as such deadline may be extended by the Administrative Agent).

9.4            Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such Tax (x) that is being contested in good faith and by proper actions if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by GAAP or (y) if the failure to pay or discharge such tax would not reasonably be expected to result in a Material Adverse Effect.

9.5            Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Wholly-Owned Restricted Subsidiary that constitutes a Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the Borrower and its Subsidiaries may consummate any transaction otherwise permitted hereunder, including pursuant to Permitted Investments, transactions permitted by the definition of “Asset Sale” and Sections 9.10 or 10.

9.6            Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) applicable to it or its property (owned or leased), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that this Section 9.6 shall not apply to laws related to Taxes.

9.7            Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment at the time of such designation in an amount determined as set forth in the penultimate sentence of the definition of “Investment.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

9.8            Maintenance of Tangible Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the Borrower and its Subsidiaries may consummate any transaction otherwise permitted hereunder, including pursuant to Permitted Investments, transactions permitted by the definition of “Asset Sale” and Sections 9.10 or 10.

9.9            Changes to Fiscal Year. The Borrower will not change its fiscal year to end on a date inconsistent with past practice; provided that the Borrower may, upon written notice from the Borrower to the Administrative Agent, change the fiscal year and/or financial reporting convention specified above in this Section 9.9 to any other fiscal year and/or financial reporting convention, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10            Affiliate Transactions. The Borrower will not conduct, and will not permit the Restricted Subsidiaries to conduct, any transactions (or series of related transactions) with an aggregate value in excess of the greater of (x) $78,500,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period with any of the Borrower’s Affiliates (other than Holdings, the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless such transaction is on terms (taken as a whole) that are not materially less favorable to the Borrower or such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction at such time (as determined in good faith by the Borrower) with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a)            (i) the payment of management, monitoring, consulting, oversight, advisory and other fees (including transaction, guaranty and termination fees) pursuant to any management agreement (plus any unpaid management, monitoring, consulting, oversight advisory and other fees (including transaction, guaranty and termination fees) accrued in any prior year); provided that the annual management fee payable under this clause (a)(i) shall accrue but may not be paid during the continuance of a Specified Event of Default and may be paid upon cure, waiver or cessation of such Specified Event of Default, (ii) customary payments by the Borrower or any of the Restricted Subsidiaries to any Permitted Holder made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) and (iii) indemnification and reimbursement of expenses either (x) pursuant to any management agreement or (y) pursuant to arrangements approved by, the board of directors (or similar body) of the Borrower (or any direct or indirect parent thereof) (plus, in each case under this clause (a)(iii), any unpaid indemnities and expenses accrued in any prior year),

(b)            (i) Restricted Payments permitted by Section 10.5, (ii) Investments permitted by the definition of “Permitted Investments” (other than clause (x) of the definition thereof), (iii) dispositions, equity issuances and the other transactions set forth in the definition of “Asset Sale” and (iv) other transactions not prohibited under Sections 10.1 through 10.8 (other than solely by reference to this Section 9.10),

(c)            the consummation of the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions,

(d)            the issuance and transfer of Qualified Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents,

(e)            loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Restricted Subsidiary has invested (and which Restricted Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Restricted Subsidiary of the Borrower’s ownership of Capital Stock or Stock Equivalents in such joint venture or Restricted Subsidiary) to the extent permitted under Section 10,

(f)            (i) employment, consulting and severance arrangements between the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including loans and advances in connection therewith) and (ii) issuances of securities, other payments, awards, or grants in cash, securities or otherwise and other transactions pursuant to any management equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any other stock or other equity subscription, co-invest or equityholder agreement,

(g)            payments by the Borrower (and any direct or indirect parent thereof) and any Subsidiaries thereof pursuant to tax sharing agreements among the Borrower (and any such parent thereof) and such Subsidiaries on customary terms to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries; provided that in each case the amount of such payments with respect to any taxable year does not exceed the amount permitted to be paid under Section 10.5(b)(15)(B),

(h)            the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the other Subsidiaries,

(i)            transactions undertaken pursuant to membership in a purchasing consortium,

(j)            transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 9.10,

(k)            the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable,

(l)            Affiliate repurchases or buybacks of (i) the Loans or Commitments to the extent permitted hereunder or any other First Lien Obligations, (ii) any Junior Lien Obligation or (iii) other Indebtedness of the Borrower and its Subsidiaries, and (to the extent not otherwise prohibited hereunder), in the case of each of the foregoing, the payments and other transactions reasonably related thereto,

(m)            (i) investments by Permitted Holders in securities or indebtedness of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or indebtedness,

(n)            transactions pursuant to any arrangement or agreement as in effect on the Closing Date, and to the extent in excess of $50,000,000 individually set forth on Schedule 9.10,

(o)            any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility and any customary transactions with a Securitization Subsidiary effected as part of a Qualified Securitization Financing,

(p)            transactions constituting any part of a Permitted Reorganization,

(q)            the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of the Borrower or any direct or indirect parent thereof pursuant to the equityholders agreement, limited liability company agreement, registration rights agreement, or similar agreement entered into on or after the Closing Date,

(r)            Intercompany License Agreements,

(s)            payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business, and

(t)            with respect to any of the foregoing transactions permitted pursuant to this Section 9.10, any amendment, extension, renewal, modification or replacement of any such arrangement or agreement (so long as any such amendment, extension, renewal, modification or replacement is not materially adverse to the Lenders in the good faith judgment of the Borrower when taken as a whole).

9.11            Additional Guarantors and Grantors.

(a)            In each case subject to any applicable limitations set forth in the Credit Documents, the Borrower shall cause each (x) direct or indirect Domestic Wholly-Owned Restricted Subsidiary (other than, in each case, any Excluded Subsidiary) of the Borrower formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), (y) other Restricted Subsidiary that is a Domestic Subsidiary of the Borrower which would otherwise be required to provide a Guarantee but for its classification as an Excluded Subsidiary that ceases to constitute an Excluded Subsidiary (including as a result of a designation pursuant to the definition of “Guarantor”) and (z) any other Subsidiary of the Borrower that is designated as an Additional Borrower or a Guarantor in accordance with the applicable provisions of this Agreement, within ninety (90) days from the date of the applicable formation, acquisition or cessation (which (I) in the case of any Excluded Subsidiary that ceases to constitute an Excluded Subsidiary (other than as a result of any designation described under clause (z) above), shall commence on the date of delivery of the certificate required by Section 9.1(d) and (II) with respect to any Subsidiary designated as an Additional Borrower or Guarantor as described in clause (z) above, shall commence at the time of such designation), as applicable (or such later date as the Administrative Agent may determine in its reasonable discretion), and the Borrower, in accordance with the applicable provision of the Credit Documents, may at its option cause any Subsidiary of the Borrower, to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents, respectively, or, to the extent reasonably requested by the Collateral Agent, enter into an appropriate new guarantee and appropriate new Security Documents substantially consistent with the analogous existing Guarantee and Security Documents or otherwise in form and substance reasonably satisfactory to Borrower and Collateral Agent (it being understood and agreed that (x) no such guarantee shall be required to be governed by the laws of any non-U.S. jurisdiction and (y) the scope of collateral provided by any Foreign Subsidiary shall be consistent with the prevailing market practice in such jurisdiction, as reasonably determined by the Borrower and the Administrative Agent) and take all other action reasonably requested by the Collateral Agent to grant a perfected (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Security Agreement or any other applicable Security Document) security interest in its assets constituting Collateral to substantially the same extent as created by the Credit Parties (other than with respect to any Foreign Subsidiary) and only if and to the extent required under, and in accordance with, the Security Documents.

(b)          Notwithstanding anything to the contrary herein or in any other Credit Document to the contrary, it is understood and agreed that:

(i)          subject to the Excluded Subsidiary Joinder Exception, no Credit Party or any Subsidiary (other than any Foreign Subsidiary that becomes an Additional Borrower pursuant to Section 2.17) shall be required to take any action outside the United States to grant, maintain or perfect (including with respect to any Intellectual Property registered outside the United States) any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia);

(ii)         there shall be no Guarantees governed under the laws of any non-U.S. jurisdiction and the Guarantees will be limited, where appropriate or necessary pursuant to the laws of the jurisdiction of incorporation or organization of the relevant Guarantors, as to their scope and the amount that can be recovered from such Guarantors;

(iii)        no environmental reports shall be required to be delivered hereunder or under any other Credit Document;

(iv)        no control agreements or perfection by “control” with respect to any Collateral shall be required (including control agreements related to deposit accounts, securities accounts, commodities accounts or pledges of uncertificated securities) (for the avoidance of doubt, other than the delivery of possessory Collateral required pursuant to the Security Documents);

(v)         no landlord waivers, collateral access agreements, bailee waivers or other similar agreements with respect to the Collateral shall be required hereunder or under any other Credit Document;

(vi)        no notice to obtain the consent of any Governmental Authority under the Federal Assignment of Claims Act (or any state equivalent thereof) shall be required; and

(vii)      there shall be no requirement to enter into any source code escrow arrangement (or any obligation to register Intellectual Property).

9.12         Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Credit Documents (including those in respect of Excluded Stock and Stock Equivalents and Excluded Property) and other than when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost, burden or other consequences (including adverse tax, regulatory or accounting consequences, in each case, that are not de minimis (as determined in good faith by the Borrower)) of doing so would outweigh the benefits to be obtained by the Lenders therefrom, the Borrower will cause (i) all certificates representing Capital Stock of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by each Credit Party, (ii) all evidences of Indebtedness for borrowed money in excess of $50,000,000 received by any of the Credit Parties in connection with any disposition of assets pursuant to Section 10.4(b), (iii) [reserved] and (iv) any promissory notes executed after the Closing Date evidencing Indebtedness for borrowed money in excess of $50,000,000 that is owing to any Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the applicable Security Documents. Notwithstanding the foregoing, any promissory note among the Borrower or its Subsidiaries need not be delivered to the Collateral Agent pursuant to this Section 9.12 so long as (i) a global intercompany note, including any Intercompany Note, superseding or supplementing such promissory note has been delivered to the Collateral Agent and (ii) such promissory note is not delivered to any other party other than the Borrower or its Subsidiaries, in each case, owed money thereunder.

9.13         Use of Proceeds.

(a)           (i) The proceeds of the Initial Term Loans will be applied on the Closing Date, together with any amount drawn under the Revolving Credit Facility and certain cash on the balance sheet of the Borrower, (A) to fund the Closing Date Refinancing, (B) to pay the Transaction Expenses and (C) for general corporate purposes ~~and~~, (ii) the proceeds of the 2024 Refinancing Term Loans made on the First Amendment Effective Date will be applied (A) to refinance in full the outstanding principal amount of all Initial Term Loans, (B) to pay fees and expenses incurred in connection with the First Amendment and the transactions contemplated thereto and (C) for general corporate purposes~~.~~ and (iii) the proceeds of the 2025 Refinancing Term Loans made on the Second Amendment Effective Date will be applied (A) to refinance in full the outstanding principal amount of all 2024 Refinancing Term Loans, (B) to pay fees and expenses incurred in connection with the Second Amendment and the transactions contemplated thereto and (C) for general corporate purposes.

(b)           The proceeds of Revolving Credit Loans may be utilized for working capital, capital expenditures and general corporate purposes (including acquisitions and other Investments (and, as applicable, to refinance existing indebtedness of an acquired target in connection an acquisition or Investment), Restricted Payments and other transactions not expressly prohibited by this Agreement (and to fund transaction costs and expenses in connection with the foregoing)).

(c)           Letters of Credit may be issued for any purpose not expressly prohibited under this Agreement.

9.14         Further Assurances.

(a)           Subject to the terms of, and limitations and exceptions contained in, Sections 9.11, 9.12, this Section 9.14 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect (if and to the extent required under the Security Documents) the validity and priority (subject to Liens permitted by this Agreement) of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower.

(b)           The Borrower agrees that it will deliver, or will cause to be delivered, to the Administrative Agent the items described on Schedule 9.14 by the times specified on such Schedule 9.14 with respect to such items, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 9.14 within the time periods required by this Section 9.14(b), rather than as elsewhere provided in the Credit Documents).

9.15         Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not obtain or maintain any specific rating) a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the ~~2024~~2025 Refinancing Term Loans provided pursuant to this Agreement, in each case, from any two of S&P, Moody’s and Fitch.

9.16         Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and materially and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, corollary, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

Section 10

Negative Covenants

Holdings (solely with respect to Section 10.8) and the Borrower, as applicable, hereby covenants and agrees that on the Closing Date and thereafter, until (x) the Commitments, the Swingline Commitment and the Letter of Credit Commitments have been terminated, (y) each Letter of Credit has been terminated or been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer and (z) the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations and Letters of Credit Cash Collateralized in accordance with the terms of this Agreement, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer), are paid in full:

10.1         Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Credit Parties, preferred Capital Stock.

The foregoing limitations will not apply to:

(a)           Indebtedness arising under or secured by the Credit Documents (including, for the avoidance of doubt, any Incremental Loans, any Refinancing Loans, any Extended Term Loans, any Extended Revolving Credit Loans and any Replacement Term Loans);

(b)           Indebtedness representing deferred compensation to, or similar arrangements with, employees and independent contractors of the Borrower or any Restricted Subsidiary to the extent incurred in the ordinary course of business or consistent with past practice;

(c)           (i) Indebtedness (including any unused commitment) outstanding on the Closing Date and, to the extent the principal amount is in excess of $50,000,000, listed on Schedule 10.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date owed by the Borrower to a Restricted Subsidiary, by a Restricted Subsidiary to the Borrower or by a Restricted Subsidiary to another Restricted Subsidiary; provided that any such Indebtedness incurred under this clause (c)(ii) that is owing by a Credit Party to a Restricted Subsidiary that is not a Credit Party shall be subordinated in right of payment to the Obligations pursuant to an Intercompany Note or otherwise, in either case, to prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such Credit Party;

(d)           Indebtedness (including Finance Lease Obligations), Disqualified Stock and preferred Capital Stock incurred or issued by the Borrower or any Restricted Subsidiary to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary (or any such Indebtedness, Disqualified Stock or preferred Capital Stock incurred to refinance any such Indebtedness, Disqualified Stock or preferred Capital Stock outstanding under this clause (d)), in an aggregate outstanding principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred Capital Stock then outstanding and incurred or issued pursuant to this clause (d), does not exceed the sum of (i) an amount equal to the greater of (x) $260,500,000 and (y) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of incurrence or issuance, (ii) the principal amount of such Indebtedness outstanding on the Closing Date and (iii) an unlimited amount so long as, in the case of this Section 10.1(d)(iii), the First Lien Net Leverage Ratio (provided that, solely for purpose of calculating such First Lien Net Leverage Ratio pursuant to this Section 10.1(d)(iii), the outstanding principal amount of such Indebtedness incurred pursuant to this Section 10.1(d)(iii) shall be included in then determining the First Lien Net Leverage Ratio for purposes of this Section 10.1(d)(iii)) determined on a Pro Forma Basis, shall not exceed the greater of (x) 3.50 to 1.00 and (y) the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; provided that Finance Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitations so long as the net cash proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback;

(e)           Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations and reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or consistent with past practice;

(f)           Indebtedness constituting any part of any Permitted Reorganization;

(g)           Indebtedness of the Borrower owing, or Disqualified Stock of the Borrower issued, to a Restricted Subsidiary; provided that any Indebtedness under this clause (g) owing to a Restricted Subsidiary that is not a Credit Party must be subordinated in right of payment to the Obligations pursuant to an Intercompany Note or otherwise, in either case, to prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such Credit Party; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any applicable Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of such Disqualified Stock, as applicable, not permitted by this clause (g);

(h)           Indebtedness of a Restricted Subsidiary owing, or Disqualified Stock or preferred Capital Stock of a Restricted Subsidiary issued, to the Borrower or another Restricted Subsidiary; provided that if a Credit Party incurs such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party, such Indebtedness is subordinated in right of payment to the Obligations owed or guaranteed by such Credit Party to prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such Credit Party; provided further that any subsequent transfer of any such Indebtedness, Disqualified Stock or preferred Capital Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of Disqualified Stock or preferred Capital Stock, as applicable, not permitted by this clause (h);

(i)            to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(j)            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and obligations in respect of Bank Products and Cash Management Services;

(k)           obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bankers’ acceptances, warehouse receipts, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l)            (i) Indebtedness, Disqualified Stock and preferred Capital Stock of the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred Capital Stock then outstanding and incurred or issued pursuant to this clause (l)(i), does not at any one time outstanding exceed (x) 100.0% of the net cash or in-kind proceeds received by the Borrower since the Original Closing Date and prior to the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower and (y) 200.0% of the net cash or in-kind proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than (I) Excluded Contributions, (II) Cure Amounts and (III) proceeds of Disqualified Stock or proceeds of sales of Equity Interests to the Borrower or any of its Subsidiaries), to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 10.5(b) or to make Permitted Investments pursuant to clause (ix) of the definition thereof (this clause (l)(i), the “Contribution Debt Basket”) and (ii) Indebtedness, Disqualified Stock or preferred Capital Stock of the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred Capital Stock then outstanding and incurred or issued pursuant to this clause (l)(ii), does not at any one time outstanding (other than with respect to Incremental Amounts) exceed the sum of (this clause (l)(ii), the “General Debt Basket”) (x) the greater of (I) $260,500,000 and (II) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of incurrence or issuance plus (y) at the option of the Borrower, any amounts available for use under the General Investments Basket, the General Restricted Payments Basket and the General Subordinated Payments Basket that have been re-allocated by the Borrower to the General Debt Basket from time to time minus (z) the General Debt Basket Reallocated Amount (it being understood that any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued pursuant to this clause (l)(ii) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (l)(ii) and, in lieu thereof, shall be deemed incurred or issued under an applicable Basket under clause (B) of the Ratio Debt Basket from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or preferred Capital Stock under an applicable Basket under clause (B) of the Ratio Debt Basket without reliance on this clause (l)(ii));

(m)          the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred Capital Stock which serves to refinance any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued as permitted under (i) Sections 10.1(c), (d), (l)(i), (n), (r), (v) (including any other financing that replaces any part of the 2032 Unsecured Notes), (w), (x), (y), (ee), (gg) and (ii) and this Section 10.1(m) or (ii) any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred Capital Stock (the “Refinancing Indebtedness”), so long as the aggregate principal amount, accreted value or liquidation preference, as applicable, of such Refinancing Indebtedness shall equal no more than the sum of (I) the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus (II) amounts otherwise permitted under other Baskets under this Section 10.1, plus (III) the amount of any unused commitments under the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock and any accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, and underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of the applicable Indebtedness, Disqualified Stock or preferred Capital Stock and the incurrence or issuance of the applicable Refinancing Indebtedness (amounts of the type described in this clause (III), “Incremental Amounts”); provided that such Refinancing Indebtedness (other than with respect to Refinancing Indebtedness incurred or issued in respect of Indebtedness under Section 10.1(d)), (1) other than with respect to Refinancing Indebtedness incurred pursuant to the Inside Maturity Basket, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred Capital Stock being refinanced (or, if shorter, the Term Loans), (2) to the extent such Refinancing Indebtedness refinances (X) Indebtedness that is secured by a Lien on the Collateral ranking junior to the Liens on the Collateral securing any First Lien Obligations, such Refinancing Indebtedness is unsecured, secured solely by a Lien on assets that are not Collateral or secured by a Lien on the Collateral ranking junior to the Liens securing any First Lien Obligations or (Y) Disqualified Stock or preferred Capital Stock, such Refinancing Indebtedness must consist of Disqualified Stock or preferred Capital Stock, respectively, and (3) shall not include Indebtedness, Disqualified Stock or preferred Capital Stock of a Subsidiary of the Borrower that is not a Credit Party that refinances Indebtedness, Disqualified Stock or preferred Capital Stock of a Credit Party (unless otherwise permitted by this Section 10.1); provided further that in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(b) with other Refinancing Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the First Lien Obligations outstanding under this Agreement and in the case of Refinancing Indebtedness with respect to clauses (d), (l)(i), (n) (but only to the extent such Refinancing Indebtedness is incurred by non-Credit Parties), (v), (gg) and (ii) of this Section 10.1, the incurrence of such Refinancing Indebtedness shall be without duplication of any amounts outstanding under any such clauses; provided further that without limitation of sub-clauses (I), (II) and (III) above, in no event shall the amount available under any Fixed Basket be increased as a result of any Indebtedness that was assumed or incurred under such Fixed Basket being refinanced by Refinancing Indebtedness under this clause (m) (including, for the avoidance of doubt, any subsequent refinancing under this clause (m) of such Refinancing Indebtedness);

(n)          Indebtedness, Disqualified Stock or preferred Capital Stock of (x) the Borrower or a Restricted Subsidiary incurred, assumed or issued for any purpose (including to finance an acquisition, Investment, merger, amalgamation or consolidation) and (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, or amalgamated or consolidated with, the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that any such incurrence, assumption or issuance of Indebtedness, Disqualified Stock or preferred Capital Stock (other than, in each case, Acquired Indebtedness that is not incurred, assumed or issued in contemplation of the applicable acquisition, Investment, merger, amalgamation or consolidation) shall not exceed at the time of incurrence, assumption or issuance thereof a principal amount equal to the sum of (A) the greater of $210,000,000 and 40% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such assumption, incurrence or issuance (this clause (A), the “Starter Debt Basket”), plus (B) an unlimited amount, so long as in the case of this clause (B) only, such amount at such date of determination can be assumed, incurred or issued without causing (this clause (B), the “Ratio Debt Basket”) (I) in the case of Indebtedness that constitutes a First Lien Obligation, the First Lien Net Leverage Ratio to exceed the greater of (x) 3.50 to 1.00 and (y) the First Lien Net Leverage Ratio as of immediately prior to the incurrence of such Indebtedness, (II) in the case of Indebtedness that constitutes a Junior Lien Obligation, either, at the Borrower’s election, (1) the Secured Net Leverage Ratio to exceed the greater of (x) 4.00 to 1.00 and (y) the Secured Net Leverage Ratio as of immediately prior to the incurrence of such Indebtedness or (2) the Interest Coverage Ratio to be less than the lesser of (x) 1.75 to 1.00 and (y) the Interest Coverage Ratio for the most recently ended Test Period as of immediately prior to the incurrence of such Indebtedness or (III) in the case of (1) Indebtedness that is (x) unsecured, (y) is secured solely by Liens on assets that do not constitute Collateral or (z) constitutes a Third Lien Obligation or (2) Disqualified Stock or preferred Capital Stock, either, at the Borrower’s election, (I) the Total Net Leverage Ratio to exceed the greater of (A) 5.75 to 1.00 and (B) the Total Net Leverage Ratio as of immediately prior to the incurrence of such Indebtedness, Disqualified Stock or preferred Capital Stock or (II) the Interest Coverage Ratio to be less than the lesser of (A) 1.75 to 1.00 and (B) the Interest Coverage Ratio for the most recently ended Test Period as of immediately prior to the incurrence of such Indebtedness, Disqualified Stock or preferred Capital Stock (provided that if amounts incurred, assumed or issued under clause (B) are incurred, assumed or issued concurrently with the incurrence, assumption or issuance of Indebtedness, Disqualified Stock or preferred Capital Stock in reliance on clause (A) or any other Fixed Amount, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, as applicable, shall be calculated without giving effect to such amounts incurred, assumed or issued in reliance on the foregoing clause (A) or any other Fixed Amount); provided that any cash proceeds of any new Indebtedness, Disqualified Stock or preferred Capital Stock, as applicable, then being incurred, assumed or issued shall not be netted from the numerator in the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, for such purposes of calculating the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, under this clause (B) for purposes of determining whether such Indebtedness, Disqualified Stock or preferred Capital Stock can then be incurred, issued or assumed (provided, however, that such cash proceeds may be netted in calculating the foregoing leverage ratios if the proceeds of such Indebtedness, Disqualified Stock or preferred Capital Stock, as applicable, will be used to replace or replenish cash on the balance sheet that was previously used to finance an acquisition, other Investment or Capital Expenditure); provided, further, for the avoidance of doubt, to the extent the proceeds of any new Indebtedness, Disqualified Stock or preferred Capital Stock, as applicable, are to be utilized to repay Indebtedness or redeem Disqualified Stock or preferred Capital Stock, such calculations shall give Pro Forma Effect to such repayments or redemptions;

(o)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)           (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q)           (i) any guarantee by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Credit Party, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (ii) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower;

(r)           Indebtedness of (or Disqualified Stock or preferred Capital Stock issued by) Restricted Subsidiaries that are not Credit Parties (including, for the avoidance of doubt, in respect of working capital lines) in a principal amount or liquidation preference not to exceed, in the aggregate at any one time outstanding, the greater of (x) $130,500,000 and (y) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period (it being understood that any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued pursuant to this clause (r) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (r) but shall be deemed incurred or issued under the Ratio Debt Basket from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or preferred Capital Stock under the Ratio Debt Basket);

(s)           Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)           Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash pooling arrangements, cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower or any of its Subsidiaries or with respect to any joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definitions of “Cash Management Services” and “Bank Products”;

(u)           Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, consultants, managers and employees thereof (or of any direct or indirect parent company thereof), their respective Related Persons, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 10.5(b)(4);

(v)          Indebtedness outstanding pursuant to the 2032 Unsecured Notes in a principal amount not to exceed $800,000,000;

(w)          Indebtedness in respect of Permitted Other Indebtedness to the extent that Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii) (such Indebtedness, the “Term Loan Refinancing Indebtedness”);

(x)           Indebtedness in respect of Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of such Indebtedness issued or incurred pursuant to this clause (x)(a) shall not exceed the Maximum Incremental Facilities Amount at the time of incurrence or issuance thereof or (b) the Net Cash Proceeds thereof shall be applied no later than 20 Business Days after the receipt or redesignation thereof to repurchase, repay, redeem or otherwise defease any Indebtedness that is secured on a junior lien basis to the Lien securing the First Lien Obligations, unsecured Indebtedness or Subordinated Indebtedness (provided that, in the case of this clause (x)(b), such Indebtedness is secured by a Lien ranking junior to the Lien securing any First Lien Obligations, unsecured or subordinated, respectively, as applicable);

(y)          Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15;

(z)           Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or any similar obligations, in each case, incurred or assumed in connection with any transaction not expressly prohibited by this Agreement;

(aa)         Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement;

(bb)         obligations in respect of Disqualified Stock and preferred Capital Stock in a liquidation preference amount not to exceed the greater of (x) $55,000,000 and (y) 10.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period outstanding at any time;

(cc)         Indebtedness incurred in connection with any accounts receivable factoring facility in compliance with clause (h) of the definition of “Asset Sale”;

(dd)         Indebtedness consisting of management fees to the Permitted Holders and other fees to the Sponsor not permitted to be paid (but permitted to accrue) pursuant to Section 9.10(a);

(ee)         Indebtedness incurred for the benefit of joint ventures in an aggregate principal amount not to exceed the greater of (x) $182,500,000 and (y) 35% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period outstanding at any time;

(ff)          to the extent constituting Indebtedness, guarantee obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(gg)         Indebtedness incurred in connection with any Permitted Sale Leaseback (or any Indebtedness incurred to refinance such Indebtedness incurred under this clause (gg)) in an aggregate principal amount under this sub-clause (ii) not to exceed the greater of (x) $130,500,000 and (y) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period outstanding at any time;

(hh)         Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility (or, if applicable, the Borrower or any Restricted Subsidiary the assets of which are being sold, conveyed or secured in connection with such Securitization Facility) or (b) any Receivables Subsidiary arising under any Receivables Facility (or, if applicable, the Borrower or any Restricted Subsidiary the assets of which are being sold, conveyed or secured in connection with such Receivables Facility);

(ii)           Indebtedness in an aggregate outstanding principal amount not to exceed, together with the outstanding principal amount any other Indebtedness incurred under this Section 10.1(ii), the sum of (this clause (ii), collectively, the “Available Additional Debt Basket”), (x) 200% of the Available Amount Growing Prong at the time incurred under this clause (x), (y) 200.0% of the Available Amount Starter Prong at the time incurred under this sub-clause (y) (this clause (ii)(y), collectively with clause (ii)(x) above, the “Available Amount Debt Basket”) (provided that an amount equal to 50.0% of the outstanding principal amount of Indebtedness incurred under this sub-clause (ii)(x) pursuant to the Available Amount Growing Prong and/or sub-clause (ii)(y) pursuant to the Available Amount Starter Prong shall be deemed to utilize capacity under such applicable Basket) and (z) the Available RP Capacity Basket at the time incurred under this clause (ii)(z);

(jj)           commercial letters of credit, letters of guarantee and bankers’ acceptances (in each case, for the avoidance of doubt, to the extent constituting Indebtedness) not issued under the Letter of Credit Commitment (and reimbursement and backstop obligations in connection therewith) in an aggregate amount under this clause (jj) not to exceed the available Letter of Credit Commitment at the time incurred (provided that outstanding commercial letters of credit, letters of guarantee and bankers’ acceptances incurred under this clause (jj) shall be deemed to reduce the available Letter of Credit Commitment by a corresponding amount at such time outstanding);

(kk)         Indebtedness incurred by any non-Guarantor Restricted Subsidiary not to exceed the greater of (x) $208,500,000 and (y) 40% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period; and

(ll)           to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (kk) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred Capital Stock will be deemed to be a permitted incurrence or issuance of Indebtedness, Disqualified Stock or preferred Capital Stock for purposes of this Section 10.1 and will be deemed to be Indebtedness otherwise permitted under this Section 10.1 for purposes of determining basket usage in respect of this Section 10.1.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or at Borrower’s election, at the time of “pricing” and allocation of commitments in respect thereof) in the case of term debt, or first committed (or at Borrower’s election, at the time of “pricing” and allocation of commitments in respect thereof) in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder), plus (ii) Incremental Amounts incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2         Limitation on Liens.

(a)           The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i)            in the case of Subject Liens on any Collateral, if such Subject Lien is a Permitted Lien; and

(ii)           in the case of any other asset or property, any Subject Lien if (x) the Obligations are equally and ratably secured (but without regard to control of remedies) with (or on a senior basis to, in the case such Subject Lien secures any Indebtedness that is secured on a junior lien basis to the Lien securing the ~~2024~~2025 Refinancing Term Loans) the obligations secured by such Subject Lien or (y) such Subject Lien is a Permitted Lien.

(b)           Any Lien created for the benefit of the Secured Parties pursuant to Section 10.2(a)(ii)(x) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

(c)           Accrual or interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred Capital Stock which is deemed to be a permitted incurrence or issuance of Indebtedness, Disqualified Stock or preferred Capital Stock for purposes of Section 10.1 and deemed to be Indebtedness otherwise permitted under Section 10.1 for purposes of determining basket usage in respect of Section 10.1 may be secured by a Lien on the same assets securing the Indebtedness whose interest is paid in the form of such additional Indebtedness, Disqualified Stock or preferred Capital Stock.

10.3         Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or (ii) convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its business units, assets or other properties, except that:

(a)           so long as (subject, in the case of a Limited Condition Transaction, to Section 1.12) no Specified Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving entity or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) [reserved], (6) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of an Authorized Officer stating that such merger, amalgamation, or consolidation complies with the applicable requirements set forth in this clause (a) and (y) if reasonably requested by the Administrative Agent, a customary opinion of counsel, (7) such transaction does not result in any materially adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), and (8) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice of the proposed transaction (or such shorter period of time as agreed by the Administrative Agent in its reasonable discretion) and the Borrower shall promptly and in any event at least two (2) Business Days prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed Successor Borrower (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b)           any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that, in each case under this clause (b), (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary;

(c)           [reserved];

(d)          any Restricted Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or to any other Restricted Subsidiary; provided that any Subsidiary that is an Additional Borrower shall resign as an Additional Borrower hereunder pursuant to Section 2.18 prior to or concurrently with the consummation of any voluntary liquidation or dissolution;

(e)           any Restricted Subsidiary may liquidate, dissolve or wind up if the Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders; provided that any Subsidiary that is an Additional Borrower shall resign as an Additional Borrower hereunder pursuant to Section 2.18 prior to or concurrently with the consummation of any such transaction;

(f)            the Borrower and the Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, license, sublicense, assignment or disposition, the purpose of which is to effect (i) a disposition otherwise permitted hereunder, other than a disposition effected pursuant to clause (b) of the definition of “Asset Sale” or (ii) a Restricted Payment or Investment permitted pursuant to Section 10.5 or the definition of “Permitted Investments” (other than an Investment effected pursuant to clause (x) of the definition of “Permitted Investments”);

(g)          the Borrower or any Restricted Subsidiary may change its legal form;

(h)          the Borrower or any Restricted Subsidiary may consummate any Permitted Reorganization;

(i)            the Borrower and the Restricted Subsidiaries may enter into and consummate any Intercompany License Agreement; and

(j)            any merger, consolidation or amalgamation the purpose and only substantive effect of which is to reincorporate or reorganize the Borrower or any Restricted Subsidiary in a jurisdiction in the United States, any state thereof or the District of Columbia shall be permitted.

10.4         Limitation on Sale of Assets. The Borrower will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(a)           if the property or assets sold or otherwise disposed of pursuant to the applicable transaction or related series of transactions have a Fair Market Value in excess of the greater of (x) $91,175,000 and (y) 17.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period, the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (as determined by the Borrower at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b)           except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of: (x) $91,175,000 and (y) 17.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period, either (i) with respect to all transactions made in reliance on this Section 10.4(b)(i), at least 75% of all consideration of all Asset Sales made in reliance on this clause (b)(i) received by the Borrower or such Restricted Subsidiary after the Closing Date is in the form of cash or Cash Equivalents or (ii) with respect to each transaction made in reliance on this Section 10.4(b)(ii), at least 50% of the consideration of each such Asset Sale received by the Borrower or such Restricted Subsidiary after the Closing Date is in the form of cash or Cash Equivalents, in each case of clauses (i) and (ii), determined at the time of the consummation of such Asset Sale; provided that for purposes of clauses (i) and (ii) above, the amount of:

(i)            any liabilities (as reflected on the Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary that (A) are assumed by the transferee of any such assets or (B) are otherwise cancelled, extinguished or terminated in connection with the transactions relating to such Asset Sale and, in the case of clause (A) only, for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing or by operation of law;

(ii)           any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)          Indebtedness that is of any Person that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv)          consideration consisting of Indebtedness of any Credit Party (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or a Restricted Subsidiary; and

(v)           any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of $91,175,000 and 17.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of clauses (b)(i) and (b)(ii) and for no other purpose.

An amount equal to any Net Cash Proceeds of any Asset Sale permitted by this Section 10.4 shall be applied to prepay Term Loans and other Indebtedness in accordance with, and to the extent required by, Section 5.2(a)(i).

Pending the final application of an amount equal to any Net Cash Proceeds from any Asset Sale made pursuant to this Section 10.4, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.5         Limitation on Restricted Payments.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to:

(1)          declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(i)          dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock unless otherwise permitted hereby) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(ii)         dividends or distributions by any Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Non-Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)          purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary which is a Credit Party;

(3)          make any voluntary principal payment on, or voluntarily redeem, purchase, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment or in anticipation of a sinking fund obligation, any third party Subordinated Indebtedness having a principal amount in excess of the greater of (I) $130,250,000 and (II) 25.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such voluntary principal payment, redemption, purchase, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments, redemptions and repurchases shall be permitted), other than (A) Indebtedness permitted under clauses (c)(ii), (g) and (h) of Section 10.1 or (B) any prepayment, purchase, repurchase, redemption, defeasance, retirement for value or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement (any such payment, redemption, repurchase, defeasance, acquisition or retirement set forth in this clause (3) (other than any exception hereto), a “Restricted Debt Payment”); or

(4)         make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 10.5(b)) and 50.0% the aggregate outstanding principal amount of Indebtedness incurred by the Borrower and the Restricted Subsidiaries pursuant to the Available Additional Debt Basket in reliance on the Available Amount Growing Prong and/or the Available Amount Starter Prong at such time of determination, is less than the sum of (without duplication) (the following clauses (A) through (H), collectively, the “Available Additional Basket”):

(A)          the greatest of (1) an amount equal to 50.0% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 9.1(a) or (b), (which amount in this clause (1) shall not be less than zero), (2) the Cumulative Retained Excess Cash Flow Amount (which amount in this clause (2) shall not be less than zero) and (3) an amount equal to the sum of (x) 100% of Consolidated EBITDA (determined in accordance with the last sentence of Section 1.12(c) and without giving effect to the adjustments set forth in clauses (i)(t) and (ii)(b) of the definition of Consolidated EBITDA) for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 9.1(a) or (b) (which amount under this clause (3)(x) shall not be less than zero for such period), less (y) an amount equal to 140% of Fixed Charges for the period (treated as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 9.1(a) or (b) (this clause (A), the “Available Amount Growing Prong”); provided that the amount in respect of this clause (A) may only be used to make Restricted Payments described in clauses (a)(1), (2) and (3) above to the extent no Specified Event of Default shall have occurred and be continuing, plus

(B)          100% of the aggregate net cash proceeds and the Fair Market Value (or, with respect to a contribution of loans to the Borrower for cancellation, the purchase price thereof) of marketable securities or other property received by the Borrower since immediately after the Original Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds have been used to incur or issue Indebtedness, Disqualified Stock or preferred Capital Stock pursuant to the Contribution Debt Basket) from the issue or sale of (x) (1) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director, officer, manager or consultant of the Borrower, any direct or indirect parent of the Borrower and any of the Borrower’s Restricted Subsidiaries after the Original Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below and (B) Designated Preferred Stock and (2) to the extent such net cash proceeds or the Fair Market Value of marketable securities or other property are actually contributed to the Borrower, Equity Interests of any direct or indirect parent of the Borrower, including the purchase price of any loans or other Indebtedness contributed to the Borrower for cancellation (excluding contributions of the proceeds from the sale of Designated Preferred Stock to any such parent or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) and (y) Equity Interests of the Borrower or any direct or indirect parent of the Borrower converted or exchanged from Indebtedness, Disqualified Stock or preferred Capital Stock issued by the Borrower or a Restricted Subsidiary since immediately after the Original Closing Date; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(C)          100% of the aggregate amount of cash, Cash Equivalents and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower on or following the Original Closing Date, including any loans or other Indebtedness contributed to the Borrower for cancellation, which contribution shall increase the amount under this clause (C) by an amount equal to the original principal amount of such loans or other Indebtedness contributed to the Borrower for cancellation (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) have then been used to incur Indebtedness, or issue Disqualified Stock or preferred Capital Stock, pursuant to the Contribution Debt Basket, (ii) are contributed by the Borrower or a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(D)          100% of the aggregate amount received in cash, Cash Equivalents and the Fair Market Value of marketable securities or other property received by means of (x) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which Investments were made by the Borrower or any Restricted Subsidiary, in each case, in reliance upon this Section 10.5(a) or (y) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock or other ownership interest of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or joint venture or a dividend from an Unrestricted Subsidiary or joint venture after the Closing Date, plus

(E)          in the case of redesignation of an Unrestricted Subsidiary as, or merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into, a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of redesignation of such Unrestricted Subsidiary as, or merger, consolidation or amalgamation of such Unrestricted Subsidiary with or into, a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5(b)(7) below or to the extent such Investment constituted a Permitted Investment; plus

(F)           the aggregate amount (without duplication of other amounts included pursuant to clause (A) hereof) of any (1) Retained Declined Proceeds, (2) Retained Asset Sale Proceeds, (3) Retained ECF Payments, (4) Net Cash Proceeds of Asset Sales and Casualty Prepayment Events below the Asset Sale/Casualty Individual De Minimis Amount since the Closing Date and (5) Net Cash Proceeds of Asset Sales and Casualty Prepayment Events not in excess of the Asset Sale/Casualty Annual De Minimis Amount for each fiscal year since the Closing Date, plus

(G)          an amount equal to the greater of $260,500,000 and 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period (the “Available Amount Starter Prong”), plus

(H)          without duplication of any amounts above, any (x) returns, profits, distributions and similar amounts received on account of a Restricted Investment made in reliance upon this Section 10.5(a) and (y) reduction in the outstanding principal amount of Indebtedness incurred pursuant to the Available Additional Debt Basket.

(b)          The foregoing provisions of Section 10.5(a) will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)           (x) the redemption, repayment, repurchase, extinguishment, defeasance, retirement or other acquisition of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including any accrued and unpaid dividends or distributions thereon (“Retired Capital Stock”), or Subordinated Indebtedness, made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of, the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent contributed to the Borrower (in the case of proceeds only) (in each case, other than Cure Amounts, Excluded Contributions, Disqualified Stock or sales of Equity Interests to any Subsidiary) (“Refunding Capital Stock”), (y) the declaration and payment of dividends or distributions on Retired Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of Refunding Capital Stock and (z) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 10.5(b)(6) and not made pursuant to clause (y) above, the declaration and payment of dividends or distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)           the prepayment, redemption, repayment, defeasance, extinguishment, repurchase or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred or issued in compliance with Section 10.1(m);

(4)           any Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent of Holdings held by any future, present or former employee, director, officer, manager or consultant of Holdings, any of its Subsidiaries or any direct or indirect parent of Holdings, or their respective Related Persons pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or the Borrower or any direct or indirect parent of Holdings in connection with such repurchase, retirement or other acquisition); provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year the greater of (x) $130,500,000 and (y) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period; provided that, without duplication, (I) unused amounts in any calendar year (including unused amounts previously carried over under this sub-clause (I)) shall be automatically carried over to succeeding calendar years and (II) at the Borrower’s election, Basket amounts under this clause (4) for any subsequent year (other than any calendar year ending after the calendar year in which the Latest Term Loan Maturity Date will occur) may be re-allocated and used in any prior calendar year (subject to reduction in the amount under this clause (4) for such subsequent calendar year in an amount equal to such re-allocated amount); provided further that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent of the Borrower, in each case to any future, present or former employees, directors, officers, managers or consultants of Holdings, any of its Subsidiaries or any direct or indirect parent of Holdings that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clauses (A) through (H) of Section 10.5(a), plus (B) the cash proceeds of key man life insurance policies received by Holdings and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this clause (4); provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants of Holdings, any direct or indirect parent of Holdings or any Restricted Subsidiary, or their Related Persons in connection with a repurchase of Equity Interests of Holdings or any direct or indirect parent of Holdings will be deemed not to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement (this clause (4), the “Management Equity RP Basket”);

(5)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred Capital Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1;

(6)           (A) Restricted Payments to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower or any Restricted Subsidiary after the Closing Date, (B) Restricted Payments to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of Restricted Payments to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent; provided that the amount of Restricted Payments declared or paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock or (C) Restricted Payments on Refunding Capital Stock in excess of the Restricted Payments declarable and payable thereon pursuant to clause (2) of Section 10.5(b); provided that, in the case of each of sub-clauses (A), (B), and (C) of this clause (6), for the most recently ended Test Period as of the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Interest Coverage Ratio would be less than or equal to 1.75 to 1.00;

(7)           Investments in Unrestricted Subsidiaries, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, in an aggregate amount outstanding not to exceed the sum of (x) the greater of (i) $182,500,000 and (ii) 35% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such Investment, plus (y) at the option of the Borrower, any amounts available to make Investments pursuant to clause (21) below (after taking into account any past amounts that have been redesignated by the Borrower) and redesignated by the Borrower as increasing amounts available for use under this clause (7), minus (z) any amounts under this clause (7) redesignated by the Borrower as increasing amounts available for use under clause (21);

(8)           payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding, employment or similar taxes payable by any future, present or former employee, director, manager, or consultant of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower upon, or in connection with, any purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests deemed to occur upon the exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award, and any repurchases or withholdings of Equity Interests in connection with the exercise, vesting or settlement of any equity or equity-based award, including, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights;

(9)           so long as no Specified Event of Default is continuing or would immediately result therefrom, Restricted Payments in an aggregate amount per annum not to exceed the sum of (x) 7.0% of the net cash proceeds received by or contributed to the Borrower in or from any public offering (or any private equity issuance in connection with any public equity offering) prior to, or after, the Closing Date, in each case under this clause (x), other than public offerings with respect to the Borrower’s (or its direct or indirect parent’s) Equity Interests registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (y) 7.0% of the Market Capitalization (this clause (9), the “IPO Restricted Payment Basket”);

(10)         Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(11)         Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the sum of (this clause (11) shall be referred to as the “General Restricted Payments Basket”) (x) the greater of (I) $260,500,000 and (II) 50.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time made, plus (y) at the option of the Borrower, any amounts available for use under the General Subordinated Payments Basket that have been reallocated by the Borrower to the General Restricted Payments Basket from time to time, minus (z) any amount available for use under this General Restricted Payments Basket that has been re-allocated by the Borrower to the General Debt Basket, the General Subordinated Payments Basket or the General Investments Basket;

(12)         Restricted Payments of Receivables Fees, Securitization Fees and Securitization Repurchase Obligations;

(13)         any Restricted Payment used to fund working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investment and to satisfy indemnity and other similar obligations under any Permitted Acquisition or other permitted Investment;

(14)         Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments, the Total Net Leverage Ratio is equal to or less than 4.75 to 1.00 as of the most recently ended Test Period;

(15)         the declaration and payment of dividends or distributions by the Borrower to, or the making of loans or advances to, any direct or indirect parent of the Borrower in amounts required for any such direct or indirect parent (or such parent’s direct or indirect equity owners) to pay:

(A)           (i) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate, legal and organizational existence and (ii) distributions to such direct or indirect parent’s equity owners in proportion to their equity interests sufficient to allow each such equity owner to receive an amount at least equal to the aggregate amount of its out-of-pocket costs to any unaffiliated third parties directly attributable to creating (including any incorporation or registration fees) and maintaining the existence of the applicable equity owner (including doing business fees, franchise taxes, excise taxes and similar taxes, fees, or expenses), and legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and complying with applicable legal requirements, including such costs attributable to the preparation of tax returns or the conduct of tax audits or other proceedings,

(B)           for any taxable period (or portion thereof) in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, affiliated, unitary or similar income Tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”) (including if the Borrower is treated as a disregarded entity for U.S. federal income tax purposes and its taxable income is included on an income tax return of Holdings (or another direct or indirect owner) that is treated as a subchapter C corporation), any distributions (including, for the avoidance of doubt, any Restricted Payments) in amounts necessary to pay U.S. federal, state and local and non-U.S. income Taxes (including estimated Tax payments) of such Tax Group that are attributable to the taxable income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from any Unrestricted Subsidiaries, in amounts required to pay any such Taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of U.S. federal, state and local and non-U.S. income Taxes that the Borrower and its applicable Subsidiaries would have been required to pay in respect of such taxable period had the Borrower and its Subsidiaries been a stand-alone taxpayer or a stand-alone Tax Group for all taxable periods ending after the Closing Date,

(C)           customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, consultants and managers of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent being a public company and Public Company Costs,

(D)           general corporate, administrative, compliance or other operating (including expenses related to auditing or other accounting matters and director indemnities, fees and expenses) and overhead costs and expenses of any direct or indirect parent of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent company being a public company and Public Company Costs,

(E)           amounts required for any direct or indirect parent of the Borrower to pay fees and expenses incurred by any direct or indirect parent of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such parent of the type described in clause (xi) of the definition of “Consolidated Net Income”,

(F)           cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent of the Borrower,

(G)           repurchases deemed to occur upon the cashless exercise of stock or other equity options,

(H)          to finance Permitted Acquisition and other Investments or other acquisitions otherwise permitted to be made pursuant to this Section 10.5 if made by the Borrower or a Restricted Subsidiary; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (ii) such direct or indirect parent of the Borrower shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (in a manner not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (iii) such direct or indirect parent of the Borrower and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution or increase amounts available for Restricted Payments pursuant to Section 10.5(a)(C) and (v) to the extent constituting an Investment, such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 10.5 or pursuant to the definition of “Permitted Investments,”

(I)            to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 9.10 (other than Section 9.10(b), (e), (j) or (t)),

(J)            AHYDO Payments with respect to Indebtedness of any direct or indirect parent of the Borrower; provided that the proceeds of such Indebtedness have been contributed to the Borrower as a capital contribution, and

(K)          expenses incurred by any direct or indirect parent of the Borrower in connection with any public offering or other sale of Capital Stock or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent of the Borrower shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(16)         the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower or Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or any Restricted Subsidiary, in each case, permitted under this Agreement;

(17)         the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, or assets of, any Unrestricted Subsidiary or the proceeds thereof;

(18)         any Restricted Payment constituting any part of a Permitted Reorganization;

(19)         the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness in an aggregate amount pursuant to this clause (19) not to exceed the sum of (this clause (19) shall be referred to as the “General Subordinated Payments Basket”) (x) the greater of (I) $260,500,000 and (II) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time such prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value is made, plus (y) (1) at the option of the Borrower, any amounts available for use under the General Investments Basket and the General Restricted Payments Basket that have been re-allocated by the Borrower to the General Subordinated Payments Basket from time to time and (2) at the option of the Borrower, any amounts available for use under the Available RP Capacity Basket, minus (z) any amount available for use under this General Subordinated Payments Basket that has been re-allocated by the Borrower to the General Debt Basket, the General Restricted Payments Basket or the General Investments Basket;

(20)          AHYDO Payments with respect to Indebtedness of Credit Parties permitted under Section 10.1 or Indebtedness of any direct or indirect parent of the Borrower; provided that the proceeds of such Indebtedness have been contributed to the Borrower or any Restricted Subsidiary as a capital contribution;

(21)         Investments in joint ventures, taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, in an aggregate amount outstanding not to exceed the sum of (x) the greater of (I) $182,500,000 and (II) 35% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such Investment, plus (y) at the option of the Borrower, any amounts available to make Investments pursuant to clause (7) above (after taking into account any past amounts that have been redesignated by the Borrower) and redesignated by the Borrower as increasing amounts available for use under this clause (21), minus (z) any amounts under this clause (21) redesignated by the Borrower as increasing amounts available for use under clause (7) above;

(22)         Restricted Payments made by any Specified Person to the extent that such Restricted Payment is funded by, or consists of assets or proceeds received by any Specified Person from a Restricted Payment made to any Specified Person that was otherwise permitted under this Section 10.5, as applicable;

(23)         the purchase, redemption or retirement for value of Equity Interests of a Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or retirement for value is made for consideration not in excess of the Fair Market Value of such Equity Interests; and

(24)         dividends and distributions to the extent necessary to enable Parent to make payments pursuant to the Tax Receivable Agreement.

For purposes of determining compliance with this Section 10.5, the amount of any Restricted Payment in the form of a dividend or distribution of property in a form other than cash or Cash Equivalents shall be deemed to be the Fair Market Value of such property at the applicable time of determination.

10.6         Limitation on Subsidiary Distributions; No Further Negative Pledges.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary that is not a Credit Party to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)            pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary that is a Credit Party;

(ii)           make loans or advances to the Borrower or any Restricted Subsidiary that is a Credit Party; or

(iii)          sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Credit Party.

(b)           The Borrower will not, and will not permit any other Credit Party to, enter into any agreement prohibiting the creation of any Lien upon any of its Collateral, whether now owned or hereafter acquired, to secure the Obligations.

Notwithstanding the foregoing clauses (a) and (b), this Section 10.6 shall be deemed to permit (and shall not be deemed to prohibit) such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i)            contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations or obligations in respect of Cash Management Services;

(ii)           restrictions and encumbrances imposed by the 2032 Unsecured Notes;

(iii)          purchase money obligations and Finance Lease Obligations that impose restrictions of the nature discussed in clause (a) or (b) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such restriction shall not be permitted to apply to any property to which such restriction would not have applied but for such acquisition);

(iv)          Requirements of Law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;

(v)           any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such encumbrance or restriction shall not be permitted to apply to any property to which such encumbrance or restriction would not have applied but for such acquisition);

(vi)          contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)         (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions or encumbrances on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)        restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;

(ix)           restrictions or encumbrances imposed by other Indebtedness, Disqualified Stock or preferred Capital Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)           customary provisions in joint venture agreements, shareholder agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Equity Interests issued thereby;

(xi)          customary provisions and encumbrances contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii)          restrictions and encumbrances created in connection with any Receivables Facility or any Securitization Facility that, in the good faith determination of the board of directors (or analogous governing body) of the Borrower, are necessary or advisable to effect such Receivables Facility or Securitization Facility, as the case may be;

(xiii)         customary restrictions and encumbrances on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(xiv)        customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business; or

(xv)         any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower);

provided that (x) the priority of any preferred Capital Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Restricted Subsidiary that is a Credit Party to other Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Credit Party shall be deemed not to constitute such an encumbrance or restriction.

10.7         Organizational and Subordinated Indebtedness Documents. The Borrower will not, and will not permit any Restricted Subsidiary to:

(a)           amend its Organizational Documents after the Closing Date in a manner that is materially adverse to the Lenders, except as required by law; or

(b)          amend documentation governing Subordinated Indebtedness having a principal amount in excess of the Threshold Amount in a manner materially adverse to the Lenders, other than in connection with (i) a refinancing or replacement of such Indebtedness permitted hereunder or (ii) in a manner expressly permitted by, or not prohibited under, the applicable intercreditor or subordination terms or applicable intercreditor or subordination agreement(s) governing the relationship between the Lenders, on the one hand, and the lenders or purchasers of the applicable Subordinated Indebtedness, on the other hand.

10.8        Permitted Activities. Holdings will not engage in any material operating or business activities; provided that the following and any activities incidental or related thereto shall be permitted in any event:

(a)           its ownership of the Equity Interests of its Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests,

(b)           the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance),

(c)           the performance of its obligations with respect to the Transactions, the Credit Documents and any other documents governing Indebtedness permitted hereby,

(d)          any public offering of its or a direct or indirect parent entity’s common equity or any other issuance or sale of its or a direct or indirect parent entity’s Equity Interests,

(e)           financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other direct and indirect Subsidiaries and incurrence of Liens that would constitute a Permitted Lien,

(f)            if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries,

(g)          holding any cash or property (but not operate any material property),

(h)          making and receiving of any Restricted Payments or Investments permitted hereunder,

(i)            providing indemnification to officers and directors,

(j)            activities relating to any Permitted Reorganization,

(k)           merging, amalgamating or consolidating with or into any direct or indirect parent or subsidiary of Holdings (in compliance with the definitions of “Holdings” and “New Holdings” in this Agreement),

(l)            repurchases of Indebtedness through pro rata or non-pro rata purchases and Dutch auctions,

(m)          activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and its direct and indirect Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments,

(n)          any transaction with the Borrower or any Restricted Subsidiary to the extent permitted under Section 9.10 or this Section 10, and

(o)          any activities incidental or reasonably related to the foregoing.

10.9         First Lien Net Leverage Ratio. Solely with respect to the Revolving Credit Facility, the Borrower will not permit the First Lien Net Leverage Ratio as of the last day of a Test Period (commencing with the Test Period ending June 30, 2024) to exceed 5.00 to 1.00 (the “Financial Covenant”); provided that the provisions of this Section 10.9 shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of all Revolving Credit Loans (including Swingline Loans) and Letters of Credit then outstanding (other than (i) drawn Letters of Credit that have been Cash Collateralized or reimbursed or backstopped and (ii) undrawn Letters of Credit) is equal to or less than 40% of the greater of (x) the amount of the aggregate outstanding Revolving Credit Commitments and (y) the amount of the aggregate outstanding Revolving Credit Commitments as of the Closing Date. The provisions of this Section 10.9 are for the benefit of the Revolving Credit Lenders only, and, notwithstanding anything to the contrary set forth in Section 13.1, the Required Facility Lenders under the Revolving Credit Facility may (a) amend, waive or otherwise modify this Section 10.9, or the defined terms used solely for purposes of this Section 10.9, or (b) waive any Default or Event of Default resulting from a breach of this Section 10.9, in each case under the foregoing clauses (a) and (b), without the consent of any Lenders other than the Required Facility Lenders under the Revolving Credit Facility in accordance with the provisions of Section 13.1.

Section 11

Events of Default

Each of the following specified events referred to in Sections 11.1 through 11.11 shall constitute an “Event of Default”:

11.1         Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or (c) default, and such default shall continue for ten (10) or more Business Days, in the payment when due of any Fees or any Unpaid Drawings or of any other amounts in respect of the Credit Facilities owing hereunder or under any other Credit Document; provided that with respect to this Section 11.1, (A) a failure to pay caused by administrative or technical error shall not constitute an Event of Default if payment is made within five (5) Business Days of the discovery of such error or of the Administrative Agent notifying the Borrower of such error, and (B) if the Borrower has made, on the due date or before the expiry of any grace period, a payment in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment was less than the amount due and owing under this Agreement (an “underpayment”), then such underpayment will not become (i) a Default unless and until such underpayment remains outstanding after the fifth (5th) Business Day after the date (if any) on which the Borrower receives written notice from the Administrative Agent of an underpayment setting forth the amount of the deficiency (such date of notice, the “underpayment notice date”) or (ii) an Event of Default (and the Default Rate shall not apply) unless and until such underpayment remains outstanding after the later of (x) the fifth (5th) Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this Section 11.1 or

11.2         Representations, Etc. Any representation and warranty made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; provided that (1) any material inaccuracy of any representation or warranty made as a condition to any Credit Event under the Revolving Credit Commitments or with respect to any calculation solely for the purpose of demonstrating compliance with the Financial Covenant shall not constitute a Default or Event of Default with respect to the Term Loans, (2) the Term Loans may not be accelerated as a result thereof and (3) with respect to the Term Loans, the Administrative Agent and the Collateral Agent may not exercise rights and remedies with respect to the Collateral or against Holdings and its Subsidiaries, in each case, until the date on which the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated by the Required Facility Lenders under the Revolving Credit Facility (and such declaration has not been rescinded); or

11.3         Covenants. Any Credit Party shall:

(a)           default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i) (provided that the delivery of a notice of a Default or an Event of Default, as applicable, at any time will cure any Event of Default resulting from a breach of Section 9.1(e)(i) arising solely from the failure to timely deliver such notice), Section 9.5(a) (solely with respect to the Borrower’s existence) or Section 10; provided that (1) any default under Section 10.9 (or any other financial maintenance covenant under the Credit Documents applying in favor of any Revolving Commitments and not any Term Loans) (a “Financial Covenant Event of Default”) shall not constitute a Default or Event of Default with respect to the Term Loans, (2) the Term Loans may not be accelerated as a result thereof and (3) with respect to the Term Loans, the Administrative Agent and the Collateral Agent may not exercise rights and remedies with respect to the Collateral or against Holdings and its Subsidiaries, in each case, unless and until a period of 30 consecutive calendar days has elapsed since the first date on which the Required Facility Lenders in respect of the Revolving Commitments have actually terminated all Revolving Commitments and, as of the end of such 30 consecutive calendar day period, the Required Facility Lenders in respect of the Revolving Commitments have declared all outstanding Revolving Loans (if any) to be immediately due and payable pursuant to Section 11.12 as a result of such Financial Covenant Event of Default (and such declaration has not been rescinded as of the applicable date) (the occurrence of such termination and declaration by the Required Facility Lenders for the Revolving Commitments, a “Financial Covenant Cross Default”); provided further that any Event of Default under Section 10.9 is subject to cure as provided in Section 11.14 and an Event of Default with respect to Section 10.9 shall not occur until the expiration of the fifteenth Business Day after the date that the relevant financial statements are required to be delivered pursuant to Section 9.1(a) or (b), as applicable, for the fiscal quarter in which such default occurred; or

(b)           default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

11.4         Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of the Threshold Amount in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (after giving effect to all applicable grace periods and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) above shall apply to any failure to make any payment in excess of the Threshold Amount that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due and payable in full or mandatorily redeemable in full, in each case, prior to its stated maturity, or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid in full other than by a regularly scheduled required prepayment or as a mandatory prepayment or redemption or offer to purchase (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the Threshold Amount that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that clauses (a) and (b) above shall not apply to (x) Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of property or assets (to the extent such sale, transfer or other disposition is not prohibited under this Agreement or is otherwise reasonably expected to be permitted), (y) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied, or being contested in good faith, by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment or forbearance) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or

11.5         Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, Holdings, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under any Bankruptcy Law or a case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary and the petition, application or other originating process is not dismissed or stayed within sixty (60) days after the filing of the petition, application or other originating process for the applicable case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, interim receiver, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Significant Subsidiary; or Holdings, the Borrower or any Significant Subsidiary is adjudicated bankrupt; or Holdings, the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

11.6         ERISA. An ERISA Event or a Foreign Plan Event shall have occurred, and such ERISA Event or Foreign Plan Event, alone or together with all other such ERISA Events and Foreign Plan Events, if any, would reasonably be expected to result in a Material Adverse Effect; or

11.7         Guarantee. Any Guarantee provided by Holdings or any other Guarantor that is a Wholly-Owned Restricted Subsidiary that constitutes a Material Subsidiary, or any material provision thereof, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of the acts, omissions or mistakes of the Administrative Agent or Collateral Agent) or any Credit Party shall deny or disaffirm in writing any such Guarantor’s material obligations under its Guarantee; or

11.8         Pledge Agreement. Any Security Document pursuant to which the Capital Stock of the Borrower or any Material Subsidiary of any Credit Party is pledged or any material provision thereof shall cease to be in full force or effect, which results in the Collateral Agent ceasing to have (on behalf of the Lenders) a perfected security interest on a material portion of the Collateral on the terms and conditions set forth in such Security Documents (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender or as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock that has been previously delivered to it) or any Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under any such Security Document; or

11.9         Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Wholly-Owned Restricted Subsidiary that constitutes a Material Subsidiary constituting a Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Collateral Agent within its control required to be taken (or not taken) under any Credit Document), which results in the Collateral Agent ceasing to have (on behalf of the Lenders) a perfected security interest on a material portion of the Collateral on the terms and conditions set forth in such Security Documents or any such Credit Party shall deny or disaffirm in writing its obligations under the Security Agreement or any other Security Document; or

11.10       Judgments. One or more final judgments or decrees shall be entered against Holdings, the Borrower or any of the Significant Subsidiaries involving a liability requiring the payment of money in an amount in excess of the Threshold Amount in the aggregate for all such final judgments and decrees against Holdings, the Borrower and the Significant Subsidiaries (to the extent not paid or covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within sixty (60) consecutive days after the entry thereof; or

11.11      Change of Control. A Change of Control shall occur.

11.12      Remedies Upon Event of Default. If an Event of Default occurs and is continuing (other than in the case of (x) an Event of Default identified in the proviso to Section 11.2 or (y) an Event of Default under Section 11.3(a) with respect to any default of performance or compliance with the covenant under Section 10.9, in each case, prior to the date the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated (and such declaration has not been rescinded)), the Administrative Agent may, or, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce the claims of itself or the Lenders against Holdings and the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings or the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Commitment and Swingline Commitment terminated, whereupon the Revolving Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In the case of (x) an Event of Default identified in the proviso to Section 11.2 or (y) an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.9 (provided that, in the case of this clause (y), the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised, and at any time thereafter during the continuance of such event), the Administrative Agent shall, upon the written request of the Required Facility Lenders under the Revolving Credit Facility, by written notice to the Borrower, take either or both of the following actions, at the same or different times (except the following actions may not be taken with respect to an Event of Default under Section 10.9 until the ability to exercise the Cure Right under Section 11.14 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised)): (i) declare the Revolving Credit Commitments terminated, whereupon the Revolving Credit Commitment, if any, of each Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and (ii) declare the Revolving Credit Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Revolving Credit Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law). On or after the date on which the Required Facility Lenders under the Revolving Credit Facility have, by written request to the Administrative Agent, elected to take the action under clauses (i) and (ii) of the immediately preceding sentence as a result of (x) an Event of Default identified in the proviso to Section 11.2 or (y) the Event of Default under Section 11.3(a) that constitutes a Financial Covenant Cross Default in respect of a failure to observe or perform the covenant under Section 10.9 and such actions have not been rescinded, the Required Facility Lenders with respect to the Term Loans may, upon the written request of such Required Facility Lenders to the Administrative Agent, elect to declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Term Loans, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law).

Notwithstanding the foregoing provisions of this Section 11.12 or any other provision of this Agreement, with respect to any termination of applicable Commitments pursuant to this Section 11.12, any unfunded Commitments outstanding at any time in respect of any individual facility pursuant to Section 2.14 established to finance a Limited Condition Transaction may be terminated only by the Lenders holding more than 50% of the aggregate amount of the Commitments in respect of such facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders), and not, for the avoidance of doubt, by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

Notwithstanding anything herein to the contrary or in any other Credit Document, neither the Administrative Agent nor Required Lenders may take any of the actions described in this Section 11.12 with respect to any Default or Event of Default resulting from any action, transaction or the occurrence of any event reported publicly or otherwise disclosed to the Lenders more than two years prior to such date unless the Administrative Agent is exercising remedies or reserved its rights by written notice to the Borrower at such time.

11.13       Application of Proceeds. Subject to the terms of the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement and any other intercreditor agreement or arrangement permitted by this Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i)             first, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document, in each case to the extent reimbursable hereunder or thereunder;

(ii)           second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Letter of Credit Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuers) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii)          third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Credit Documents, ratably among the Lenders and the Letter of Credit Issuers in proportion to the respective amounts described in this clause third payable to them;

(iv)          fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings (including an amount sufficient to Cash Collateralize the undrawn amounts of any Letters of Credit Outstanding) and Obligations then owing under Secured Hedge Obligations, Secured Cash Management Obligations or Secured Bank Product Obligations, ratably among the Lenders, the Letter of Credit Issuers, the Hedge Banks, the Cash Management Banks and Bank Product Providers in proportion to the respective amounts described in this clause fourth held by them;

(v)           fifth, to the payment of any other Obligations, ratably among the Lenders, the Letter of Credit Issuers, the Hedge Banks, the Cash Management Banks and Bank Product Providers in proportion to the respective amounts described in this clause fifth held by them; and

(vi)          sixth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (vi) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

11.14       Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower fails to comply with the requirement of the Financial Covenant, the Borrower may elect to cure such failure (the “Cure Right”) by including in the calculation of the Financial Covenant the cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Administrative Agent) by the Borrower, or from a contribution to the common equity capital of the Borrower, in each case, received at any time since the Closing Date and not otherwise applied for any purposes under this Agreement until the expiration of the fifteenth Business Day following the date financial statements referred to in Section 9.1(a) or (b) (such period, the “Cure Period”) are required to be delivered in respect of such Test Period for which the Financial Covenant is being measured (such cash amount being referred to as the “Cure Amount”), and upon such election by the Borrower to exercise such Cure Right, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)           Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Financial Covenant with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)          [reserved]; and

(c)           if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) there shall be a maximum of five Cure Rights exercised during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant; provided that the Cure Amount for one fiscal quarter may exceed the amount required to cause the Borrower to be in compliance with the Financial Covenant and for the avoidance of doubt, the entire amount of such Cure Amount will increase the Consolidated EBITDA for purpose of testing compliance with the Financial Covenant for any Test Period inclusive of such fiscal quarter (it being understood that to the extent the notice described in the immediately succeeding paragraph is provided in advance of delivery of a Compliance Certificate for the applicable fiscal period, the amount of such net equity proceeds that is designated as the Cure Amount may be lower than the amount specified in such notice to the extent the amount necessary to cure such Event of Default is less than the full amount originally designated) and (iv) all Cure Amounts shall be disregarded for the purposes of any Financial Incurrence Test under the Credit Documents other than for determining compliance with Section 10.9 and may not result in any adjustment to any amounts (including the amount of Indebtedness or increase in cash or Cash Equivalents) with respect to the fiscal quarter with respect to which such Cure Amount was received other than the amount of the Consolidated EBITDA referred to above (except to the extent such proceeds are applied to prepay, repay or redeem Indebtedness, in which case such repayment, prepayment or redemption shall be given pro forma effect).

No Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant unless such failure is not cured by the receipt of the Cure Amount on or prior to the last day of the Cure Period. The Borrower shall not be permitted to borrow Revolving Loans or Swingline Loans or make any Letter of Credit Request in respect of issuing a new Letter of Credit or otherwise extending or increasing the face amount of an existing Letter of Credit unless and until (x) the proceeds of the issuance or contribution, as the case may be, constituting the Cure Amount shall have been received by the Borrower such that, upon recalculation taking into account such Cure Amount received, the Borrower shall be in compliance with the covenant contained in Section 10.9 or (y) all such Defaults and Event of Defaults shall have been waived in accordance with the terms of this Agreement; provided further that if the Cure Amount is not received before the expiration of the Cure Period, unless all such Defaults and Events of Default shall have been waived in accordance with the terms of this Agreement, each such Default or Event of Default shall be deemed to have occurred. No Agent or Lender shall take any action to foreclose on, or take possession of, the Collateral, accelerate any Obligations, terminate any Commitments or otherwise exercise any remedies under any Credit Document or any applicable law on the basis of a breach of Section 10.9 (or any other Default or Event of Default as a result thereof) unless and until the Cure Period has expired and the Borrower has not received the Cure Amount.

Section 12

The Agents

12.1         Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent and Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Lead Arrangers and Sections 12.1, 12.9, 12.11, 12.12 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of Holdings, the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent and Collateral Agent shall each act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of its Subsidiaries.

(b)           The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as their agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)           The Lead Arrangers, in their capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12. Each Lead Arranger shall be an intended third party beneficiary of the provisions herein applicable thereto.

12.2         Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties, provided that any of the foregoing receiving payments from the Credit Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. The exculpatory, indemnification and other provisions of this Section 12 shall apply to any such sub-agent and to the Affiliates of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its bad faith, material breach, gross negligence, or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3         Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own bad faith, gross negligence or willful misconduct, or such Person’s material breach of this Agreement or any other Credit Document, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Credit Document or the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4         Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. Each Agent also may rely upon any statement made to it orally and believed by it in good faith to be made by a proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5         Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or Required Revolving Credit Lenders, as applicable; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders, Required Revolving Credit Lenders, each directly and adversely affected Lender or each of the Lenders, as applicable.

12.6         Non-Reliance on Administrative Agent, Collateral Agent, Other Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Collateral Agent, any other Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Collateral Agent or any other Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Collateral Agent or any other Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer. Each Lender, the Swingline Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7         Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that at any time (including at any time following the payment of the Loans) are imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s bad faith, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided further that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8         Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9         Successor Agents.

(a)           Each of the Administrative Agent and the Collateral Agent may at any time give 30 days’ prior written notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 (with respect to the Borrower) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (in each case, other than any Disqualified Lender) and in each case such successor shall be a person eligible to assume primary responsibility for U.S. federal tax withholding with respect to payments received on behalf of the Lenders pursuant to Treasury Regulations Section 1.1441-1(b)(2)(ii) or (iv) or as a result of being a “qualified intermediary,” and such successor shall provide documentation demonstrating such status in accordance with Section 5.4(e)(iv). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. It is understood and agreed that in no event shall a Disqualified Lender be the successor Administrative Agent or the successor Collateral Agent.

(b)          If the Person serving as the Administrative Agent is a Defaulting Lender, the Required Lenders or the Borrower may, in each case, to the extent permitted by applicable law, by notice in writing to, in the case of a notice from the Required Lenders, the Borrower, or, in the case of a notice from the Borrower, the Required Lenders, and, in each case, such Person, remove such Person as the Administrative Agent, and, if such appointment is by the Required Lenders (as opposed to the Borrower), with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 (with respect to the Borrower) is continuing or, if such appointment is by the Borrower, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (in each case, other than any Disqualified Lender) and in each case such successor shall be a person eligible to assume primary responsibility for U.S. federal tax withholding with respect to payments received on behalf of the Lenders pursuant to Treasury Regulations Section 1.1441-1(b)(2)(ii) or (iv) or as a result of being a “qualified intermediary,” and such successor shall provide documentation demonstrating such status in accordance with Section 5.4(e)(iv). If no such successor shall have been so appointed by the Required Lenders or the Borrower (with the consent of the Borrower or the Required Lenders, as applicable, as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 13.16) and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender or each Letter of Credit Issuer directly, until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms in this Section 12.9). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder (other than its obligations under Section 13.16) or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Jefferies as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of such Person as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor (other than appropriate pro rata reductions for partial periods). After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d)           Any resignation by or removal of the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Swingline Lender and Withholding Agent (if applicable); provided that a resignation or removal of the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Swingline Lender only so long as a Lender has agreed to be appointed as a successor Swingline Lender and to assume a Swingline Commitment equal to or greater than the Swingline Commitment of the resigning or removed Swingline Lender; provided, further, that, for the avoidance of doubt, any such appointment shall not be a condition to any resignation by or removal of the Administrative Agent in its capacity as such pursuant to this Section 12.9. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder in accordance with this Section 12.9, (a) such successor shall become the Withholding Agent, (b) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender unless another Lender has agreed to assume the Swingline Commitment of the resigning or removed Swingline Lender and (c) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents.

12.10       Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting or expanding the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document or from any other sources against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes a Letter of Credit Issuer and the Swingline Lender.

12.11       Collateral and Guarantee Matters. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Hedge Obligations, Secured Cash Management Obligations or Secured Bank Product Obligations.

(a)           Any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document shall be automatically released (i) upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations), termination of all Commitments and termination or expiration of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer and the Administrative Agent), (ii) if the property subject to such Lien is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document (whether as an Investment, disposition or otherwise) to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary (including in connection with the incurrence of any Qualified Securitization Financing or Receivables Facility), (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) if the property constitutes Excluded Property (or with respect to any property subject to any Lien securing any purchase money obligations, Finance Leases (including capital leases), Sale Leaseback or similar arrangement, at the written request of the Borrower) or (vi) if such release is approved, authorized or ratified in writing in accordance with Section 13.1. Without limitation to the operation of the automatic releases described in the preceding sentence, the Administrative Agent and the Collateral Agent may rely conclusively without further inquiry on a certificate of an Authorized Officer to the Administrative Agent with respect to any release described in this clause (a) stating that such release satisfies the foregoing requirements.

(b)           (i) Except as set forth in clause (ii) below, any Guarantor shall be automatically released from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder and (ii) any Guarantor may be released pursuant to the provisions applicable to the Excluded Subsidiary Joinder Exception; provided further that without limitation of the operation of the automatic releases described in this clause (b), a certificate of an Authorized Officer delivered at the option of the Borrower, to the Administrative Agent with respect to any such automatic release stating that such Guarantor has ceased to be a Restricted Subsidiary or becomes an Excluded Subsidiary, as the case may be, shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent may rely conclusively on such certificate without further inquiry); provided further that no Wholly-Owned Subsidiary that is a Credit Party that becomes an Excluded Subsidiary solely by virtue of it no longer being a Wholly-Owned Subsidiary shall be released from its obligations under the Guarantee solely by virtue of a transaction pursuant to which the relevant Equity Interests of such Subsidiary are transferred to a third party unless either (a) the Equity Interests of such Subsidiary are transferred or issued to a Person that is not an Affiliate of the Borrower, (b) such Person ceases to constitute a Restricted Subsidiary or (c) such transaction is not entered into with the primary purpose of circumventing the Collateral and/or Guarantee provisions of this Agreement, it being understood that (i) the primary purpose of any such transaction shall be determined by the Borrower in good faith and (ii) in no event shall the foregoing provisions prevent the release of a Subsidiary pursuant to a transaction entered into for a bona fide business purpose or any transaction that is consistent with past practice or customary industry practice.

(c)           Upon the request from time to time by the Borrower, (i) the Administrative Agent shall release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (v), (vi) (solely with respect to Section 10.1(d) or (gg)), (vii), (viii), (ix) and (xviii) (solely with respect to a refinancing of each of the foregoing clauses) of the definition of “Permitted Liens”; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement.

In each case of clauses (a) through (c) above, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, shall, and shall be authorized by all Secured Parties to, execute and deliver any documents or instruments necessary to evidence such release or subordination, as applicable. In addition, at the written request from the Borrower, the Administrative Agent or the Collateral Agent, from time to time, shall, and shall be authorized by all Secured Parties to execute any written confirmation in favor the holder of any Permitted Lien over any Excluded Property to confirm that the Obligations are not secured by a Lien over such Excluded Property. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent and subject to their rights pursuant to Section 12.4.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12       Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to or vote on, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements, Secured Bank Product Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Bank Product Provider or Hedge Bank, as the case may be.

12.13       Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, any Secured Party and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement (including the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement) entered into pursuant to the terms hereof (including pursuant to clause (vi) or (xlv) of the definition of “Permitted Liens” or Section 12.11(c)) and to subject the Liens securing the Obligations to the provisions thereof and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement contemplated hereby with respect to Indebtedness permitted to be incurred under Section 10.1 and permitted to be secured by Liens on the Collateral by Section 10.2 or any amendment (or amendment and restatement) to the Security Documents or any intercreditor agreement contemplated hereunder (including any such amendment of any such intercreditor agreement to provide for the addition of Indebtedness permitted to be incurred under Section 10.1 and permitted to be secured by Liens on the Collateral by Section 10.2). In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control in all respects. With respect to any reference in this Agreement to “another intercreditor agreement, subordination agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower (or other similar description), the Administrative Agent and the Collateral Agent hereby agree to, and each Secured Party and each Lender hereby directs the Administrative Agent and the Collateral Agent to, enter into such other intercreditor or subordination agreement upon request by the Borrower.

12.14       Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 13

Miscellaneous

13.1         Amendments, Waivers, and Releases.

(a)           Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.10(d), Section 2.14, Section 2.15, Section 12.11, Section 12.13, Section 13.1(c), (e), (f), (g), (h), (i) or (j) or as otherwise provided hereunder or in any other Credit Document, and other than with respect to any amendment, modification or waiver contemplated in clause (x)(i), clause (x)(ii), clause (x)(iii), clause (x)(vi), clause (y) or clause (z) below, which, in each case, shall only require the consent of the Lenders, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, as applicable, as expressly set forth herein or therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents, for the purpose of changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or for any other purpose or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided further that no such waiver and no such amendment, supplement or modification shall:

(x)	(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or reduce any fee payable hereunder, or forgive any portion thereof, or extend the scheduled date for amortization payments of principal or the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case, without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (x)(i) and clause (y) below, a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or fees or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, or

(ii)            consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii)           amend, modify, or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or

(iv)           release all or substantially all of the value of the Guarantees (except as expressly permitted by the Guarantee, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement, any other intercreditor agreement or arrangement permitted under this Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement, any other intercreditor agreement or arrangement permitted under this Agreement or this Agreement) without the prior written consent of each Lender, or

(v)            reduce the percentages specified in the definitions of the terms “Required Lenders,” “Required Revolving Credit Lenders” or “Required Facility Lenders” or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or

(vi)          amend, modify or waive any provision of Section 3 (with respect to any Letter of Credit) or this Section 13.1 without the written consent of each Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects such Letter of Credit Issuer, or amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender to the extent such amendment, modification or waiver directly and adversely affects the Swingline Lender,

(y)           notwithstanding anything to the contrary in clause (x) above (other than the proviso to clause (x)(i)), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender (but no other Lender), or

(z)            in connection with an amendment that addresses solely a repricing transaction in which any Class of Commitments and/or Loans is refinanced with a replacement Class of Commitments and/or Loans bearing (or is modified in such a manner such that the resulting Commitments and/or Loans bear) a lower Effective Yield, require the consent of any Lender other than the Lenders holding Commitments and/or Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced Class of Commitments and/or Loans or modified Class of Commitments and/or Loans.

(b)           Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders and it being further understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders of the same Class (other than because of its status as a Defaulting Lender) and (ii) no Net Short Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Credit Documents and instead shall be deemed to have voted its interest as a Lender as provided below.

(c)           Notwithstanding the foregoing, (i) only the Required Facility Lenders under the Revolving Credit Facility shall have the ability to waive, amend, supplement or modify the covenant set forth in Section 10.9 (or the defined terms to the extent used therein but not as used in any other Section of this Agreement), Section 11.3 (solely as it relates to Section 10.9, including with respect to the Cure Right), Section 9.1(a) (solely as it relates to a qualification resulting from an actual Event of Default under Section 10.9) or section 11.2 (solely as it relates to the Event of Default described in the proviso thereto), (ii) only the Required Revolving Credit Lenders and each Letter of Credit Issuer shall have the ability to amend the definition of the “Letter of Credit Commitment” or amend the sublimit for Letters of Credit (other than any reduction thereof, which shall only require the consent of the Borrower and the applicable Letter of Credit Issuer), (iii) only the Required Revolving Credit Lenders and the Swingline Lender shall have the ability to amend the definition of “Swingline Commitment” or amend the sublimit for Swingline Loans (other than any reduction thereof, which shall only require the consent of the Borrower and the Swingline Lender) and (iv) except as otherwise set forth in this Section 13.1, including (1) the effectiveness of any amendment, waiver, or modification applicable to all Loans and Commitments under this Agreement entered into by the Borrower and the Required Lenders and (2) clause (c)(i) above, with respect to any waiver, amendment, supplement or modification of any term or provision under the Credit Documents which by its terms affects Lenders under one or more Credit Facilities (but not the Lenders under one or more other Credit Facilities), such waiver, amendment, supplement or modification may be made with the consent of the Borrower and the Lenders holding the requisite percentage in interest of the Loans and Commitments under the affected Credit Facility that would be required to consent thereto under this Section 13.1 if such Credit Facility were the only Credit Facility in existence under the Credit Documents at the applicable time (and in the case of multiple Credit Facilities which are so affected, such affected Lenders shall consent together as one Credit Facility); it being understood that pursuant to this clause (iv), (A) Lenders holding more than 50% of the then-outstanding amount of Term Loans of all Classes entitled to sharing the proceeds of any mandatory prepayments under Section 5.2(a)(i) or (ii) may, without the consent of any other Lender or any other Person, amend, waive or modify the terms applicable to such mandatory prepayments, (B) the Required Facility Lenders with respect to a Class of Loans or Commitments may (I) waive any conditions to the extensions of credit under such Class of Commitments (including the condition to the funding of any delayed draw Term Loan Commitments), (II) change any “MFN protection”, prepayment premium, covenant and other terms applicable solely to such Class, including the inclusion of any maturity and/or Weighted Average Life to Maturity protection applicable solely to such Class, (III) waive any mandatory prepayment solely with respect to such Class, (IV) waive any Default or Event of Default and elect not to exercise any remedies after the occurrence of any Event of Default solely with respect to such Class and (V) amend, modify or waive compliance with any covenant or other term included solely for the benefit of such Class or the breach of any such covenant or other term.

(d)           Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Credit Document or any departure by the Borrower or any Restricted Subsidiary therefrom, (B) otherwise acted on any matter related to any Credit Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, any Lender (other than (x) any Lender that is a Regulated Bank or (y) any Revolving Lender) (or any Affiliate of any such Lender (provided that for purposes of this paragraph, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person)), that, as a result of its (or its Affiliates’) interest in any participation, total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrower or any of its Restricted Subsidiaries at such time of determination secured by the Collateral on a pari passu basis with the Obligations (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each, a “Net Short Lender”) shall have no right to vote with respect to any amendment, modification or waiver of this Agreement or any other Credit Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or any other Restricted Subsidiary or any instrument issued or guaranteed by the Borrower or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of Holdings or other Credit Parties and (vi) any participation of a Loan shall be deemed to reduce the exposure to the underlying Loan on a dollar-for-dollar basis other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Credit Parties and any instrument issued or guaranteed by any of the Borrower or other Credit Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, the other Credit Parties, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(e)           Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Amendment(s), Extension Amendment(s) and Refinancing Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Credit Lenders or Required Facility Lenders and other definitions related to such new Term Loans and Revolving Loans.

(f)            In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items) and unused commitments in respect thereof) unless otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts), (b) other than Replacement Term Loans incurred under the Inside Maturity Basket, the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing, and (c) the covenants, events of default and guarantees applicable to the Replacement Term Loans shall not be materially more restrictive to the Borrower (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Refinanced Term Loans (except for (1) covenants, events of default and guarantees which are on market terms as determined by the Borrower in good faith, (2) covenants, events of default and guarantees applicable only to periods after the Maturity Date (as of the date of the refinancing) of such Class of Refinanced Term Loans and (3) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the other Classes of Term Loans existing on the refinancing date (other than the Refinanced Term Loans), receive the benefit of such more restrictive terms.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for Secured Cash Management Obligations, Secured Bank Product Obligations, Secured Hedge Obligations and contingent obligations in respect of which a claim has not yet been made) and termination or expiration of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer and the Administrative Agent), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Stock and Stock Equivalents or otherwise constitute Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be automatically released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the subordination of any Collateral subject to an easement, purchase money security interest or Finance Lease Obligation, in each case to the extent such easement, purchase money security interest or Finance Lease Obligation is permitted by the terms hereof, all without the further consent or joinder of any Lender.

(g)           Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto, and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, in each case under clauses (i) and (ii), with the consent of only the Borrower, and in the case of clause (ii), the Collateral Agent and the Administrative Agent.

(h)           Notwithstanding anything in this Agreement (including this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent with the consent of the Borrower, are required to effectuate the foregoing); provided further that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder (which shall include any such amendment or modification to Section 2.10(d)) or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (u) make the terms of this Agreement or any other Credit Document more restrictive to the Borrower and its Restricted Subsidiaries (as determined by the Borrower), (v) create a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not be decreasing), the amount of amortization due and payable with regard to any Class of Term Loans), (w) give effect to the appointment of an Additional Borrower in accordance with Section 2.17 or the replacement of Holdings with a New Holding or the Borrower with a Successor Borrower, (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower), (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies (provided that, in the case of sub-clauses (x), (y) and (z) above, the Borrower and the Administrative Agent may in their sole discretion make such amendment available to the applicable Lenders prior to the execution thereof (it being understood that, in the case of sub-clauses (x), (y) and (z) above, without limitation, the applicable amendment shall be deemed to have been approved by the Lenders so long as the Administrative Agent shall have not received, within five Business Days of the date such amendment is made available to the Lenders, a written notice from the Required Lenders stating that such amendment is not of the type contemplated by sub-clauses (x), (y) and (z) above and such Required Lenders object to such amendment)); and (iv) guarantees, collateral documents and related documents executed by the applicable Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(i)            Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its reasonable discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary.

(j)            In addition, notwithstanding the foregoing, this Agreement may be amended, supplemented or modified with the written consent of the Administrative Agent and the Borrower in a manner not materially adverse to any Lender.

13.2         Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)           if to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5         Payment of Expenses; Indemnification.

The Borrower agrees, if the Closing Date occurs, in each case within thirty (30) days of written demand, (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the syndication, preparation, negotiation, administration, execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited (i) in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of Paul Hastings LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and, if reasonably necessary, of a single firm of local counsel in each relevant material jurisdiction, excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person), (b) to pay or reimburse each Agent, Lender and Letter of Credit Issuer for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any other documents delivered in connection herewith or therewith upon the occurrence and during the continuance of an Event of Default (limited, in the case of legal fees and expenses, to the reasonable documented fees, disbursements and other charges of one primary counsel and (x) if reasonably necessary, of a single firm of local counsel in each relevant material jurisdiction and (y) if there is an actual conflict of interest, one additional counsel for the affected similarly situated (taken as a whole) Persons), in each case excluding in all cases allocated costs of in-house counsel, and (c) to pay, indemnify, and hold harmless each Lender, each Agent, the Letter of Credit Issuer and their respective Affiliates, directors, officers, members, controlling persons, representatives, advisors, employees and agents and successors of the foregoing (in each case, excluding any Excluded Affiliate (acting in its capacity as such), the “Indemnified Persons”) from and against any and all actual losses, damages, claims, expenses or liabilities incurred or suffered of any kind or nature whatsoever (limited (i) in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements, and other charges of one primary counsel and, if reasonably necessary, one local counsel in each relevant material jurisdiction for all such Indemnified Persons (taken as a whole) and, if there is an actual conflict of interest, one additional counsel for the affected Indemnified Persons similarly situated (taken as a whole), in each case excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person in writing), in each case to the extent arising out of or relating to any claim, litigation, investigation or other proceeding, regardless whether any such Indemnified Person is a party thereto or whether such claim, litigation, investigation or other proceeding is brought by a third party or by the Borrower or any of its Affiliates, that is related to the execution, delivery, enforcement, performance, and administration of this Agreement, the other Credit Documents and other documents delivered in connection herewith or therewith or the use of proceeds of any Credit Facility (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (i) resulting from disputes between and among any Indemnified Persons (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) that does not involve an act or omission by the Borrower or any of its Subsidiaries (other than any claims against the Administrative Agent or the Lead Arrangers in their respective capacities as such, subject to the immediately succeeding clause (ii)) or (ii) to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (y) a material breach of any Credit Document by such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing). No Person entitled to indemnification under clause (c) above and no other Person party to this Agreement shall be liable (1) for any damages to any other Indemnified Person or party hereto arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from bad faith, material breach, willful misconduct or gross negligence of such Indemnified Person, such other Person or any of such Indemnified Person’s or such other Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing or (2) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that this clause (2) shall not limit the Borrower’s indemnity or reimbursement obligations to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party unrelated to or unaffiliated with such Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification in accordance with Section 13.5(c). All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that an Indemnified Person shall promptly refund any amount to the extent that there is a final judicial or arbitral determination that such Indemnified Person was not entitled to indemnification rights with respect to such payment pursuant to this Section 13.5.

The Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, damages, claims or liabilities incurred or suffered and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with, and to the extent provided in, the other provisions of this Section 13.5.

The Borrower and its respective Subsidiaries shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Each Indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower (or on its behalf) to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such Indemnified Person was not entitled to receipt of such amounts.

The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements, etc., arising from any non-Tax claim.

13.6         Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6 (and any attempted assignment or transfer by any Lender without in compliance with this Section 13.6 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Lead Arrangers and the Related Parties of each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7 and subject to the Assignment/Participation Limitations, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments of any Class and the Loans (including participations in L/C Obligations or Swingline Loans) of any Class at the time owing to it) with the prior written consent, in each case, such consent not to be unreasonably withheld or delayed (provided that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment (whether or not reasonable) (x) in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (y) if such assignment is to a Disqualified Lender (or to a Person that is not a Disqualified Lender but is known by the Borrower to be an Affiliate of a Disqualified Lender regardless of whether such person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name or otherwise) or (z) of Term Loans to any Person (including any Person that manages or advises funds) that invests (or who has any Affiliates that invest) directly or indirectly in distressed debt, “special situations” or “opportunities”) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender or Lead Arranger, (Y) an Affiliate of a Lender or Lead Arranger, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any assignee if a Specified Event of Default has occurred and is continuing; and

(B)           the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, in the case of Revolving Commitments or Revolving Loans only, the Swingline Lender and each Letter of Credit Issuer (in each case, such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loan to a Lender or Lead Arranger, an Affiliate of a Lender or Lead Arranger, an Approved Fund or, in the case of any Term Loan, the Borrower and its Subsidiaries or an Affiliated Lender.

Notwithstanding the foregoing, no such assignment shall be made to (i) a natural Person (a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), Excluded Affiliate, Disqualified Lender or Defaulting Lender and (ii) with respect to the Revolving Commitments or Revolving Loans, the Borrower or any of its Subsidiaries or any Affiliated Lender; it being understood that such prohibition shall not apply to assignment to a Bona Fide Debt Fund. For the avoidance of doubt, (x) the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Lenders (or any provisions relating thereto) at any time and (y) the Administrative Agent shall not have any liability with respect to or arising out of any assignment of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender; provided that the Administrative Agent may confirm, verbally upon request of any Lender, whether any potential assignee is a Disqualified Lender (provided that such Lender agrees to keep such identity confidential). No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

(i)            Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Commitments and, other than with respect to assignments in connection with the primary syndication of the Term Loans, $1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents; provided that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided further that such recordation fee shall not be payable in the case of assignments by or to any Affiliate of any Lead Arrangers or any assignment in compliance with Section 13.6(h);

(D)          the assignee, if it was not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent and the Borrower (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and

(E)           any assignment to Holdings, the Borrower, any Subsidiary or an Affiliated Lender (other than a Bona Fide Debt Fund) shall also be subject to the requirements of Section 13.6(h).

For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the tracking or monitoring of assignments to or participations by any Affiliated Lender.

(ii)           Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6 from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations (other than under Section 13.16) under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6 to the extent such sale otherwise complies with the requirements under clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iii)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and related interest amounts) owing to each Lender, and any payment made by any Letter of Credit Issuer under any Letter of Credit, pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers, the Swingline Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Credit Documents, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuers, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(iv)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms as required under Section 5.4(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b)(ii)(C) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(iv).

(c)           (i)             Subject to the Assignment/Participation Limitations, any Lender may, without the consent of the Borrower or the Administrative Agent, the Letter of Credit Issuers or the Swingline Lender, sell participations to one or more banks or other entities (other than (x) the Borrower and its Subsidiaries, (y) any Disqualified Lender and (z) any Defaulting Lender; provided that the Administrative Agent may confirm, verbally upon request of any Lender, whether any potential participant is a Disqualified Lender (provided that such Lender agrees to keep such identity confidential)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent (in such capacity) shall (x) have no obligation to, and shall bear no responsibility or liability for, ascertaining, monitoring or inquiring as to whether any Lender is a Net Short Lender, (y) have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Disqualified Lenders with respect to the sales of participations at any time and (z) have no liability with respect to or arising out of any participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to (I) enforce this Agreement and (II) approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (x)(i) and (x)(iv) of the second proviso to Section 13.1 that directly and adversely affects such Participant; provided further that no Participant shall have any consultation right or, before any such amendment, modification or waiver has become effective, be entitled to receive any information in respect of any other amendment, modification or waiver request with respect to any other amendment pursuant to Section 13.1. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender, and if additional amounts are required to be paid to a Participant pursuant to Section 5.4, such participating Lender shall provide to the Borrower and the Administrative Agent information reasonably requested by the Borrower or the Administrative Agent regarding such documentation and the Participant’s entitlement to additional amounts pursuant to Section 5.4). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided that such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent may be withheld in the Borrower’s sole discretion). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and United States Treasury Regulations issued thereunder on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Credit Documents notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required by law.

(d)           Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           [Reserved]

(f)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)           SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof or in any country outside of the United States. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As to any SPV, this Section 13.6(g) may not be amended without the written consent of such SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided solely to the Granting Lender, and if additional amounts are required to be paid to a SPV pursuant to Section 5.4, such Granting Lender shall provide to the Borrower and the Administrative Agent information reasonably requested by the Borrower or the Administrative Agent regarding such documentation and the SPV’s entitlement to additional amounts pursuant to Section 5.4)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent may be withheld in the Borrower’s sole discretion). If a Granting Lender grants an option to an SPV as described herein and such grant is not reflected in the Register, the Granting Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a separate register as if it were the Administrative Agent for the purposes of the Register provisions set forth in this Agreement, and the principles of Section 13.6(b)(iv) shall apply to such Granting Lender and the register; provided further that no Lender shall have any obligation to disclose any portion of such register to any Person (including the identity of any SPV or any information relating to an SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent disclosure is necessary to establish that the Loans, Letters of Credit or other interests hereunder are in registered form for United States federal income Tax purposes under Treasury Regulations Section 5f.103-1(c) or as is otherwise required by applicable Requirements of Law.

(h)           Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans and Term Loan Commitments to Holdings, the Borrower, any Subsidiary or an Affiliated Lender and (y) Holdings, the Borrower, any Subsidiary or an Affiliated Lender may, from time to time, purchase or prepay Term Loans or terminate Term Loan Commitments, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders in accordance with customary procedures to be mutually agreed between the Borrower and the Auction Agent or (2) any other non pro rata purchases; provided that:

(i)            any Term Loans or Term Loan Commitments acquired by Holdings, the Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon the acquisition thereof, to the extent not prohibited by applicable law as determined in good faith by the Borrower and its advisors (and any such Loans not cancelled shall be subject to the voting and other restrictions applicable to Affiliated Lenders);

(ii)           by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)          it shall not have any right to (x) attend or participate in (including, in each case, by telephone) any meeting (including “lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender which representatives of the Borrower are not permitted to attend or participate in, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “lender only”, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (z) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B)           except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders of the applicable Class, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) that affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders in the same Class) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph (B)) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered);

(iii)          no such acquisition by an Affiliated Lender shall be permitted if, after giving effect to such acquisition, the aggregate principal amount of Term Loans held by Affiliated Lenders would exceed 30% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase; provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding such 30% threshold at the time of such purchase, the purchase of such excess amount will be void ab initio;

(iv)          any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be (but shall not be required to be) contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of the Borrower or such parent entity that are otherwise permitted to be issued by such entity at such time (and such Loans or Commitments contributed to the Borrower shall immediately be retired and cancelled to the extent not prohibited by applicable law as determined in good faith by the Borrower or its advisors (and any such Loans not cancelled shall be subject to the voting and other restrictions applicable to Affiliated Lenders));

(v)           no assignment of Term Loans to the Borrower or any Restricted Subsidiary (x) may be purchased with the proceeds of any Revolving Loans or (y) may occur while a Specified Event of Default has occurred and is continuing hereunder;

(vi)          in connection with each assignment pursuant to this Section 13.6(h), none of Holdings, the Borrower, any Subsidiary or an Affiliated Lender purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of MNPI with respect to Holdings and its Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the Auction Agent, if applicable); and

(vii)         in the case of any Term Loans (A) acquired by, or contributed to, Holdings, the Borrower or any Subsidiary thereof and (B) cancelled and retired in accordance with this Section 13.6(h), (1) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by, or contributed to, Holdings, the Borrower or such Subsidiary and (2) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Sections 2.5(b) and (c), as applicable, prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired).

For avoidance of doubt, the foregoing limitations in Section 13.6(h) shall not be applicable to Bona Fide Debt Funds. Each Lender that sells its Term Loans pursuant to this Section 13.6 acknowledges and agrees that (i) the Affiliated Lenders or Holdings and its Subsidiaries may come into possession of additional information regarding the Loans or the Credit Parties at any time after a repurchase has been consummated that was not known to such Lender or the Affiliated Lenders at the time such repurchase was consummated and that, when taken together with information that was known to the Affiliated Lenders at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the direct or indirect equityholders of Holdings, Sponsor or any of their respective Affiliates, or any other Person, shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information.

13.7         Replacements of Lenders Under Certain Circumstances.

(a)           The Borrower shall be permitted (x) to replace any Lender with a replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender) or (y) terminate the Commitment of such Lender or Letter of Credit Issuer (and prepay the Obligations owed to such Person on a non pro rata basis), as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer only, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or Cash Collateralize any Letters of Credit issued by it (in each case above, in respect of any applicable Class only, at the election of the Borrower) that (I) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (II) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (III) is or becomes a Disqualified Lender or a Defaulting Lender; provided that, solely in the case of the foregoing clause (x), (i) such replacement does not conflict with any Requirement of Law, (ii) the Borrower shall repay (or the replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender) shall purchase, at par (or in the case of a Disqualified Lender, the lesser of par and the amount such Disqualified Lender paid for such Loan or participation)) all Loans and other amounts pursuant to Section 2.10, 3.5 or 5.4, as the case may be, owing to such replaced Lender (in respect of any applicable Credit Facility only, at the election of the Borrower) prior to the date of replacement, (iii) the replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender), if not already a Lender, an Affiliate of a Lender, an Affiliated Lender or Approved Fund, shall be reasonably satisfactory to the Administrative Agent (solely to the extent such consent would be required under Section 13.6), (iv) the replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender), if not already a Lender, shall be subject to the provisions of Section 13.6(b), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that, unless otherwise agreed, the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)           If any Lender (such Lender, a “Non-Consenting Lender”) (I) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders of the applicable Class or Classes directly and adversely affected or (ii) all of the Lenders of the applicable Class or Classes, and, in each case, with respect to which the Required Lenders (or Required Facility Lenders in respect of the applicable Class or Classes) or a majority (in principal amount) of the directly and adversely affected Lenders shall, in each such case, have granted their consent, or (II) refuses to make an Extension Election pursuant to Section 2.14, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent or makes the extension), at its sole expense, to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder (in respect of any applicable Class only, at the election of the Borrower) to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date (in respect of any applicable Class only, at the election of the Borrower) and (2) in the case of a Letter of Credit Issuer only, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or Cash Collateralize any Letters of Credit issued by it; provided that all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender by the Borrower or the replacement Lender, as applicable, concurrently with such assignment and the amount, if any, owing to such Lender pursuant to Section 5.1(b) if such replacement is made in connection with a Repricing Transaction. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6; provided that the failure of any such Non-Consenting Lender to execute an Assignment and Acceptance in accordance with Section 13.6 or deliver its applicable promissory notes shall not render such assignment invalid and such assignment shall be recorded in the Register and such promissory notes shall be deemed to be canceled upon such failure.

(c)           Notwithstanding the foregoing, no Disqualified Lender that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Lenders from becoming Lenders) without the Borrower’s written consent shall (i) be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings, (ii) be entitled to any expense reimbursement or indemnification under the Credit Documents, and nothing in the Credit Documents shall restrict the rights and remedies of the Credit Parties against such Disqualified Lender, (iii) receive any information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (iv) attend or participate in meetings attended by the Lenders and the Administrative Agent or (v) access any electronic site established for Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders.

13.8         Adjustments; Setoff.

(a)           Except as contemplated in Section 13.6 or elsewhere herein or in any other Credit Document, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof as part of the exercise of remedies under this Agreement or any other Credit Document (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or such collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Borrower and the other Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than any escrow, payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k), and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case then matured and owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the other Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

13.10       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11       Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the other Credit Parties, the Collateral Agent, the Administrative Agent, the Letter of Credit Issuers, the Swingline Lender and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the other Credit Parties, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13       Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)           consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)           agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)           agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14       Acknowledgments. The Borrower hereby acknowledges that:

(a)           the Borrower and the other Credit Parties are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(b)           the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

(c)           neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated hereby or the process leading thereto;

(d)           no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand; and

(e)           each Lender and each Letter of Credit Issuer represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Letter of Credit Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Letter of Credit Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Letter of Credit Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each Letter of Credit Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Letter of Credit Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

13.15       WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.16       Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each, a “Restricted Person”) shall treat confidentially all information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by any self-regulatory authority or bank accountants or any governmental or bank regulatory authority exercising examination, regulatory or self-regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its Affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16 or other confidentiality obligations owed to the Borrower or its Affiliates, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective Subsidiaries or Affiliates, (e) to the extent that such Confidential Information was already in such Restricted Person’s possession prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information or otherwise subject to any confidentiality obligation, (f) to such Restricted Person’s Affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents, in each case who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers or counterparties to other derivative transactions (“Derivative Counterparties”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective Lender, Derivative Counterparty or participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any Person that is at such time a Disqualified Lender or to any Person to which the Borrower has declined to consent to an assignment by such Lender prior to such disclosure, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that, no such disclosure shall be made to any deal team of any Agent or Affiliates of such Agent that are engaged (x) as principals primarily in private equity, mezzanine financing or venture capital or (y) in a sale of the Borrower and its Affiliates, including through the provision of advisory services (in each case other than any “above the wall” individuals) (as described in the immediately preceding subclauses (x) and (y), “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or the relevant Restricted Person’s internal policies and procedures to act in a supervisory capacity and such Restricted Person's internal legal, compliance, risk management, credit or investment committee members. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis (and not in violation of any confidentiality obligations) from a source other than the Borrower, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17           Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but, unless otherwise agreed by the Administrative Agent, excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto) or (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 13.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a)           The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders, the Letter of Credit Issuers and the Participants and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall (x) the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and, each, an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person or (y) Holdings, the Borrower or any of its Subsidiaries have any liability to any Agent, any Lender or any other Person, in each case, for losses, claims, damages, liabilities, or expenses, in each case, actually incurred or suffered of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent, in the case of clause (x), the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction or, in the case of clause (y), the liability of any of Holdings, the Borrower or any of its Subsidiaries resulted from such Person’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c)           The Borrower and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive MNPI with respect to the Borrower or its Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive MNPI with respect to the Borrower, its Subsidiaries and their respective securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice to be distributed through the Platform contains only publicly available information; provided that the Borrower shall not be required to mark any materials “PUBLIC”; provided further that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly (after the Borrower has been given a reasonable opportunity to review such documents) that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of any Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a) and (b). In no event shall the Administrative Agent distribute Compliance Certificates (unless the Borrower has agreed in writing that such Compliance Certificate can be distributed to “public-side” Lenders) or Projections delivered hereunder to “public-side” Lenders. Each “public side” Lender agrees to cause at least one individual at or on behalf of such Person to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public side” Lender or its delegate, in accordance with such Person’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” and that may contain material non-public information with respect to, the Borrower or its securities for purposes of United States Federal or state securities laws.

13.18       USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

13.19       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20       No Fiduciary Duty; Interested Creditors.

(a)           Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise expressly agreed in writing, no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

(b)           Each Credit Party, Lender and any other Secured Party hereby acknowledges that any of the Lead Arrangers and/or any of their respective Related Parties or other Affiliates (including Excluded Affiliates) may currently be, or may at any time on and after the date hereof become, a creditor under any of the Credit Parties’ other indebtedness (including any indebtedness intended to be refinanced, in whole or in part, with the proceeds of the Loans) and/or a Lender hereunder (collectively, “Interested Creditors”). Each Credit Party acknowledges and agrees for itself and its respective Subsidiaries that any such Interested Creditor (if any) (a) will be acting for its own account as principal in connection with such indebtedness, (b) will be under no obligation or duty as a result of any such Lead Arranger’s role in connection with the arrangement of the Loans or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or to exercise or refrain from exercising any rights or remedies, that the Interested Creditors may be entitled to take or exercise in respect of such indebtedness, and (c) may manage its exposure to such indebtedness without regard to any such Lead Arranger’s role hereunder. Each party hereto further agrees not to assert any claim against any such Lead Arranger or any of their respective Related Parties or Affiliates that such Person might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of such Lead Arranger to arrange any portion of the Loans hereunder and, on the other hand, such Lead Arranger’s or its respective Related Parties’ or Affiliates’ relationships with the Borrower or the Sponsor (or their respective subsidiaries or affiliates) as an Interested Creditor.

13.21       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.22       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.23       Acknowledgment Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, of Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 13.23, the following terms shall have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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